    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 3, 1997



                                                      REGISTRATION NO. 333-36341

================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             RENTX INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                   7359                                  84-1336248
    (State or other jurisdiction of           (Primary Standard Industrial                   (I.R.S. Employer
    incorporation or organization)             Classification Code Number)                  Identification No.)

                             6000 EAST EVANS AVENUE
                                  SUITE 2-300
                             DENVER, COLORADO 80222

                                 (303) 512-2000

              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                              ARNOLD A. BERNSTEIN
                      6000 EAST EVANS AVENUE, SUITE 2-300
                             DENVER, COLORADO 80222

                                 (303) 512-2000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:

               ANDREW L. BLAIR, JR., ESQ.                                 THERESE A. MROZEK, ESQ.
                SHERMAN & HOWARD L.L.C.                               BROBECK, PHLEGER & HARRISON LLP
           3000 FIRST INTERSTATE TOWER NORTH                                   2200 GENG ROAD
                 633 SEVENTEENTH STREET                                    TWO EMBARCADERO PLACE
                 DENVER, COLORADO 80202                                 PALO ALTO, CALIFORNIA 94303
                     (303) 297-2900                                            (650) 424-0160

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED
                                                                     MAXIMUM
                 TITLE OF EACH CLASS OF                             AGGREGATE                    AMOUNT OF
               SECURITIES TO BE REGISTERED                      OFFERING PRICE(1)             REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share...................          $43,125,000                   $13,069(2)
====================================================================================================================


(1) Estimated solely for the purpose of calculating the amount of the registration fee.

(2) $11,616 previously paid and $1,453 paid herewith.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 3, 1997


                                   RENTX LOGO


                                3,750,000 SHARES


                                  COMMON STOCK

All of the shares of Common Stock offered hereby are being issued and sold by RentX Industries, Inc. ("RentX" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for information relating to the method of determining the initial public offering price.

                               ------------------

           THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==================================================================================================================
                                                                 UNDERWRITING
                                      PRICE TO                  DISCOUNTS AND                 PROCEEDS TO
                                       PUBLIC                    COMMISSIONS                   COMPANY(1)
------------------------------------------------------------------------------------------------------------------
Per Share.................. $                            $                            $
------------------------------------------------------------------------------------------------------------------
Total(2)................... $                            $                            $
==================================================================================================================

(1) Before deducting expenses payable by the Company, estimated at $1,800,000.


(2) The Company has granted the Underwriters a 30-day option to purchase up to an additional 562,500 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $          , $          and $          ,
    respectively.


                               ------------------


     The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of BancAmerica Robertson Stephens, San Francisco,
California, on or about        , 1997.



BANCAMERICA ROBERTSON STEPHENS                                    BT ALEX. BROWN


               The date of this Prospectus is             , 1997

INSIDE FRONT COVER:

     RentX logo; photo of a RentX associate assisting customers in front of a RentX sign; photo of the inside of a RentX store showing merchandise; photo of a RentX store yard showing equipment available for rent; photo of a backhoe being used on a job site; photo of a home owner using a rototiller; and photo of party tents assembled at a site.

FOLD OUT FRONT COVER:


     Photos of rental equipment in use accompanied by RentX advertising slogans.


     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DISCUSSION OF THESE TRANSACTIONS, SEE "UNDERWRITING."

     NO DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR ANY OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     UNTIL        , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             ---------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    4
Risk Factors................................................    7
Background of the Company...................................   14
Use of Proceeds.............................................   15
Dividend Policy.............................................   15
Capitalization..............................................   16
Dilution....................................................   17
Selected Financial Information and Operating Data...........   18
Summary Unaudited Pro Forma Financial Information...........   20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   25
Business....................................................   40
Management..................................................   54
Certain Transactions........................................   62
Principal Stockholders......................................   65
Description of Capital Stock................................   66
Shares Available for Future Sale............................   69
Underwriting................................................   71
Legal Matters...............................................   73
Experts.....................................................   73
Additional Information......................................   74
Index to Financial Statements...............................  F-1


                             ---------------------

     The Company intends to mail to all of its stockholders annual reports containing financial statements audited by independent auditors for each fiscal year and quarterly reports containing unaudited financial data for each of the first three quarters of each fiscal year.

     The Company was incorporated in Delaware in March 1996. The Company's principal executive offices are located at 6000 East Evans Avenue, Suite 2-300, Denver, Colorado 80222, and its telephone number is 303-512-2000.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, and the notes thereto, appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, the terms "RentX" or the "Company" include RentX Industries, Inc. and the businesses of its subsidiaries. Unless otherwise indicated, all information in this Prospectus (i) assumes an initial public offering price of $9.00 per share (the midpoint of the estimated range of the initial public offering price), (ii) assumes no exercise of the Underwriters' over-allotment option and
(iii) assumes the conversion of all of the outstanding shares of the Company's Series A, Series B and Series C Preferred Stock and Class A Common Stock into an aggregate of 5,722,018 shares of Common Stock, and the conversion of all outstanding options to purchase shares of the Company's Class B Common Stock into options to purchase a total of 248,308 shares of Common Stock, upon consummation of this offering. References in this Prospectus to fiscal 1996 mean the Company's fiscal year ended January 31, 1997.

                                  THE COMPANY


     RentX is a leading equipment rental company serving the needs of the homeowner, light commercial and special events segments of the rental market. RentX was formed in March 1996 to pursue a national consolidation and growth strategy. Management believes RentX is unique in focusing on these fragmented segments of the equipment rental market on a national scale. RentX is implementing a branded national retail concept to offer a broad range of light construction, industrial, general tool and special events equipment in a service-oriented, customer-friendly and well-merchandised store. Company-wide emphasis is placed on helping customers find "project solutions," backed by a guarantee of complete customer satisfaction. On a pro forma basis, the Company had revenues of $47.1 million in fiscal 1996 and revenues of $22.9 million for the six months ended July 31, 1997. The Company's net income (loss) for the year ended January 31, 1997 and the six months ended July 31, 1997 was $(76,000) and $(404,000), respectively, on an historical basis and $2.8 million and $237,000, respectively, on a pro forma basis.



     Since May 1996, the Company has pursued an aggressive growth strategy, acquiring 14 businesses with 57 stores in 10 states (the "Completed Acquisitions"). The acquired businesses had been in operation for an average of 25 years. The Company currently has letters of intent to acquire an additional business with two stores in Tennessee (the "Pending Acquisition"), and one other immaterial business which would add one store in Colorado. The Company continues to evaluate a large number of additional acquisitions. In addition to its acquisition activity, the Company has built a substantial corporate infrastructure by assembling an experienced management team, customizing and commencing installation of a sophisticated management information system, developing initiatives designed to enhance the performance of acquired stores and developing refined concepts and prototypes for start-up stores, including both general equipment rental stores to expand market coverage and special events hubs. The Company's management includes executives with substantial experience operating and growing multi-location, marketing-driven consumer and commercial businesses, as well as executives with extensive experience in the rental industry.


     The Company's goal is to increase repeat business, attract new customers, and ultimately to expand its target markets, while maximizing economies of scale that arise from consolidation. RentX's strategy to achieve its goals includes: providing total project solutions with guaranteed customer satisfaction; developing a hub and spoke store structure in appropriate markets; implementing sophisticated retailing techniques and marketing programs; generating incremental revenue through tie-in merchandise sales; and implementing an advanced management information system capable of integrating and analyzing store data. RentX also endeavors to leverage the expertise of local managers by preserving their autonomy and allows area managers sufficient flexibility to tailor operations to their particular markets.

     Management believes that RentX is well positioned to capitalize on consolidation and growth opportunities in the homeowner, light commercial, and special events segments of the equipment rental industry. The Company has adopted a strategy for expansion through a combination of acquisitions, new start-up stores in areas where it has an existing platform and increased sales in existing stores. Acquisitions will include multi-store businesses to serve as platforms in new markets and smaller "tuck-in" acquisitions in existing markets. Management believes that the RentX concept can be adapted to a wide variety of markets, including large, densely developed areas, smaller suburban markets and rural areas, by tailoring the mix of equipment and merchandise, store size and concentration of stores to fit the local customer base.

                                  THE OFFERING


Common Stock Offered..........................   3,750,000



Common Stock Outstanding after the Offering...   9,472,018(1)


Use of Proceeds...............................   To reduce borrowings under the
                                                 Company's bank line of credit,
                                                 thereby increasing available
                                                 borrowing capacity for
                                                 acquisitions and working
                                                 capital, and to pay accrued
                                                 dividends on preferred stock.
                                                 See "Use of Proceeds."(2)

Proposed Nasdaq National Market Symbol........   RNTX
---------------


(1) Excludes (i) 248,308 shares subject to outstanding options granted pursuant to the Company's stock option plans described in "Management -- Stock Option Plans" (the "Stock Option Plans") or pursuant to individual agreements with executive officers at a weighted average exercise price of $4.88 per share,
    (ii) 193,400 shares subject to options to be granted pursuant to the Stock Option Plans on the completion of this offering at an exercise price equal to the offering price and (iii) 83,600 shares reserved for issuance pursuant to the Stock Option Plans. See "Management -- Option Grants and -- Stock Option Plans."


(2) All of the Company's outstanding preferred stock will be converted into Common Stock upon completion of this offering and accrued dividends are payable upon such conversion.

                            ------------------------

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     Certain statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the federal securities laws. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those described under "Risk Factors" and the following: general economic and business conditions; competition; success of operating initiatives and implementation of the RentX model; development and operating costs; advertising and promotional efforts; brand awareness; the occurrence or timing of acquisitions; availability, locations and terms of sites for store development; changes in business strategy or development plans; quality of management; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs; changes in, or the failure to comply with, government regulations; construction costs; and other factors referenced in this Prospectus. See "Risk Factors."

                SUMMARY FINANCIAL INFORMATION AND OPERATING DATA
      (In thousands, except selected operating data and per share amounts)


                                                 MAY 15, 1996
                                                (COMMENCEMENT     PRO FORMA                       PRO FORMA
                                                OF OPERATIONS)   AS ADJUSTED                     AS ADJUSTED
                                                   THROUGH       YEAR ENDED     SIX MONTHS        SIX MONTHS
                                                 JANUARY 31,     JANUARY 31,       ENDED            ENDED
                                                   1997(1)         1997(2)     JULY 31, 1997   JULY 31, 1997(2)
                                                --------------   -----------   -------------   ----------------
                                                                 (UNAUDITED)    (UNAUDITED)      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues
  Rental revenue..............................      $ 9,221        $40,148        $13,598          $19,318
  Rental equipment sales......................          280            986            537              696
  Merchandise and other.......................        1,337          5,921          1,934            2,903
                                                    -------        -------        -------         --------
         Total revenues.......................       10,838         47,055         16,069           22,917
Cost of revenues
  Rental equipment expense....................        1,285          4,895          1,634            2,212
  Rental equipment depreciation...............          436          2,775          1,176            1,677
  Cost of rental equipment sales..............          272            907            512              655
  Cost of merchandise sales...................          625          3,904          1,204            1,956
  Direct operating expense....................        4,864         19,469          6,763           10,235
                                                    -------        -------        -------         --------
         Total cost of revenues...............        7,482         31,950         11,289           16,735
Store contribution............................        3,356         15,105          4,780            6,182
Selling, general and administrative expense...        2,351          8,721          3,504            4,601
Depreciation and amortization, excluding
  rental equipment depreciation...............          293            944            422              538
                                                    -------        -------        -------         --------
Operating income..............................          712          5,440            854            1,043
Other expense (income), net...................            4             30            (38)             (38)
Interest expense..............................          784            738          1,295              687
                                                    -------        -------        -------         --------
Income (loss) before income taxes.............          (76)         4,672           (403)             394
Income taxes..................................           --          1,865             --              157
                                                    -------        -------        -------         --------
Net income (loss).............................          (76)         2,807           (403)             237
Preferred stock dividends.....................         (302)            --           (384)              --
                                                    -------        -------        -------         --------
Net income (loss) attributable to common
  stockholders................................      $  (378)       $ 2,807        $  (787)         $   237
                                                    =======        =======        =======         ========
Net income (loss) per common share............      $  (.01)       $   .29        $  (.07)         $   .02
                                                    =======        =======        =======         ========
Common shares used in computing net
  income (loss) per common share..............        5,812          9,562          5,812            9,562
                                                    =======        =======        =======         ========
Store contribution margin.....................         31.0%          32.1%          29.7%            27.0%
Operating margin..............................          6.6%          11.6%           5.3%             4.6%
SELECTED OPERATING DATA:
Opening store count...........................           --             --             24               24
  Stores purchased in acquisitions............           24             59             33               35
  New stores opened...........................           --             --              1                1
  Stores closed...............................           --             --             (1)              (1)
                                                    -------        -------        -------         --------
Ending store count............................           24             59             57               59
                                                    =======        =======        =======         ========



                                                                                   JULY 31, 1997
                                                                             -------------------------
                                                              JANUARY 31,                 PRO FORMA
                                                                 1997        ACTUAL     AS ADJUSTED(2)
                                                              -----------    -------    --------------
BALANCE SHEET DATA:
Total assets................................................    $29,083      $67,990       $71,642
Rental equipment, net.......................................      9,087       27,261        28,641
Total debt..................................................     17,048       41,121        16,621
Redeemable preferred stock..................................     10,050       20,295            --
Stockholders' (deficit) equity..............................       (270)      (1,057)       48,826
Purchase price of acquisitions..............................     26,526       27,747        31,747
Capital expenditures........................................      1,811        9,586            NA


---------------

(1) Includes information concerning the Company after the date of its first acquisition. For information concerning the Company's predecessor, see "Selected Financial Information and Operating Data."


(2) The pro forma as adjusted data gives effect to (i) the Completed Acquisitions and the Pending Acquisition, (ii) the sale by the Company of 3,750,000 shares of Common Stock in the offering at an assumed initial public offering price of $9.00 per share, (iii) a reduction in interest expense and bank debt as a result of utilizing a portion of the estimated net proceeds of the offering to reduce the debt of the Company and (iv) the conversion of the Company's redeemable preferred stock and the payment of the related accrued dividends, in each case as though such transaction had occurred on the first day of the period presented in the case of statement of operations data or at July 31, 1997 in the case of balance sheet data. See "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions" and the Company's historical and pro forma financial statements and notes thereto. There can be no assurance that the Pending Acquisition will be consummated.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below and elsewhere in this Prospectus.

LIMITED OPERATING HISTORY

     RentX completed its first acquisition in May 1996 and had no operations prior to that date. Accordingly, there is an extremely limited operating history upon which to base an evaluation of the Company and its business and prospects. The companies acquired by RentX had been operated independently by local owner-managers and there can be no assurance that RentX will be able to successfully integrate these businesses and operate them profitably on a combined basis. As a result, period-to-period comparisons of the Company's financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. The Company's management team has been assembled only recently and there can be no assurance that the management group will be able to oversee the operation of the combined businesses and effectively implement the Company's operating and growth strategies.


     The Company's operating and growth strategies contemplate the implementation of the RentX business model at acquired stores, subject to adjustments for local market conditions, including an expanded inventory of rental equipment and merchandise at many of the acquired stores. See
"Business -- Store Format and Retail Initiatives." The Company has only recently begun implementing the RentX model at all acquired stores and there can be no assurance that it can complete such implementation in a timely manner without substantial costs, delays or other problems or that the new model will be successful. The Company incurs additional costs at each acquired store in connection with this process, which reduces short-term profitability, and there can be no assurance that the Company will be able to recover such costs or maintain historical levels of sales and profitability after the process is completed. The Company's growth strategy also contemplates the establishment of new stores in markets where businesses are acquired. The first two new stores were opened in May and October 1997, and the Company intends to open a total of five to 10 new stores in the fiscal year ending January 31, 1998. The Company does not yet have sufficient experience with new stores to have tested the concepts that it applies in choosing the size, configuration and location of such stores. There can be no assurance that any new stores will be opened on schedule, if at all, or operated profitably.


RISKS RELATING TO GROWTH STRATEGY


     The principal component of the Company's growth strategy is to continue to expand through additional acquisitions which complement the Company's business in new or existing markets. Since its formation in 1996, the Company has pursued an aggressive growth strategy and has acquired 14 businesses with 57 stores in 10 states. It currently has letters of intent with respect to the Pending Acquisition and one other immaterial acquisition, but there can be no assurance that either or both of such acquisitions will be consummated. The Company also intends to grow by opening new stores in existing markets. The Company's future growth will be dependent upon a number of factors including, among others, the Company's ability to (i) identify and negotiate satisfactory agreements with acceptable acquisition candidates; (ii) identify and secure sites for new stores; (iii) generate sufficient funds from existing operations or obtain third-party financing to support expansion; (iv) staff, train and retain skilled on-site management personnel; (v) successfully integrate acquired businesses with the Company's existing operations and systems; and (vi) expand its customer base. Certain of these factors are beyond the Company's control and may be affected by the economy or actions taken by competing companies. There can be no assurance that the Company will successfully expand or that any expansion will result in profitability. The failure to effectively identify, evaluate, purchase and integrate acquired businesses would adversely affect the Company's business, financial condition and results of operations, causing negative effects on the market price of the Common Stock. In addition, acquisitions involve a number of special risks, such as diversion of management's attention, difficulties in the integration of acquired operations and retention of key personnel and unanticipated legal liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. The results achieved to date by the Company may not be indicative of its prospects or ability to operate successfully in new markets, many of which may have different competitive conditions and demographic characteristics than the Company's current markets.

     The Company's strategy to expand in existing markets by opening new stores involves a number of special risks, including unexpected delays in opening due to construction delays or the failure of vendors to deliver equipment, fixtures or merchandise, inability to obtain necessary zoning or other regulatory approvals, hiring and training skilled personnel to staff the new stores, integrating new personnel and facilities into the Company's overall systems and operations and significant start-up costs which must be incurred before the viability of the stores is established, some of which are beyond the control of the Company. There can be no assurance that the Company will be successful in opening new stores on schedule, if at all, or that such new stores will achieve revenue and profitability levels comparable to existing stores, if they are profitable at all, or that the Company will improve its overall market position and profitability by opening such new stores.

     In connection with prospective acquisitions and new stores, the Company anticipates experiencing growth in the number of its employees and the geographic area of its operations. The Company believes this growth will increase the operating complexity of the Company, the demands on its operating and financial systems and the level of responsibility for both existing and new management personnel. Implementation of the Company's growth strategy may therefore impose significant strain on the Company's management and systems. To manage this expected growth, the Company intends to continue to expand, train and manage its employee base and update its systems as necessary. There can be no assurance that the Company will be able to attract and retain qualified management and employees or maintain adequate operating and financial systems and controls to support its growth. The inability of the Company to successfully manage expected growth would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Growth Strategy."

DEPENDENCE ON ADDITIONAL CAPITAL FOR FUTURE GROWTH


     Expansion of the Company through acquisitions, new stores and internal growth will require significant capital expenditures. The Company must continue to reinvest in high quality, well-maintained equipment and rental facilities in order to remain competitive. In addition, the Company will be required to make substantial capital expenditures in implementing the RentX business model, including increasing inventories at recently acquired stores. Although the Company's actual capital needs will vary depending upon the number of acquisitions completed, whether such acquisitions are financed through cash or issuance of equity securities, the number of new stores opened and the level of reinvestment in rental equipment inventory, the Company currently anticipates that total capital expenditures through January 31, 1999 will be approximately $150 million. The Company has historically financed acquisitions and capital expenditures primarily through the issuance of equity securities, secured borrowings and internally generated cash flow. The proceeds of the offering, borrowings under the Company's current credit facility and funds generated from operations are expected to fund capital requirements until April 1998. To fully implement its growth strategy and meet the resulting capital requirements, the Company will be required to increase amounts available under its credit facility and/or issue additional equity securities (which could result in dilution to the purchasers of Common Stock offered hereby). Such additional indebtedness would likely increase RentX's leverage, may make the Company more vulnerable to economic downturns and may limit its ability to withstand competitive pressures. There can be no assurance that additional capital, if and when required, will be available on terms acceptable to the Company, or at all. Failure by the

Company to obtain sufficient additional capital in the future would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Growth Strategy."


DEPENDENCE ON MANAGEMENT INFORMATION SYSTEM


     The Company believes that its management information system is critical to the success of its operations. RentX has recently completed the installation of a new integrated management, inventory, accounting and point-of-sale system in all of its stores. Until the Company installs its system in newly acquired stores, they are operated using the systems in place at the time of the acquisition. The Company's failure to implement the system in future stores could adversely affect revenues and profitability. RentX has not operated with the new system for a full fiscal year and has not had the opportunity to use the system with a large number of stores. In addition, some of the system's capabilities, such as the ability to capture and analyze certain information, are not yet fully functional. Implementation of these capabilities will require substantial time and cost and there can be no assurance that the Company will be able to utilize these capabilities in the near-term. The Company's aggressive growth strategy is expected to place significant additional burdens on the system and will eventually require the expansion of the hardware for the system. There can be no assurance that the system will handle the additional transaction volume satisfactorily, that it can be expanded to keep pace with the Company's expected growth or that the system's cost will not exceed the Company's current expectations. The failure of the system to perform in accordance with design specifications could have a material adverse effect on the Company's business, financial condition and results of operations. Further, the Company relies on a single outside vendor for the software and support of its management information system and on an independent contractor to monitor the operation of the system. If the Company's current vendor failed to support the software, or if the Company's independent system monitoring firm failed to promptly identify and report operating problems in the system, the Company could experience system delays or interruptions, which could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Management Information System."


COMPETITION; LIMITED BARRIERS TO ENTRY

     The overall equipment rental industry is highly fragmented and competitive with limited barriers to entry. The Company's competitors in various segments of its business include independent businesses with one to four rental stores in a single geographic area or regional competitors that operate in more than one state; large national equipment rental companies; home improvement and hardware retailers; and equipment vendors and dealers who both sell and rent equipment directly to customers. Some of the Company's competitors have greater financial resources and a longer operating history than the Company and a substantial local customer base, and consequently have greater name recognition than the Company. There can be no assurance that the Company will not encounter increased competition from existing competitors or new market entrants that may be significantly larger and have greater financial and marketing resources than the Company. Increased competition is likely to result in, among other things, reduced operating margins, loss of market share and diminished brand value, any one of which could have a material adverse effect on the Company. One equipment rental company which operates primarily in the heavy equipment segment has significantly reduced prices on longer term rentals of certain pieces of heavy equipment. In addition, existing or future competitors may compete with the Company for acquisition candidates and sites for new stores, which could have the effect of increasing the price for acquisitions or reducing the number of suitable acquisition candidates or new store locations. Currently, the largest companies in the equipment rental industry, including a number which are actively pursuing consolidation and growth strategies, are primarily in the heavy equipment segment of the market, but also compete in some of the Company's targeted segments. There can be no assurance that some or all of these companies will not increase their focus on one or more of the market segments in which the Company is active, which would significantly increase competition for customers, acquisitions and locations for new stores. In addition, there can be no assurance that foreign companies that focus on the Company's market segments will not aggressively enter the U.S. market. See "Business -- Competition."

DEPENDENCE ON KEY PERSONNEL

     The Company's future performance and development will depend, in large part, upon the efforts and abilities of certain members of senior management, particularly Arnold A. Bernstein, Chief Executive Officer, Gary J. Kulesza, Chief Operating Officer and Thomas D. Nugent, Chief Financial Officer. The loss of the services of one or more members of senior management could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company is dependent upon the performance and productivity of its local area managers and field personnel and upon retaining the key members of operating management of the businesses it acquires. The Company's ability to attract and retain business is significantly affected by local relationships and the quality of service rendered by local managerial personnel. The loss of the Company's key local managers could have an adverse effect on the Company's business, financial condition and results of operations, including the Company's ability to establish and maintain customer relationships and to control store costs. See "Management."

DEPENDENCE ON BACE INDUSTRIES; POSSIBLE CONFLICTS OF INTEREST WITH BACE
INDUSTRIES


     The Company's success is dependent on its continued relationship with BACE Industries, LLC ("BACE"). The Company and BACE are parties to a Consulting Agreement under which BACE provides consulting services to the Company. When the Company was first founded, those services included a wide range of management and administrative support. As the Company has assembled its own management team and systems, BACE's role now consists primarily of assisting management in identifying, evaluating and effecting acquisitions of companies. The termination of this Consulting Agreement or the loss of the services provided by BACE could have a material adverse effect on the Company's business, financial condition or results of operations and in particular its ability to successfully implement its acquisition strategy. BACE does not have and after the offering will not have a majority stock ownership position in the Company or majority representation on the Board of Directors. After consummation of this offering, the members and employees of BACE will beneficially own 19.1% of the outstanding shares of Common Stock of the Company (18.1% if the Underwriters' over-allotment option is exercised in full) and Craig J. Zoellner and Richard M. Tyler, principals of BACE, will continue to serve on the Company's Board of Directors. As a result, BACE will be able to significantly influence the affairs and policies of the Company, the election of the Company's board of directors and the approval or disapproval of any matter submitted to a vote of the stockholders, including certain fundamental corporate transactions requiring stockholder approval. The Company may enter into additional or modified agreements, arrangements and transactions with BACE. While the Company expects that any such future arrangements and transactions will be determined through negotiation between the two companies, there can be no assurance that conflicts of interest will not occur with respect to such future business dealings and similar corporate matters or that any such conflicts will be resolved in a manner favorable to the Company or its stockholders. All material contracts and transactions between the Company and BACE have been approved by a majority of the Company's directors who are not affiliated with BACE, and the Company intends to continue that policy in the future. See "Certain
Transactions -- Consulting Agreement and -- Stockholders Agreement."


SEASONALITY AND WEATHER

     The Company's business is highly seasonal. In fiscal 1996, the majority of the Company's total pro forma revenues occurred during the six months from May through October. The Company expects to have net losses in the first and fourth fiscal quarters each year for the foreseeable future. The Company's annual results would be materially adversely affected if the Company's revenues were to be below seasonal norms during the second and third fiscal quarters of the year. Demand for certain of the Company's products is significantly influenced by weather, particularly weekend weather during the peak homeowner seasons. Meteorologists are currently predicting that a severe weather phenomenon known as "El Nino" will impact the U.S. in late 1997 and early 1998, which may result in unusually cool and wet conditions in several of the Company's markets. The Company's business, financial condition and results of operations could be materially adversely affected by this or other weather patterns which result in unseasonably cool temperatures, rain or snow, water shortages or floods. In addition, RentX's geographic mix makes it more susceptible to seasonality than companies with a greater concentration of stores in warmer climates.

QUARTERLY FLUCTUATIONS

     The revenues and operating results of the Company and the businesses acquired by the Company vary from quarter to quarter and are expected to continue to fluctuate in the future. These fluctuations result from a number of factors, including: general economic conditions and weather conditions in the Company's markets; the timing of acquisitions and new store openings and related costs; the product and customer mix of businesses acquired; the costs of integrating acquired businesses; the timing of expenditures for new equipment and the disposition of used equipment; the realization of targeted equipment utilization rates; seasonal rental patterns of the Company's customers; and price changes in response to competitive factors. The Company anticipates that these fluctuations will be more significant in the future due to implementation of its aggressive growth strategy. These factors, among others, may cause the Company's results of operations in some future quarters to be below the expectations of securities analysts and investors, which could have a material adverse effect on the market price of the Common Stock. See "-- Seasonality and Weather" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GENERAL ECONOMIC CONDITIONS

     The equipment rental industry is impacted by national, regional and local economic conditions, including slowdowns in construction. The Company's operating results may be adversely affected by events or conditions in a particular region, such as a regional economic slowdown, adverse weather and other factors. In addition, the Company's operating results may be adversely affected by increases in interest rates that may lead to a decline in economic activity, while simultaneously resulting in higher interest payments by the Company under its variable rate credit facilities. Economic slowdowns or adverse economic or competitive conditions would have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Stores and Facilities."

CONTROL BY EXISTING STOCKHOLDERS


     After the sale of the shares of Common Stock offered hereby, the Company's officers and directors and holders of five percent or more of the Company's securities will in the aggregate own approximately 57.8% of the Company's outstanding Common Stock (54.6% if the Underwriters' over-allotment option is exercised in full). Accordingly, such persons, if they choose to act together, generally will be able to exercise significant control over the business, policies and affairs of the Company, to elect all of the directors and to approve any matter requiring the approval of the Company's stockholders. Similarly, such persons, acting together, would be in a position to prevent a takeover of the Company by one or more third parties, which could deprive the Company's stockholders of a control premium that might otherwise be realized by them in connection with an acquisition of the Company. The holders of 5,722,018 shares of the Company's Common Stock, which will represent approximately 60.4% of the Common Stock outstanding after the offering, are parties to a Stockholders Agreement requiring them to vote for their nominees in all elections of directors for a period of two years following the offering. In addition, the Company has agreed to indemnify certain of its stockholders against certain matters. See "Principal Stockholders" and "Certain
Transactions -- Stockholders Agreement."

GOVERNMENT AND ENVIRONMENTAL REGULATION

     The Company and its operations are subject to various federal, state, local and common laws and regulations governing, among other things, worker safety, air emissions, water discharge and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under these laws, an owner or operator (including a lessee) of a facility may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, its property, as well as related costs of investigation and property damage. Liability is often imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. There can be no assurance that the Company's locations have been operated in compliance with environmental laws and regulations or that future uses or conditions will not result in the imposition of environmental liability upon the Company or expose the Company to third-party actions such as tort suits. In addition, the Company dispenses petroleum products and propane gas from above-ground storage tanks located at certain rental locations. There can be no assurance that these tank systems have been or will at all times remain free from leaks or that the use of these tanks has not or will not result in spills or other releases, which could subject the Company to significant removal or remediation costs. The Company also uses hazardous materials such as solvents to clean and maintain its rental equipment. In addition, the Company generates and disposes of wastes such as used motor oil, radiator fluid and solvents, and may be liable under various federal, state and local laws for environmental contamination at treatment, storage, disposal or recycling facilities to which its waste is or has been shipped. The Company is required to obtain stormwater discharge permits for most of its stores. In some instances the Company may also be required to obtain authorization from local waste water treatment authorities for discharge of industrial wash waters to the sanitary sewer system. There can be no assurance that the Company's failure to comply with either present or future laws or regulations, which may become more stringent, would not subject the Company to significant compliance expenses, restrictions on expansion or the acquisition of costly equipment. See "Business -- Government and Environmental Regulation."

LIABILITY AND INSURANCE

     The Company's business exposes it to possible claims for personal injury or death resulting from the use of equipment rented or sold by the Company and from injuries caused in motor vehicle accidents in which Company delivery and service personnel are involved. The Company carries comprehensive insurance subject to a deductible that generally must be renewed on an annual basis. There can be no assurance that future claims will not exceed the level of the Company's insurance or that such insurance will continue to be available on economically reasonable terms, if at all. In addition, certain types of claims, such as claims for punitive damages or for damages arising from intentional misconduct, are generally not covered by the Company's insurance. Claims against the Company, regardless of their merit or eventual outcome, may have a material adverse effect on the Company's business, financial condition and results of operation.

ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation and Bylaws include provisions that may delay, defer or prevent a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of the Common Stock and the voting and other rights of the holders of the Common Stock. These provisions include, but are not limited to, a provision under which only the Board of Directors may call meetings of stockholders and certain advance notice procedures for nominating candidates for election to the Board of Directors. The Certificate of Incorporation provides that the Board of Directors may issue up to 1,000,000 shares of preferred stock and fix the rights, preferences, privileges and priorities, including voting rights, of such preferred stock, without any further stockholder approval. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Company has no present plans to issue shares of preferred stock. In addition, under certain conditions, Section 203 of the Delaware General Corporation Law would prohibit the Company from engaging in a "business combination" with an "interested stockholder" (in general, a stockholder owning 15% or more of the Company's outstanding voting stock) for a period of three years. See "Description of Capital Stock."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE; NO DIVIDENDS

     Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop as a result of this offering or, if a trading market does develop, that it will be sustained or that the shares of Common Stock could be resold at or above the initial public offering price. After completion of this offering, the market price of the Common Stock could be subject to significant variation due to fluctuations in the Company's operating results, changes in earnings estimates by investment analysts, the degree of success the Company achieves in implementing its business and growth strategies, changes in business or regulatory conditions affecting the Company, its customers or its competitors and other factors. In addition, the Nasdaq National Market historically has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic, political and market conditions, may adversely affect the market price of the Common Stock. The initial public offering price of the Common Stock offered hereby will be determined through negotiations between the Company and the representatives of the Underwriters and may not be indicative of the market price of the Common Stock after this offering. See "Underwriting." The Company has never paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the future. See "Dividend Policy."

ADDITIONAL SHARES ELIGIBLE FOR FUTURE SALE IN THE PUBLIC MARKET


     The sale of a substantial number of shares of Common Stock in the public market following this offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have outstanding an aggregate of 9,472,018 shares of Common Stock assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options. The 3,750,000 shares of Common Stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless such shares are held by "affiliates" of the Company, as that term is defined under the Securities Act and the regulations promulgated thereunder.



     The remaining 5,722,018 shares of Common Stock are "Restricted Shares" and are subject to restrictions under the Securities Act. All of the Restricted Shares are subject to lock-up agreements under which the holders have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of BancAmerica Robertson Stephens. Beginning 180 days after the date of this Prospectus, 4,758,738 Restricted Shares will be eligible for sale in the public market pursuant to Rule 144 under the Securities Act, subject to the volume and other limitations of Rule 144. The remaining 963,280 Restricted Shares will become eligible for sale at various times through June 1998. In addition, holders of 5,722,018 shares of Common Stock have registration rights with respect to such shares. The Company intends to file a registration statement on Form S-8 180 days after the date of this Prospectus to register 550,308 shares of Common Stock authorized for issuance under the Company's Stock Options Plans or other agreements with employees, of which options for 248,308 shares are outstanding and options for an additional 193,400 shares will be granted upon completion of this offering. See "Management -- Stock Option Plans and -- Employment Agreements," "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."


SUBSTANTIAL AND IMMEDIATE DILUTION


     The initial public offering price will be substantially higher than the pro forma net tangible book value per share of Common Stock. Investors purchasing shares of Common Stock in the offering will be subject to immediate dilution in pro forma net tangible book value of $7.12 per share. See "Dilution."

                           BACKGROUND OF THE COMPANY

     RentX was incorporated in March 1996 and completed its first acquisition in May 1996. To date, RentX has acquired 14 separate businesses operating a total of 57 stores in 10 different states. See "Business -- Acquisition History." The following table summarizes those acquisitions:

        DATE               COMPANY ACQUIRED            MARKET AREA        NUMBER OF STORES
        ----               ----------------            -----------        ----------------
May 1996               Zodiac Rentals             Denver, Colorado               9
May 1996               A to Z Rentals             Spokane, Washington            4
August 1996            E-Z Way Rentals            Five Colorado mountain         5
  and January 1997                                and resort towns
November 1996          U-Rent                     Oklahoma City and              4
                                                  Southern Oklahoma
December 1996          U-Do-It Rental Centers     Northern Idaho                 2
  and January 1997
February 1997          Hays Rentals               Arkansas                       5
March 1997             Central Virginia Rentals   Central Virginia               6
April 1997             Scotty Rents               San Francisco Bay              4
                                                  Area, California
May 1997               A-1 Rental Center          Southern New Mexico            5
June 1997              Suburban Rent-It           Detroit, Michigan              7
July 1997              A-Z Rents It               Fort Collins, Colorado         1
July 1997              A-1 Rent All               Tyler, Texas                   3
July 1997              A-1 Rent All of Marshall   Marshall, Texas                1
July 1997              Duncan Rents All           Duncan, Oklahoma               1


The Company has combined two of the acquired stores in New Mexico and has opened start-up stores in Spokane, Washington and Bethany, Oklahoma.



     The Company has signed letters of intent relating to the Pending Acquisition, which would add two locations in Tennessee, and one other acquisition which would add one store in Colorado. The one-store acquisition is not material to the Company and financial information concerning the business to be acquired has not been included herein. There can be no assurance that either or both of these acquisitions will be consummated. The Company continually evaluates information on rental equipment companies active in one or more of its targeted segments to determine whether they would be attractive candidates for acquisition. The Company is in discussion with a large number of potential acquisition candidates, some of which would be material to the Company. If and when appropriate acquisition opportunities become available, the Company intends to pursue them actively. No assurance can be given that any acquisition by the Company will or will not occur, that, if an acquisition does occur, it will not materially and adversely affect the Company or that any such acquisition will be successful in enhancing the Company's business. See "Risk Factors -- Risks Relating to Growth Strategy."



     In addition to pursuing acquisitions, the Company has focused on assembling a management team, identifying sites for new stores and putting in place the systems necessary to support its growth and operations. The Company's management includes executives with substantial experience operating and growing multi-location, marketing driven consumer and commercial businesses, as well as executives with extensive experience in the rental industry. Many of the former owners of the businesses acquired by RentX have joined its management team, either as area managers or as part of senior management with Company-wide responsibilities, and have also invested in the Company. A number of the individuals are prominent in the American Rental Association ("ARA"), the rental industry's active national trade association, and in state trade associations. See "Management." In October 1997, the Company completed the national installation in existing stores of a sophisticated integrated point of sale, inventory, accounting and management information system that was selected by the management team after extensive analysis and customized to meet the Company's needs and management objectives. See "Business -- Management Information System." Management believes that its management team and information system will be adequate to support the Company's continuing growth for the foreseeable future.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 3,750,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses, are estimated to be approximately $29.6 million. The Company intends to utilize approximately $28.5 million of such net proceeds to reduce borrowings under its bank line of credit. The total amount of the bank line of credit is $39.3 million and the interest rate is currently 8.5% per annum. As of July 31, 1997, the total outstanding borrowings were approximately $35 million. The line of credit matures on May 31, 1999. Borrowings under the line have been used to fund the Company's acquisitions and for working capital. For additional information regarding the Company's bank line of credit, see "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and Note 5 of Notes to the Company's financial statements. The increase in available borrowing capacity resulting from the repayment of outstanding borrowings will provide the Company with a source of funds for working capital and acquisitions. The Company has signed letters of intent with respect to the Pending Acquisition and another immaterial acquisition and is engaged in acquisition discussions with a number of other companies. See "Risk Factors -- Risks Relating to Growth Strategy," "Background of the Company" and "Business -- Growth Strategy." The Company will use approximately $1 million of the net proceeds of this offering to pay accrued dividends to the holders of Preferred Stock. All outstanding Preferred Stock will convert to Common Stock upon the consummation of this offering, and accrued dividends will be payable through the date of conversion. See "Certain Transactions -- Sales of Preferred Stock."


                                DIVIDEND POLICY

     The Company has not paid any cash dividends on its Common Stock since its formation and does not currently intend to pay cash dividends in the foreseeable future. The Company intends to retain any earnings for the operation and expansion of its business. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, results of operations, level of indebtedness, capital requirements, general business conditions and contractual restrictions on payment of dividends, if any, as well as such other factors the Board of Directors may deem relevant. The Company is restricted by the terms of its bank line of credit from paying cash dividends on its Common Stock, and may in the future enter into loan or other agreements or issue debt securities or preferred stock that restrict the payment of cash dividends on Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 5 of Notes to the Company's financial statements.

                                 CAPITALIZATION


     The following table sets forth the total debt and capitalization of the Company at July 31, 1997 on (i) an historical basis, (ii) a pro forma basis to reflect the consummation of the Pending Acquisition and (iii) a pro forma as adjusted basis to reflect the conversion of the Company's Series A, Series B and Series C Preferred Stock and Class A and Class B Common Stock into a single class of Common Stock effective upon the consummation of this offering and to give effect to the sale by the Company of 3,750,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share and the application of the estimated net proceeds therefrom. There can be no assurance that the Pending Acquisition will be consummated. This table should be read in conjunction with "Selected Financial Information and Operating Data" and the Company's historical and pro forma financial statements and the notes thereto included elsewhere in this Prospectus.



                                                                          PRO      PRO FORMA
                                                              ACTUAL     FORMA    AS ADJUSTED
                                                              -------   -------   -----------
                                                                     )          (In thousands
Debt:
  Bank debt and long term obligations(1)....................  $40,798   $44,798     $16,298
  Notes payable to related parties..........................      323       323         323
                                                              -------   -------     -------
         Total debt.........................................   41,121    45,121      16,621
Redeemable preferred stock, cumulative, convertible, $1 par
  value:
  Series A preferred stock; 17,195 shares authorized; 17,195 shares issued and outstanding actual and pro forma
    (entitled in liquidation to $17,195,000); none issued
    and outstanding pro forma as adjusted...................   17,095    17,095          --
  Series B preferred stock; 200 shares authorized; 200
    shares issued and outstanding actual and pro forma
    (entitled in liquidation to $200,000); none issued and
    outstanding pro forma as adjusted.......................      200       200          --
  Series C preferred stock; 3,000 shares authorized; 3,000
    shares issued and outstanding actual and pro forma
    (entitled in liquidation to $3,000,000); none issued and
    outstanding pro forma as adjusted.......................    3,000     3,000          --
                                                              -------   -------     -------
      Total redeemable preferred stock......................   20,295    20,295          --
Stockholders' (deficit) equity:
  Class A common stock, $.01 par value; 5,964,326 shares
    authorized; 1,000 shares issued and outstanding actual
    and pro forma; none issued and outstanding pro forma as
    adjusted................................................       --        --          --
  Class B common stock, $.01 par value; 248,308 shares
    authorized; none issued and outstanding(2)..............       --        --          --
  Common stock, $.01 par value; 19,000,000 shares
    authorized; 9,472,018 shares issued and outstanding pro
    forma as adjusted(2)(3).................................       --        --          95
  Preferred stock, $.01 par value; 1,000,000 shares
    authorized; none issued and outstanding(3)..............       --        --          --
  Paid-in capital...........................................      108       108      49,896
  Accumulated deficit.......................................   (1,165)   (1,165)     (1,165)
                                                              -------   -------     -------
         Total stockholders' (deficit) equity...............   (1,057)   (1,057)     48,826
                                                              -------   -------     -------
           Total capitalization.............................  $60,359   $64,359     $65,447
                                                              =======   =======     =======


---------------


(1) The Company will apply approximately $28.5 million of the net proceeds from this offering to repay outstanding borrowings under its bank line of credit and approximately $1 million of the net proceeds to pay accrued dividends on the Preferred Stock outstanding prior to this offering. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(2) Issued and outstanding shares exclude (i) 248,308 shares subject to outstanding options granted pursuant to the Company's Stock Option Plans or pursuant to individual agreements with executive officers at a weighted average exercise price of $4.88 per share, (ii) 193,400 shares subject to options to be granted pursuant to the Stock Option Plans on the completion of this offering at an exercise price equal to the offering price and (iii) 83,600 shares reserved for issuance pursuant to the Stock Option Plans. See "Management -- Option Grants and -- Stock Option Plans."


(3) Under the Company's Amended and Restated Certificate of Incorporation, upon completion of the offering the Series A, Series B and Series C Preferred Stock and Class A and Class B Common Stock reflected in the table will be eliminated and the authorized capitalization will consist of 19,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock.

                                    DILUTION


     The net tangible book value (deficit) of the Company as of July 31, 1997 was $(9.5) million, or $(1.65) per share of Common Stock. Net tangible book value per share of Common Stock is determined by dividing net tangible book value (total tangible assets less total liabilities) by the number of shares of Common Stock outstanding at July 31, 1997. Giving pro forma effect to the Pending Acquisition, the pro forma net tangible book value (deficit) of the Company as of July 31, 1997 would have been $(11.7) million, or $(2.05) per share of Common Stock. Without taking into account any changes in the pro forma net tangible book value after July 31, 1997, other than to give effect to the sale by the Company of the 3,750,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share and the application of the estimated net proceeds therefrom, the pro forma as adjusted net tangible book value of the Company's Common Stock at July 31, 1997, would have been $17.8 million, or $1.88 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $3.93 per share to existing stockholders and an immediate dilution of $7.12 per share to new investors. The following table illustrates this dilution per share.



Assumed initial public offering price.................................   $   9.00
  Net tangible book value (deficit) before the Pending
     Acquisition and the offering...........................  $  (1.65)
  Decrease in pro forma net tangible book value attributable to the Pending Acquisition.............................  $  (0.40)
  Increase in pro forma net tangible book value (deficit)
     attributable to new investors in the offering..........  $   3.93
                                                              --------
Pro forma as adjusted net tangible book value after the Pending
  Acquisition and the offering........................................   $   1.88
                                                                         --------
Dilution to new investors.............................................   $   7.12
                                                                         ========


     The following table summarizes, on a pro forma basis, as of July 31, 1997, the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid by the existing stockholders and new investors and the average price paid per share by the existing stockholders and new investors (assuming an initial public offering price $9.00 per share and before deducting the underwriting discount and estimated offering expenses):


                               SHARES PURCHASED       TOTAL CONSIDERATION
                             --------------------    ----------------------    AVERAGE PRICE
                              NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                             ---------    -------    -----------    -------    -------------
Existing stockholders......  5,722,018      60.4%    $20,395,000      37.7%       $ 3.56
New investors..............  3,750,000      39.6      33,750,000      62.3        $ 9.00
                             ---------     -----     -----------     -----        ------
          Total............  9,472,018     100.0%    $54,145,000     100.0%
                             =========     =====     ===========     =====



     Options are outstanding under the Company's Stock Option Plans and other agreements with executive officers to purchase a total of 248,308 shares of Common Stock at a weighted average exercise price of $4.88 per share, subject to vesting. In addition, upon completion of the offering, options to purchase 193,400 shares of Common Stock will be granted under the Stock Option Plans at an exercise price equal to the public offering price. The exercise of such options would be antidilutive. See "Capitalization" and "Management -- Stock Option Plans."

               SELECTED FINANCIAL INFORMATION AND OPERATING DATA

     The following selected statement of operations data of the Company for the period from May 15, 1996 (commencement of operations) through January 31, 1997, and selected balance sheet data as of January 31, 1997, have been derived from the audited financial statements of the Company appearing elsewhere in this Prospectus. The selected statement of operations data of the Company for the six-month period ended July 31, 1997 and selected balance sheet data as of July 31, 1997 have been derived from the unaudited financial statements of the Company appearing elsewhere in this Prospectus, which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company's results of operations and financial position at such date and for such period. The results for the six months ended July 31, 1997 are not necessarily indicative of the results that may be expected for future periods or for the year ending January 31, 1998. The following selected statement of operations data of the Company's predecessor, Zodiac Rentals ("Zodiac" or the "Predecessor Company"), for the years ended December 31, 1994 and 1995 and the period from January 1, 1996 through May 14, 1996 and selected balance sheet data of Zodiac as of December 31, 1994 and 1995 have been derived from the audited financial statements of Zodiac appearing elsewhere in this Prospectus. The selected statement of operations data of Zodiac for the years ended December 31, 1992 and 1993 and selected balance sheet data of Zodiac as of December 31, 1992 and 1993 have been derived from the unaudited financial statements of Zodiac not included herein. The selected pro forma financial information has been derived from the unaudited pro forma financial information included elsewhere herein. The selected operating data presented below has not been audited. The selected historical and pro forma financial information and operating data presented below should be read in conjunction with the Company's financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                          PREDECESSOR COMPANY
                                            ------------------------------------------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AND
                                                            OPERATING DATA)

                                                                                 JANUARY 1
                                                YEARS ENDED DECEMBER 31,          THROUGH
                                            ---------------------------------     MAY 14,
                                             1992     1993     1994     1995        1996
                                            ------   ------   ------   ------   ------------
                                              (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues
    Rental revenues.......................  $3,015   $3,709   $4,697   $6,425      $2,160
    Rental equipment sales................     140       64       88       99         193
    Merchandise and other.................     616      748      865    1,066         461
                                            ------   ------   ------   ------      ------
        Total revenues....................   3,771    4,521    5,650    7,590       2,814
  Cost of revenues
    Rental equipment expense..............     322      341      450      509         214
    Rental equipment depreciation.........     213      337      546    1,069         463
    Cost of rental equipment sales........      42       52       64       91         149
    Cost of merchandise sales.............     412      451      629      462         203
    Direct operating expense..............   1,360    1,677    2,436    3,296       1,408
                                            ------   ------   ------   ------      ------
        Total cost of revenues............   2,349    2,858    4,125    5,427       2,437
  Store contribution......................   1,422    1,663    1,525    2,163         377
  Selling, general and administrative
    expense...............................   1,210    1,601    1,094    1,486         553
  Depreciation and amortization, excluding
    rental equipment depreciation.........      31       34       31       21          20
                                            ------   ------   ------   ------      ------
  Operating income........................     181       28      400      656        (196)
  Other expense (income), net.............
  Interest expense........................      43       71      113      216          93
                                            ------   ------   ------   ------      ------
  Income (loss) before income taxes.......     138      (43)     287      440        (289)
  Income taxes(3).........................
  Net income (loss).......................
  Preferred stock dividends...............
  Net income (loss) attributable to common
    stockholders..........................
  Net income (loss) per common
    share(4)..............................
  Common shares used in computing net
    income (loss) per common
    share(4)(5)...........................
Store contribution margin.................    37.7%    36.8%    27.0%    28.5%       13.4%
Operating margin..........................     4.8%     0.6%     7.1%     8.6%       (7.0)%
SELECTED OPERATING DATA:
  Opening store count.....................       5        5        5        7           9
    Stores purchased in acquisitions......      --       --        1        2          --
    New stores opened.....................      --       --        1       --          --
    Stores closed.........................      --       --       --       --          --
                                            ------   ------   ------   ------      ------
  Ending store count......................       5        5        7        9           9

                                                                   THE COMPANY
                                            ----------------------------------------------------------

                                               (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
                                                                                            PRO FORMA
                                              MAY 15, 1996      PRO FORMA                  AS ADJUSTED
                                             (COMMENCEMENT     AS ADJUSTED    6 MONTHS      6 MONTHS
                                             OF OPERATIONS)    YEAR ENDED       ENDED         ENDED
                                                THROUGH        JANUARY 31,    JULY 31,      JULY 31,
                                            JANUARY 31, 1997     1997(1)       1997(2)       1997(1)
                                            ----------------   -----------   -----------   -----------
                                                               (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues
    Rental revenues.......................        $ 9,221        $40,148       $13,598       $19,318
    Rental equipment sales................            280            986           537           696
    Merchandise and other.................          1,337          5,921         1,934         2,903
                                                  -------        -------       -------       -------
        Total revenues....................         10,838         47,055        16,069        22,917
  Cost of revenues
    Rental equipment expense..............          1,285          4,895         1,634         2,212
    Rental equipment depreciation.........            436          2,775         1,175         1,677
    Cost of rental equipment sales........            272            907           512           655
    Cost of merchandise sales.............            625          3,904         1,204         1,956
    Direct operating expense..............          4,864         19,469         6,764        10,235
                                                  -------        -------       -------       -------
        Total cost of revenues............          7,482         31,950        11,289        16,735
  Store contribution......................          3,356         15,105         4,780         6,182
  Selling, general and administrative
    expense...............................          2,351          8,721         3,504         4,601
  Depreciation and amortization, excluding
    rental equipment depreciation.........            293            944           422           538
                                                  -------        -------       -------       -------
  Operating income........................            712          5,440           854         1,043
  Other expense (income), net.............              4             30           (38)          (38)
  Interest expense........................            784            738         1,295           687
                                                  -------        -------       -------       -------
  Income (loss) before income taxes.......            (76)         4,672          (403)          394
  Income taxes(3).........................                         1,865                         157
                                                  -------        -------       -------       -------
  Net income (loss).......................            (76)         2,807          (403)          237
  Preferred stock dividends...............           (302)            --          (384)           --
                                                  -------        -------       -------       -------
  Net income (loss) attributable to common
    stockholders..........................           (378)         2,807          (787)          237
                                                  =======        =======       =======       =======
  Net income (loss) per common
    share(4)..............................        $  (.01)       $   .29       $  (.07)      $   .02
                                                  =======        =======       =======       =======
  Common shares used in computing net
    income (loss) per common
    share(4)(5)...........................          5,812          9,562         5,812         9,562
                                                  =======        =======       =======       =======
Store contribution margin.................           31.0%          32.1%         29.7%         27.0%
Operating margin..........................            6.6%          11.6%          5.3%          4.6%
SELECTED OPERATING DATA:
  Opening store count.....................             --             --            24            24
    Stores purchased in acquisitions......             24             59            33            35
    New stores opened.....................             --             --             1             1
    Stores closed.........................             --             --            (1)           (1)
                                                  -------        -------       -------       -------
  Ending store count......................             24             59            57            59



                                                      DECEMBER 31,
                                            ---------------------------------     MAY 14,      JANUARY 31,
                                             1992     1993     1994     1995        1996           1997
                                            ------   ------   ------   ------   ------------   ------------
                                              (UNAUDITED)
BALANCE SHEET DATA:
  Total assets............................  $2,245   $2,687   $3,425   $4,234      $4,262        $29,083
  Rental equipment, net...................     826    1,020    1,957    2,509       3,120          9,087
  Total debt..............................     676    1,389    1,915    2,363       3,027         17,048
  Redeemable preferred stock..............      --       --       --       --          --         10,050
  Stockholders' equity (deficit)..........   1,210    1,167    1,332    1,516         933           (270)
  Purchase price of acquisitions..........      NA       NA       NA       NA          NA         26,526
  Capital expenditures....................     667      628    1,536    1,545       1,099          1,811

                                                           PRO FORMA
                                                          AS ADJUSTED
                                             JULY 31,      JULY 31,
                                               1997          1997
                                            -----------   -----------
                                                   (UNAUDITED)
BALANCE SHEET DATA:
  Total assets............................    $67,990       $71,642
  Rental equipment, net...................     27,261        28,641
  Total debt..............................     41,121        16,621
  Redeemable preferred stock..............     20,295            --
  Stockholders' equity (deficit)..........     (1,057)       48,826
  Purchase price of acquisitions..........     27,747        31,747
  Capital expenditures....................      9,586            NA


---------------

(1) The pro forma as adjusted data gives effect to (i) the Completed Acquisitions and the Pending Acquisition, (ii) the sale by the Company of 3,750,000 shares of Common Stock in the offering at an assumed initial public offering price of $9.00 per share, (iii) a reduction in interest expense and bank debt as a result of utilizing a portion of the estimated net proceeds of the offering to reduce the debt of the Company and (iv) the conversion of the Company's redeemable Preferred Stock and the payment of the related accrued dividends, in each case as though such transaction had occurred on the first day of the period presented in the case of statement of operations data or at July 31, 1997 in the case of balance sheet data. See "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions" and the Company's pro forma and historical financial statements and notes thereto.



(2) Unaudited income statement information for the six-month period ended July 31, 1996 has not been provided. The Company did not commence operations until May 15, 1996. Operating results for the period ended July 31, 1996 cannot be meaningfully compared to July 31, 1997 because of the significant changes in the Company's scope of operations resulting from acquisitions.



(3) The Predecessor Company was structured as a partnership or S corporation during the periods presented and accordingly had no income tax expense at the entity level.



(4) Net income per common share and common shares used in computing net income
    (loss) per common share are not presented for the Predecessor Company on an historical basis as such information would not be representative of the capital structure of the Company after this offering. Historical and pro forma earnings per share were calculated by assuming the conversion of the outstanding Preferred Stock of the Company into Common Stock equivalents and the exercise of all stock options issued within one year of the assumed effective date, on a treasury stock basis. Pro forma as adjusted earnings per share also assumes the issuance of 3,750,000 shares of Common Stock in this offering.



(5) Historical and pro forma earnings per share were calculated by assuming the conversion of the outstanding Preferred Stock of the Company into Common Stock equivalents and the exercise of all stock options issued within one year of the initial filing of the Registration Statement of which this Prospectus is a part. The calculation utilizes the as-if converted method for Preferred Stock and the treasury stock method for stock options. Pro forma as adjusted earnings per share also assumes the issuance of 3,750,000 shares of Common Stock in this offering.

               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

       INTRODUCTION TO SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION


     The following summary unaudited pro forma financial information of the Company presents the unaudited pro forma statements of operations for the six months ended July 31, 1997 and fiscal 1996. The pro forma statement of operations for the six months ended July 31, 1997, has been adjusted to give effect to the Completed Acquisitions that were consummated after January 31, 1997 and the Pending Acquisition as if such acquisitions had occurred on February 1, 1997. The Company is a party to a letter of intent with respect to one other acquisition, but no financial information concerning that business has been included because the transaction is not material to the Company. There can be no assurance that either or both of the Pending Acquisition and such other acquisition will be consummated. Pro forma adjustments relating to the Completed Acquisitions and the Pending Acquisition are referred to herein as the "Completed Acquisition Adjustments" and the "Pending Acquisition Adjustments," respectively. The pro forma statement of operations for fiscal 1996 has been adjusted to give effect to the Completed Acquisitions and the Pending Acquisition, in each case, as if such transactions had occurred on February 1, 1996. See "Background of the Company" and "Business -- Acquisition History" for information as to the dates of and companies acquired in the Completed Acquisitions and to be acquired in the Pending Acquisition.



     The pro forma as adjusted statements of operations for fiscal 1996 and the six months ended July 31, 1997, give additional effect to (i) the sale by the Company of 3,750,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share, (ii) a reduction in interest expense as a result of a reduction in indebtedness upon application of a portion of the net proceeds from the offering and (iii) the conversion of all of the Company's Series A, Series B and Series C Preferred Stock and Class A Common Stock into a total of 5,722,018 shares of Common Stock upon the consummation of this offering and the payment of the related accrued preferred stock dividends, as though they had occurred at the beginning of the periods covered by such statements of operations or as of the date of such balance sheet. The pro forma adjustments relating to the transactions referred to in clauses (i), (ii) and (iii) are referred to herein collectively as the "Offering Adjustments." See "Use of Proceeds."



     The Completed Acquisition Adjustments, the Pending Acquisition Adjustments and the Offering Adjustments represent the Company's determination of all adjustments necessary to present fairly the Company's pro forma results of operations and financial position and are based upon available information and certain assumptions considered reasonable under the circumstances. The pro forma financial information presented herein does not purport to present what the Company's financial position or results of operations would actually have been had the events leading to such adjustments in fact occurred on the date or at the beginning of the periods indicated or to project the Company's financial position or results of operations for any future date or period.


     The unaudited summary pro forma financial information should be read in conjunction with the historical and pro forma financial statements of the Company and the notes thereto and management's discussion thereof contained elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and the notes thereto.

                  SUMMARY UNAUDITED PRO FORMA INCOME STATEMENT

                                                      SIX MONTHS ENDED JULY 31, 1997
                               -----------------------------------------------------------------------------
                                                                  COMPLETED
                               HISTORICAL       COMPLETED        ACQUISITION                    PENDING
                                COMPANY     ACQUISITIONS(1)(3)   ADJUSTMENTS   PRO FORMA   ACQUISITION(2)(3)
                               ----------   ------------------   -----------   ---------   -----------------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Rental revenue.............   $13,598           $4,203          $     --      $17,801         $1,517
  Rental equipment sales.....       537              159                --          696             --
  Merchandise and other
    revenues.................     1,933              692                --        2,625            278
                                -------           ------          --------      -------         ------
        Total revenues.......    16,068            5,054                --       21,122          1,795
Cost of revenues
  Rental equipment expense...     1,634              466                --        2,100            112
  Rental equipment
    depreciation.............     1,176              632              (227)(4)    1,581            174
  Cost of rental equipment
    sales....................       512               67                76(5)       655             --
  Cost of merchandise and new
    equipment sales..........     1,204              529                --        1,733            223
  Direct operating expense...     6,763            2,421                16(6)     9,200          1,035
                                -------           ------          --------      -------         ------
        Total cost of
          revenues...........    11,289            4,115              (135)      15,269          1,544
Store contribution...........     4,779              939               135        5,853            251
Selling, general and
  administrative
  expense....................     3,504            1,333              (455)(7)    4,382            516
Depreciation and
  amortization, excluding
  rental equipment
  depreciation...............       422              102               (15)(8)      509             38
                                -------           ------          --------      -------         ------
Operating income.............       853             (496)              605          962           (303)
Other (income) expense,
  net........................       (38)              --                --          (38)            --
Interest expense, related
  parties....................         6               --                --            6             --
Interest expense, other......     1,289              121               251(10)    1,661             15
                                -------           ------          --------      -------         ------
Income (loss) before income
  taxes......................      (404)            (617)              354         (667)          (318)
                                -------           ------          --------      -------         ------
Income tax expense...........        --              (95)             (190)(11)     (285)         (117)
                                -------           ------          --------      -------         ------
Net income (loss)............      (404)            (522)              544         (382)          (201)
Preferred stock dividends....      (384)              --              (116)        (500)            --
                                -------           ------          --------      -------         ------
Net income (loss) available
  to common stockholders.....   $  (788)          $ (522)         $    428      $  (882)        $ (201)
                                =======           ======          ========      =======         ======
Store contribution margin....     29.7%            18.6%                          27.7%
Operating margin.............      5.3%            -9.8%                           4.6%
Net income (loss) per common
  share(15)..................   $  (.07)                                        $  (.07)
                                =======                                         =======
Common shares used in
  computing net income (loss)
  per common share(15).......     5,812                                           5,812
                                =======                                         =======

                                     SIX MONTHS ENDED JULY 31, 1997
                               -------------------------------------------
                                 PENDING
                               ACQUISITION      OFFERING        PRO FORMA
                               ADJUSTMENTS   ADJUSTMENTS(12)   AS ADJUSTED
                               -----------   ---------------   -----------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Rental revenue.............    $   --          $    --         $19,318
  Rental equipment sales.....        --               --             696
  Merchandise and other
    revenues.................        --               --           2,903
                                 ------          -------         -------
        Total revenues.......        --               --          22,917
Cost of revenues
  Rental equipment expense...        --               --           2,212
  Rental equipment
    depreciation.............       (78)(4)           --           1,677
  Cost of rental equipment
    sales....................        --               --             655
  Cost of merchandise and new
    equipment sales..........        --               --           1,956
  Direct operating expense...        --               --          10,235
                                 ------          -------         -------
        Total cost of
          revenues...........       (78)              --          16,735
Store contribution...........        78               --           6,182
Selling, general and
  administrative
  expense....................      (297)(7)           --           4,601
Depreciation and
  amortization, excluding
  rental equipment
  depreciation...............        (9)(8)           --             538
                                 ------          -------         -------
Operating income.............       384               --           1,043
Other (income) expense,
  net........................        --               --             (38)
Interest expense, related
  parties....................        --               --               6
Interest expense, other......       145(10)       (1,140)(13)        681
                                 ------          -------         -------
Income (loss) before income
  taxes......................       239            1,140             394
                                 ------          -------         -------
Income tax expense...........        85(11)          474(11)         157
                                 ------          -------         -------
Net income (loss)............       154              666             237
Preferred stock dividends....        --              500(14)          --
                                 ------          -------         -------
Net income (loss) available
  to common stockholders.....    $  154          $ 1,166         $   237
                                 ======          =======         =======
Store contribution margin....                                      27.0%
Operating margin.............                                       4.6%
Net income (loss) per common
  share(15)..................                                    $   .02
                                                                 =======
Common shares used in
  computing net income (loss)
  per common share(15).......                      3,750           9,562
                                                 =======         =======

                  SUMMARY UNAUDITED PRO FORMA INCOME STATEMENT

                             May 15, 1996                                Fiscal 1996
                            (Commencement     -----------------------------------------------------------------
                            of Operations)                          Completed
                               through            Completed        Acquisition                    Pending
                           January 31, 1997   Acquisitions(1)(3)   Adjustments   Pro Forma   Acquisition(2)(3)
                           ----------------   ------------------   -----------   ---------   ------------------
                                                  (In thousands, except per share data)
Revenues
  Rental revenue.........        $ 9,221           $27,380           $    --      $36,601          $3,547
  Rental equipment
    sales................            280               706                --          986              --
  Merchandise and other
    revenues.............          1,337             4,066                --        5,403             518
                                 -------           -------           -------      -------          ------
        Total revenues...         10,838            32,152                --       42,990           4,065
Cost of revenues
  Rental equipment
    expense..............          1,285             3,367                --        4,652             243
  Rental equipment
    depreciation.........            436             3,412            (1,265)(4)    2,583             342
  Cost of rental
    equipment sales......            272               429               206(5)       907              --
  Cost of merchandise and
    new equipment sales..            625             2,865                --        3,490             414
  Direct operating
    expense..............          4,864            12,329                94(6)    17,287           2,182
                                 -------           -------           -------      -------          ------
        Total cost of
          revenues.......          7,482            22,402              (965)      28,919           3,181
Store contribution.......          3,356             9,750               965       14,071             884
Selling, general and
  administrative
  expense................          2,351             6,568              (511)(7)    8,408             677
Depreciation and
  amortization, excluding
  rental equipment
  depreciation...........            293               562                32(8)       887              76
                                 -------           -------           -------      -------          ------
Operating income.........            712             2,620             1,444        4,776             131
Other (income) expense,
  net....................              4              (577)              603(9)        30              --
Interest expense, related
  parties................             28                --                --           28              --
Interest expense,
  other..................            756               939               975(10)    2,670              20
                                 -------           -------           -------      -------          ------
Income (loss) before
  income taxes...........            (76)            2,258              (134)       2,048             111
Income tax expense.......             --               579               294(11)      873              41
                                 -------           -------           -------      -------          ------
Net income (loss)........            (76)            1,679              (428)       1,175              70
Preferred stock
  dividends..............           (302)               --              (697)        (999)             --
                                 -------           -------           -------      -------          ------
Net income (loss)
  available to common
  stockholders...........        $  (378)          $ 1,679           $(1,125)     $   176          $   70
                                 =======           =======           =======      =======          ======
Store contribution
  margin.................           31.0%             30.3%                          32.7%           21.7%
Operating margin.........            6.6%              8.1%                          11.1%            3.2%
Net income (loss) per
  common share(15).......        $  (.01)                                         $  0.20
                                 =======                                          =======
Common shares used in
  computing net income
  (loss) per common
  share(15)..............          5,812                                            5,812
                                 =======                                          =======

                                           Fiscal 1996
                           -------------------------------------------
                             Pending
                           Acquisition      Offering        Pro Forma
                           Adjustments   Adjustments(12)   As Adjusted
                           -----------   ---------------   -----------
                              (In thousands, except per share data)
Revenues
  Rental revenue.........    $   --          $    --         $40,148
  Rental equipment
    sales................        --               --             986
  Merchandise and other
    revenues.............        --               --           5,921
                             ------          -------         -------
        Total revenues...        --               --          47,055
Cost of revenues
  Rental equipment
    expense..............        --               --           4,895
  Rental equipment
    depreciation.........      (150)(4)           --           2,775
  Cost of rental
    equipment sales......        --               --             907
  Cost of merchandise and
    new equipment sales..        --               --           3,904
  Direct operating
    expense..............        --               --          19,469
                             ------          -------         -------
        Total cost of
          revenues.......      (150)              --          31,950
Store contribution.......       150               --          15,105
Selling, general and
  administrative
  expense................      (364)(7)           --           8,721
Depreciation and
  amortization, excluding
  rental equipment
  depreciation...........       (19)(8)           --             944
                             ------          -------         -------
Operating income.........       533               --           5,440
Other (income) expense,
  net....................        --               --              30
Interest expense, related
  parties................        --               --              28
Interest expense,
  other..................       300(10)       (2,280)(13)        710
                             ------          -------         -------
Income (loss) before
  income taxes...........       233            2,280           4,672
Income tax expense.......        96(11)          855(11)       1,865
                             ------          -------         -------
Net income (loss)........       137            1,425           2,807
Preferred stock
  dividends..............        --              999(14)          --
                             ------          -------         -------
Net income (loss)
  available to common
  stockholders...........    $  137          $ 2,424         $ 2,807
                             ======          =======         =======
Store contribution
  margin.................                                       32.1%
Operating margin.........                                       11.6%
Net income (loss) per
  common share(15).......                                    $   .29
                                                             =======
Common shares used in
  computing net income
  (loss) per common
  share(15)..............                      3,750           9,562
                                             =======         =======

             NOTES TO SUMMARY UNAUDITED PRO FORMA INCOME STATEMENTS

     (1) Since inception in March 1996, the Company has effected the Completed Acquisitions as follows: (i) Zodiac, acquired on May 15, 1996, with nine locations in and around Denver, Colorado; (ii) A to Z, acquired on May 29, 1996, with four locations in Spokane, Washington; (iii) E-Z Way, acquired on August 2, 1996 (four locations) and January 31, 1997 (one location), located in five Colorado mountain and resort towns; (iv) U-Rent, acquired on November 1, 1996, with four locations in Oklahoma; (v) U-Do-It, acquired on December 20, 1996 and January 6, 1997, with two locations in Idaho; (vi) Hays, acquired on February 14, 1997, with five locations in Arkansas; (vii) CVR, acquired on March 14, 1997, with six locations in Virginia; (viii) A-1, acquired on May 22, 1997, with five locations in New Mexico; (ix) Suburban, acquired on June 26, 1997, with seven locations in and around Detroit, Michigan; (x) Duncan, acquired on July 31, 1997, with one location in Oklahoma; and (xi) and four other insignificant acquisitions with nine locations in Colorado, California and Texas.

     (2) The Company has entered into a letter of intent with respect to the Pending Acquisition, which would add two locations in Tennessee. The audited financial statements of the business to be acquired in the Pending Acquisition are included elsewhere herein.


     (3) The results of operations reflected in the pro forma financial information for certain of the acquired businesses differ from those reflected in the historical financial statements for those businesses elsewhere in this Prospectus. These differences result from three different adjustments. First, all of the businesses acquired in fiscal 1996 (Zodiac, A to Z, E-Z Way, U-Rent and U-Do-It) were calendar year companies so that, if their historical results were added to the Company's results, a thirteen-month period would result. In these cases, one month's operations were removed. Second, the business that is the subject of the Pending Acquisition (Redi) and one of the insignificant Completed Acquisitions had fiscal years that ended more than 93 days from the Company's year end, and therefore their income statements could not be consolidated with the Company's income statement. For pro forma purposes, the historical financial statements of these acquired businesses have been adjusted to year ends within 93 days of RentX's fiscal year end. A similar adjustment was made for A-1 for purposes of the pro forma information for the six months ended July 31, 1997. Third, the Company did not acquire one location owned by CVR and the results of operations for that location were eliminated for purposes of the pro forma information. In addition, the income statement information for Suburban for the period from January 1 through March 31, 1997, and for the Pending Acquisition and one of the insignificant Completed Acquisitions for the period from December 1, 1996 through April 30, 1997 are included in both the pro forma income statements for the year ended January 31, 1997 and the six months ended July 31, 1997.



     (4) For each acquisition, the historical book values of the rental equipment acquired (approximately $17 million for the Completed Acquisitions and $900,000 for the Pending Acquisition) were revalued to estimated fair market value (approximately $20 million for the Completed Acquisitions and $1.5 million for the Pending Acquisition). The Company utilizes several methods to estimate fair market value, including independent appraisals, the Company's actual experience in selling used rental equipment and analytical review. The rental equipment acquired is depreciated generally over a six-year period, with salvage value estimated at 22%. The equipment of Zodiac is being depreciated over a seven-year life because the equipment was generally newer than that acquired in other acquisitions.



     For fiscal 1996, historical rental equipment depreciation of $3.4 million for the Completed Acquisitions was reversed and $2.1 million of recomputed depreciation expense was recorded, and historical rental equipment depreciation expense of $342,000 for the Pending Acquisition was replaced by $192,000 of recomputed depreciation expense. For the six-months ended July 31, 1997, historical rental equipment depreciation expense of $631,000 for the Completed Acquisitions was replaced by recomputed depreciation expense of $404,000, and historical rental equipment depreciation expense of $174,000 for the Pending Acquisition was replaced by recomputed depreciation expense of $96,000.



     (5) Although the cost of goods sold for used rental equipment sales by the acquired businesses was approximately 60% on a combined historical basis, for purposes of the pro forma presentation, the cost of used rental equipment sales was recalculated, as necessary, to equal approximately 93% of revenues from the sale of used rental equipment, the Company's estimate of the cost of used rental equipment sold for the year.



     (6) For each acquisition, facility rentals were adjusted to rental rates currently being paid by the Company.



     (7) As necessary, salary and benefits paid to former owners of the acquired businesses or members of their families were reduced or eliminated to reflect employment arrangements entered into at the time of the acquisitions. For the Completed Acquisitions, the adjustment reduced selling, general and administrative expense by $1.2 million and $505,000 for fiscal 1996 and the six months ended July 31, 1997, respectively. For the Pending Acquisition, the adjustments for those periods were $364,000 and $297,000, respectively. Additionally, Zodiac incurred $34,000 for accounting and legal services related to its sale to the Company in 1996, which were eliminated. These adjustments were partially offset by $740,000 of incremental infrastructure costs in 1996 and $50,000 in the six months for 1997.



     (8) For each acquisition, the historical book values of the non-rental depreciable assets acquired (approximately $1.7 million for the Completed Acquisitions and $200,000 for the Pending Acquisition) were valued based upon purchase accounting (approximately $30 million for the Completed Acquisitions and $2.3 million for the Pending Acquisition). The tangible assets acquired (approximately $800,000) were depreciated over periods ranging from five to ten years. The intangible assets acquired were goodwill (approximately $28.5 million for the Completed Acquisitions and $2.3 million for the Pending Acquisition) and covenants not to compete (approximately $500,000). Goodwill is amortized over a forty-year period and covenants not to compete are amortized over periods ranging from two to five years.



     For fiscal 1996, historical non-rental depreciation and amortization expense of $562,000 for the Completed Acquisitions was reversed and $594,000 of recomputed depreciation and amortization expense was recorded, and historical non-rental depreciation and amortization expense of $76,000 for the Pending Acquisition was replaced by $57,000 of recomputed depreciation and amortization expense. For the six-month period ended July 31, 1997, historical non-rental depreciation and amortization expense of $102,000 for the Completed Acquisitions was replaced by recomputed depreciation and amortization expense of $87,000, and historical non-rental depreciation and amortization expense of $38,000 for the Pending Acquisition was replaced by recomputed depreciation and amortization expense of $29,000.



     (9) For the A to Z acquisition, historical results were adjusted to eliminate $548,000 in gains recognized on the distribution of assets to the prior owner in conjunction with the acquisition. For U-Do-It, the historical results included a $55,000 gain on the sale of assets to RentX which was eliminated for pro forma purposes.



    (10) For each Completed Acquisition and the Pending Acquisition, historical debt balances (approximately $12.8 million) and historical interest expense ($959,000 for fiscal 1996 and $136,000 for the six-month period in 1997) were eliminated. They were replaced by acquisition debt of approximately $37 million and interest expense computed as if the acquisition debt had been outstanding for all periods presented at an effective interest rate of 8%, which approximates the rate paid on the Company's credit facility for the periods presented. For fiscal 1996, the historical interest expense eliminated was $939,000 for the Completed Acquisitions and $20,000 for the Pending Acquisition, and recomputed interest expense was $1.9 million for the Completed Acquisitions and $320,000 for the Pending Acquisition. For the six-months ended July 31, 1997, the historical interest expense eliminated was $121,000 for the Completed Acquisitions and $15,000 for the Pending Acquisition, and the recomputed interest expense was $372,000 for the Completed Acquisitions and $160,000 for the Pending Acquisition.



    (11) The Completed Acquisitions included companies that were S corporations or partnerships for income tax purposes. Accordingly, the income or loss for these entities was included in the income tax returns of their respective owners, and no income tax expense was recorded at the entity level. Other Completed Acquisitions involved taxable C corporations, which recorded income tax expense (benefit) at effective rates ranging from zero to 46%. In determining pro forma effective income taxes, the Company eliminated historical income tax expense (benefit) recorded at the entity level and recalculated income tax expense based on the new basis in the acquired assets and the effect of the non-deductibility of goodwill, if applicable, for income tax purposes.



    (12) Assumes the sale of 3,750,000 shares of Common Stock in the offering at an assumed initial public offering price of $9.00 per share and the application of the estimated net proceeds thereof as described herein.



    (13) Represents a reduction in interest expense and bank debt as a result of utilizing a portion of the estimated net proceeds of the offering to reduce the debt of the Company. For both periods, the debt reduction was assumed to take place at the start of the period and interest on the amount of the debt reduction was calculated at 8% per annum, which approximates the interest on the Company's borrowings during the periods. Assuming an $8 per share initial public offering price, the pro forma adjustment to interest expense would have been approximately $2.0 million for fiscal 1996 and $1.0 million for the six months ended July 31, 1997, resulting in pro forma as adjusted net income of approximately $2.6 million or $0.28 per share for fiscal 1996 and $153,000 or $0.02 per share for the six months ended July 31, 1997.



    (14) Represents the conversion of the outstanding Preferred Stock to Common Stock.



    (15) Historical and pro forma earnings per share were calculated by assuming the conversion of the outstanding Preferred Stock of the Company into Common Stock equivalents and the exercise of all stock options issued within one year of the initial filing of the Registration Statement of which this Prospectus is a part. The calculation utilizes the as-if converted method for Preferred Stock and the treasury stock method for stock options. Pro forma as adjusted earnings per share also assume the issuance of 3,750,000 shares of Common Stock in this offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion of the historical financial condition and results of operations of the Company. The financial information, discussion and analysis which follow are based upon and should be read in conjunction with the financial statements and notes thereto included elsewhere herein. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW


     The Company was formed in March 1996 and had no operations until May 1996 when it acquired Zodiac. Because Zodiac was the first and largest acquisition, the Company considers Zodiac to be its predecessor. Including Zodiac, the Company has acquired 14 businesses operating 57 locations in 10 states, with the first acquisition occurring on May 15, 1996. The Company's acquisition strategy has focused on rental businesses primarily serving the homeowner, light commercial and special events markets. The Company has adopted a strategy for expansion through a combination of acquisitions, start-up stores in areas where it has an existing platform and increased sales in existing stores. As of October 31, 1997, the Company has opened two start-up stores and several others are in the planning phase. The Company began implementation of its merchandising, advertising, computerization and inventory improvement programs in the first half of 1997, and most of the impact of those programs has not yet been realized. As a consequence, the Company's growth in revenues since inception has been primarily derived from acquisitions.


     Since May 15, 1996, the Company has acquired the following businesses: (i) Zodiac, acquired on May 15, 1996 with nine locations in and around Denver, Colorado; (ii) A to Z Rentals and Sales, Inc., acquired on May 29, 1996, with four locations in Spokane, Washington ("A to Z"); (iii) E-Z Way Rentals, acquired on August 2, 1996 (four locations) and January 31, 1997 (one location), with locations in five Colorado mountain and resort towns ("E-Z Way"); (iv) Redwine Enterprises, Inc., fka U-Rent, Inc., acquired on November 1, 1996, with four locations in Oklahoma ("U-Rent"); (v) U-Do-It Rental Centers, Inc., acquired on December 20, 1996 and January 6, 1997, with two locations in Idaho ("U-Do-It"); (vi) Hays Rental and Sales, acquired on February 14, 1997, with five locations in Arkansas; ("Hays") (vii) CVR, Inc., fka Central Virginia Rentals Company, acquired on March 14, 1997, with six locations in Virginia ("CVR"); (viii) Newmanco, Inc., dba A-1 Rental Centers, acquired on May 22, 1997, with five locations in New Mexico ("A-1"); (ix) Titus Rental Service Companies, Inc., dba Suburban Rent-It Company and Able Party Rental, acquired on June 26, 1997, with seven locations in and around Detroit, Michigan ("Suburban"); (x) Mer-Cal Enterprises, Inc. dba Duncan Rent-Alls, acquired on July 31, 1997, with one location in Oklahoma ("Duncan"); and (xi) four other businesses with nine locations in Colorado, California and Texas.


     The Company had revenues of $10.8 million and operating income of $700,000 for the period from May 15, 1996 through January 31, 1997. Giving pro forma effect to the Completed Acquisitions and the Pending Acquisition, the Company had pro forma revenues of $47.1 million and pro forma operating income of $5.4 million in fiscal 1996. The Company's net income (loss) for the year ended January 31, 1997 and the six months ended July 31, 1997 was $(76,000) and $(404,000), respectively, on an historical basis, and $2.8 million and $237,000, respectively, on a pro forma basis.


     The Company has historically financed its acquisitions and capital expenditures through the issuance of preferred stock, bank borrowings, equipment financing and internally generated cash flow. Such financings have increased the Company's interest expense and resulted in the accrual of dividends on preferred stock. All acquisitions have been accounted for under the purchase method of accounting and accordingly have increased the Company's goodwill and other intangible assets (including covenants not to compete). In addition, the various steps taken to integrate acquisitions

(procurement and setup of merchandise, conversion of signage, installation of computer systems, modernization and expansion of rental inventories and implementation of employee benefit plans at all locations) have depressed store contribution and operating margins in the short term. Although no assurance can be given, the Company believes these actions will contribute to growth in revenues, store contribution and operating margins in the future.


     The Company is continually involved in the investigation and evaluation of potential acquisitions and start-up locations. In evaluating acquisition candidates, the Company considers, among other factors, the target's competitive market position, business mix, strategic value and growth position, the continuing management team and the demographic characteristics of the target's market. At any time, the Company may have one or more offers outstanding and may have executed letters of intent or binding acquisition agreements. The Company has entered into letters of intent with respect to the Pending Acquisition, which will add two locations in Tennessee and another immaterial acquisition, which will add one store in Colorado. The Company is currently discussing a number of possible additional acquisitions. There can be no assurance, however, that the Pending Acquisition or any other acquisition will be consummated.


     In acquisitions, the Company typically acquires the operating assets of the business, including equipment inventories, merchandise, leasehold improvements and accounts receivable, customer lists and goodwill. The Company has not acquired any real property and does not typically assume any of the seller's liabilities. The sellers agree to indemnify the Company against adverse consequences the Company may suffer as a result of circumstances in existence at or prior to closing.


     In connection with start-up stores, the Company expenses certain pre-opening costs relating to marketing, training, set-up of fixtures, merchandise and the in-store computer system. As a result, the profitability of a new store is expected to be lower in the initial period of its operations. The Company expects these stores to approximately break even at the operating level in the first year of operation. The Company anticipates that new store openings will reduce the Company's overall store contribution and operating margins until such stores achieve normalized profitability.


     The Company frequently makes additional investments in the rental inventory of acquired stores to broaden and deepen available product offerings. In the six months ended July 31, 1997, the Company invested $7.9 million in the rental inventories of previously acquired businesses. The Company further invested approximately $1.7 million in operating equipment, fixtures for its merchandise program, signage and new computer systems. Depreciation relating to these capital expenditures depresses margins in the short term. Although no assurances can be given, the Company believes that its substantial investment in merchandising and information systems, combined with its "hub and spoke" strategy, will allow it to achieve stronger and steadier revenue growth and better asset utilization over time. The hub and spoke strategy is designed to increase asset utilization by allowing stores with smaller inventories or "stock outs" to access inventory at a larger central store for rental. The hub store will carry more inventory and some of the larger items of equipment.

     As the Company was formed during fiscal 1996 to pursue an industry consolidation, the Company does not have comparable data for prior fiscal year periods. The following discussion and analysis does not compare the Company's results of operations to the results of operations of the Company's predecessor, Zodiac, because of the dramatic change in the business resulting from pursuing the Company's industry consolidation strategy. Historical Zodiac results are analyzed and discussed in a separate section of this analysis.


PRO FORMA RESULTS OF OPERATIONS


  PRO FORMA SIX MONTHS ENDED JULY 31, 1997

     Revenues are composed of rental revenue, derived from the rental of the Company's equipment; rental equipment sales, reflecting revenues received by the Company from the sale of used rental equipment; and sales of tie-in merchandise and other items which the Company sells in conjunction with the rental of its equipment. For the six months ended July 31, 1997, the Company had pro forma revenues of $22.9 million. On a pro forma basis, the Company acquired ten businesses with 35 locations during the period including the Pending Acquisition. In addition, the Company opened one new store and consolidated one store into an existing store during the period.


     Cost of revenues includes Rental equipment expense, which is the cost of repairing and maintaining the rental equipment inventory, as well as the rental cost to the Company of obtaining equipment, on a short-term basis that the Company does not own for use by its customers; Rental equipment depreciation, which reflects the depreciation expense in the period associated with equipment rented by the Company, calculated on a straight line basis by estimating the useful life of equipment net of the estimated salvage value; Cost of rental equipment sales, which reflects the net book value and related disposition costs of used rental equipment sold by the Company; Cost of merchandise, which reflects the cost of ancillary merchandise sold by the Company to complement its equipment offerings; and Direct operating expense, which is composed of such expenses as facility rents, utilities, property taxes, store labor, employee training and benefits, store supplies and uniforms, the cost of equipment added to the rental inventory that is expensed, rather than capitalized, credit card fees, insurance, computer expenses and other store level charges. For the six months ended July 31, 1997, the Company's pro forma cost of revenues was $16.7 million. As a percent of sales, pro forma cost of revenues for the period were 73.0%, generating a pro forma store contribution for the period of $6.2 million or 27.0%.

     Selling, general and administrative expense ("SG&A") includes the cost of advertising and marketing, expenses associated with an area's management structure and home office overhead. For the six months ended July 31, 1997, the Company had pro forma SG&A of $4.6 million. As a percent of revenues, pro forma SG&A for the period was 20.1%.

     Depreciation and amortization, excluding rental equipment depreciation includes depreciation expense associated with computers and other home office equipment (including leasehold improvements), as well as amortization of intangible assets, which arise principally from the excess of the purchase price paid for acquired companies over the estimated fair market value of their assets. For the six months ended July 31, 1997, the Company had pro forma depreciation and amortization expense, excluding rental equipment depreciation of $0.5 million. As a percent of sales, pro forma depreciation and amortization expense, excluding rental equipment depreciation expense for the period was 2.3%.

     Other (income) expense, net includes interest income and other non-operating items. For the six months ended July 31, 1997, the Company had pro forma other income, net of $38,000.


     Interest expense reflects the debt the Company incurs to fund its acquisitions, the purchase of rental and other equipment and working capital during seasonally slow months. For the six months ended July 31, 1997, the Company had pro forma as adjusted interest expense of $0.7 million.



     Income tax expense. For the six months ended July 31, 1997, the Company had pro forma as adjusted income tax expense of $0.2 million. The Company's effective tax rate for the period was 39.8%.



  PRO FORMA FISCAL 1996



     Revenues. In fiscal 1996, the Company had pro forma revenues of $47.1 million. The Company acquired five businesses with 24 locations during the period.



     Cost of Revenues. In fiscal 1996, the Company had pro forma cost of revenues of $32.0 million. As a percent of sales, pro forma cost of revenues for the period were 67.9%, generating a pro forma store contribution for the period of $15.1 million or 32.1%. Pro forma figures for the period generally do not include the full year impact of increased depreciation deductions from new rental equipment investment, expanded employee benefit programs and store-level costs of converting acquired stores to the RentX model.

     Selling, general and administrative expense. In fiscal 1996, the Company had pro forma SG&A of $8.7 million. As a percent of revenues, pro forma SG&A for the period was 18.5%.



     Depreciation and amortization, excluding rental equipment depreciation. In fiscal 1996, the Company had pro forma depreciation and amortization expense, excluding rental equipment depreciation of $0.9 million. As a percent of sales, pro forma depreciation and amortization expense, excluding rental equipment depreciation expense for the period was 2.0%. As of the end of the period, the Company had not yet begun installation of its management information system. Therefore, no depreciation expense relating to that system would have been incurred. As a result, most expenses in this category relate to amortization of goodwill arising from acquisitions.



     Other (income) expense, net. In fiscal 1996, the Company had pro forma other expense, net of $30,000.



     Interest expense. In fiscal 1996, the Company had pro forma as adjusted interest expense of $738,000.



     Income tax expense. In fiscal 1996, the Company had pro forma as adjusted income tax expense of $1.9 million. The Company's effective tax rate for the period was 39.9%.



RENTX HISTORICAL RESULTS OF OPERATIONS


  RENTX SIX MONTHS ENDED JULY 31, 1997 AND 1996


     Revenues for the Company increased to $16.1 million for the six months ended July 31, 1997 from $3.0 million for the six months ended July 31, 1996, due largely to the increase in stores resulting from acquisitions. As of July 31, 1996, the Company had 13 locations which were acquired in May 1996. As of July 31, 1997, the Company had 57 locations. Store contribution margin for the six months ended July 31, 1996 of 41.1% (versus 29.7% for the six months ended July 31, 1997) benefitted from excluding the low seasonal performance of the acquired businesses during the first quarter, due to the timing of the respective acquisitions. Additionally the store contribution margin in 1997 was impacted by lower margins from subsequent acquisitions, in particular E-Z Way and U-Rent, which derived a larger share of their revenues from "split rentals." In split rental arrangements, the Company obtains equipment on consignment from the owner (typically an equipment dealer) and pays the owner a percentage of any rentals received. The equipment can be returned to the owner at any time. Historically, split rentals generate a margin of 20% to 25% compared to margins of 30% and higher on equipment owned by the Company. Company-wide, split rentals accounted for approximately 5.4% of total rental revenues for the six months ended July 31, 1997. In addition, store contribution margins in the 1997 period were adversely affected by poor weather conditions in the Company's comparable market areas, incremental depreciation expense on investments for new rental inventory and lower margins on merchandise sales. SG&A for the two periods represents the continued development of a corporate infrastructure necessary to execute the Company's strategy. Interest expense increased $1.1 million and preferred stock dividends increased $313,000 in the 1997 period due to increased debt and sales of additional preferred stock to finance acquisitions.



  RENTX MAY 15, 1996 (COMMENCEMENT OF OPERATIONS) THROUGH JANUARY 31, 1997


     Revenues. In fiscal 1996, the Company had revenues of $10.8 million. The Company acquired five businesses with 24 locations during the period.

     Cost of Revenues. In fiscal 1996, the Company had cost of revenues of $7.5 million. As a percent of sales, cost of revenues for the period was 69.0%, generating a store contribution for the period of 31.0%. Relative to full annual periods, the Company benefitted from commencing operations after the first quarter, which generally has low sales and low operating margins given the generally fixed nature of operating expenses.

     Selling, general and administrative expense. In fiscal 1996, the Company had SG&A of $2.4 million. As a percent of revenues, SG&A for the period was 21.7%. These costs arise from the initial development of the area management and corporate infrastructures necessary to implement the Company's strategy.


     Depreciation and amortization, excluding rental equipment depreciation. In fiscal 1996, the Company had depreciation and amortization expense, excluding rental equipment depreciation of $0.3 million. As a percent of sales, depreciation and amortization expense, excluding rental equipment depreciation expense for the period was 2.7%.


     Other (income) expense, net. In fiscal 1996, the Company had other expense, net of $4,000.

     Interest expense. In fiscal 1996, the Company had interest expense of $0.8 million.

     Income tax expense. In fiscal 1996, the Company did not incur income tax expense as it had a loss of $76,000 before income taxes.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary uses of cash have been the funding of acquisitions and capital expenditures. The Company has financed its acquisitions in part with borrowings under its credit facility and in part by the sale of preferred stock to several private equity funds, various members of management and certain previous owners of the acquired businesses. The Company's capital expenditures have been financed by cash flow from operations and equipment financing. The Company's cash flow from operations can be expected to follow the same seasonal pattern as its revenues -- lower in the first and fourth quarters and higher in the second and third quarters. Accordingly, the Company expects that debt utilization for working capital needs will be most intensive during the first quarter as the Company historically has generated lower cash flow from operations and purchases a significant portion of its new rental equipment in advance of the peak rental season.


     The Company's credit facility provides for a revolving line of credit of up to $5.6 million and for term loans of up to $39.3 million. However, in no event may the combination of term loans and the revolving facility exceed $39.3 million. The Company has recently received a commitment from another lender that would increase the credit facility by $20 million. The commitment is subject to definitive documentation and the approval of the existing lenders and there can be no assurance that such increased borrowings will be available to the Company. The credit facility permits the Company to obtain outside equipment financing of up to $10.0 million. The credit facility matures May 31, 1999. The credit facility has certain covenants relating to total debt outstanding, minimum ratios of equity funding for acquisitions and other limitations regarding lease terms, payment of dividends and certain other restrictions. Virtually all of the assets of the Company secure the loan.


     As of April 30, 1997, the Company was not in compliance with a covenant under the credit facility relating to the total amount of debt (including equipment financing) that the Company could carry relative to cash flow. The lenders waived compliance with this covenant for the quarter ended April 30, 1997. In August 1997, the credit agreement was amended to change the covenant for each of the quarters July 31, 1997 through April 30, 1998. At the same time, the lenders increased the total credit facility to $39.3 million. As of July 31, 1997 the Company was in compliance with all the covenants of the Credit Facility.


     As of July 31, 1997, the Company had utilized approximately $35 million under its credit facility. The increase in borrowings over those outstanding on January 31, 1997 relate primarily to the funding of 1997 acquisitions.



     As allowed under the credit facility, the Company had arranged for equipment financing of up to $6.2 million. At July 31, 1997, the Company had utilized approximately $5.9 million of the equipment financing, and at September 9, 1997, the Company had drawn all of the available equipment financing.

     For the fiscal year ending January 31, 1998, the Company has budgeted approximately $12 million for the purchase of rental equipment, delivery vehicles, store fixtures, leasehold improvements and computer systems for the businesses acquired through July 31, 1997. As of July 31, 1997, the Company had spent approximately $10 million of the budgeted amount. In addition, the Company has opened two start-up stores, and expects to open a total of five to 10 start-up stores in the fiscal year ended January 31, 1998 at an estimated average investment, including rental equipment, of approximately $450,000 per store.



     Expansion of the Company through acquisitions, new stores and internal growth will require significant capital expenditures. The Company must continue to reinvest in high quality, well-maintained equipment and rental facilities in order to remain competitive. In addition, the Company will be required to make substantial capital expenditures in implementing the RentX business model, including increasing inventories at recently acquired stores. Although the Company's actual capital needs will vary depending upon the number of acquisitions completed, whether such acquisitions are financed through cash or issuance of equity securities, the number of new stores opened and the level of reinvestment in rental equipment inventory, the Company currently anticipates that total capital expenditures through January 31, 1999 will be approximately $150 million. The proceeds of the offering, borrowings under the Company's current credit facility and funds generated from operations are expected to fund capital requirements until April 1998. To fully implement its growth strategy and meet the resulting capital requirements, the Company will be required to increase amounts available under its credit facility and/or issue additional equity securities (which could result in dilution to the purchasers of Common Stock offered hereby). Such additional indebtedness would likely increase RentX's leverage, may make the Company more vulnerable to economic downturns and may limit its ability to withstand competitive pressures. There can be no assurance that additional capital, if and when required, will be available on terms acceptable to the Company, or at all. Failure by the Company to obtain sufficient additional capital in the future could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Growth Strategy."


SEASONALITY

     The Company's business is highly seasonal. Given the Company's targeted segments and geographical mix of stores, revenues and operating income are expected to be low in the first and fourth quarters and to be relatively stronger during the second and third quarters. This seasonality should become less pronounced as the Company continues to expand its special events business, which typically has a stronger fourth quarter than the general rental business, and becomes increasingly diversified geographically. The cost structure of the business is relatively fixed in nature, which negatively impacts store contribution margins during the seasons with low revenues. During the first quarter of each year, the Company expects to invest heavily in new equipment and repairing older equipment in advance of the peak rental season. The resulting depreciation deductions and repair expenses also contribute to lower store contribution margins in the first half of the year.

INFLATION AND GENERAL ECONOMIC CONDITIONS

     Inflation has not significantly impacted operating results in the Company's brief history, nor is it expected to significantly impact future results. However, there can be no assurance that the Company would be able to modify its prices to offset any inflationary cost increases that may occur in the future. The equipment rental industry is impacted by national, regional and local economic conditions, including slowdowns in construction. The Company's operating results may be adversely affected by events or conditions in a particular region, such as a regional economic slowdown, adverse weather and other factors. In addition, the Company's operating results may be adversely affected by increases in interest rates that may lead to a decline in economic activity, while simultaneously resulting in higher interest payments by the Company under its variable rate credit facilities. Economic slowdowns or adverse economic or competitive conditions would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Stores and Facilities."

ACQUIRED BUSINESSES

  SUMMARY FINANCIAL RESULTS

     The Company has acquired 14 separate businesses. The results achieved by these separate businesses are not necessarily indicative of the results that they would have achieved had they been operated as a single business. The companies acquired by RentX were formed using a variety of legal structures and had varying accounting policies, especially in regard to depreciation and expensing purchases of rental equipment. They further employed substantial numbers of people who were owners or relatives of the owners, and those persons often received wages that were significantly above market (as a part of each acquisition the Company negotiates pay rates with owners and their family members staying with the business that more closely reflect market rates). The acquired companies also had vastly different policies with respect to employee benefits. In some cases, the various companies served different market segments. For example, some derived a significant percentage of their revenues from special events, while others had no special events and focused on general rentals. Finally, some companies were structured as C corporations for federal income tax purposes while others were structured as S corporations or partnerships, and therefore had no income tax expense at the entity level. Most of the companies were managed with the objective of minimizing taxable income rather than maximizing reported income. As a result of these and other factors, margins, net income and growth rates of the companies acquired vary significantly, and company-to-company or period-to-period comparisons of financial results are not necessarily meaningful.

     The following table summarizes the audited financial results for the Completed Acquisitions and the Pending Acquisition. For 1996, the information given reflects the financial results of the Completed Acquisitions effected during that year up to the respective dates of acquisition by RentX and the information given for RentX reflects the results of their operation on a combined basis after those dates. The audited results have not been modified to render the periods presented consistent or to eliminate operations not acquired by the Company as would be required for consolidation or for a pro forma presentation. See "Summary Pro Forma Financial Information." All figures relate to the calendar year unless otherwise indicated in the notes to the table. All percentages presented are in relation to revenues.

                                                         1994                  1995                  1996
                                                      -----------           -----------           -----------
REVENUES
  RentX(1)..........................................  $        --           $        --           $10,838,364
  Zodiac(2).........................................    5,650,306             7,590,554             2,814,332
  A to Z(3).........................................    4,411,111             4,171,595             1,351,437
  E-Z Way(4)........................................    2,582,337             2,792,549             1,506,468
  U-Rent(5).........................................           NA                    NA             1,800,945
  U-Do-It...........................................    1,030,483             1,114,078             1,228,376
  Hays(6)...........................................    2,582,944             2,910,927             3,386,777
  CVR(7)............................................    3,930,894             4,699,458             5,656,814
  A-1(8)............................................    2,327,044             2,980,027             3,365,810
  Suburban(9).......................................    3,304,215             3,311,585             3,885,251
  Duncan............................................      631,649               730,663               921,261
  Insignificant acquisitions(10)....................    6,119,249             6,397,106             7,163,016
  Pending Acquisition...............................    3,503,197             3,784,104             4,090,059
STORE CONTRIBUTION                                                      %                     %                       %
                                                                    -----                 -----                   -----
  RentX(1)..........................................  $        --           $        --           $ 3,356,089      31.0
  Zodiac Rentals(2).................................    1,525,236    27.0     2,163,340    28.5       377,924      13.4
  A to Z(3).........................................    1,899,266    43.1     1,963,230    47.1       597,255      44.2
  E-Z Way(4)........................................    1,462,027    56.6     1,425,575    51.0       770,596      51.2
  U-Rent(5).........................................           NA                    NA             1,076,844      59.8
  U-Do-It...........................................      533,816    51.8       672,140    60.3       717,407      58.4
  Hays(6)...........................................      944,410    36.6     1,125,262    38.7     1,313,718      38.8
  CVR(7)............................................      635,876    16.2       768,971    16.4     1,189,356      21.0
  A-1(8)............................................      560,406    24.1       806,659    27.1       881,576      26.2
  Suburban(9).......................................      610,390    18.5       804,696    24.3     1,118,217      28.8
  Duncan............................................      175,936    27.9       179,723    24.6       273,229      29.7
  Insignificant acquisitions(10)....................    1,320,504    21.6     1,359,804    21.3     1,396,472      19.5
  Pending Acquisition...............................      816,498    23.3       860,243    22.7       894,680      21.9
OPERATING INCOME
  RentX(1)..........................................  $        --           $        --           $   711,702       6.6
  Zodiac(2).........................................      400,714     7.1       656,234     8.6      (196,284)     (7.0)
  A to Z(3).........................................    1,164,405    26.4       827,751    19.8       320,499      23.7
  E-Z Way(4)........................................      510,808    19.8       546,784    19.6       201,493      13.4
  U-Rent(5).........................................           NA                    NA               308,477      17.1
  U-Do-It...........................................       60,855     5.9       163,296    14.7        (4,075)     (0.3)
  Hays(6)...........................................      164,319     6.4       163,657     5.6       227,683       6.7
  CVR(7)............................................      296,255     7.5       351,932     7.5       602,117      10.6
  A-1(8)............................................      163,707     7.0       314,078    10.5       328,090       9.7
  Suburban(9).......................................        9,625     0.3       144,093     4.4       339,185       8.7
  Duncan............................................       39,472     6.2         4,622     0.6       105,096      11.4
  Insignificant acquisitions(10)....................      273,176     4.5       240,917     3.8       265,368       3.7
  Pending Acquisition...............................      202,610     5.8       132,382     3.5       127,359       3.1

---------------

 (1) All 1996 figures for RentX relate to the period from commencement of operations through January 31, 1997.
 (2) All 1996 figures for Zodiac relate to the period from January 1, 1996 through May 14, 1996.
 (3) All 1996 figures for A to Z relate to the period from January 1, 1996 through May 28, 1996.
 (4) All 1996 figures for E-Z Way relate to the period from January 1, 1996 through July 31, 1996. As the fifth location was not acquired by the Company until January 31, 1997, the results of that location are not included in the E-Z Way figures or the Company's figures for August 1, 1996 through January 31, 1997.
 (5) All 1996 figures for U-Rent relate to the period from January 1, 1996 through October 31, 1996.
 (6) All figures for Hays relate to the period from November 1 through October
     31.
 (7) All figures for CVR include a seventh location which was not purchased by the Company.
 (8) All figures for A-1 relate to the period from October 1 through September
     30.
 (9) All figures for Suburban relate to the period from April 1 through March
     31.
(10) Figures for one of the insignificant acquisitions are not available for 1994 and 1995.

  DISCUSSION AND ANALYSIS OF ACQUIRED COMPANIES

  ZODIAC RENTALS

  Results of Operations

     On May 15, 1996, the Company acquired Zodiac, a nine-store chain located in the Denver, Colorado metropolitan area primarily targeting the homeowner and light commercial segments of the general rental market. Founded in 1974, Zodiac was a well-established business with a strong reputation for customer service. The two prior owners of Zodiac became members of the Company's senior operating team and subsequently invested in Company stock. Both prior owners are nationally recognized within the rental industry; one of the prior owners was, at the time of the acquisition, the president of the ARA. The acquisition of Zodiac gave the Company immediate industry visibility and further positioned it for rapid future growth through acquisitions given the extensive contacts of the prior owners.

     Zodiac's results of operations for 1996 consisted of the period from January 1, 1996 through May 14, 1996. Accordingly, comparisons of 1996 results to 1995 results are not meaningful. Zodiac's revenues were $2,814,332 in 1996. Store contribution was $377,924, or 13.4% of revenues, and Zodiac had an operating loss of $196,284. As the period from January 1 through May 14, 1996 only represents a partial year and includes the seasonally poor revenue months of January through March, store contribution and operating margin for the short period prior to acquisition by the Company in 1996 declined from the full year operating margins realized in 1995.

     Zodiac's revenues increased to $7,590,554 in 1995 from $5,650,306 in 1994, an increase of $1,940,248 or 34.3%. Growth was enhanced by the addition of two new stores in early 1995 which contributed $740,000 of revenue in 1995 and the full-year impact of a store acquired in the third quarter of 1994 which contributed $785,000 in 1995. Store contribution increased to $2,163,340, or 28.5% of revenues, in 1995 from $1,525,236, or 27.0% of revenues, in 1994, an increase of $638,104 or 41.8%. This increase was attributable to efficiencies at the store level from a larger revenue base and to increased merchandise margins. Operating income increased to $656,234, or 8.6% of revenues, in 1995 from $400,714, or 7.1% of revenues, in 1994, an increase of $255,520 or 63.8%.
Operating income grew more rapidly than revenues and store contribution as SG&A was spread over a larger revenue base.

  Liquidity and Capital Resources

     During the period from January 1, 1996 through May 14, 1996, Zodiac borrowed $1,050,000 to meet its working capital needs and to finance the purchase of $1,099,225 of new rental equipment. During the fiscal years ended December 31, 1994 and 1995, Zodiac purchased $1,536,088 and $1,545,049, respectively, in new rental equipment. These purchases were financed with bank borrowings and cash flow from operations.

  A TO Z RENTALS AND SALES, INC.

  Results of Operations

     On May 29, 1996, the Company acquired A to Z, a four-store chain in the Spokane, Washington area primarily targeting the homeowner, light commercial and special events segments of the market. A to Z was owned by a former president of the ARA. The prior owners are no longer involved with the business.

     A to Z's results of operations for 1996 consisted of the period from January 1, 1996 through May 28, 1996. Accordingly, comparisons of 1996 results to 1995 results are not meaningful. A to Z's revenues were $1,351,437 in 1996 and its store contribution was $597,255, or 44.2% of revenues. Operating income was $320,499, or 23.7% of revenues, in 1996. Even though the period from January 1 through May 28, 1996 only represents a partial year and includes the seasonally poor revenue months of January through April, operating margins improved for the short period prior to acquisition by the Company due to a significant decline in prior owner compensation.

     A to Z's revenues decreased to $4,171,595 in 1995 from $4,411,111 in 1994, a decrease of $239,516 or 5.7%. The Company believes this decrease was principally due to reduced involvement of the majority owner, several years of insufficient investment in inventory and a lack of an outside sales effort. Store contribution increased to $1,963,230, or 47.1% of revenues, in 1995 from $1,899,266, or 43.1% of revenues, in 1994, an increase of $63,964 or 3.4%.
Operating income decreased to $827,751, or 19.8% of revenues, in 1995 from $1,164,405, or 26.4% of revenues, in 1994, a decrease of $336,654 or 28.9%. This decrease was principally the result of the relatively fixed nature of operating costs in the rental equipment business with declining sales and an increase in compensation paid to the prior owners.

  Liquidity and Capital Resources

     During 1994, 1995 and the short period for 1996, A to Z did not invest significantly in new rental equipment, purchasing only $324,279 in new equipment. The prior owners also received material distributions from the business (cash distributions totalled $585,298 in 1994, $1,379,957 in 1995 and $1,694,439 in the short period for 1996).

  E-Z WAY RENTALS

  Results of Operations

     On August 2, 1996 (four locations) and January 31, 1997 (one location), the Company acquired the five rental stores owned and operated by E-Z Way. The five E-Z Way stores are located in mountain and resort communities in Colorado and primarily targeted the light commercial market with, in some cases, a limited focus on special events. At closing, the prior owner and his wife retired from the business. The prior owner subsequently entered into a consulting and advisory agreement with the Company to aid it in the acquisition and development of new stores in the Colorado mountains.

     E-Z Way's results of operations for 1996 consisted of the seven month period ended July 31, 1996. Accordingly, comparisons of 1996 results to 1995 results are not meaningful. E-Z Way's revenues were $1,506,468 in 1996 and store contribution was $770,596, or 51.2% of revenues. Operating income was $201,493, or 13.4% of revenues, in 1996. As the period from January 1 through July 31, 1996 only represents a partial year and includes the seasonally poor revenue months of January through April, store contribution and operating margin for the short period prior to acquisition by the Company in 1996 declined from the full year operating margins realized in 1995.


     E-Z Way's revenues increased to $2,792,549 in 1995 from $2,582,337 in 1994, an increase of $210,212 or 8.1%. The Company believes that revenue growth was enhanced by strong construction and development activity in the areas served by E-Z Way's stores. Store contribution decreased to $1,425,575, or 51.0% of revenues, in 1995 from $1,462,027, or 56.6% of revenues, in 1994, a decrease of $36,452 or 2.5%. This decrease was attributable in part to the increased volume of split rentals made by E-Z Way. Split rentals generate lower margins than typical rental transactions but do not require capital investment in the equipment. Split rentals are typically limited to larger items of equipment useful to contractor customers. Operating income increased to $546,784, or 19.6% of revenues, in 1995 from $510,808, or 19.8%, in 1994, an increase of $35,976 or 7.0% due largely to the increase in revenues.


  Liquidity and Capital Resources

     During the seven months ended July 31, 1996, E-Z Way used its cash flow from operations to reduce debt and made cash distributions of $101,788 to the owners. During 1994 and 1995, E-Z Way utilized cash flow from operations to invest $287,210 and $316,370, respectively, in new rental equipment per year and to reduce debt. In 1995, E-Z Way increased its cash distributions to owners from $84,338 to $300,000.

  U-RENT, INC.

  Results of Operations

     On November 1, 1996, the Company acquired U-Rent, a company operating four rental stores in Oklahoma, primarily targeting the homeowner, farming and light commercial markets. The prior owner remained with the Company after the acquisition as the Oklahoma area manager and subsequently invested in Company stock.

     Audits could not be performed on U-Rent's financial statements prior to 1996. As a result, audited comparative results from operations are not available. In 1996, U-Rent had revenues of $1,800,945, store contribution of $1,076,844 or 59.8% of revenues and operating income of $308,477 or 17.1% of revenues.

  Liquidity and Capital Resources

     During the ten months ended October 31, 1996, U-Rent invested $913,737 in new rental equipment which was financed by cash flow from operations and increased bank borrowings.

  U-DO-IT RENTAL CENTERS, INC.

  Results of Operations

     On December 20, 1996 and January 6, 1997, the Company acquired two rental stores operated by U-Do-It in Idaho. U-Do-It primarily served the homeowner and light commercial market segments. As a part of the acquisition, the Company acquired the assets of an affiliated partnership which leased certain items of rental equipment to U-Do-It. While the prior owner retired from the business after acquisition by the Company, his two sons remained as managers of the stores.

     U-Do-It's revenues increased to $1,228,376 in 1996 from $1,114,078 in 1995, an increase of $114,298 or 10.3%. Revenue growth was enhanced by the strong economy of the resort areas serviced by U-Do-It. Store contribution increased to $717,407, or 58.4% of revenues, in 1996 from $672,140, or 60.3% of revenues in
1995. Contribution margin declined as a result of the increased reliance on split rentals of equipment. U-Do-It had an operating loss of $4,075 in 1996 as compared to operating income of $163,296, or 14.7% of revenues, in 1995, a decrease of $167,371. Operating income declined in part due to the decline in store contribution and the establishment of pension and retirement programs for the prior owner. During 1996, the new retirement programs increased expenses by approximately $57,000.

     U-Do-It's revenues increased to $1,114,078 in 1995 from $1,030,483 in 1994, an increase of $83,595 or 8.1%. Store contribution increased to $672,140, or 60.3% of revenues, in 1995 from $533,816, or 51.8% of revenues, in 1994, an increase of $138,324 or 25.9%. Store contribution grew more rapidly than revenues over the same period due to declines in store operating expenses. Operating income increased to $163,296, or 14.7% of revenues, in 1995 from $60,855, or 5.9% of revenues, in 1994. This increase primarily was the result of the expansion in store contribution coupled with slow growth in SG&A.

  Liquidity and Capital Resources

     Over the periods ended December 31, 1994, 1995 and 1996, U-Do-It utilized its cash flow from operations to invest modestly in new rental equipment and to reduce debt. During 1996, U-Do-It completed the sale of its first location to the Company and utilized the proceeds to reduce long-term debt. U-Do-It subsequently sold the remainder of its assets and retired the remainder of its debt on January 6, 1997 when it sold its second location to the Company.

  HAYS RENTAL AND SALES

  Results of Operations

     On February 14, 1997, the Company acquired five rental stores operated by Hays. The Company further acquired certain items of equipment owned by a related entity. The five Hays rental stores specialized in the homeowner, light commercial and portable toilet businesses. The prior owner, a former regional director of the ARA, remained with the Company after the acquisition as the Arkansas area manager and subsequently invested in Company stock. Hays was one of a few companies acquired by the Company that have historically been dealers in new items of equipment.

     Hays' revenue increased to $812,575 for the three months ended January 31, 1997 from $758,670 for the three months ended January 31, 1996, an increase of $53,905 or 7.1%. Operating income increased $70,969 due to the increased revenues and lower SG&A.

     Hays' revenues increased to $3,386,777 in 1996 from $2,910,927 in 1995, an increase of $475,850 or 16.3%. Growth was enhanced by the continued positive impact of an incentive compensation program implemented in 1995 and growth in the local economy. Store contribution increased to $1,313,718, or 38.8% of revenues, in 1996 from $1,125,262, or 38.7% of revenues, in 1995, an increase of $188,456 or 16.7%. Operating income increased to $227,683, or 6.7% of revenues, in 1996 from $163,657, or 5.6% of revenues, in 1995, an increase of $64,026 or 39.1%. This increase was attributable to sales growth and SG&A growing slower than sales.


     Hays' revenues increased to $2,910,927 in 1995 from $2,582,944 in 1994, an increase of $327,983 or 12.7%. Revenue growth was enhanced by the implementation of an effective incentive compensation program and an expanding local economy in southern Arkansas. Store contribution increased to $1,125,262, or 38.7% of revenues, in 1995 from $944,410, or 36.6% of revenues, in 1994, an increase of $180,852 or 19.1%. Store contribution outpaced revenue growth partly as a result of reduced rental equipment expense and improved merchandise margins. Operating income decreased to $163,657, or 5.6% of revenues, in 1995 from $164,319, or 6.4% of revenues in 1994. Operating income was essentially flat due to increased SG&A from the centralization of certain administrative activities, the implementation of a new computer system and increased depreciation from non-rental equipment.


  Liquidity and Capital Resources

     In each of the three years ended October 31, 1996, 1995 and 1994, Hays did not make significant investments in its rental equipment inventory. Over the three-year period, Hays utilized cash flow from operations to reduce debt.

  CENTRAL VIRGINIA RENTAL COMPANY

  Results of Operations

     On March 14, 1997, the Company acquired six of the seven rental stores owned by CVR. The six stores acquired by the Company targeted the homeowner, light commercial and special events segments of the market. The Company also secured an eighteen month option to purchase the seventh location, located in Waynesboro, Virginia. All three prior owners of CVR remained with the Company in some capacity: one is a consultant and advisor to the Company in identifying acquisitions and start-up locations in the area; the second remained as the Company's area manager; and the third remained as the Company's assistant area manager and local special events manager. Two of the three prior owners subsequently invested in Company stock.

     CVR's revenues increased to $5,656,814 in 1996 from $4,699,458 in 1995, an increase of $957,356 or 20.4%. This increase in revenues was primarily attributable to the addition of a seventh location (which was not acquired by the Company). This location provided approximately $650,000 in new revenues. Store contribution increased to $1,189,356, or 21.0% of revenues, in 1996 from $768,971, or 16.4% of revenues, in 1995, an increase of $420,385 or 54.7%. The increase in contribution margin was primarily attributable to better cost management at the store level and increased revenues. Operating income increased to $602,117, or 10.6% of revenues, in 1996 from $351,932, or 7.5% of revenues, in 1995, an increase of $250,185 or 71.1%. The additional revenues from the seventh location contributed to gains in operating income as SG&A did not grow as quickly as revenues.

     CVR's revenues increased to $4,699,458 in 1995 from $3,930,894 in 1994, an increase of $768,564 or 19.6%. Revenue growth was enhanced by the addition of a new location. Store contribution increased to $768,971, or 16.4% of revenues, in 1995 from $635,876, or 16.2% of revenues, in 1994, an increase of $133,095 or 20.9%. Since CVR derives a large share (approximately 25%) of its revenues from its special events business, which is more labor intensive but requires less capital investment than the general tool business, CVR's store contribution margins generally are lower than other rental companies focusing on general tool rentals. Operating income increased to $351,932, or 7.5% of revenues, in 1995 from $296,255, or 7.5% of revenues, in 1994, an increase of $55,677 or 18.8%.

  Liquidity and Capital Resources

     During 1994, 1995 and 1996, CVR invested $1,619,157 in new rental equipment. These investments were financed by cash flows from operations.

  A-1 RENTAL CENTERS

  Results of Operations

     On May 22, 1997, the Company acquired A-1, a five-store chain in New Mexico. The Company further acquired certain items of rental equipment from an entity owned by the prior owner which were leased to A-1. A-1 targeted the homeowner, light commercial and special events segments, and also sold and serviced small items of power equipment (chain saws, lawn mowers, etc.) in one location. The Company has recently consolidated the repair service and equipment sales unit into one of the other locations. The prior owner of A-1, who was the president of the ARA for 1995, remained with the Company as its Western Regional Director of Operations, and subsequently invested in Company stock. One of the prior owner's sons served as A-1's general manager prior to acquisition by the Company and has remained as the Company's area manager. Another son also joined the Company as an assistant area manager.

     Revenues decreased to $1,421,150 for the six months ended March 31, 1997 from $1,498,477 for the six months ended March 31, 1996, a decrease of $77,327 or 5.2%, primarily due to increased local competition. The revenue decrease combined with increased operating costs resulted in a $211,304 decrease in operating income.

     A-1's revenues increased to $3,365,810 in 1996 from $2,980,027 in 1995, an increase of $385,783 or 12.9%. Store contribution increased to $881,576, or 26.2% of revenues, in 1996 from $806,659, or 27.1% of revenues, in 1995, an increase of $74,917 or 9.3%. Contribution margin decreased in part due to an increase in depreciation. Operating income increased to $328,090, or 9.7% of revenues, in 1996 from $314,078, or 10.5% of revenues, in 1995, an increase of $14,012 or 4.5%.


     A-1's revenues increased to $2,980,027 in 1995 from $2,327,044 in 1994, an increase of $652,983 or 28.1%. Revenue growth was enhanced by the opening of one location in late 1994 and by economic growth in the area. Store contribution increased to $806,659, or 27.1% of revenues, in 1995 from $560,406, or 24.1% of revenues in 1994, an increase of $246,253 or 43.9%. Operating income increased to $314,078, or 10.5% of revenues, in 1995 from $163,707, or 7.0% of revenues, in 1994, as SG&A was spread over a larger sales base.


  Liquidity and Capital Resources

     In each of the three years in the period ended September 30, 1996, A-1 continued to invest in new rental equipment. Over the period, A-1 invested $1,061,860 in new rental equipment which was financed primarily by cash flow from operations.

  TITUS RENTAL SERVICE COMPANIES, INC. DBA SUBURBAN RENTS-IT COMPANY AND ABLE PARTY RENTAL

  Results of Operations

     On June 26, 1997, the Company acquired Suburban, which operated seven rental stores in the western suburbs of Detroit, Michigan focusing on the homeowner, light commercial and special events markets. The prior majority owner, who had not been active in the business for several years, retired after the sale. Each of his two sons, who were minority owners in the business, have remained with the Company as area and assistant area managers. By the end of the year, the Company plans to consolidate the operations of one of the special events stores into a nearby location.

     Suburban's revenues increased to $3,885,251 in 1996 from $3,311,585 in 1995, an increase of $573,666 or 17.3%. Revenue growth was enhanced by the stabilization of the operation following the closure of two facilities in 1994 (discussed below), modernization and expansion of the rental inventories and a strong local economy. Store contribution increased to $1,118,217, or 28.8% of revenues, in 1996 from $804,696, or 24.3% of revenues, in 1995, an increase of $313,521 or 39.0%. This increase primarily was attributable to the increase in revenues. Operating income increased to $339,185, or 8.7% of revenues, in 1996 from $144,093, or 4.4% of revenues, in 1995. Operating income increased despite increased salaries paid to prior owners.

     Suburban's revenues were relatively flat, increasing to $3,311,585 in 1995 from $3,304,215 in 1994. The lack of growth in revenue was primarily attributable to the facility closures in late 1994. Store contribution increased to $804,696, or 24.3% of revenues, in 1995 from $610,390, or 18.5% of revenues, in 1994, an increase of $194,306 or 31.8%. This improvement in store contribution primarily was due to improvements in the margin earned on the sale of used rental equipment that, in 1994, had been sold at a loss. Store contribution growth was further enhanced by the reduction in rent expense previously payable for the two stores closed in the prior year. Operating income increased to $144,093, or 4.4% of revenues, in 1995 from $9,625, or 0.3% of revenues. Due to the increase in revenues and store contribution, operating income improved as the 1994 results were burdened by losses relating to the termination of the leases on the two abandoned facilities and the liquidation of certain other operating assets.

  Liquidity and Capital Resources

     In the three years ended March 31, 1997, Suburban purchased $1,659,325 in new rental equipment and these investments were financed primarily by operating cash flows and proceeds from the sale of used rental equipment.

  MER-CAL ENTERPRISES, INC. DBA DUNCAN RENT-ALLS

  Results of Operations

     On July 31, 1997, the Company purchased Duncan. Duncan operated a single store located in south central Oklahoma, targeting the homeowner, light commercial and portable toilet markets.


     Duncan's revenues decreased to $427,429 for the six months ended June 30, 1997 from $447,337 for the six months ended June 30, 1996, a decrease of $19,908 or 4.4%. Revenues decreased due to a $28,000 decrease in merchandise sales, which was caused by discontinuance of the moving truck rental line of business, and the nonrecurrence of substantial revenues generated in the 1996 period from rebuilding projects necessitated by a tornado. Operating income increased $31,000 due largely to improved operating expense control.


     Duncan's revenues increased to $921,261 in 1996 from $730,663 in 1995, an increase of $190,598 or 26.1%. Revenue growth was enhanced by the continued resurgence of the local economy and the effects of the infrastructure and equipment investments levels in 1995 that continued in 1996. Store contribution increased to $273,229, or 29.7% of revenues, in 1996 from $179,723, or 24.6% of revenues, in 1995, an increase of $93,506 or 52.0%. Operating income increased to $105,096, or 11.4% of revenues, in 1996 from $4,622, or 0.6% of revenues, in 1995. Store contribution and operating income both benefited from volume efficiencies and cost controls.

     Duncan's revenues increased to $730,663 in 1995 from $631,649 in 1994, an increase of $99,014 or 15.7%. Revenue growth was enhanced by a strong local economy, increases in merchandise sales and expansion of the rental equipment inventory. Store contribution increased to $179,723, or 24.6% of revenues, in 1995 from $175,936, or 27.9% of revenues, in 1994. Store contribution increased less than revenues as a result of higher labor costs and repair and maintenance expense. Operating income decreased to $4,622, or 0.6% of revenues, in 1995 from $39,472, or 6.2% of revenues, in 1995, a decrease of $34,850 or 88.3%. This decrease was the result of higher SG&A associated with revenue growth and infrastructure investment.

  Liquidity and Capital Resources

     During the three years ended December 31, 1996, Duncan invested $595,925 in new rental equipment for the business. These purchases were financed by operating cash flows and increased debt.

OTHER ACQUISITIONS

     During 1997, the Company acquired four other businesses with a total of nine locations in Colorado, California and Texas. In 1996, the aggregate revenues for these businesses were $7,163,016, and these stores generated $1,396,472 in store contribution and $265,368 of operating income.

  PENDING ACQUISITION

  REDI RENTALS, INC.

  Results of Operations

     On July 16, 1997, the Company entered into a letter of intent to acquire Redi Rentals, Inc. ("Redi"), a two-store rental company in Knoxville, Tennessee. Redi focuses on the homeowner, light commercial and special events segments. The current owners do not anticipate remaining with the Company beyond a three-month transition period after the acquisition.

     Redi's revenues increased to $4,090,059 in 1996 from $3,784,104 in 1995, an increase of $305,955 or 8.1%. Revenue growth was primarily attributable to growth in the special events business and additional investments in the rental inventory. Rental revenue growth of 6.8% over 1995 was offset by lower merchandise and equipment sales. Store contribution increased to $894,680, or 21.9% of revenues, in 1996 from $860,243, or 22.7% of revenues, in 1995, an increase of $34,437 or 4.0%. Store contribution growth was lower than revenue growth as a result of higher rental equipment expense and direct expenses. Operating income decreased to $127,359, or 3.1% of revenues, in 1996 from $132,382, or 3.5% of revenues, in 1995, a decrease of $5,023 or 3.8%. Operating income decreased due to increased SG&A related to increased compensation for the owners.

     Redi's revenues increased to $3,784,104 in 1995 from $3,503,197 in 1994, an increase of $280,907 or 8.0%. Store contribution increased to $860,243, or 22.7% of revenues, in 1995 from $816,498, or 23.3% of revenues, in 1994, an increase of $43,745 or 5.4%. Operating income decreased to $132,382, or 3.5% of revenues, in 1995 from $202,610, or 5.8% of revenues, in 1994, a decrease of $70,228 or 34.7%.

  Liquidity and Capital Resources

     During the three years ended May 31, 1997, Redi invested $1,101,488 in new rental equipment which was financed primarily by cash flow from operations.

                                    BUSINESS

     The discussion in this section of the Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that would cause or contribute to such differences include, but are not limited to those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as those discussed elsewhere in this section and in this Prospectus.

GENERAL


     RentX is a leading equipment rental company serving the needs of the homeowner, light commercial and special events segments of the rental market. RentX was formed in March 1996 to pursue a national consolidation and growth strategy. Management believes RentX is unique in focusing on these fragmented segments of the equipment rental market on a national scale. RentX is implementing a branded national retail concept to offer a broad range of light construction, industrial, general tool and special events equipment in a service-oriented, customer-friendly and well-merchandised store. Company-wide emphasis is placed on helping customers find "project solutions," backed by a guarantee of complete customer satisfaction. On a pro forma basis, the Company had revenues of $47.1 million in fiscal 1996 and revenues of $22.9 million for the six months ended July 31, 1997. The Company's net income (loss) for the year ended January 31, 1997 and the six months ended July 31, 1997 was $(76,000) and $(404,000), respectively, on an historical basis and $2.8 million and $237,000, respectively, on a pro forma basis.



     Since May 1996, the Company has pursued an aggressive growth strategy, acquiring 14 businesses with 57 stores in 10 states and opening two new start-up stores. The acquired businesses had been in operation for an average of 25 years. The Company has signed letters of intent relating to the Pending Acquisition, which will add two stores in Tennessee and another immaterial acquisition, which will add one store in Colorado, and continues to evaluate a large number of additional acquisitions. In addition to its acquisition activity, the Company has built a substantial corporate infrastructure by assembling an experienced management team, customizing and commencing installation of a sophisticated management information system, developing initiatives designed to enhance the performance of acquired stores and developing refined concepts and prototypes for start-up stores, including both general equipment rental stores to expand market coverage and special events hubs.


     Management believes that RentX is well positioned to capitalize on consolidation and growth opportunities in the homeowner, light commercial, and special events segments of the equipment rental industry. The Company has adopted a strategy for expansion through a combination of acquisitions, start-up stores in areas where it has an existing platform and increased sales in existing stores. Acquisitions will include multi-store businesses to serve as platforms in new markets and smaller "tuck-in" acquisitions in existing markets. Management believes that the RentX concept can be adapted to a wide variety of markets, including large, densely developed areas, smaller suburban markets and rural areas, by tailoring the mix of equipment and merchandise, store size and concentration of stores to fit the local customer base.

INDUSTRY OVERVIEW


     Overall equipment rental industry revenues, exclusive of special events rentals and equipment sales, grew from approximately $600 million in 1982 to approximately $13 billion in 1993 (the most recent year for which data is available), a compound annual growth rate of 32%, according to a study conducted by Manfredi & Associates for the Associated Equipment Distributors. Manfredi & Associates further estimate that such revenues increased to $16 billion in 1996. The rental industry can be divided into four segments: (i) heavy equipment, typically rented by larger contractors and industrial users ("heavy equipment");
(ii) light construction and industrial equipment ("light commercial"); (iii) general tools and equipment ("homeowner"); and (iv) event and party equipment ("special events"). Most equipment rental companies derive their revenues from three sources: renting equipment, selling used rental equipment and selling tie-in merchandise. While some equipment rental companies also sell new equipment, most such sales are in the heavy equipment segment. RentX focuses on the homeowner, light commercial and special events segments. Although the Company is not aware of any industry data that tracks these segments specifically, the ARA estimates that they represented over $6 billion in annual revenues in 1996.


     The equipment rental industry, including the homeowner, light commercial and special events segments, is highly fragmented with approximately 14,000 stores and primarily consists of independent operators typically serving a local or regional market through one to four locations. As a result of consolidation, expansion and industry growth, 1996 rental revenues of the top 100 equipment rental companies increased over 1995 rental revenues by approximately 23%, to $3.1 billion, according to estimates by the Rental Equipment Register. In spite of this growth, the 100 largest companies still represent only a small percentage of the total estimated equipment rental revenues. Management believes that the ten largest equipment rental companies derive their rental revenues primarily from the heavy equipment segment.


     Homeowner Segment. Management believes that a number of current trends in the homeowner segment will favorably impact the growth in equipment rental revenues. According to the most recent data available from the ARA, the percentage of homeowners who have rented equipment at some time has been increasing gradually, but still represented only 41% of all homeowners in 1993 (the most recent year for which data is available). In the Company's experience, the typical homeowner customer currently rents a piece of equipment only once per year. The Company believes that there is a significant opportunity to increase the percentage of homeowners who rent and the frequency with which they rent by, among other things, introducing sophisticated retailing and marketing techniques in this segment of the rental industry.


     The typical equipment rental homeowner customer is a 35 to 54 year old male according to statistics compiled by the ARA. The Bureau of the Census projects that this segment of the population will increase from 37.3 million people in 1996 to 40.2 million people in the year 2000, reflecting a compound annual growth rate more than twice that of the overall population. The Company believes that its customer-friendly initiatives will also increase the Company's appeal to female customers. Additionally, according to the Bureau of the Census, the 35 to 54 year old segment of the population has a higher rate of home ownership as compared to the total population. Management believes that these demographic factors, coupled with the higher maintenance and remodeling required with the general aging of houses in the U.S. from an average 23 years old in 1985 to 28 years old in 1995, will favorably impact demand in the homeowner segment of the equipment rental industry.


     Light Commercial. Management believes that there is a substantial opportunity for growth in the light commercial segment because contractors currently rent only a small percentage of their equipment requirements. According to The CIT Group Construction Industry Forecast, contractors intend to rent approximately 6% of their total equipment needs in 1997. The Company believes that the equipment rental industry benefits from the trend among businesses of all types to outsource various aspects of their operations in order to reduce capital investment and focus on core competencies. The benefits of renting can be especially important to small contractors in the light commercial segment, who often have limited capital and cannot purchase all of the equipment necessary for every job. The light commercial segment also encompasses customers outside the construction industry, including industrial companies which need equipment for maintenance or construction projects; government agencies and authorities, such as school systems, public golf courses and park systems; private organizations that own and operate large facilities, such as golf or tennis clubs; and a wide array of businesses that have ongoing maintenance and project needs. Management believes that these non-construction customers represent a substantial growth opportunity in the light commercial segment due to their budgetary constraints, significant but infrequent usage of various types of essential equipment and, in many cases, limited previous exposure to equipment rental.

     Special Events. The special events segment represents one of the three largest categories of equipment rented by homeowners, according to a 1993 study by the ARA (the most recent available data). This segment tends to be less capital intensive because of the relatively low cost of the equipment, with the potential for high utilization rates. Special events rentals are counter-seasonal to some extent, with strong activity during the winter holidays when other rentals tend to be slowest. The customer base for this segment includes homeowners and a variety of organizations which present conferences or host social functions. Management believes that none of the ten largest U.S. rental companies derive meaningful revenues from the special events segment. Based on the Company's analysis of acquisition candidates, management also believes that the special events segment currently has the highest growth rate of the three segments targeted by the Company.



     Attractiveness of Target Equipment Rental Segments. RentX believes its segments are attractive relative to the heavy equipment segment of the equipment rental industry for a number of reasons. Customers in the homeowner, light commercial and special events segments are primarily focused on equipment availability and convenience, and are therefore less price sensitive than heavy equipment customers. Additionally, the short-term nature and lower cost of the rental, both in absolute terms and in relation to purchasing the equipment for an infrequent project, lessens customer price sensitivity. The Company believes its segments are also attractive because of reduced exposure to down business cycles due to the nature and balance of the Company's customer mix. In down cycles, homeowners tend to pursue refurbishment and maintenance projects and light contractors tend to turn to remodeling projects rather than new construction. Special events such as weddings and graduations are not dependent on business cycles. Management further believes that the smaller equipment required in these segments will allow the Company to establish new locations quickly with lower capital requirements. In addition, the Company believes that it has the opportunity to realize higher aggregate revenues in relation to the cost of the equipment because short-term rental rates are generally higher than long-term rates. Like the heavy equipment segment, the light commercial segment benefits from the trend towards increased outsourcing by contractors and other commercial customers.


     Competitiveness of RentX. The Company believes that it maintains significant competitive advantages over small local or regional independent operators and other competitors less focused on the homeowner, light commercial and special events segments. Relative to smaller "mom and pop" businesses, RentX benefits from several competitive advantages including: (i) volume equipment purchasing and disposition, including disposition through non-traditional channels; (ii) a customized management information system geared to processing a high volume of short-term transactions and maximizing equipment utilization;
(iii) the ability to cluster stores which provides equipment breadth and depth and marketing synergies to maximize local market penetration; and (iv) professional management and retailing initiatives. Relative to equipment rental companies primarily focused on the heavy equipment segment, RentX believes it is better able to serve its customers due to its convenient locations, retail orientation, employee training programs and customized management information system. In addition, the Company has and is expanding marketing programs designed to reach its targeted market segments, which heavy equipment rental companies generally do not employ. RentX believes that it also has significant advantages over home improvement and hardware retailers which rent equipment due to the Company's maintenance capabilities, equipment breadth and depth, rental oriented customer service and systems and convenient locations.

BUSINESS STRATEGY

     The Company's business strategy is to focus on the homeowner, light commercial and special events segments of the equipment rental industry. The Company's goal is to develop a branded national system of equipment rental stores and to become the largest equipment rental company in its target segments. Each of the following elements of the Company's strategy is designed to maximize repeat business, attract new customers and ultimately expand the size of the Company's market, while enabling the Company to operate in a cost-effective manner.

     Deliver Project Solutions. Guaranteed. The Company believes that it differentiates itself from many of its competitors by providing total project solutions with guaranteed customer satisfaction. The Company's compensation and training programs and systems are designed to emphasize and support this approach. RentX associates are trained to help the customer evaluate project needs, offer or identify sources of appropriate equipment and/or merchandise, and, if appropriate, train the customer in the use of the equipment and/or merchandise. Regular maintenance is a critical element in ensuring customer satisfaction and high asset utilization. Company procedures require associates to clean, inspect and test all equipment after each rental. To provide customers with a quick and convenient rental experience, the Company offers pick-up and delivery service and has developed a customer-friendly store environment, customized point-of-sale computer system and standardized operating procedures. RentX responds to customer problems promptly and effectively, doing whatever is necessary to satisfy the customer, including, where appropriate, sending an associate to the customer's project site to replace equipment or render assistance. RentX believes that its focus on total project solutions with guaranteed customer satisfaction will both differentiate it from its competition and expand the Company's target market over time.

     Capitalize on Economies of Consolidation While Preserving Local
Autonomy. Although the Company's goal is to maximize the economies of scale that arise from consolidation, its local managers are encouraged to act autonomously in order to preserve the entrepreneurial spirit that characterizes its acquired businesses. While the Company has designed and implemented consistent operating procedures to improve the performance of its acquisitions, it continues to allow store level management sufficient flexibility to tailor operations to the local market. For example, although most major equipment purchases are made pursuant to national accounts with manufacturers or distributors, the specific equipment to be purchased at each location is selected based on the recommendations of the local managers. Similarly, rental rates at each store are determined locally. As part of its effort to assist local management, RentX makes available to all stores the best practices and products from its acquired businesses. The Company believes that by supporting, rather than constraining, local management, operations in each area can be structured to maximize market penetration and increase existing store revenues.

     Derive Benefits from Hub and Spoke Structure. In appropriate markets, RentX develops a local area based on a hub and spoke structure where conveniently located, smaller spoke stores are supported by a larger hub store. The hub and spoke structure is designed to minimize capital investment, increase utilization rates and provide breadth and depth of equipment by utilizing the Company's sophisticated management information system to transfer equipment inventory as necessary. In addition, the Company's more experienced mechanics and specialized maintenance equipment can be concentrated at the hub for more efficient utilization, while minimizing spare parts inventory. The hub and spoke structure can also be used to enhance specific segments of the Company's business. For example, in appropriate markets small displays of special events equipment in general rental stores are used to develop sales and contacts for a special events hub serving an entire region. Because most rental transactions require both a pick-up and return trip, the convenience and proximity to the customer provided by the hub and spoke structure is a key competitive advantage.

     Introduce Sophisticated Retailing Techniques to the Rental Industry. RentX is implementing sophisticated retailing techniques in all its stores and expects this approach to be a significant differentiating factor in an industry which has not traditionally focused on creating a customer-friendly environment. Although stores may have different physical layouts and mixes of equipment, they are all designed to have a clean, uniform look prominently featuring RentX signage, improved labeling, visual presentations to showcase rental equipment and an enhanced selection of tie-in merchandise for sale. The Company is instituting training programs, reinforced by an incentive compensation system, to provide a knowledgeable and professional staff and to make available a career path for successful associates. All of these techniques are designed to create a familiar, less intimidating retail experience for customers and to establish a national standard of professionalism for all RentX stores.

     Generate Incremental Revenue Through Tie-In Merchandise Sales. The Company seeks to increase revenues at its acquired stores by introducing or expanding the variety of merchandise sold which is related to projects for which equipment is rented. While RentX will not approach the breadth or depth of product offered by hardware stores, product categories such as power tool accessories, safety/ protection products, small hand tools (hammers, saws, pliers, etc.), long handle tools (rakes, shovels, etc.), gloves, propane and related accessories, floor care products and others are being introduced system-wide to generate incremental revenues. The Company's point-of-sale system will prompt associates to suggest tie-in merchandise. Due to the convenience of one-stop shopping, RentX typically does not discount the prices of such tie-in merchandise.


     Employ Sophisticated MIS. The Company has made substantial investments to select and customize a management information system designed to improve asset utilization, customer service and financial performance and to support a high volume of short-term rental contracts. RentX's aggressive expansion strategy led it to select a system designed to rapidly integrate a large number of acquired and new stores. The system links all stores to each other and to the home office and provides real time transaction processing, extensive asset management tools and daily financial management reporting.


     Leverage Acquired Management. RentX leverages the management of acquired businesses both to help manage the Company and to help develop the acquisition pipeline. In managing its ongoing operations, RentX seeks to retain the managers of the companies it acquires in order to maintain continuity, benefit from their knowledge of local market conditions, disseminate new best practices and products and achieve its growth objectives. In many cases, existing management has joined the RentX team by continuing in store management capacities or by becoming area managers or consultants. In managing its acquisition program, the Company finds that the former owners and managers of acquired companies provide an extensive industry network through which to identify, approach and open negotiations with potential acquisition targets. To date, acquired company managers have included two past national presidents of the ARA (including the 1996 president and current chairman and the 1996 chairman, both of whom are now executives of RentX) and three past executives of regional rental associations.

GROWTH STRATEGY

     RentX's growth strategy is to continue to enter new geographic markets through platform acquisitions and expand its presence in existing markets through a combination of tuck-in acquisitions and new fill-in stores. An important aspect of the Company's growth strategy is to cluster stores in targeted markets, thereby increasing customer awareness, leveraging the RentX brand and creating operating, capital expenditure, distribution and advertising efficiencies. The Company is able to pursue this clustering strategy due to its flexible store format and ability to operate in different types of locations. The Company believes that, by clustering RentX stores, it discourages potential competition and can generate higher revenues. The Company seeks to generate revenue growth and enhanced profitability across its stores through the implementation of a number of RentX developed initiatives, including the following:

     Acquire Equipment Rental Businesses. The cornerstone of RentX's growth strategy is the acquisition of existing equipment rental businesses. The Company seeks to acquire companies in new markets that will provide platforms from which to pursue growth within the markets through tuck-in acquisitions of other businesses with complementary operations and locations. Typically, a platform acquisition includes several stores, but in some instances a single large facility may be acquired. Tuck-in acquisitions in existing markets usually consist of one or two stores.

     In evaluating a platform acquisition candidate, the Company looks for a business that operates in at least one of its targeted segments, with a history of profitability, a quality reputation in the local market, a leading local market position and a capable operating management team which can continue with RentX post-acquisition. Acquisition candidates are often family owned businesses facing capital constraints limiting growth and succession and/or estate planning issues. When evaluating these acquisition candidates, RentX examines historical and projected revenue, but uses its own cost structure, including overhead, staffing and expenses related to new equipment purchases, in determining the purchase price. The final valuation depends on the growth prospects of both the local market and individual stores, in addition to the intangibles associated with the existing business. Tuck-in acquisitions are selected primarily on the basis of location. RentX and BACE conduct extensive due diligence prior to each acquisition, and the Company routinely engages an outside consultant to perform environmental due diligence. Seller indemnification is a standard feature of acquisition agreements.

     Open Start-Up Stores in Existing Markets. The Company intends to supplement its acquisitions by filling in markets with new stores at locations convenient for its customers. In general, new stores will be located to fill voids in under-served communities, rather than in close proximity to existing RentX or competing stores. New stores will also be established in response to population shifts and growth in a given market as neighborhoods develop and expand. Start-up stores in the special events segment will typically be combined showroom and warehouse facilities that handle the majority of the special events business in a local area.


     RentX has devoted extensive management resources to the development of a prototype general rental store for start-up locations, which can typically be opened with a relatively low investment. The prototype is flexible so that RentX can either have a new store constructed by its landlord on a "build-to-suit" basis or remodel an existing building to meet its specifications. The first start-up store, which is a special events showroom and warehouse designed to serve an entire market area, opened in May 1997. The second start-up store is a spoke general equipment rental store that was opened in October 1997 to increase the Company's penetration of an existing market. The Company expects to open a total of five to 10 start-up stores in the fiscal year ending January 31, 1998. It is the Company's policy to lease, rather than purchase, its locations.


     Pursue Internal Growth. RentX plans to achieve internal growth in revenues and profitability through the application of its operating strategy and the benefits of consolidation. RentX's operating strategy is designed to expand revenues by, among other things, broadening its product offerings through the best practices and products program, improving asset utilization, delivering a high level of customer service, increasing brand recognition and awareness of rental possibilities, increasing average revenues per visit through tie-in rentals and merchandise sales and instituting direct sales efforts to the light commercial segment. The Company believes that this strategy will encourage repeat visits by existing customers and generate initial visits by new customers.

     Management believes that consolidation will benefit margins as well. For example, economies of scale have improved capital equipment and merchandise purchasing terms and availability. Besides realizing economies of scale in purchasing new equipment, organizing consolidated sales of used rental equipment will help RentX access alternative distribution channels that can provide higher resale prices which would not be available to smaller operators. The Company also has plans to improve asset management through the use of integrated information systems and rental equipment transfers among locations, and to leverage selling, general and administrative expenses over a large number of stores.


     Role of BACE. As a major equity owner and the founder of RentX, BACE has played an active role in supporting the development of the Company. BACE worked with management to develop the growth strategy which RentX is following, and has dedicated significant resources to recruiting a management team and assisting RentX in identifying, analyzing, negotiating and documenting acquisitions. BACE has developed a systematic and efficient approach to RentX's acquisition process and has dedicated a team of professionals to the acquisition needs of the Company. This allows the management of RentX to focus on selecting new acquisitions, integrating the stores acquired with the existing business, implementing the business plan and directing the ongoing operations. BACE has entered into a consulting agreement pursuant to which the acquisition expertise of the BACE team is made available to the Company. See "Certain
Transactions -- Consulting Agreement."

ACQUISITION INTEGRATION

     Upon completion of an acquisition, the Company integrates the operations of the acquired business. Integration includes installing RentX's sophisticated management information system, coordinating asset management, installing RentX signage, ensuring a clean, attractive outer and inner store appearance, implementing training, marketing and merchandising programs, emphasizing a culture of customer service and consolidating used equipment disposition. Although purchasing decisions are made based on recommendations from the local managers, the stores in each area receive the pricing economies of RentX's volume purchasing power, including national account status with most major vendors. Where market conditions dictate, an acquired company may use both its historical name and the RentX name during a transition period in order to minimize customer disruption. Since May 1996, RentX has acquired 14 businesses with a total of 57 stores in 10 states. All of these stores are scheduled to be fully integrated to the RentX format in the fourth quarter of the fiscal year ending January 31, 1998.

     Management believes that it is important to retain the services of the operating management of the platform companies it acquires in order to maintain continuity, benefit from their knowledge of local market conditions and accelerate growth. In many cases, an existing manager will join the RentX team as an area manager. These individuals play a key role in developing and spreading best practices and products throughout the RentX system and helping to identify new acquisition targets and start-up store opportunities. In addition, the Company has hired or formed alliances with several prominent industry veterans, which increases the Company's credibility and broadens its network throughout the industry.

STORE FORMAT AND RETAIL INITIATIVES

     RentX intends to expand its customer base by implementing a number of initiatives designed to provide a pleasant and satisfactory rental experience for its customers and increase awareness of the benefits and possibilities of equipment rental. To this end, RentX has developed a store format and a set of retail initiatives for the homeowner and light commercial markets which management believes are unique in the equipment rental industry. The following is a discussion of the Company's existing stores as well as the retailing initiatives and store appearance and signage changes the Company is currently implementing.

     Store Location and Layout. The Company's stores typically are located in convenient suburban, urban or rural areas with proximity to both contractor and homeowner customers. Store layouts incorporate an indoor sales floor which displays smaller rental equipment as well as tie-in merchandise with informative signage, an outdoor equipment yard for larger equipment and for storage of multiple units of equipment displayed indoors and a maintenance area. Store sizes range from 2,800 to 20,400 square feet and outdoor storage yards range from 6,000 to 90,000 square feet. The size and layout of the store are dependent on a variety of factors including the economics of the site and the characteristics of the market.

     Store Appearance and Merchandising. As the Company continues to acquire stores, it expects to improve both store appearance and merchandising to reflect the RentX business model. Start-up stores will be sized and merchandised to fit the particular market, but will be based upon the RentX developed format. While local managers retain flexibility in equipment and merchandise selection, most external and internal enhancements and practices are applied Company-wide. The Company's distinctive red and blue logo is featured both on the store front and throughout the store on associate uniforms, merchandise and signage. Store interiors are clean, uncluttered and well lit. High profile signage directs customers to equipment categories and a tagging program identifies equipment and merchandise as either for sale or for rent and indicates rental rates or prices. In addition, the Company attractively merchandises tie-in items according to flexible planograms strategically placing merchandise near related rental equipment, and uses fixtures such as endcaps to influence impulse purchases and efficiently utilize square footage.

     Best Products and Practices. The Company has implemented a number of other retail initiatives through its best products and practices program. Through this program, particular expertise of a given store or area is disseminated to other RentX stores. For instance, through "best products" the Company has added a far larger selection of tie-in merchandise at its stores to provide the convenience of one-stop shopping and incremental revenues. Propane refills, for example, generate significant traffic for the Company, and RentX now regularly carries gas grill tie-in merchandise such as lava rocks, extra tanks and cleaning tools. Through "best practices" the Company prepares and provides concise product safety and operating instruction sheets for most items of power equipment rented.


     Customer Service, Employee Training and Compensation. RentX strives to develop the technical and interpersonal skills of its store personnel to ensure that customers consistently receive knowledgeable and courteous assistance. The Company seeks to retain the employees of the acquired companies and benefit from their combined experience, pre-existing knowledge level and customer relationships. Associates actively provide equipment information, instructions and project assistance both in the store and in the equipment yard. The Company is developing extensive training for all of its associates aimed at improving customer service and the understanding of project solutions and equipment use. Customer satisfaction is enhanced through the proper and regular maintenance of the rental equipment. RentX associates are expected to support equipment reliability, even visiting the project site to render assistance or replace equipment if necessary. If the Company does not have a piece of equipment requested by a customer, RentX associates attempt to obtain the equipment from a distributor or competitor to satisfy the customer's needs. Furthermore, the Company's sophisticated management information system is designed to prompt associates to suggest tie-in merchandise to help customers arrive at a satisfactory project solution. The system is also important in ensuring that the customer experiences easy in-and-out service.


     The Company attempts to attract, retain and motivate qualified personnel through a compensation system structured to reward associates who contribute to the achievement of the Company's goals. Associates are reviewed periodically and annual compensation decisions are based on the performance record established by these reviews. The associates in each area are eligible for team incentive bonuses based on the performance of the stores in the area compared to budgeted revenues and profitability. All salaried employees, including assistant store managers, field sales personnel and maintenance supervisors, are eligible to receive stock options under the Company's Stock Option Plans. The RentX structure provides a career path for associates whose skills and knowledge of the Company's operations show continuing growth.

PRODUCTS

     The Company believes that it offers a comprehensive and well-maintained rental equipment inventory designed to meet the needs of its homeowner, light commercial and special events target segments. The Company offers over 3,200 different types of rental equipment on an hourly, daily, weekly or monthly basis. The breadth and depth of each store's product mix is tailored to satisfy the needs and preferences of the local customer base. In fiscal 1996, equipment rental accounted for approximately 85.1% of the Company's total revenues.

     In addition to equipment rental, RentX stores offer a wide range of merchandise used in conjunction with the rental equipment. In doing so, the Company seeks to attract and retain customers by offering the convenience of one-stop shopping, while generating incremental sales of high margin merchandise. For example, a customer refinishing a floor may visit a store intending only to rent a floor sander, but may also purchase gloves, sand paper, a safety mask and goggles. In fiscal 1996, 12.3% of the Company's total revenues were from sales of merchandise.

     The following table gives selected examples of equipment rented by the Company and related merchandise:

      LIGHT             GENERAL           SPECIAL             TIE-IN
   CONSTRUCTION          TOOL              EVENTS           MERCHANDISE
------------------  ---------------  ------------------  -----------------
Backhoes            Carpentry tools  Canopies            Cleaning fluids
Compressors         Carpet cleaners  China and flatware  Extension cords
Forklifts           Detectors        Dance floors        Garden
Generators          Drills           Grills                implements
Hydraulic tools     Floor polishers  Helium tanks        Gloves
Mini excavators     Heaters          Staging             Goggles
Mixers              Lawn and garden  Tables and chairs   Nails
Platform lifts      equipment        Table linens        Propane and tanks
Pumps               Paint sprayers   Tents               Sandpaper
Skid steer loaders  Power sanders                        Saw blades
Tractors            Saws                                 Tape
                    Tile cutters

     The Company also routinely sells its used rental equipment in order to maintain an economically competitive inventory and to adjust to fluctuations in the demand for specific rental products. The Company believes that its maintenance program is an important factor in maximizing the resale value of used equipment. In fiscal 1996, the sale of used equipment accounted for approximately 2.6% of the Company's total revenues. The Company also sells some new equipment, but its revenues from such sales are not material.

ASSET MANAGEMENT

     Asset Utilization. The Company believes that its sophisticated management information system, when fully implemented, combined with its ability to redeploy equipment among stores, will allow RentX to better manage its equipment and achieve high utilization rates. With the Company's information systems, an employee at any store can locate a specific piece of equipment, whether out on rent, in maintenance or ready to rent. Once identified, the equipment can be reserved for a customer through the system and scheduled for delivery or pick-up at the store of choice. Management can review overall utilization of equipment by asset, asset class, store or area. The Company is then able to further enhance asset utilization and reduce capital expenditures by identifying and deploying equipment to those stores where it will likely generate the highest return.

     An additional benefit of the Company's management information system is the ability to track missed rentals and instances in which the Company obtains equipment from a distributor or competitor to meet a customer's needs, a statistic which can help management assess when to purchase new equipment or transfer equipment between stores. The Company's information system also will keep track of and schedule preventive maintenance for each piece of equipment and thus enhance the reliability of its equipment, extend the useful life of its inventory and attain favorable resale value for its used rental equipment. To support its efforts at efficient asset management, monthly bonuses for store personnel are based upon revenues and profits within an area, rather than at a particular store, and annual bonuses of area managers and regional directors are based in part on asset utilization Company-wide.

     Purchasing. As a result of volume purchasing and the creation of a dedicated purchasing function, the Company increasingly receives significant discounts. The Company has achieved national account status with vendors who are expected to supply approximately 50% of the new rental equipment to be purchased in the year ending January 31, 1998, based on the cost of equipment purchased and expected to be purchased in that year. National account status establishes prices, usually at a discount, of many major items across the country for a year at a time, which allows the Company to both acquire more cost-effectively and budget more precisely. National accounts carry additional benefits such as service contracts, terms, spare parts stocking and co-op advertising. The Company maintains relationships with at least two suppliers in every major category of equipment. The Company believes that its purchasing power will continue to grow as it increases in size.

     Used Rental Equipment Disposition. Optimizing the disposition of used equipment is an important part of the Company's asset management program. The Company monitors the age, repair record and, in appropriate cases, hours of operation of its rental equipment in an effort to dispose of used equipment at the projected optimum point in its useful life based on resale values and expected maintenance costs. By consolidating its used equipment sales nationwide, the Company expects to have access to sales channels that might not be available on a local level. For example, the Company intends to explore international markets for used equipment, particularly those with high duties on new equipment, where the prices for used equipment can be significantly higher than in domestic markets.

MANAGEMENT INFORMATION SYSTEM


     The Company has invested significant time and capital in an integrated management, accounting, inventory and point-of-sale system which management believes will enhance revenues and profitability. The system will link all RentX stores to each other and to the home office and will enable home office and regional management to continually monitor and analyze the performance of individual stores, areas and the Company as a whole. All of the Company's stores are operating on the new system. As of July 31, 1997, the Company had spent approximately $1.1 million on the system and estimates that it has expended an additional $100,000 since that date to complete the integration of all existing stores.



     In the stores, the system allows associates to monitor equipment availability system-wide on a real-time basis, prompts associates to suggest tie-in merchandise and accumulates information for a customer database. The system has the capability to capture information from rental and merchandise transactions which can be analyzed in a number of ways, including: (i) revenues by store, customer, area or equipment category; (ii) margin by store or area;
(iii) asset utilization by individual asset, asset class, store, or area; (iv) revenues and margin by merchandise category; and (v) labor productivity by store or area. In addition, the system is designed to integrate back office functions, including purchasing, accounts receivable, accounts payable and general ledger.


     The software and hardware for the system were selected for their functionality and scalability. The software, which is being customized to meet the Company's specifications, includes a point-of-sale subsystem which is designed to support expansion to 150 stores with current hardware, and which can be upgraded beyond those levels with additional hardware investment. RentX is training area system specialists who train and support individual stores throughout the RentX system, as well as providing general system support. The hardware/telecommunications network provides for maximum up-time, with 56 KB lines tying together stores with local switching offices (and an independent network monitoring vendor), connected via T1 to an HP 9000, and via partial T1 to the Company's home office in Denver.

CUSTOMERS

     The Company serves a large number of small customers, none of which accounts for a meaningful portion of its revenues. The composition of RentX's customer base varies by store and is determined by several factors, including the business composition of the local economy and the character of the neighborhood in which the store is located. For fiscal 1996, management estimates that over 90% of the Company's total pro forma revenues were derived from the homeowner, light commercial and special events segments of the equipment rental market. The loss of any one customer would not have a material adverse effect on the Company's business.

     The majority of the Company's customers are homeowners who rent either general tools or special event items. RentX's customers in the light commercial segment are small contractors, a wide variety of other business customers and governmental units, all of which are primarily motivated by the same factors that are important to homeowners. RentX believes that, because the cost of each transaction is relatively low, customer service, convenience and equipment availability are generally more important to its customers than price.

MARKETING AND SALES

     In an effort to build the RentX brand, increase public awareness and enhance revenues, the Company is designing and implementing a new marketing and sales program.

     Marketing. Rental companies in the homeowner, light commercial and special events segments of the market have traditionally limited their advertising to telephone directories. The Company believes that the targeted marketing techniques commonly used in other industries can be successfully employed in its segments of the equipment rental industry. The Company's existing customer database provides targeted mailing lists for seasonal specials and specific promotions. The Company's general marketing program will combine coordinated local newspaper, radio and billboard advertising designed to tie projects in areas such as home improvements, gardening and special events to equipment suggestions and the RentX name. In addition, the Company has company-wide guidelines for store front, in-store, and on-vehicle signage which prominently features the RentX logo and, where appropriate, the 1-888-88-RENTX phone number.

     Sales. The Company's sales are primarily conducted within the stores by RentX sales associates. See "-- Store Format and Retail Initiatives." The Company also has a dedicated field sales force for both commercial and special events rentals. All areas have at least one field sales representative who will be responsible for calling on commercial accounts. In addition, a number of locations will have dedicated special events rental representatives who visit event sites to help customers assess their rental needs and plan event equipment logistics. Management believes that, besides helping to increase rental revenues, these dedicated field sales representatives emphasize its "project solutions" approach and contribute to its competitive distinction among rental companies focused primarily on its market segments. Management also believes that the sales representatives can help expand the total market by calling on potential customers who have not traditionally been contacted by such field sales efforts.

ACQUISITION HISTORY

     Since May 1996, the Company has acquired 14 businesses with a total of 57 locations in 10 states. The following table summarizes those acquisitions.

                                                                    LOCATION AND               YEARS IN
                                               COMPANY                NUMBER OF                BUSINESS
                 DATE                          ACQUIRED                STORES             BEFORE ACQUISITION
                 ----                      ----------------    -----------------------    ------------------
May 1996                                   Zodiac              Denver, CO(1)                      23
                                                               Aurora, CO(3)
                                                               Parker, CO(1)
                                                               Castle Rock, CO(1)
                                                               Westminster, CO(1)
                                                               Littleton, CO(1)
                                                               Thornton, CO(1)
May 1996                                   A to Z              Spokane, WA(4)                     35
August 1996                                E-Z Way             Silverthorne, CO(1)                21
  and January 1997                                             Vail, CO(1)
                                                               Eagle, CO(1)
                                                               Craig, CO(1)
                                                               Glenwood Spgs., CO(1)
November 1996                              U-Rent              Oklahoma City, OK(1)               22
                                                               Lawton, OK(1)
                                                               Chickasha, OK(1)
                                                               Newcastle, OK(1)
December 1996                              U-Do-It             Coeur d'Alene, ID(1)               12
  and January 1997                                             Sandpoint, ID(1)
February 1997                              Hays                Arkadelphia, AR(1)                 23
                                                               Hot Springs, AR(1)
                                                               El Dorado, AR(1)
                                                               Magnolia, AR(1)
                                                               Camden, AR(1)
March 1997                                 CVR                 Waynesboro, VA(1)                  23
                                                               Harrisonburg, VA(1)
                                                               Culpeper, VA(1)
                                                               Charlottesville, VA(2)
                                                               Staunton, VA(1)
April 1997                                 Scotty Rents        Lafayette, CA(1)                   27
                                                               Pleasant Hill, CA(1)
                                                               Walnut Creek, CA(1)
                                                               Danville, CA(1)
May 1997                                   A-1                 Las Cruces, NM(3)                  18
                                                               Silver City, NM(1)
                                                               Alamogordo, NM(1)
June 1997                                  Suburban            Novi, MI(2)                        37
                                                               Livonia, MI(1)
                                                               South Lyon, MI(1)
                                                               Brighton, MI(1)
                                                               Westland, MI(1)
                                                               Plymouth, MI(1)
July 1997                                  A-Z Rents It        Fort Collins, CO(1)                39
July 1997                                  A-1 Rent All        Tyler, TX(2)                       37
                                                               Jacksonville, TX(1)
July 1997                                  A-1 Rent All of     Marshall, TX(1)                    17
                                           Marshall
July 1997                                  Duncan              Duncan, OK(1)                      16


     The Company has combined two of the acquired stores in New Mexico and has opened two start-up stores, one in Spokane, Washington and one in Bethany, Oklahoma.

STORES AND FACILITIES


     At October 31, 1997, the Company operated 58 rental stores, including two start-up stores opened in May and October 1997, in the following 10 states:
Arkansas (5), California (4), Colorado (15), Idaho (2), Michigan (7), New Mexico
(4), Oklahoma (6), Texas (4), Virginia (6) and Washington (5). The Pending Acquisition and one other immaterial acquisition for which the Company has signed letters of intent would give the Company two stores in Tennessee and an additional store in Colorado. There can be no assurance that either or both of these acquisitions will be consummated.


     The Company's rental stores are generally situated in industrial, commercial or mixed-use zones. These locations typically range from one-half acre to one and one-quarter acres, with hub locations as large as three acres, and include a customer showroom, an equipment service area and storage facilities. All of the Company's rental stores are leased, with lease terms expiring from 1998 to 2014, most with multiple options to extend. In many instances, the Company's rental locations are leased from the former owners of businesses acquired by the Company.

     The Company also leases its home office facilities in Denver, Colorado, under a lease expiring November 30, 2001, with an option to renew for an additional three-year term. The home office consists of approximately 8,470 square feet, with options to lease an additional 2,800 square feet.

COMPETITION

     The equipment rental industry is highly fragmented and competitive with limited barriers to entry. All of the 10 largest equipment rental companies are primarily in the heavy equipment segment of the market. Management believes that RentX is the only equipment rental company currently pursuing a national consolidation focused on the homeowner, light commercial and special events segments of the market. The Company's competitors in various segments of its business include independent businesses with one to four rental stores in a single geographic area or regional competitors that operate in more than one state; larger national equipment rental companies; home improvement and hardware retailers; and equipment vendors and dealers who both sell and rent equipment directly to customers.

     RentX believes that it competes in the markets it serves primarily on the basis of customer service, convenience and equipment availability. The success of a rental operator in the Company's targeted segments is predicated on its customer service and problem solving abilities; quality, condition and servicing of its equipment; availability of equipment (both depth and breadth); delivery capabilities; management information systems; location of its stores in relation to its customer base; overall operation of its business; and price. The Company believes that it competes favorably on the basis of these factors.

     Some of the Company's competitors have greater financial resources and a longer operating history than the Company, with a substantial local customer base, and consequently have greater name recognition than the Company. Because the capital investment required to establish a rental store in the homeowner, light commercial and special events segments is relatively low, the barriers to entry are also relatively low. There can be no assurance that the Company will not encounter increased competition from existing competitors or new market entrants that may be significantly larger and have greater financial and marketing resources then the Company. Increased competition is likely to result in, among other things, reduced operating margins, loss of market share and diminished brand value, any of which could have a material adverse effect on the Company. One equipment rental company which operates primarily in the heavy equipment segment has significantly reduced prices on longer term rentals of certain pieces of heavy equipment. In addition, existing or future competitors may compete with the Company for acquisition candidates and sites for new stores, which could have the effect of increasing the price for acquisitions or reducing the number of suitable acquisition candidates or new store locations. Currently, the largest companies in the equipment rental industry, including a number which are actively pursuing consolidation and growth strategies, are primarily in the heavy equipment segment of the market, but also compete in the Company's targeted segments. Some or all of these companies may increase their focus on one or more of the market segments in which the Company is active, which would significantly increase competition for customers, acquisi-tions and locations for new stores. In addition, there can be no assurance that foreign companies that focus on the Company's market segments will not aggressively enter the U.S. market. See "Risk Factors -- Competition; Limited Barriers to Entry."

GOVERNMENT AND ENVIRONMENTAL REGULATION

     The Company and its operations are subject to a variety of federal, state, local and common laws and regulations governing, among other things, worker safety, air emissions, water discharge and the generation, handling, storage, transportation, treatment and disposal of hazardous or toxic substances located on or in, or emanating from, its property, as well as related costs of investigation and property damage. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In connection with its acquisitions and new stores, the Company generally obtains environmental assessment reports prepared by independent environmental consultants and environmental indemnities from the sellers. Initially, an environmental assessment consists of a site visit, historical record review, interviews and report, with the purpose of identifying potential environmental conditions associated with the subject real estate. Soil, ground water and other samples are taken where and when appropriate. There can be no assurance, however, that such assessments or sampling have fully identified contamination which may be present on a property. Further, there can be no assurance that acquired or leased locations have been operated in compliance with environmental laws and regulations or that future uses or conditions will not result in the imposition of environmental liability upon the Company or expose the Company to third-party actions such as tort suits.

     The Company dispenses petroleum products from above-ground storage tanks located at certain rental locations that it owns or leases. The Company maintains an environmental compliance program that includes the implementation of required technical and operational activities designed to minimize the potential for leaks and spills, maintenance of records and the regular testing and monitoring of tank systems for tightness. There can be no assurance, however, that these tank systems have been or will at all times remain free from leaks or that the use of these tanks has not or will not result in spills or other releases. The Company also uses hazardous materials such as solvents to clean and maintain its rental equipment. In addition, the Company generates and disposes of waste such as used motor oil, radiator fluid and solvents, and may be liable under various federal, state and local laws for environmental contamination at facilities where its waste is or has been transported for treatment, storage, disposal or recycling. The Company believes that it currently conducts its operations in material compliance with all applicable laws and regulations. Compliance by the Company with applicable environmental laws has not had a material adverse effect on the Company's financial condition or competitive position to date. See "Risk Factors -- Government and Environmental Regulation."

LEGAL PROCEEDINGS

     From time to time the Company is a party to litigation involving claims incidental to the business of the Company. The Company does not believe that any pending litigation will have a material adverse effect on its business or financial condition.

EMPLOYEES

     At September 4, 1997, the Company employed 620 people, including 527 in-store rental associates, 14 field sales associates, 52 operational associates and 27 corporate and regional management personnel. None of these associates is represented by a union or a collective bargaining agreement. The Company considers its labor relations to be good.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth certain information as of the date of this Prospectus with respect to the directors, executive officers and key employees of the Company:

                   NAME                     AGE                    POSITION
------------------------------------------  ---   -------------------------------------------
Arnold A. Bernstein.......................  54    President, Chief Executive Officer and
                                                   Director
Gary J. Kulesza...........................  46    Executive Vice President, Chief Operating
                                                   Officer and Secretary
Thomas D. Nugent..........................  54    Executive Vice President, Chief Financial
                                                   Officer and Treasurer
Larry W. Davidson.........................  59    Vice President of Purchasing/Merchandising
George A. Evans...........................  52    Vice President of Corporate Development
Charles E. Baker..........................  54    Vice President of Store Development
Stephen T. Carlson........................  37    Vice President and Controller
Mary Ann Milton...........................  35    Vice President of Human Resources
Hershel A. Manning........................  57    Western Regional Director of Store
                                                  Operations
James J. Conley...........................  54    Eastern Regional Director of Store
                                                  Operations
Darcy A. Erickson.........................  46    Director of Marketing
Richard M. Tyler(2).......................  39    Director
Craig J. Zoellner(1)......................  40    Director
Thomas E. Galuhn(2).......................  47    Director
James A. Gordon(1)........................  47    Director
William P. Sutter, Jr.(1).................  40    Director
Margaret G. Fisher........................  47    Director

---------------
(1) Member of Audit Committee.

(2) Member of Compensation Committee.

     Arnold A. Bernstein has been President and Chief Executive Officer of the Company since November 1996 and a director since September 1997. From August 1982 until August 1994, he held various senior management positions with Musicland Stores Corp., a specialty retail chain with a variety of product lines including prerecorded music, prerecorded videos, blank audio and video tapes, books, software and accessories. At Musicland Stores Corp., he served as President from March 1992 to August 1994, Executive Vice President of Operations and Marketing from March 1989 to March 1992, Senior Vice President of Store Operations from March 1985 to March 1989, and Senior Vice President of Merchandising and Marketing from August 1982 to March 1985. During Mr. Bernstein's employment, Musicland grew from approximately 350 to approximately 1,200 stores. Prior to that, Mr. Bernstein was Senior Vice President of Frank's Nursery and Crafts, Inc., a large lawn, garden and crafts chain which grew from six to 90 stores during the 14 years that Mr. Bernstein was employed. From August 1994 until November 1996, Mr. Bernstein pursued personal interests.

     Gary J. Kulesza has been Executive Vice President and Chief Operating Officer of the Company since April 1996 and Secretary since July 1997. From May 1994 to January 1996, Mr. Kulesza was the owner of GJK Investment & Advisory Services, which provided advisory and consulting services to companies and entrepreneurs. From November 1992 to May 1994, he was Chief Financial Officer of Sweet Life Foods, Inc., a privately held food distribution company. Prior to that he served as President and Chief Operating Officer -- International of Computerland Corp., a specialty retail chain of computer stores. In that capacity, he directed the operations of Computerland in 40 countries and managed its acquisition and expansion program. In 1988 and 1989, Mr. Kulesza served as Vice President and Corporate Controller of Coast America Inc., which operated the Coast-to-Coast Hardware store chain. In that capacity, he was actively involved in financial management, systems and controls, acquisitions and the ultimate sale of the company.

     Thomas D. Nugent has been Executive Vice President and Chief Financial Officer of the Company since April 1997 and Treasurer since July 1997. From October 1993 until November 1996, he was Executive Vice President and Chief Financial Officer of Teach & Play Smart, Inc., an education superstore chain that he co-founded. Prior to that, from July 1991 to May 1993, he served as Senior Vice President of Operations and Chief Financial Officer of Bizmart Office Products, an office products superstore chain, which grew from 57 stores in 1991 to 105 stores in 1993, when it was purchased by Office Max, Inc., a subsidiary of K-Mart Corporation. From March 1986 to March 1991, Mr. Nugent served as Executive Vice President -- Administration, Chief Financial Officer, Secretary/Treasurer and a Director of The Wholesale Club, Inc., a public company in the cash-and-carry wholesale membership industry.

     Larry W. Davidson has been Vice President of Purchasing/Merchandising of the Company since May 1996, when the Company acquired the assets of Zodiac Rentals, Inc., a rental company that he co-founded with Mr. Evans in 1974. Mr. Davidson served as Director of Marketing of Zodiac from its inception until it was acquired by the Company.

     George A. Evans has been Vice President of Corporate Development of the Company since May 1996, when the Company acquired the assets of Zodiac Rentals, Inc., a rental company that he co-founded with Mr. Davidson in 1974. Mr. Evans served as Director of Operations of Zodiac from its inception until it was acquired by the Company. He is the Immediate Past President and current Chairman of the American Rental Association.

     Charles E. Baker has been Vice President of Store Development of the Company since March 1997. From November 1995 to April 1996, he was an executive recruiter for Kenzer Corp., an executive recruiting firm. From March 1995 to October 1995, he was a partner in Twin City Consulting, a business consulting firm. From October 1984 to February 1995, Mr. Baker was Vice President, Human Resources and Administration and Store Operations/Field Merchandising of Musicland Stores Corp., a specialty retail chain. Before joining Musicland, Mr. Baker held various positions with B. Dalton Booksellers, Inc., including Vice President/Store Director.

     Stephen T. Carlson has been Vice President/Controller of the Company since April 1997. From September 1996 to April 1997, he was Controller of Coors Ceramics Co., a manufacturer of ceramic products. From February 1996 until September 1996, he served as a financial consultant to Wynkoop Brewing Company L.L.C. and Broadway Brewing Company L.L.C. Prior to that time, Mr. Carlson was Vice President of Manufacturing and Distribution for two years and Vice President, Controller for five years at Vicorp Restaurants, Inc., a restaurant operating company and integrated food manufacturer.

     Mary Ann Milton has been Vice President of Human Resources of the Company since July 1996. Prior to joining the Company, Ms. Milton was Director of Human Resources at Cahners Publishing Company, a business-to-business technical trade publisher, from July 1990 to June 1996. From June 1987 until July 1990, she was Personnel Manager for Lechmere, Inc. Mrs. Milton has 14 years of human resources experience and is a Senior Professional in Human Resources.

     Hershel A. Manning has been Western Regional Director of Store Operations of the Company since May 1997, when the Company acquired the assets of A-1 Rental Centers, a rental company in New Mexico he founded in 1974. Mr. Manning served as President and CEO of A-1 Rental Centers from its inception until it was acquired. He is a former President and Chairman of the Board of the American Rental Association.

     James J. Conley has been Eastern Regional Director of Store Operations of the Company since August 1997. For more than five years prior to joining the Company, Mr. Conley served as Operations Manager of Handy Rent All Centers in New York, a prominent general rental group in the Hudson Valley. He has also served as a consultant for rental companies in other areas of the country.

Mr. Conley has over 30 years of experience in the rental industry and currently serves the American Rental Association as Chairman of the General Tool Special Interest Group and as a member of the Board of Directors.

     Darcy A. Erickson has been Director of Marketing of the Company since September 1997. From April 1991 to August 1997 Ms. Erickson was Vice President of Marketing for Grease Monkey International, Inc., a quick lube franchise organization with more than 200 centers in the United States and Mexico. From November 1987 to March 1991 she served as senior partner in Marketing Savvy, a marketing consulting group she co-founded. Prior to that she was Creative Director and Director of Advertising Services of Kinzley-Hughes Inc., an advertising and public relations firm.

     Richard M. Tyler has been a director of the Company since May 1996. From May 1996 until November 1996, Mr. Tyler served as President of the Company and from November 1996 to July 1997, he served as a Vice President and Secretary. Since November 1988, he has been a member of BACE (or a partner in its predecessor partnership), a private investment group that pursues consolidations in targeted fragmented industries, and since October 1995 has been a member of BACE Investments, LLC, which is a principal stockholder of the Company.

     Craig J. Zoellner has been a director of the Company since May 1996. From May 1996 until July 1997, Mr. Zoellner served as a Vice President and Treasurer of the Company. Since November 1988, he has been a member of BACE (or a partner in its predecessor partnership), a private investment group that pursues consolidations in targeted fragmented industries, and since October 1995 has been a member of BACE Investments, LLC, which is a principal stockholder of the Company.

     Thomas E. Galuhn has been a director of the Company since May 1996. Mr. Galuhn is a Senior Managing Director of Mesirow Private Equity Investments, Inc. and Vice President of Mesirow Financial Services, Inc. Mr. Galuhn has been associated with affiliates of Mesirow Financial Holdings, Inc. since 1987. Mesirow Financial Services is the General Partner of Mesirow Capital Partners VI ("Mesirow"), which is a principal stockholder of the Company. Mr. Galuhn serves on the board of directors of Mesirow Financial Holdings, Inc.

     James A. Gordon has been a director of the Company since May 1996. Since February 1992, Mr. Gordon has been President of Gordon Management, Inc. ("GMI"), a company he formed to serve as the general partner of the Edgewater private equity and venture capital funds. Mr. Gordon has been active in the venture capital and private equity markets since 1982. Prior to forming GMI, Mr. Gordon was an executive officer of Gordon Wholesale, Inc. ("GWI") from May 1971 to February 1992, working in all departments before assuming the Presidency in 1976. GWI was a distributing company which was sold to a multinational conglomerate in 1986. Mr. Gordon serves on the boards of directors of Imnet Systems, Inc., Advanced Photonix, Inc., Microware Systems Corporation and HealthDesk Corporation, all of which are public companies.

     William P. Sutter, Jr. has been a director of the Company since May 1996. Mr. Sutter is a Senior Managing Director of Mesirow Private Equity Investments, Inc. and a Vice President of Mesirow Financial Services, Inc. Mr. Sutter has been associated with affiliates of Mesirow Financial Holdings, Inc. since 1984. He serves on the board of directors of New West Eyeworks, Inc.

     Margaret G. Fisher has been a director of the Company since September 1997. Ms. Fisher is a co-founder and general partner of INROADS Capital Partners, L.P., a venture capital fund that has made equity investments in electronics, financial services, specialty retailing and manufacturing industries. Ms. Fisher has been active in the venture capital industry for seventeen years. Prior to founding INROADS, Ms. Fisher was a founding general partner of Seidman Fisher & Co., a venture capital firm. Before co-founding Seidman Fisher & Co., Ms. Fisher was a portfolio manager with Allstate Venture Capital.

     Officers of the Company serve at the discretion of the Board of Directors. Directors hold office until the next annual meeting of stockholders and until their successors are elected and qualified.

There are no family relationships among any of the directors, officers or key employees of the Company.

     Pursuant to a Stockholders Agreement among the Company, BACE Investments, LLC, Mesirow, the Edgewater Private Equity Fund II, L.P. ("Edgewater") and each of the other existing stockholders of the Company (the "Stockholders Agreement"), each party has agreed, for a period of two years following the offering, to vote its shares of Common Stock in each election of directors for three designees of BACE Investments LLC, four designees of Mesirow and Edgewater, the Chief Executive Officer of the Company and a ninth director selected by the directors so designated. Currently, Messrs. Tyler and Zoellner serve on the Board of Directors as the designees of BACE Investments, LLC and Messrs. Galuhn, Gordon and Sutter and Ms. Fisher serve on the Board of Directors as the designees of Mesirow and Edgewater. BACE Investments LLC has not yet exercised its right to designate a third director, but has indicated that it intends to do so within 90 days after the offering. The current directors have also indicated that they intend to add an additional independent director to the Board within 90 days after the offering. Those two new directors will fill the existing vacancies on the Company's nine-person Board of Directors. The parties to the Stockholders Agreement hold an aggregate of 5,722,018 shares of Common Stock, which will represent approximately 63.2% of the Common Stock outstanding after the offering. See "Certain Transactions -- Stockholders Agreement."

     From January 1995 until November 1996, Richard M. Tyler and Craig J. Zoellner were Vice President and Secretary and Vice President and Assistant Secretary, respectively, of SoftWorld Services Corporation, which provided turnkey manufacturing and fulfillment services to software developers. In April 1997, SoftWorld filed a petition for relief under the Federal Bankruptcy Code and is currently in the process of liquidation.

COMMITTEES

     The Company has an Audit Committee composed of Messrs. Gordon, Sutter and Zoellner. The Audit Committee has the responsibility of making recommendations to the Board of Directors concerning the engagement of independent public accountants, reviewing the overall scope and results of the annual audit and performing such other functions as may be prescribed by the Board of Directors.

     The Company has a Compensation Committee composed of Messrs. Galuhn and Tyler. The Compensation Committee is authorized to review the compensation of the officers of the Company and to make recommendations to the Board of Directors concerning officers' salaries, stock options and any other forms of compensation, to review recommendations to the Board of Directors concerning the compensation of the directors and to perform such other functions as the Board of Directors may direct.

COMPENSATION OF DIRECTORS

     Prior to the offering, the Company has not paid any fees or remuneration to directors for their service on the Board of Directors or any Board committee, but has reimbursed directors for their out-of-pocket expenses incurred in connection with attending meetings of the Board. After the offering, the Company intends to pay directors who are not employees of the Company (and are not employees, members, officers, directors, managers or partners of BACE Investments, LLC, Mesirow, Edgewater, Inroads Capital Partners, L.P. ("Inroads"), Trustees of Grinnell College ("Grinnell") or any affiliate of any thereof) an annual retainer of $5,000 in cash plus $1,000 for each regular or special meeting attended and $500 for each committee meeting attended. Under this policy, none of the Company's current directors are entitled to compensation. The Company will continue to reimburse all directors for out-of-pocket expenses incurred in attending meetings. Each director who is entitled to compensation as described above also will receive stock options to purchase 5,000 shares of common stock upon election to the Board of Directors and an annual grant of options to purchase 2,500 shares thereafter.

The exercise price of such options will be the fair market value of the Common Stock on the date of grant. See "-- Stock Option Plans."

EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid to the Chief Executive Officer of the Company and the only other executive officer of the Company who held office during fiscal 1996 and earned a salary and bonus in excess of $100,000 during fiscal 1996 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION
                                              --------------------     LONG-TERM COMPENSATION AWARDS
       NAME AND PRINCIPAL POSITION(1)          SALARY      BONUS      SECURITIES UNDERLYING OPTIONS(#)
       ------------------------------         --------    --------    --------------------------------
Arnold A. Bernstein(2)......................   $41,538     $20,003                  103,446
  President and Chief Executive Officer
Gary J. Kulesza(3)..........................   $81,730     $44,271                   51,763
  Executive Vice President
  and Chief Operating Officer

---------------
(1) The Company's other executive officers are Messrs. Nugent, Evans, Davidson and Carlson, who are currently being compensated at the rate of $130,000 (with a guaranteed bonus for fiscal 1997 of $35,000), $104,500, $104,500 and $80,000 (with a guaranteed bonus of $25,000 payable in April 1998) per year, respectively. Mr. Bernstein's salary is currently $180,000 per year and Mr. Kulesza's salary is currently $140,000 per year.

(2) Mr. Bernstein joined the Company in November 1996.

(3) Mr. Kulesza joined the Company in April 1996.

OPTION GRANTS

     The following table sets forth information concerning individual grants of stock options made by the Company during fiscal 1996 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                            INDIVIDUAL GRANTS
                        ----------------------------------------------------------
                                     PERCENT OF                                           POTENTIAL REALIZABLE
                                       TOTAL                                                VALUE AT ASSUMED
                        NUMBER OF     OPTIONS                 MARKET                     ANNUAL RATES OF STOCK
                        SECURITIES   GRANTED TO                PRICE                     PRICE APPRECIATION FOR
                        UNDERLYING   EMPLOYEES    EXERCISE    ON DATE                         OPTION TERM
                         OPTIONS     IN FISCAL    PRICE PER     OF      EXPIRATION   ------------------------------
       NAME(1)           GRANTED        YEAR        SHARE      GRANT       DATE        0%         5%         10%
       -------          ----------   ----------   ---------   -------   ----------   -------    -------    --------
Arnold A. Bernstein...    38,462(2)     20%         $0.15      $1.61     11/11/06    $56,155    $95,091    $154,824
                          64,984(3)     34%         $8.00      $1.61     11/11/06         --(4)      --(4)       --(4)
Gary J. Kulesza.......    19,231(2)     10%         $0.10      $1.61     04/01/06    $29,039    $48,507    $ 78,374
                          32,532(3)     17%         $8.00      $1.61     04/01/06         --(4)      --(4)       --(4)

---------------
(1) The Company has also granted the following options to executive officers other than the Named Executive Officers: on January 31, 1997, each of Messrs. Evans and Davidson were granted options to purchase 2,000 shares at $1.00 per share; on April 14, 1997, Mr. Carlson was granted options to purchase 2,500 shares at $1.00 per share; and on May 19, 1997, Mr. Nugent was granted options to purchase 40,000 shares at $7.00 per share. All of these options become exercisable as to 20% of the shares on each of the first five anniversaries of the date of grant. See "-- Stock Option Plans."

(2) The option was vested and exercisable with respect to all of the option shares on the grant date. See "-- Employment Agreements."

(3) The option will vest and become exercisable as to 50 percent of the shares on January 31, 1999 and as to 25 percent of the shares on each of January 31, 2000 and 2001. See "-- Employment Agreements."

(4) Based on the $1.61 per share market price on the date of grant, at the assumed rates of appreciation, the market value of the stock would be less than the exercise price of the option at the end of the option term.

     The following table sets forth certain information with respect to stock options held by the Named Executive Officers as of January 31, 1997. No options were exercised by the Named Executive Officers during fiscal 1996.

                         FISCAL YEAR-END OPTION VALUES

                                                  NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                 UNDERLYING UNEXERCISED               IN-THE-MONEY
                                               OPTIONS AT JANUARY 31, 1997   OPTIONS AT JANUARY 31, 1997(1)
                    NAME                        EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
                    ----                       ---------------------------   ------------------------------
Arnold A. Bernstein..........................         38,462/64,984                    $56,155/$0
Gary J. Kulesza..............................         19,231/32,532                    $29,039/$0

---------------
(1) Based on the deemed fair market value of the Company's Common Stock at January 31, 1997, less the exercise price payable per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Bernstein, Galuhn and Tyler served as members of the Compensation Committee during the 1996 fiscal year. Mr. Bernstein is Chief Executive Officer and President of the Company. Mr. Galuhn is a principal of Mesirow and Mr. Tyler is a member of BACE and BACE Investments, LLC and was President or a Vice President and Secretary of the Company during the fiscal year ended January 31, 1997. Messrs. Tyler and Zoellner, who served as executive officers of the Company during the fiscal year ended January 31, 1997, are directors and executive officers of Pride Industries, Inc. and participated in compensation decisions for that company. See "Certain Transactions" for a description of certain transactions involving these individuals and certain of these entities.

EMPLOYMENT AGREEMENTS

     In connection with their initial employment by the Company, each of Messrs. Bernstein, Kulesza and Nugent entered into a letter agreement with the Company describing the terms of his employment. The employment relationships are at will and can be terminated by the employee or the Company at any time. The stock options granted to Messrs. Bernstein, Kulesza and Nugent as described under "-- Option Grants," were granted pursuant to those agreements rather than under the Stock Option Plans. In connection with the granting of those options, Messrs. Bernstein, Kulesza and Nugent entered into noncompetition agreements under which they are prohibited from competing with the Company anywhere in the United States during the term of their employment and for a period of two years thereafter. The Company has no further material obligations under these letter agreements, other than to pay salaries at the levels described under "-- Executive Compensation" while the employment relationships continue.

     The Company has an Employment and Noncompetition Agreement with each of George A. Evans and Larry W. Davidson, Vice President of Corporate Development and Vice President of Purchasing/ Merchandising, respectively, of the Company, which were entered into in conjunction with the Company's acquisition of Zodiac from Mr. Evans and Mr. Davidson in May 1996. See "Certain Transactions -- Zodiac Acquisition." Each such Agreement provides for minimum compensation of $8,334 per month during the 24-month term of the Agreement. Each Agreement is terminable by the Company at any time with or without cause, but cannot be terminated by the employee prior to the end of the 24-month term.


401(K) PLAN

     Effective November 1, 1996, the Company adopted a 401(k) Retirement Savings Plan (the "401(k) Plan") to provide retirement and other benefits to employees of the Company. The 401(k) Plan is intended to be a tax-qualified plan under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Employees of the Company become eligible to participate in the 401(k) Plan and to have salary deferral contributions made on their behalf after they complete six months of service and attain the age of 18.

     Participants may elect to defer, in the form of contributions to the 401(k) Plan, up to the $9,500 limitation imposed by Code Section 402(g). Under the 401(k) Plan, the Company may make discretionary profit sharing contributions on behalf of participants who have completed 1,000 hours of service during the plan year and are employed on the last day of the plan year (or have retired after attaining age 65, died or incurred a disability in a plan year), based on compensation. The Company did not make a contribution to the 401(k) Plan in fiscal 1997.

     The contributions by participants are fully vested and nonforfeitable. Participants become vested in the Company's profit sharing and matching contributions based on a five year vesting schedule (or upon a participant's retirement after attaining age 65, death or disability, if earlier). Participants are entitled to receive the vested amounts in their accounts in a single lump-sum payment on death, disability, retirement or termination of employment. In certain circumstances, participants may receive loans and hardship withdrawals from their accounts in the 401(k) Plan.

STOCK OPTION PLANS

     Nonqualified Plans. In January, May and June 1997 the Company adopted the Nonqualified Stock Option Plan -- January 1997, the Nonqualified Stock Option Plan -- May 1997 and the Nonqualified Stock Option Plan -- June 1997 (the "Nonqualified Plans"). Under the Nonqualified Plans, a total of 53,099 shares of the Company's Class B Common Stock were available for option grants to key employees and consultants on such terms as the Board of Directors determined. Options to purchase all of the shares of Class B Common Stock available under the Nonqualified Plans have been granted. All of the options granted under the Nonqualified Plans become exercisable as to 20% of the shares covered thereby on each of the first five anniversaries of the date of grant. As a result of the conversion of the Class B Common Stock to Common Stock upon consummation of this offering, the outstanding options under the Nonqualified Plans will represent the right to purchase 53,099 shares of Common Stock at a weighted average exercise price of $2.48 per share.


     Employee Plan. In September 1997, the Board adopted and the stockholders approved the Stock Option Plan For Employees (the "Employee Plan"). An aggregate of 277,000 shares are available for grant under the Employee Plan. No options have yet been granted under the Employee Plan, but upon the completion of this offering, the Company intends to grant options to purchase a total of 193,400 shares with an exercise price equal to the offering price. The Employee Plan is administered by the Compensation Committee (the "Committee"). Options may be granted under the Employee Plan as incentive stock options ("ISOs") or non-qualified stock options. The Employee Plan expires in September 2007, unless it is terminated earlier by the Committee, but options granted prior to such date may extend beyond that date.

     The Committee determines the number of shares underlying an option as well as the exercise date, the exercise price and the exercise period of an option, subject to the following restrictions: (i) options will not be exercisable for more than 10 years from the date of grant (five years if the optionee is a holder of more than 10% of the combined voting power of the Company and any parent or subsidiary (a "10% stockholder") and the option is an ISO); and (ii) the exercise price of an ISO may not be less than the fair market value of the underlying shares on the date of grant (110% of fair market value if the optionee is a 10% stockholder). ISOs are subject to additional requirements under the Employee Plan and the Code.

     Payment for options granted under the Employee Plan may be made (i) in cash or by check, (ii) through delivery of unencumbered shares of Common Stock, or
(iii) any combination of the consideration provided for in (i) and (ii).

     In the event of a merger or consolidation of the Company with or into another corporation, if the stockholders of the Company will own less than a majority of the stock of the surviving corporation, all outstanding options under the Employee Plan become exercisable immediately prior to the effective date of the transaction and any unexercised options will terminate on such effective date. In the event of the acquisition by another corporation or person of all or substantially all of the Company's assets or 50% or more of the Company's then outstanding voting stock, or the liquidation or dissolution of the Company, the Committee may, in its discretion, make any provision for outstanding options it deems appropriate, including, without limitation, accelerating exercisability, settling the options for cash or exchanging the options for similar options of the acquiring company.

     Non-Employee Directors Plan. In September 1997 the Board adopted and the stockholders approved the Stock Option Plan for Non-Employee Directors (the "Directors Plan"). As defined in the Directors Plan, a Non-Employee Director includes any director who is not an employee of the Company (and is not an employee, member, officer, director, manager or partner of BACE Investments, LLC, Mesirow, Edgewater, Inroads, Grinnell or any affiliate of any thereof). A total of 25,000 shares of Common Stock are available for grant under the Directors Plan. Each Non-Employee Director automatically receives options to purchase 5,000 shares of Common Stock upon election to the Board of Directors, which are immediately exercisable as to 2,500 shares on the date of grant and become exercisable as to an additional 500 shares on each of the first five anniversaries of the date of grant. Thereafter, each Non-Employee Director automatically receives an annual grant of options to purchase 2,500 shares of Common Stock, which become exercisable as to 500 shares on each of the first five anniversaries of the date of grant. The exercise price of all options granted under the Directors Plan is equal to the fair market value of the Common Stock on the date of grant and all options have a ten-year term. Upon a merger, consolidation, sale of assets or stock or liquidation or dissolution of the Company, outstanding options under the Directors Plan will or may be accelerated or otherwise affected as described above for options granted under the Employee Plan.

INDEMNIFICATION OF DIRECTORS AND LIMITATION OF LIABILITY

     As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director. At this time, Delaware General Corporation Law does not permit indemnification for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

     As permitted by Section 145 of the Delaware General Corporation Law, the Certificate of Incorporation and Bylaws of the Company provide that (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the Company is required, with certain exceptions, to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware

General Corporation Law, (iii) the rights conferred in the Bylaws are not exclusive and (iv) the Company is authorized to enter into indemnity agreements with its directors, officers, employees and agents.

     The Company plans to enter into indemnity agreements with each of its directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Company's Bylaws and to provide additional procedural protection. At present there is no pending litigation or proceeding involving a director, officer or employee of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

                              CERTAIN TRANSACTIONS

CONSULTING AGREEMENT


     Pursuant to a Consulting Agreement, BACE provides consulting services to the Company concerning acquisitions, financing and other matters. Messrs. Tyler and Zoellner, who are directors of the Company, are members of BACE and are also the members of BACE Investments, LLC, which is the beneficial owner of approximately 32% of the Company's outstanding Common Stock prior to this offering. Services provided by BACE under the Consulting Agreement include the identification, negotiation and consummation of the Company's acquisitions, working in conjunction with Company management. BACE is compensated for its services under a fee structure with two components. The first component varies from $150,000 to $300,000 per year (subject to increase based on the Consumer Price Index) depending on the Company's annual sales. The first component of the fee is paid monthly based on the Company's annualized sales rate for each month. The second component is paid at the end of each fiscal year and is based on the relationship between the trailing 12-month earnings of the companies acquired by RentX during the year and a target established by the Company each year. In no event can the total fees under both components exceed $600,000 in any year (subject to increase based on the Consumer Price Index). For fiscal 1996, the Company paid a total of $242,680 in fees to BACE under the Consulting Agreement. Fees during that year were determined based on factors other than those considered by the components described above and included a $120,000 payment approved by the Board of Directors in addition to the fees resulting from the application of these factors. The Company does not expect to make payment to BACE in excess of the fees determined by this formula in future years. The Company is also obligated to reimburse BACE for expenses incurred in providing services under the Consulting Agreement and to provide insurance benefits for certain employees of BACE who render services to the Company.


     The Consulting Agreement continues in effect until terminated according to its terms. The Company may terminate the Consulting Agreement for cause (including gross negligence, willful disregard of instructions from the Board of Directors and material breach). The Consulting Agreement terminates automatically if Messrs. Tyler and Zoellner (or their affiliates, including BACE and BACE Investments, LLC, or family members) own less than 603,846 shares of the Company's Common Stock, the Company sells all or substantially all of its assets or is acquired for cash by an unaffiliated party, or the Company becomes the subject of a proceeding under Chapter 11 of the Federal Bankruptcy Code.

SALES OF PREFERRED STOCK

     In May 1996, the Company entered into an Investment Agreement with Mesirow and Edgewater covering the sale to those entities (and other investors to be designated by them) of shares of the Company's Series A Preferred Stock at a price of $1,000 per share to fund a portion of the purchase price of the Company's acquisitions. Other investors have subsequently become parties to that Agreement, including Inroads, Grinnell and certain former owners of businesses acquired and executive officers of the Company. Pursuant to the Investment Agreement, during the period from May 1996 until June 1997, the Company sold 17,195 shares of Series A Preferred Stock for a total of

$17,195,000. The outstanding Series A Preferred Stock will convert into a total of 3,439,000 shares of Common Stock upon consummation of this offering. The following table summarizes the shares of Series A Preferred Stock purchased by each person who is an executive officer or director of the Company or who beneficially owns 5% or more of the Company's Common Stock or may be deemed an affiliate of such persons and the number of shares of Common Stock into which such Series A Preferred Stock will be converted upon consummation of this offering:

                                                    SHARES OF              SHARES OF
                                                    SERIES A              COMMON STOCK
                   INVESTOR                      PREFERRED STOCK    ISSUABLE UPON CONVERSION
                   --------                      ---------------    ------------------------
Mesirow Capital Partners VI....................       4,065                 813,000
The Edgewater Private Equity Fund II, L.P......       4,065                 813,000
Trustees of Grinnell College...................       4,065                 813,000
Inroads Capital Partners, L.P..................       2,805                 561,000
Arnold A. Bernstein............................         250                  50,000
Gary J. Kulesza................................         100                  20,000
Thomas D. Nugent...............................         125                  25,000
George A. Evans................................         300                  60,000
Larry W. Davidson..............................         200                  40,000

The Investment Agreement contains customary types of representations and warranties by the Company and obligates the Company to indemnify the purchasers against certain matters, including breaches of those representations and warranties and claims under environmental laws.

     In June 1997, the Company sold 813 shares of Series C Preferred Stock to Mesirow, 813 shares of Series C Preferred Stock to Edgewater, 813 shares of Series C Preferred Stock to Grinnell and 561 shares of Series C Preferred Stock to Inroads for aggregate consideration of $3,000,000. Upon completion of this offering, the Series C Preferred Stock sold to Mesirow, Edgewater, Grinnell and Inroads will convert into 127,771, 127,771, 127,771 and 88,167 shares of Common Stock, respectively.

     Messrs. Galuhn and Sutter, who are directors of the Company, are officers or principals of Mesirow, and Mr. Gordon, who is a director of the Company, is a principal of Edgewater. After this offering, each of Mesirow, Edgewater, Grinnell and Inroads will own more than 5% of the Company's outstanding Common Stock. See "Management" and "Principal Stockholders."

     In May 1996, the Company sold 1,000 shares of Class A Common Stock and 200 shares of Series B Preferred Stock to BACE Investments, LLC for $500 and $200,000, respectively. Upon completion of this offering, the Class A Common Stock will be reclassified as Common Stock, without change in the number of shares, and the Series B Preferred Stock will convert into a total of 1,810,538 shares of Common Stock. Messrs. Tyler and Zoellner, both directors of the Company, are members of BACE Investments, LLC, After this offering, BACE Investments, LLC will own more than 5% of the Company's outstanding Common Stock. See "Management" and "Principal Stockholders."

STOCKHOLDERS AGREEMENT

     The Company, BACE Investments, LLC, Mesirow, Edgewater and all other stockholders of the Company prior to this offering are parties to a Stockholders Agreement pursuant to which they have agreed to vote their shares for the election of three directors designated by BACE, four directors designated by Mesirow and Edgewater, the Chief Executive Officer of the Company and a ninth director selected by the other directors. To date, BACE Investments, LLC has designated only two directors pursuant to this provision. In addition, the Stockholders Agreement obligates each party to give the other parties the opportunity to participate in proportion to their respective holdings in any proposed sale of Common Stock, other than sales pursuant to a registration statement or under Rule 144 under the Securities Act. The Stockholders Agreement expires two years after this offering.

ZODIAC ACQUISITION


     On May 15, 1996 the Company acquired all of the assets of Zodiac, of which George A. Evans and Larry W. Davidson were equal co-owners, for $11,327,241 in cash and the Company's subordinated promissory note in the principal amount of $936,517, bearing interest at 5.37% per annum, payable in 24 monthly installments. As part of the asset purchase transaction, Messrs. Evans and Davidson have leased seven stores and a related building in the Denver metropolitan area to the Company. Each lease is for an initial term of three years, with four options to renew for terms of three years each. The aggregate annual rent for the initial three-year term is $336,253. Rent for the option periods will be adjusted to reflect any increase in the Consumer Price Index. Messrs. Evans and Davidson also entered into employment agreements with the Company. See "Management -- Employment Agreements."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of July 31, 1997 and as adjusted to reflect the sale of the Common Stock offered hereby by: (i) each person known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock; (ii) each director and Named Executive Officer of the Company; and (iii) all directors and executive officers of the Company as a group.


                                                                          PERCENTAGE
                                                                    BENEFICIALLY OWNED(1)
                                                                   ------------------------
                                                                    BEFORE          AFTER
             NAME AND ADDRESS               NUMBER OF SHARES(1)    OFFERING        OFFERING
             ----------------               -------------------    --------        --------
Mesirow Capital Partners VI(2)............           940,771        16.44%           9.93%
The Edgewater Private Equity
  Fund II, L.P.(3)........................           940,771        16.44%           9.93%
Trustees of Grinnell College..............           940,771        16.44%           9.93%
Inroads Capital Partners, L.P.(4).........           649,167        11.35%           6.85%
BACE Investments, LLC(5)..................         1,811,538        31.66%          19.13%
Arnold A. Bernstein(6)....................            88,462         1.54%            *
Gary J. Kulesza(7)........................            39,231          *               *
Richard M. Tyler(5).......................         1,811,538        31.66%          19.13%
Craig J. Zoellner(5)......................         1,811,538        31.66%          19.13%
Thomas E. Galuhn(2).......................           940,771        16.44%           9.93%
James A. Gordon(3)........................           940,771        16.44%           9.93%
William P. Sutter, Jr.(2).................           940,771        16.44%           9.93%
Margaret G. Fisher(4).....................           649,167        11.35%           6.85%
Directors and executive officers
  as a group (10 persons)(8)..............         4,594,940        79.50%          48.51%


---------------
 *  Less than 1.0%.

(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of the date of the table set forth above are deemed to be outstanding and to be beneficially owned by the holder of such options in calculating the percentage ownership of such stockholder, but are not deemed to be outstanding as to any other person.

(2) Messrs. Galuhn and Sutter are officers of the general partner of Mesirow and the shares reflected in the table for Messrs. Galuhn and Sutter are the shares owned by Mesirow. The address of Mesirow and of Messrs. Galuhn and Sutter is 350 North Clark Street, Chicago, Illinois 60610.

(3) Mr. Gordon is an officer of the general partner of Edgewater and the shares reflected in the table for Mr. Gordon are the shares owned by Edgewater. The address of Edgewater and of Mr. Gordon is 666 Grand Avenue, Suite 200, Des Moines, Iowa 50309.

(4) Ms. Fischer is a general partner of Inroads and the shares reflected in the table for Ms. Fisher are the shares owned by Inroads. The address of Inroads and Ms. Fisher is 1603 Orrington Avenue, Suite 2030, Evanston, Illinois 60221.

(5) Messrs. Tyler and Zoellner are members of BACE Investments, LLC, and the shares reflected in the table for Messrs. Tyler and Zoellner are the shares owned by BACE Investments, LLC. The address of BACE Investments, LLC and of Messrs. Tyler and Zoellner is 1522 Blake Street, Denver, Colorado 80202.

(6) Includes 38,462 shares issuable under options that are currently exercisable. See "Management -- Option Grants."

(7) Includes 19,231 shares issuable under options that are currently exercisable. See "Management -- Option Grants."

(8) Includes 57,693 shares issuable under options owned by executive officers that are currently exercisable. See "Management -- Option Grants."

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The discussion below does not purport to be complete, and is subject to and qualified in its entirety by reference to applicable Delaware law and to the provisions of the Amended and Restated Certificate of Incorporation and Bylaws of the Company, which are filed as exhibits to the Registration Statement of which this Prospectus is a part.


     At the closing of this offering, the authorized capital stock of the Company will consist of 19,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"). Immediately following the completion of this offering, an aggregate of 9,472,018 shares of Common Stock will be issued and outstanding and no shares of Preferred Stock will be issued and outstanding. All of the Series A, Series B and Series C Preferred Stock and Class A and Class B Common Stock outstanding prior to this offering will automatically be converted or reclassified into shares of Common Stock, and such series and classes will no longer be authorized.


COMMON STOCK

     Each share of Common Stock is entitled to one vote at all meetings of stockholders of the Company for the election of directors and all other matters submitted to stockholder vote. There are no cumulative voting rights.

     The rights, privileges and preferences of the holders of Common Stock are subject to the rights of the holders of any shares of preferred stock that may be designated and issued by the Company in the future. Subject to any restrictions contained in preferred stock issued by the Company, if any, and to restrictions imposed by certain debt agreements of the Company, holders of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of legally available assets of the Company. See "Dividend Policy."

     The Common Stock has no preemptive or similar rights. There are no redemption or sinking fund provisions applicable to the Common Stock. Holders of Common Stock are not liable to further call or assessment by the Company. Upon any liquidation, dissolution or winding up of the Company, after payment of the debts and other liabilities of the Company and subject to the rights of holders of shares of preferred stock, if any, holders of Common Stock are entitled to share pro rata in any distribution to the stockholders. All outstanding shares of Common Stock are, and the shares offered hereby will be, when issued and sold, fully paid and nonassessable.

PREFERRED STOCK


     The Company's Board of Directors, without the approval of the holders of the Common Stock, is authorized to issue from time to time, in one or more designated series, any or all of the authorized but unissued shares of Preferred Stock, in such number of series and with such rights, preferences, privileges and any qualifications, limitations or restrictions thereon (including without limitation voting rights) as the Board of Directors may determine. Issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions, may adversely affect the rights, privileges and preferences afforded the holders of Common Stock, including a decrease in the amount available for distribution to holders of the Common Stock in the event of a liquidation or payment of preferred stock dividends. Issuance of Preferred Stock may also have the effect of preventing or delaying a change in control of the Company.


DELAWARE LAW AND LIMITATIONS ON CHANGES IN CONTROL

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). Section 203 of the DGCL contains certain provisions which may make more difficult the acquisition of control of the Company by means of a tender offer, open market purchase, proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of the Company to negotiate with the Board of Directors. However, these provisions could have the effect of discouraging a prospective acquirer from making a tender offer or otherwise attempting to obtain control of the Company. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares or could depress the market price of shares. Set forth below is a description of the relevant provisions of
Section 203 of the DGCL. This description is intended as a summary only and is qualified in its entirety by reference to Section 203 of the DGCL.

     Section 203 of the DGCL prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. Section 203 could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

     The Company's Bylaws will generally require 50 days advance notice of any action to be proposed at any meeting of stockholders and set forth other specific procedures that a stockholder must follow. There are also specific procedures, including advance notice, for the nomination of a person to the Board of Directors when such person is nominated other than at the direction of the Board. In addition, the Company's Bylaws provide that a special meeting of the Company's stockholders may only be called by certain officers of the Company or by the Board of Directors; no such meeting may be called by the stockholders. These provisions could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management. See "Risk Factors -- Control by Existing Stockholders" and "-- Anti-Takeover Provisions."

REGISTRATION RIGHTS

     Pursuant to the Registration Rights Agreement dated May 15, 1996, as amended, by and among the Company, BACE Investments, LLC, Mesirow, Edgewater and certain other stockholders of the Company (the "Rights Agreement"), holders of 5,722,018 shares of Common Stock (the "Registrable Securities") have been granted piggyback registration rights with respect to Common Stock owned by such stockholders as of such date. Subject to the 180-day lock-up period described under "Underwriting," if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other stockholders, the holders of Registerable Securities are entitled to notice of such registration and are entitled to include their Registrable Securities therein. In addition, if at any time after May 15, 1999, the Company receives a request from holders of at least 50% or more of the then outstanding Registrable Securities, the Company is obligated to cause such shares to be registered under the Securities Act. Holders of Registrable Securities have the right to cause two such demand registrations. The holders' rights with respect to all such registrations are subject to certain conditions, including the right of the underwriters to limit the number of shares included in any such registration. The Company has agreed to pay all expenses related to the registration of the shares, except for underwriting discounts and commissions to effect the sale of the Registrable Securities.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock of the Company is Harris Trust Company of California.

                        SHARES AVAILABLE FOR FUTURE SALE

     Prior to this offering, there has been no market for the Common Stock of the Company and there can be no assurance that a significant public market for the Common Stock will develop or be sustained after this offering. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time and could impair the Company's ability to raise capital through sale of its equity securities. As described below, no shares outstanding prior to this offering will be available for sale immediately after this offering due to certain contractual restrictions on resale. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.


     Upon the consummation of this offering, the Company will have outstanding 9,472,018 shares of Common Stock (10,034,518 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, all of the shares sold in this offering will be freely tradeable without restriction under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining shares held by existing stockholders are subject to lock-up agreements providing that, with certain limited exceptions, the stockholder will not offer, sell, contract to sell, grant an option to purchase, make a short sale or otherwise dispose of or engage in any hedging or other transaction that is designed or reasonably expected to lead to a disposition of any shares of Common Stock or any option or warrant to purchase shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of BancAmerica Robertson Stephens. As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, none of these shares will be saleable until 180 days after the date of this Prospectus. Beginning 180 days after the date of this Prospectus, 4,758,738 of these shares will be eligible for sale in the public market, subject to certain volume limitations. The remaining 963,280 of such shares will become eligible for sale under Rule 144 at various times through June 1998, subject to certain volume limitations.



     In general, under Rule 144 as in effect after April 29, 1997, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding (which will equal 94,720 shares immediately after this offering); or
(ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 which respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.



     Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this Prospectus before selling such shares. However, all shares issued pursuant to Rule 701 are subject to lock-up agreements and will only become eligible for sale upon the expiration of the 180 day lock-up agreements unless sooner released by BancAmerica Robertson Stephens.

     No earlier than 180 days after this offering, the Company intends to file a registration statement under the Securities Act covering shares of Common Stock subject to outstanding options under the Company's Employee Plan or reserved for issuance under the Company's stock option and stock purchase plans. Based on the number of shares subject to outstanding options at July 31, 1997 and currently reserved for issuance under all such plans, such registration statement would cover approximately 550,308 shares. Such registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates of the Company, be available for sale in the open market immediately after the 180 day lock-up agreements expire. Also, beginning six months after the date of this offering, certain holders of shares of Common Stock will be entitled to certain rights with respect to the registration of such shares of Common Stock for offer and sale to the public. See "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING


     Subject to the terms and conditions set forth in the Underwriting Agreement among the Company and each of the underwriters named below (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters, for whom BancAmerica Robertson Stephens and BT Alex. Brown Incorporated are acting as the Representatives, severally have agreed to purchase from the Company the number of shares of Common Stock set forth opposite its name below. In the Underwriting Agreement, the Underwriters have severally agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock offered hereby, if any are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.



                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
BancAmerica Robertson Stephens..............................
BT Alex. Brown Incorporated.................................
                                                              ---------
          Total.............................................  3,750,000
                                                              =========


     The Underwriters have advised the Company that they propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at
such price less a concession not in excess of $          per share of Common
Stock. The Underwriters may allow, and such dealers may reallow, a discount not
in excess of $          per share of Common Stock on sales to certain other
dealers. After the initial public offering, the public offering price, concessions and discount may be changed.


     The Company has granted to the Underwriters an option, exercisable for 30 days after the date of this Prospectus, to purchase up to an additional 562,500 shares of Common Stock to cover over-allotments, if any, at the initial public offering price set forth on the cover page hereof, less the underwriting discount. If the Underwriters exercise this option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the foregoing table is of the 3,750,000 shares of Common Stock initially offered hereby.



     The Company, all officers and directors of the Company, all stockholders of the Company and certain optionholders of the Company have agreed, subject to certain exceptions, not to, directly or indirectly, (i) sell or grant any option to purchase or otherwise transfer or dispose of any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Stock, without the prior written consent of BancAmerica Robertson Stephens, for a period of 180 days after the date of this Prospectus.


     The Company has agreed to indemnify the several Underwriters against certain liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Representatives have advised the Company that the Underwriters do not intend to confirm sales of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

     Prior to this offering, there has been no market for the Common Stock of the Company. The initial public offering price will be determined through negotiations among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, are price/earnings ratios of publicly traded companies that the Representatives believe to be comparable to the Company, certain financial information of the

Company, the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the offering at or above the initial public offering price.

     Certain persons participating in this offering may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the offering when the shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on The Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

     Application has been made for quotation of the Common Stock on The Nasdaq National Market under the symbol "RNTX."

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby and certain other legal matters in connection with this offering will be passed upon for the Company by Sherman & Howard L.L.C., Denver, Colorado. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Brobeck Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

     The following financial statements appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein:

     - RentX Industries, Inc. as of January 31, 1997 and for the period from May 15, 1996 (commencement of operations) through January 31, 1997

     - Rental Country U.S.A., Inc., Rifle Rentals, Inc., G.R.M. Company, Inc., and Rocky Mountain Rentals, Inc., each dba E-Z Way Rentals, for the years ended December 31, 1994 and 1995 and the seven months ended July 31, 1996

     - Redwine Enterprises, Inc., fka U-Rent, Inc., for the period from January 1, 1996 through October 31, 1996

     - Hays Rental and Sales of El Dorado, Inc., Hays Rental and Sales of Camden, Inc., Hays Rental and Sales of Magnolia, Inc., Hays Rental and Sales of Hot Springs, Inc., Hays Rental and Sales of Arkadelphia, Inc. and Hays Leasing Company, Inc. (each dba Hays Rental and Sales) as of October 31, 1996 and 1995 and for each of the three years in the period ended October 31, 1996

     - CVR, Inc., fka Central Virginia Rental Company, as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996

     - Newmanco, Inc. (dba A-1 Rental Centers) as of September 30, 1995 and 1996 and for each of the three years in the period ended September 30, 1996

     - Titus Rental Service Companies, Inc. (dba Suburban Rent-It and Able Party Rental) as of March 31, 1996 and 1997 and for each of the three years in the period ended March 31, 1997

     - Mer-Cal Enterprises, Inc. (dba Duncan Rent-Alls) as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996

     - Redi Rentals, Inc. as of May 31, 1996 and 1997 and for the years ended May 31, 1995, 1996 and 1997.

These financial statements are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements of Zodiac Rentals as of December 31, 1995 and May 14, 1996 and for the years ended December 31, 1994 and 1995 and the period from January 1, 1996, to May 14, 1996, appearing in this Prospectus and Registration Statement have been audited by Pester & Company Certified Public Accountants, P.C., independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of A to Z Rentals and Sales, Inc., for the years ended December 31, 1994 and 1995 and the period from January 1, 1996 to May 28, 1996, appearing in this Prospectus and Registration Statement have been audited by LeMaster & Daniels PLLC, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The combined statements of income and changes in equity of U-Do-It Rental Centers, Inc. and Affiliate for the years ended December 31, 1994, 1995 and 1996, appearing in this Prospectus and Registration Statement have been audited by Williams & Parsons, PA, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its Chicago Regional Office, 500 W. Madison Street, 14th Floor, Chicago, Illinois 60661; and at its New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. Information concerning the Company is also available for inspection at the offices of the Nasdaq National Market Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              -----
RENTX UNAUDITED PRO FORMA FINANCIAL INFORMATION
  Introduction to Unaudited Pro Forma Financial
     Information............................................  F-3
  Unaudited Pro Forma Income Statement for the Six Months
     Ended July 31, 1997....................................  F-5
  Unaudited Pro Forma Income Statement for fiscal 1996......  F-6
  Unaudited Pro Forma Balance Sheet.........................  F-7
  Notes to Unaudited Pro Forma Financial Statements.........  F-8
RENTX INDUSTRIES, INC.
  Report of Independent Auditors............................  F-10
  Balance Sheets............................................  F-11
  Statements of Operations..................................  F-12
  Statements of Stockholders' Deficit.......................  F-13
  Statements of Cash Flows..................................  F-14
  Notes to Financial Statements.............................  F-15
ZODIAC RENTALS
  Independent Auditors' Report..............................  F-26
  Combined Balance Sheets...................................  F-27
  Combined Statements of Operations.........................  F-28
  Combined Statements of Stockholders' Equity...............  F-29
  Combined Statements of Cash Flows.........................  F-30
  Notes to Combined Financial Statements....................  F-31
A TO Z RENTALS AND SALES, INC.
  Independent Auditors' Report..............................  F-35
  Statements of Income......................................  F-36
  Statements of Stockholders' Equity........................  F-37
  Statements of Cash Flows..................................  F-38
  Notes to Financial Statements.............................  F-39
E-Z WAY RENTALS
  Report of Independent Auditors............................  F-42
  Combined Statements of Income.............................  F-43
  Combined Statements of Stockholders' Equity...............  F-44
  Combined Statements of Cash Flows.........................  F-45
  Notes to Combined Financial Statements....................  F-46
REDWINE ENTERPRISES, INC., dba U-RENT, INC.
  Report of Independent Auditors............................  F-48
  Statement of Income.......................................  F-49
  Statement of Stockholders' Equity.........................  F-50
  Statement of Cash Flows...................................  F-51
  Notes to Financial Statements.............................  F-52
U-DO-IT RENTAL CENTERS, INC. AND AFFILIATE
  Independent Auditor's Report..............................  F-54
  Combined Income Statements................................  F-55
  Combined Statements of Changes in Equity..................  F-56
  Combined Statements of Cash Flows.........................  F-57
  Notes to Combined Financial Statements....................  F-59

HAYS RENTAL AND SALES AND AFFILIATES
  Report of Independent Auditors.........................................................................  F-63
  Combined Balance Sheets................................................................................  F-64
  Combined Statements of Income..........................................................................  F-65
  Combined Statements of Stockholders' Equity............................................................  F-66
  Combined Statements of Cash Flows......................................................................  F-67
  Notes to Combined Financial Statements.................................................................  F-68
CVR, INC.
  Report of Independent Auditors.........................................................................  F-73
  Balance Sheets.........................................................................................  F-74
  Statements of Income...................................................................................  F-75
  Statements of Stockholders' Equity.....................................................................  F-76
  Statements of Cash Flows...............................................................................  F-77
  Notes to Financial Statements..........................................................................  F-78
NEWMANCO, INC., dba A-1 RENTAL CENTERS
  Report of Independent Auditors.........................................................................  F-82
  Balance Sheets.........................................................................................  F-83
  Statements of Operations...............................................................................  F-84
  Statements of Stockholders' Equity.....................................................................  F-85
  Statements of Cash Flows...............................................................................  F-86
  Notes to Financial Statements..........................................................................  F-87
TITUS RENTAL SERVICES COMPANIES, INC., dba SUBURBAN
  Report of Independent Auditors.........................................................................  F-91
  Balance Sheets.........................................................................................  F-92
  Statements of Operations...............................................................................  F-93
  Statements of Stockholders' Equity.....................................................................  F-94
  Statements of Cash Flows...............................................................................  F-95
  Notes to Financial Statements..........................................................................  F-96
MER-CAL ENTERPRISES, INC., dba DUNCAN RENT-ALLS
  Report of Independent Auditors.........................................................................  F-99
  Balance Sheets.........................................................................................  F-100
  Statements of Operations...............................................................................  F-101
  Statements of Stockholders' Deficit....................................................................  F-102
  Statements of Cash Flows...............................................................................  F-103
  Notes to Financial Statements..........................................................................  F-104
REDI RENTALS, INC.
  Report of Independent Auditors.........................................................................  F-109
  Balance Sheets.........................................................................................  F-110
  Statements of Operations...............................................................................  F-111
  Statements of Stockholders' Equity.....................................................................  F-112
  Statements of Cash Flows...............................................................................  F-113
  Notes to Financial Statements..........................................................................  F-114

           INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL INFORMATION


     The following unaudited pro forma financial information of the Company presents the unaudited pro forma statements of operations for the fiscal year ended January 31, 1997 ("fiscal 1996"), and the six months ended July 31, 1997, and the unaudited pro forma balance sheet at July 31, 1997. The pro forma statement of operations for fiscal 1996 has been adjusted to give effect to (i) the Company's acquisition of 14 separate rental businesses with a total of 57 stores on or before July 31, 1997 (the "Completed Acquisitions") and (ii) the Company's proposed acquisition of an additional business with two stores under an existing letter of intent (the "Pending Acquisition"), in each case, as if such transactions had occurred on February 1, 1996. See "Background of the Company" and "Business -- Acquisition History" for information as to the dates of and companies acquired in the Completed Acquisitions and to be acquired in the Pending Acquisition. The pro forma statement of operations for the six months ended July 31, 1997 has been adjusted to give effect to the Completed Acquisitions that were consummated after January 31, 1997 and the Pending Acquisition as if such acquisitions had occurred on February 1, 1997. The pro forma balance sheet gives effect to the Pending Acquisition as if such acquisition had occurred on July 31, 1997. There can be no assurance that the Pending Acquisition will be consummated. Pro forma adjustments relating to the Completed Acquisitions and the Pending Acquisition are referred to herein as the "Completed Acquisition Adjustments" and the "Pending Acquisition Adjustments," respectively.


     Since inception in March 1996, the Company has effected the Completed Acquisitions as follows: (i) Zodiac, acquired on May 15, 1996, with nine locations in and around Denver, Colorado; (ii) A to Z, acquired on May 29, 1996, with four locations in Spokane, Washington; (iii) E-Z Way, acquired on August 2, 1996 (four locations) and January 31, 1997 (one location), located in five Colorado mountain and resort towns; (iv) U-Rent, acquired on November 1, 1996, with four locations in Oklahoma; (v) U-Do-It, acquired on December 20, 1996 and January 6, 1997, with two locations in Idaho; (vi) Hays, acquired on February 14, 1997, with five locations in Arkansas; (vii) CVR, acquired on March 14, 1997, with six locations in Virginia; (viii) A-1 acquired on May 22, 1997, with five locations in New Mexico; (ix) Suburban, acquired on June 26, 1997, with seven locations in and around Detroit, Michigan; (x) Duncan, acquired on July 31, 1997, with one location in Oklahoma; and (xi) and four other insignificant acquisitions with nine locations in Colorado, California and Texas.


     The Company has entered into a letter of intent with respect to the Pending Acquisition, which would add two locations in Tennessee. The audited financial statements of the business to be acquired in the Pending Acquisition are included elsewhere herein. The Company is a party to a letter of intent relating to another acquisition, which would add one store in Colorado, but financial information concerning that business is not included herein because it is not material to the Company.



     The pro forma as adjusted statements of operations for fiscal 1996 and the six months ended July 31, 1997, and the pro forma as adjusted balance sheet give additional effect to (i) the sale by the Company of 3,750,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share, (ii) a reduction in interest expense as a result of a reduction in indebtedness upon application of a portion of the net proceeds from the offering and (iii) the conversion of all of the Company's Series A, Series B and Series C Preferred Stock and Class A Common Stock into a total of 5,722,018 shares of Common Stock upon the consummation of this offering and the payment of the related accrued preferred stock dividends, as though they had occurred at the beginning of the periods covered by such statements of operations or as of the date of such balance sheet. The pro forma adjustments relating to the transactions referred to in clauses (i), (ii) and (iii) are referred to herein collectively as the "Offering Adjustments." See "Use of Proceeds."



     The Completed Acquisition Adjustments, Pending Acquisition Adjustments and Offering Adjustments represent the Company's determination of all adjustments necessary to present fairly the Company's pro forma results of operations and financial position and are based upon available information and certain assumptions considered reasonable under the circumstances. The pro forma financial information presented herein does not purport to present what the Company's financial position or results of operations would actually have been had the events leading to such adjustments in fact occurred on the date or at the beginning of the periods indicated or to project the Company's financial position or results of operations for any future date or period.


     The unaudited pro forma financial information should be read in conjunction with the historical financial statements of the Company and the notes thereto and management's discussion thereof contained elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and the notes thereto.


     The results of operations reflected in the pro forma financial information for certain of the acquired businesses differ from those reflected in the historical financial statements for those businesses elsewhere in this Prospectus. These differences result from three different adjustments. First, all of the businesses acquired in fiscal 1996 (Zodiac, A to Z, E-Z Way, U-Rent and U-Do-It) were calendar year companies so that, if their historical results were added to the Company's results, a thirteen-month period would result. In these cases, one month's operations were removed. Second, the business that is the subject of the Pending Acquisition (Redi) and one of the insignificant Completed Acquisitions had fiscal years that ended more than 93 days from the Company's year end, and therefore their income statements could not be consolidated with the Company's income statement. For pro forma purposes, the historical financial statements of these acquired businesses have been adjusted to year ends within 93 days of RentX's fiscal year end. A similar adjustment was made for A-1 for purposes of the pro forma information for the six months ended July 31, 1997. Third, the Company did not acquire one location owned by CVR and the results of operations for that location were eliminated for purposes of the pro forma information. In addition, the income statement information for Suburban for the period from January 1 through March 31, 1997, and for the Pending Acquisition and one of the insignificant Completed Acquisitions for the period from December 1, 1996 through April 30, 1997 are included in both the pro forma income statements for the year ended January 31, 1997 and the six months ended July 31, 1997.

                             RENTX INDUSTRIES, INC.

                           PRO FORMA INCOME STATEMENT

                                                             Six Months Ended July 31, 1997
                                  -------------------------------------------------------------------------------------
                                                                                                 Completed
                                  Historical                                    Insignificant   Acquisition   Pro Forma
                                   Company        A-1       Suburban   Duncan   Acquisitions    Adjustments   Combined
                                  ----------   ----------   --------   ------   -------------   -----------   ---------
                                                          (In thousands, except per share data)
Revenues:
  Rental revenue................   $13,598       $ 611       $1,072     $344       $2,176         $   --       $17,801
  Rental equipment sales........       537          --           85       --           74             --           696
  Merchandise revenues..........     1,933         146          160       84          302             --         2,625
                                   -------       -----       ------     ----       ------         ------       -------
        Total revenues..........    16,068         757        1,317      428        2,552             --        21,122
Cost of revenues
  Rental equipment expense......     1,634         210           --       28          228             --         2,100
  Rental equipment
    depreciation................     1,176          80          146       84          322           (227)(1)     1,581
  Cost of rental equipment
    sales.......................       512          --           60       --            7             76(2)        655
  Cost of merchandise and new
    equipment sales.............     1,204          76          121       79          253             --         1,733
  Direct operating expense......     6,763         340          799       92        1,190             16(3)      9,200
                                   -------       -----       ------     ----       ------         ------       -------
        Total cost of
          revenues..............    11,289         706        1,126      283        2,000           (135)       15,269
Store contribution..............     4,779          51          191      145          552            135         5,853
Selling, general and
  administrative expenses.......     3,504         180          570       71          512           (455)(4)     4,382
Depreciation and amortization,
  excluding rental equipment
  depreciation..................       422          15           35       14           38            (15)(5)       509
                                   -------       -----       ------     ----       ------         ------       -------
Operating income................       853        (144)        (414)      60            2            605           962
Other (income) expense, net.....       (38)         --           --       --           --             --           (38)
Interest expense, related
  parties.......................         6          --           --       --           --             --             6
Interest expense, other.........     1,289          19            5       30           67            251(7)      1,661
                                   -------       -----       ------     ----       ------         ------       -------
Income (loss) before income
  taxes.........................      (404)       (163)        (419)      30          (65)           354          (667)
  Income tax expense............        --          --          (80)      --          (15)          (190)(8)      (285)
                                   -------       -----       ------     ----       ------         ------       -------
Net income (loss)...............      (404)       (163)        (339)      30          (50)           544          (382)
Preferred stock dividends.......      (384)         --           --       --           --           (116)         (500)
                                   -------       -----       ------     ----       ------         ------       -------
Net income (loss) available to
  common stockholders...........   $  (788)      $(163)      $ (339)    $ 30       $  (50)        $  428       $  (882)
                                   =======       =====       ======     ====       ======         ======       =======
Store contribution margin.......      29.7%        6.7%        14.5%    33.9%        21.6%                        27.7%
Operating margin................       5.3%      -19.0%       -31.4%    14.0%         0.1%                         4.6%
Net income (loss) per common
  share(12).....................   $  (.07)                                                                    $  (.07)
                                   =======                                                                     =======
Common shares used in computing
  net income (loss) per common
  share(12).....................     5,812                                                                       5,812
                                   =======                                                                     =======

                                              Six Months Ended July 31, 1997
                                  ------------------------------------------------------
                                                   Pending
                                    Pending      Acquisition    Offering      Pro Forma
                                  Acquisition    Adjustments   Adjustments   As Adjusted
                                  ------------   -----------   -----------   -----------
                                          (In thousands, except per share data)
Revenues:
  Rental revenue................     $1,517        $    --       $    --       $19,318
  Rental equipment sales........         --             --            --           696
  Merchandise revenues..........        278             --            --         2,903
                                     ------        -------       -------       -------
        Total revenues..........      1,795             --            --        22,917
Cost of revenues
  Rental equipment expense......        112             --            --         2,212
  Rental equipment
    depreciation................        174            (78)(1)        --         1,677
  Cost of rental equipment
    sales.......................         --             --            --           655
  Cost of merchandise and new
    equipment sales.............        223             --            --         1,956
  Direct operating expense......      1,035             --            --        10,235
                                     ------        -------       -------       -------
        Total cost of
          revenues..............      1,544            (78)           --        16,735
Store contribution..............        251             78            --         6,182
Selling, general and
  administrative expenses.......        516           (297)(4)        --         4,601
Depreciation and amortization,
  excluding rental equipment
  depreciation..................         38             (9)           --           538
                                     ------        -------       -------       -------
Operating income................       (303)           384            --         1,043
Other (income) expense, net.....         --             --            --           (38)
Interest expense, related
  parties.......................         --             --            --             6
Interest expense, other.........         15            145(7)     (1,140)(10)       681
                                     ------        -------       -------       -------
Income (loss) before income
  taxes.........................       (318)           239         1,140           394
  Income tax expense............       (117)            85(8)        474(8)        157
                                     ------        -------       -------       -------
Net income (loss)...............       (201)           154           666           237
Preferred stock dividends.......         --             --           500(11)        --
                                     ------        -------       -------       -------
Net income (loss) available to
  common stockholders...........     $ (201)       $   154       $ 1,166       $   237
                                     ======        =======       =======       =======
Store contribution margin.......       14.0%                                      27.0%
Operating margin................      -16.9%                                       4.6%
Net income (loss) per common
  share(12).....................                                               $   .02
                                                                               =======
Common shares used in computing
  net income (loss) per common
  share(12).....................                                   3,750         9,562
                                                                 =======       =======

                             RENTX INDUSTRIES, INC.

                          PRO FORMA INCOME STATEMENT

                                           RENT X
                                        MAY 15, 1996
                                       (COMMENCEMENT                                  FISCAL 1996
                                       OF OPERATIONS)   -----------------------------------------------------------------------
                                          THROUGH
                                        JANUARY 31,
                                            1997        ZODIAC   A TO Z   E-Z WAY   U-RENT   U-DO-IT    HAYS     CVR      A-1
                                       --------------   ------   ------   -------   ------   -------   ------   ------   ------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
 Rental revenue......................      $ 9,221      $1,808   $1,167   $1,199    $1,659   $  953    $2,533   $4,467   $2,776
 Rental equipment sales..............          280        193        --       59        5        82        --       --       --
 Merchandise revenues................        1,337        379        --       68       --       126       854      532      621
                                           -------      ------   ------   ------    ------   ------    ------   ------   ------
   Total revenues....................       10,838      2,380     1,167    1,326    1,664     1,161     3,387    4,999    3,397
Cost of revenues
 Rental equipment expense............        1,285        175       223      160      262       173       234      485      652
 Rental equipment depreciation.......          436        356        34      196      254       116       165      703      240
 Cost of rental equipment sales......          272        143        --       40       --        55        --       --       --
 Cost of merchandise and new
   equipment sales...................          625        168        --       --       62        99       651      411      336
 Direct operating expense............        4,864      1,179       302      155       --        --     1,023    2,297    1,274
                                           -------      ------   ------   ------    ------   ------    ------   ------   ------
   Total cost of revenues............        7,482      2,021       559      551      578       443     2,073    3,896    2,502
Store contribution...................        3,356        359       608      775    1,086       718     1,314    1,103      895
Selling, general and administrative
 expense.............................        2,351        442       265      539      755       709       895      557      503
Depreciation and amortization,
 excluding rental equipment
 depreciation........................          293         19         4       22        5        12       191       30       43
                                           -------      ------   ------   ------    ------   ------    ------   ------   ------
Operating income.....................          712       (102)      339      214      326        (3)      228      516      349
Other (income) expense, net..........            4         --      (548)       8       13       (55)       (9)      --       --
Interest expense, related parties....           28         --        --       --       --        --        --       --       --
Interest expense, other..............          756         76        (4)      --      119        82       113      128      140
                                           -------      ------   ------   ------    ------   ------    ------   ------   ------
Income (loss) before income taxes....          (76)      (178)      891      206      194       (30)      124      388      209
 Income tax expense..................           --         --        35       21       57       (14)       59      167       96
                                           -------      ------   ------   ------    ------   ------    ------   ------   ------
Net income (loss)....................          (76)      (178)      856      185      137       (16)       65      221      113
Preferred stock dividends............         (302)        --        --       --       --        --        --       --       --
                                           -------      ------   ------   ------    ------   ------    ------   ------   ------
Net income (loss) available to common
 stockholders........................      $  (378)     $(178)   $  856   $  185    $ 137    $  (16)   $   65   $  221   $  113
                                           =======      ======   ======   ======    ======   ======    ======   ======   ======
Store contribution margin............         31.0%      15.1%     52.1%    58.4%    65.3%     61.8%     38.8%    22.1%    26.3%
Operating margin.....................          6.6%      -4.3%     29.0%    16.1%    19.6%     -0.3%      6.7%    10.3%    10.3%
Net income (loss) per common
 share(12)...........................      $ (0.01)
                                           =======
Common shares used in computing net
 income (loss) per common
 share(12)...........................        5,812
                                           =======


                                                                             FISCAL 1996
                                       ---------------------------------------------------------------------------------------
                                                                            COMPLETED                                PENDING
                                                           INSIGNIFICANT   ACQUISITION                 PENDING     ACQUISITION
                                       SUBURBAN   DUNCAN   ACQUISITIONS    ADJUSTMENTS   PRO FORMA   ACQUISITION   ADJUSTMENTS
                                       --------   ------   -------------   -----------   ---------   -----------   -----------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
 Rental revenue......................   $3,284    $ 698       $6,836         $    --      $36,601      $3,547        $    --
 Rental equipment sales..............      147       --          220              --          986          --             --
 Merchandise revenues................      454      224          808              --        5,403         518             --
                                        ------    -----       ------         -------      -------      ------        -------
   Total revenues....................    3,885      922        7,864              --       42,990       4,065             --
Cost of revenues
 Rental equipment expense............       --      125          878              --        4,652         243             --
 Rental equipment depreciation.......      264      130          954          (1,265)(1)    2,583         342           (150)(1)
 Cost of rental equipment sales......      106       --           85             206(2)       907          --             --
 Cost of merchandise and new
   equipment sales...................      312      209          617              --        3,490         414             --
 Direct operating expense............    2,085      184        3,830              94(3)    17,287       2,182             --
                                        ------    -----       ------         -------      -------      ------        -------
   Total cost of revenues............    2,767      648        6,364            (965)      28,919       3,181           (150)
Store contribution...................    1,118      274        1,500             965       14,071         884            150
Selling, general and administrative
 expense.............................      700      141        1,062            (511)(4)    8,408         677           (364)(4)
Depreciation and amortization,
 excluding rental equipment
 depreciation........................       79       28          129              32(5)       887          76            (19)(5)
                                        ------    -----       ------         -------      -------      ------        -------
Operating income.....................      339      105          309           1,444        4,776         131            533
Other (income) expense, net..........       --       --           14             603(6)        30          --             --
Interest expense, related parties....       --       --           --              --           28          --             --
Interest expense, other..............       12       52          221             975(7)     2,670          20            300(7)
                                        ------    -----       ------         -------      -------      ------        -------
Income (loss) before income taxes....      327       53           74            (134)       2,048         111            233
 Income tax expense..................      120       --           38             294(8)       873          41             96(8)
                                        ------    -----       ------         -------      -------      ------        -------
Net income (loss)....................      207       53           36            (428)       1,175          70            137
Preferred stock dividends............       --       --           --            (697)        (999)         --             --
                                        ------    -----       ------         -------      -------      ------        -------
Net income (loss) available to common
 stockholders........................   $  207    $  53       $   36         $(1,125)     $   176      $   70        $   137
                                        ======    =====       ======         =======      =======      ======        =======
Store contribution margin............     28.8%    29.7%        19.1%                        32.7%       21.7%
Operating margin.....................      8.7%    11.4%         3.9%                        11.1%        3.2%
Net income (loss) per common
 share(12)...........................                                                     $  0.20
                                                                                          =======
Common shares used in computing net
 income (loss) per common
 share(12)...........................                                                       5,812
                                                                                          =======


                                              FISCAL 1996
                                       -------------------------

                                        OFFERING      PRO FORMA
                                       ADJUSTMENTS   AS ADJUSTED
                                       -----------   -----------
                                         (IN THOUSANDS, EXCEPT
                                            PER SHARE DATA)
Revenues:
 Rental revenue......................    $    --       $40,148
 Rental equipment sales..............         --           986
 Merchandise revenues................         --         5,921
                                         -------       -------
   Total revenues....................         --        47,055
Cost of revenues
 Rental equipment expense............         --         4,895
 Rental equipment depreciation.......         --         2,775
 Cost of rental equipment sales......         --           907
 Cost of merchandise and new
   equipment sales...................         --         3,904
 Direct operating expense............         --        19,469
                                         -------       -------
   Total cost of revenues............         --        31,950
Store contribution...................         --        15,105
Selling, general and administrative
 expense.............................         --         8,721
Depreciation and amortization,
 excluding rental equipment
 depreciation........................         --           944
                                         -------       -------
Operating income.....................         --         5,440
Other (income) expense, net..........         --            30
Interest expense, related parties....         --            28
Interest expense, other..............     (2,280)(10)       710
                                         -------       -------
Income (loss) before income taxes....      2,280         4,672
 Income tax expense..................        855(8)      1,865
                                         -------       -------
Net income (loss)....................      1,425         2,807
Preferred stock dividends............        999(11)        --
                                         -------       -------
Net income (loss) available to common
 stockholders........................    $ 2,424       $ 2,807
                                         =======       =======
Store contribution margin............                     32.1%
Operating margin.....................                     11.6%
Net income (loss) per common
 share(12)...........................                  $  0.29
                                                       =======
Common shares used in computing net
 income (loss) per common
 share(12)...........................      3,750         9,562
                                         =======       =======

                             RENTX INDUSTRIES, INC.

                            PRO FORMA BALANCE SHEET
                              AS OF JULY 31, 1997

                                     ASSETS


                                             HISTORICAL                                  PREFERRED                     PRO FORMA
                                HISTORICAL     PENDING        PURCHASE                     STOCK         OFFERING         AS
                                 COMPANY     ACQUISITION   ADJUSTMENTS(13)   PRO FORMA   CONVERSION   ADJUSTMENTS(9)   ADJUSTED
                                ----------   -----------   ---------------   ---------   ----------   --------------   ---------
                                                                         (IN THOUSANDS)
Cash..........................   $ 2,671       $  338          $  (338)       $ 2,671     $     --       $    492       $ 3,163
Accounts receivable, net......     3,519          395             (275)         3,639                                     3,639
Prepaid expenses..............       312           13              (13)           312                                       312
Prepaid income taxes..........       386           --                             386                                       386
Merchandise inventories.......     1,395          149              (29)         1,515                                     1,515
Rental equipment, net.........    27,261          919              461         28,641                                    28,641
Property and equipment, net...     2,093          259             (159)         2,193                                     2,193
Intangible assets, net........    28,697           --            2,280         30,977                                    30,977
Other assets..................     1,656          100             (100)         1,656           --           (840)          816
                                 -------       ------          -------        -------     --------       --------       -------
        Total assets..........   $67,990       $2,173          $ 1,827        $71,990     $     --       $   (348)      $71,642
                                 =======       ======          =======        =======     ========       ========       =======

                                                     LIABILITIES AND EQUITY
Accounts payable..............   $ 3,339       $   86          $   (86)       $ 3,339     $     --       $     --       $ 3,339
Payroll and other accrued
  expenses....................     3,475          390             (390)         3,475           --           (750)        2,725
Accrued dividends.............       686           --                             686           --           (686)           --
Accrued interest payable......       131           --                             131                                       131
Bank debt and other long term
  obligations.................    40,798          188            3,812         44,798           --        (28,500)(10)   16,298
Notes payable related
  parties.....................       323           93              (93)           323                                       323
                                 -------       ------          -------        -------     --------       --------       -------
        Total liabilities.....    48,752          757            3,243         52,752           --        (29,936)       22,816
Preferred stock...............    20,295           --               --         20,295      (20,295)(11)                      --
Common stock..................        --           12              (12)            --           57(11)          38           95
Other paid in capital.........       108           --                             108       20,238         29,550        49,896
Accumulated deficit...........    (1,165)       1,404           (1,404)        (1,165)                                   (1,165)
                                 -------       ------          -------        -------     --------       --------       -------
        Stockholders'
          (deficit) equity....    (1,057)       1,416           (1,416)        (1,057)      20,295         29,588        48,826
                                 -------       ------          -------        -------     --------       --------       -------
        Total liabilities and
          equity..............   $67,990       $2,173          $ 1,827        $71,990     $     --       $   (348)      $71,642
                                 =======       ======          =======        =======     ========       ========       =======

                 NOTES TO UNAUDITED PRO FORMA INCOME STATEMENTS


     (1) For each acquisition, the historical book values of the rental equipment acquired (approximately $17 million for the Completed Acquisitions and $900,000 for the Pending Acquisition) were revalued to estimated fair market value (approximately $20 million for the Completed Acquisitions and $1.5 million for the Pending Acquisition). The Company utilizes several methods to estimate fair market value, including independent appraisals, the Company's actual experience in selling used rental equipment and analytical review. The rental equipment acquired is depreciated generally over a six-year period, with salvage value estimated at 22%. The equipment of Zodiac is being depreciated over a seven-year life because the equipment was generally newer than that acquired in other acquisitions.



     For fiscal 1996, historical rental equipment depreciation of $3.4 million for the Completed Acquisitions was reversed and $2.1 million of recomputed depreciation expense was recorded, and historical rental equipment depreciation expense of $342,000 for the Pending Acquisition was replaced by $192,000 of recomputed depreciation expense. For the six-months ended July 31, 1997, historical rental equipment depreciation expense of $631,000 for the Completed Acquisitions was replaced by recomputed depreciation expense of $404,000, and historical rental equipment depreciation expense of $174,000 for the Pending Acquisition was replaced by recomputed depreciation expense of $96,000.



     (2) Although the cost of goods sold for used rental equipment sales by the acquired businesses was approximately 60% on a combined historical basis, for purposes of the pro forma presentation, the cost of used rental equipment sales was recalculated, as necessary, to equal approximately 93% of revenues from the sale of used rental equipment, the Company's estimate of the cost of used rental equipment sold for the year.


     (3) For each acquisition, facility rentals were adjusted to rental rates currently being paid by the Company.


     (4) As necessary, salary and benefits paid to former owners of the acquired businesses or members of their families were reduced or eliminated to reflect employment arrangements entered into at the time of the acquisitions. For the Completed Acquisitions, the adjustment reduced selling, general and administrative expense by $1.2 million and $505,000 for fiscal 1996 and the six months ended July 31, 1997, respectively. For the Pending Acquisition, the adjustments for those periods were $364,000 and $297,000, respectively. Additionally, Zodiac incurred $34,000 for accounting and legal services related to its sale to the Company in 1996, which were eliminated. These adjustments were partially offset by $740,000 of incremental infrastructure costs in 1996 and $50,000 in the six months for 1997.



     (5) For each acquisition, the historical book values of the non-rental depreciable assets acquired (approximately $1.7 million for the Completed Acquisitions and $200,000 for the Pending Acquisition) were valued based upon purchase accounting (approximately $30 million for the Completed Acquisitions and $2.3 million for the Pending Acquisition). The tangible assets acquired (approximately $800,000) were depreciated over periods ranging from five to ten years. The intangible assets acquired were goodwill (approximately $28.5 million for the Completed Acquisitions and $2.3 million for the Pending Acquisition) and covenants not to compete (approximately $500,000). Goodwill is amortized over a forty-year period and covenants not to compete are amortized over periods ranging from two to five years.



     For fiscal 1996, historical non-rental depreciation and amortization expense of $562,000 for the Completed Acquisitions was reversed and $594,000 of recomputed depreciation and amortization expense was recorded, and historical non-rental depreciation and amortization expense of $76,000 for the Pending Acquisition was replaced by $57,000 of recomputed depreciation and amortization expense. For the six-month period ended July 31, 1997, historical non-rental depreciation and amortization expense of $102,000 for the Completed Acquisitions was replaced by recomputed depreciation and amortization expense of $87,000, and historical non-rental depreciation and amortization expense of $38,000 for the Pending Acquisition was replaced by recomputed depreciation and amortization expense of $29,000.

     (6) For the A to Z acquisition, historical results were adjusted to eliminate $548,000 in gains recognized on the distribution of assets to the prior owner in conjunction with the acquisition. For U-Do-It, the historical results included a $55,000 gain on the sale of assets to RentX which was eliminated for pro forma purposes.



     (7) For each Completed Acquisition and the Pending Acquisition, historical debt balances (approximately $12.8 million) and historical interest expense ($959,000 for fiscal 1996 and $136,000 for the six-month period in 1997) were eliminated. They were replaced by acquisition debt of approximately $37 million and interest expense computed as if the acquisition debt had been outstanding for all periods presented at an effective interest rate of 8%, which approximates the rate paid on the Company's credit facility for the periods. For fiscal 1996, the historical interest expense eliminated was $939,000 for the Completed Acquisitions and $20,000 for the Pending Acquisition, and the recomputed interest expense was $1.9 million for the Completed Acquisitions and $320,000 for the Pending Acquisition. For the six-months ended July 31, 1997, the historical interest expense eliminated was $121,000 for the Completed Acquisitions and $15,000 for the Pending Acquisition, and the recomputed interest expense was $372,000 for the Completed Acquisitions and $160,000 for the Pending Acquisition.



     (8) The Completed Acquisitions included companies that were S corporations or partnerships for income tax purposes. Accordingly, the income or loss for these entities was included in the income tax returns of their respective owners, and no income tax expense was recorded at the entity level. Other acquired businesses were taxable C Corporations, which recorded income tax expense (benefit) at effective rates ranging from zero to 46%. In determining pro forma effective income taxes, the Company eliminated historical income tax expense (benefit) recorded at the entity level and recalculated income tax expense based on the new basis in the acquired assets and the effect of the non-deductibility of goodwill, if applicable, for income tax purposes.



     (9) Assumes the sale of 3,750,000 shares of Common Stock in the offering at an assumed initial public offering price of $9.00 per share, resulting in gross proceeds of $33,750,000 less underwriting discount of $2,362,000. The Offering Adjustments also reflect a $1.8 million charge to stockholders' equity for the other offering expenses, including $840,000 of offering expenses previously included in other assets, of which $750,000 are reflected as accrued expenses in the historical balance sheet. In addition, the Offering Adjustments reflect the application of $28.5 million of the offering proceeds to pay down the Company's bank line of credit and $686,000 in proceeds to pay accrued Preferred Stock dividends.



     (10) Represents a reduction in interest expense and bank debt as a result of utilizing a portion of the estimated net proceeds of the offering to reduce the debt of the Company. For both periods, the debt reduction was assumed to take place at the start of the period and interest on the amount of the debt reduction was calculated at 8% per annum, which approximates the interest on the Company's borrowings during the periods. Assuming an $8 per share initial public offering price, the pro forma adjustment to interest expense would have been approximately $2.0 million for fiscal 1996 and $1.0 million for the six months ended July 31, 1997, resulting in pro forma as adjusted net income of approximately $2.6 million or $0.28 per share for fiscal 1996 and $153,000 or $0.02 per share for the six months ended July 31, 1997.



     (11) Represents the conversion of the outstanding Preferred Stock to Common Stock upon the occurrence of the offering.



     (12) Historical and pro forma earnings per share were calculated by assuming the conversion of the outstanding Preferred Stock of the Company into Common Stock equivalents and the exercise of all stock options issued within one year of the initial filing of the Registration Statement of which this Prospectus is a part. The calculation utilizes the as-if converted method for Preferred Stock and the treasury stock method for stock options. Pro forma as adjusted earnings per share also assume the issuance of 3,750,000 shares of Common Stock in this offering.



     (13) As is its general practice, the Company will not assume any material liabilities as part of the Pending Acquisition. The historical asset values were eliminated and replaced by purchase accounting entries as discussed in footnotes 1 and 5.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
RentX Industries, Inc.

     We have audited the accompanying balance sheet of RentX Industries, Inc. (the "Company") as of January 31, 1997, and the related statements of operations, stockholders' deficit, and cash flows for the period from May 15, 1996 (commencement of operations) through January 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at January 31, 1997, and the results of its operations and its cash flows for the period from May 15, 1996 (commencement of operations) through January 31, 1997, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Denver, Colorado
August 29, 1997

                             RENTX INDUSTRIES, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                                              UNAUDITED
                                                                                              PRO FORMA
                                                                                            STOCKHOLDERS'
                                                              JANUARY 31,     JULY 31,         EQUITY
                                                                 1997           1997        JULY 31, 1997
                                                              -----------    -----------    -------------
                                                                             (UNAUDITED)
Cash........................................................  $   707,712    $ 2,670,887
Accounts receivable, net of allowance for doubtful accounts
  of
  $246,893 and $663,916.....................................    1,358,412      3,518,933
Prepaid expenses............................................      399,800        312,269
Prepaid income taxes........................................      380,400        386,230
Merchandise inventories.....................................      374,932      1,394,847
Rental equipment, net.......................................    9,086,540     27,261,094
Property and equipment, net.................................    1,146,217      2,093,051
Intangible assets, net......................................   15,500,366     28,696,713
Other assets................................................      128,186      1,655,543
                                                              -----------    -----------
         Total assets.......................................  $29,082,565    $67,989,567
                                                              ===========    ===========
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Accounts payable............................................  $   549,052    $ 3,338,889
Payroll and other accrued expenses..........................    1,313,806      3,475,592
Accrued dividends...........................................      302,140        685,762
Accrued interest payable....................................       89,480        130,573
Bank debt and other long-term obligations...................   16,443,288     40,798,032
Notes payable to related parties............................      604,932        323,018
                                                              -----------    -----------
Total liabilities...........................................   19,302,698     48,751,866
Commitments and contingencies (Note 7)
Redeemable preferred stock, cumulative, convertible, $1 par
  value:
  Series A preferred stock, 17,195 shares authorized, 9,950
    and 17,195 shares issued and outstanding (entitled in
    liquidation to $9,950,000 and $17,195,000) as of January
    31, 1997 and
    July 31, 1997, respectively; pro forma no shares issued
    and outstanding.........................................    9,850,000     17,095,000     $        --
  Series B preferred stock, 200 shares authorized, issued
    and outstanding (entitled in liquidation to $200,000);
    pro forma no shares issued and outstanding..............      200,000        200,000              --
  Series C preferred stock, 0 and 3,000 shares authorized,
    issued and outstanding (entitled in liquidation to $0
    and $3,000,000) as of January 31, 1997 and July 31,
    1997, respectively; pro forma no shares issued and
    outstanding.............................................           --      3,000,000              --
                                                              -----------    -----------     -----------
Total redeemable preferred stock............................   10,050,000     20,295,000              --
Stockholders' deficit:
  Class A common stock, $.01 par value; 5,061,538 and
    5,964,326 shares authorized, 1,000 shares issued and
    outstanding.............................................            1              1              --
  Class B common stock, $.01 par value; 192,308 and 242,308
    shares authorized, none issued and outstanding..........           --             --              --
  Common stock, $.01 par value; 19,000,000 shares
    authorized; 5,722,018 shares issued and outstanding pro
    forma...................................................           --             --          57,220
  Preferred stock, $.01 par value; 1,000,000 shares
    authorized; no shares issued and outstanding............           --             --              --
  Paid-in capital...........................................      107,543        107,543      20,345,324
  Accumulated deficit.......................................     (377,677)    (1,164,843)     (1,164,843)
                                                              -----------    -----------     -----------
Total stockholders' deficit (equity)........................     (270,133)    (1,057,299)    $19,237,701
                                                              -----------    -----------     ===========
         Total liabilities and stockholders' deficit........  $29,082,565    $67,989,567
                                                              ===========    ===========

                            See accompanying notes.

                             RENTX INDUSTRIES, INC.

                            STATEMENTS OF OPERATIONS


                                                            PERIOD FROM MAY 15, 1996
                                                          (COMMENCEMENT OF OPERATIONS)
                                                                    THROUGH                 SIX MONTHS
                                                        --------------------------------       ENDED
                                                        JANUARY 31, 1997   JULY 31, 1996   JULY 31, 1997
                                                        ----------------   -------------   -------------
                                                                                    (UNAUDITED)
Revenues:
  Rental revenue......................................    $ 9,221,035       $2,529,690     $  13,598,456
  Rental equipment sales..............................        280,212           83,744           536,856
  Merchandise sales...................................      1,337,117          387,762         1,933,337
                                                          -----------       ----------     -------------
          Total revenues..............................     10,838,364        3,001,196        16,068,649
Cost of revenues:
  Rental equipment expense............................      1,284,902          230,949         1,633,675
  Rental equipment depreciation.......................        436,250          127,492         1,175,538
  Cost of rental equipment sales......................        272,258           75,366           511,568
  Cost of merchandise sales...........................        625,040          175,094         1,204,072
  Direct operating expense............................      4,863,825        1,159,131         6,763,689
                                                          -----------       ----------     -------------
          Total cost of revenues......................      7,482,275        1,768,032        11,288,542
                                                          -----------       ----------     -------------
Store contribution....................................      3,356,089        1,233,164         4,780,107
Selling, general and administrative expense...........      2,351,023          655,982         3,504,061
Depreciation and amortization, excluding rental
  equipment depreciation..............................        293,364           79,091           421,748
                                                          -----------       ----------     -------------
Operating income......................................        711,702          498,091           854,298
Other income (expense), net...........................         (4,117)           1,337            38,397
Interest expense, related parties.....................        (28,102)         (11,754)           (6,581)
Interest expense, other...............................       (755,020)        (174,011)       (1,289,658)
                                                          -----------       ----------     -------------
Income (loss) before income taxes.....................        (75,537)         313,663          (403,544)
Income taxes..........................................             --               --                --
                                                          -----------       ----------     -------------
Net income (loss).....................................        (75,537)         313,663          (403,544)
Preferred stock dividends.............................       (302,140)         (70,625)         (383,622)
                                                          -----------       ----------     -------------
Net income (loss) attributable to common
  stockholders........................................    $  (377,677)      $  243,038     $    (787,166)
                                                          ===========       ==========     =============
Net income (loss) per common share....................    $     (0.01)      $     0.05     $       (0.07)
                                                          ===========       ==========     =============
Common shares used in computing net income (loss) per
  common share........................................      5,811,808        5,811,808         5,811,808
                                                          ===========       ==========     =============


                            See accompanying notes.

                             RENTX INDUSTRIES, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                             COMMON STOCK                                   TOTAL
                                           -----------------   PAID-IN    ACCUMULATED   STOCKHOLDERS'
                                           CLASS A   CLASS B   CAPITAL      DEFICIT        DEFICIT
                                           -------   -------   --------   -----------   -------------
Issuance of 1,000 Class A common shares
  at inception...........................      1        --           --            --              1
Issuance of compensatory stock options...     --        --      107,543            --        107,543
Net loss.................................     --        --           --       (75,537)       (75,537)
Preferred stock dividends................     --        --           --      (302,140)      (302,140)
                                            ----      ----     --------   -----------    -----------
Balance at January 31, 1997..............      1        --      107,543      (377,677)      (270,133)
Net loss (unaudited).....................     --        --           --      (403,544)      (403,544)
Preferred stock dividends (unaudited)....     --        --           --      (383,622)      (383,622)
                                            ----      ----     --------   -----------    -----------
Balance at July 31, 1997 (unaudited).....   $  1      $ --     $107,543   $(1,164,843)   $(1,057,299)
                                            ====      ====     ========   ===========    ===========

                            See accompanying notes.

                             RENTX INDUSTRIES, INC.

                            STATEMENTS OF CASH FLOWS


                                                          PERIOD FROM MAY 15, 1996
                                                        (COMMENCEMENT OF OPERATIONS)
                                                                  THROUGH                 SIX MONTHS
                                                      --------------------------------       ENDED
                                                      JANUARY 31, 1997   JULY 31, 1996   JULY 31, 1997
                                                      ----------------   -------------   -------------
                                                                                  (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)...................................    $   (75,537)     $    313,663    $    (403,544)
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depreciation and amortization.....................        729,614           207,583        1,623,495
  (Gain) loss on sale/disposal of rental
     equipment......................................         19,753              (950)         (25,288)
  Provision for doubtful accounts...................         73,172            29,991          169,252
  Issuance of compensatory stock options............         85,193            29,038               --
  Changes in operating assets and liabilities, net
     of effect of business acquisitions:
     Accounts receivable............................       (235,034)         (469,888)      (1,130,480)
     Prepaid expenses...............................       (224,800)           (9,319)          87,531
     Prepaid income taxes...........................       (380,400)               --           (5,830)
     Other assets...................................        (85,835)               --               --
     Merchandise inventories........................        (87,493)              (71)         125,131
     Accounts payable...............................        549,052           427,530        2,789,838
     Payroll and other accrued expenses.............      1,298,438           666,083        1,212,976
                                                        -----------      ------------    -------------
Net cash provided by operating activities...........      1,666,123         1,193,660        4,443,081
INVESTING ACTIVITIES
Acquisitions of rental operations, net of cash
  acquired..........................................    (26,525,768)      (18,755,878)     (27,747,247)
Purchases of rental equipment and operating
  equipment.........................................     (1,468,766)          (97,781)      (7,911,660)
Purchases of fixed assets and other.................       (342,309)         (189,362)      (1,675,685)
Proceeds from sale of rental equipment..............        280,212            76,316          536,856
                                                        -----------      ------------    -------------
Net cash used in investing activities...............    (28,056,631)      (18,966,705)     (36,797,736)
FINANCING ACTIVITIES
Borrowings on bank debt.............................     17,552,288        10,658,629       27,557,591
Payments on bank debt...............................     (1,109,000)               --       (3,202,847)
Borrowings on notes payable.........................      1,161,726           844,925               --
Payments on notes payable...........................       (556,794)          (91,591)        (281,914)
Proceeds from issuance of preferred stock, net of
  issuance costs....................................     10,050,000         7,107,000       10,245,000
                                                        -----------      ------------    -------------
Net cash provided by financing activities...........     27,098,220        18,518,963       34,317,830
                                                        -----------      ------------    -------------
Net increase in cash................................        707,712           745,918        1,963,175
Cash at beginning of period.........................             --                --          707,712
                                                        -----------      ------------    -------------
Cash at end of period...............................    $   707,712      $    745,918    $   2,670,887
                                                        ===========      ============    =============
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid.......................................    $   681,699      $     26,201    $     144,672
Income taxes paid...................................        380,400                --            5,830


                            See accompanying notes.

                             RENTX INDUSTRIES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                       JANUARY 31, 1997 AND JULY 31, 1997
                  (INFORMATION SUBSEQUENT TO JANUARY 31, 1997
                                 IS UNAUDITED)

1. ACCOUNTING POLICIES

BASIS OF PRESENTATION

     RentX Industries, Inc. (the "Company"), a Delaware corporation, was formed on March 7, 1996 and commenced operations on May 15, 1997. No significant expenses were incurred by the Company from the date of formation until the date of commencement of operations. The Company is primarily involved in consolidating businesses that focus upon the short-term rental of small tools, general purpose construction and special event equipment, and to a lesser extent, selling complementary merchandise, parts, and new and used equipment. At January 31, 1997, the Company operated 24 equipment rental stores located in four states across the western region of the United States.

     The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheet is presented on an unclassified basis.

FINANCIAL STATEMENT PRESENTATION

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Rental revenue is recorded under the operating method. Rental revenue in the statement of operations includes revenue earned on equipment rentals, fuel sales, and rental equipment delivery fees. Revenue from the sale of rental equipment, merchandise and new equipment is recorded at the time of delivery or pickup by the customer.


ACCOUNTS RECEIVABLE


     A significant portion of the Company's business is on a credit basis. The Company extends credit to its commercial customers based on evaluations of ability to pay and generally no collateral is required. These evaluations are conducted at the store level. The Company has diversified its customer base by operating rental locations in four states as of January 31, 1997. Subsequent to period end, the Company furthered its diversification by acquiring businesses in five additional states. The Company maintains reserves it believes adequate for potential credit losses.


     The activity in the Company's allowance for doubtful accounts is as follows:



Balance at May 15, 1996 (Commencement of Operations)........  $      --
Bad Debt Expense............................................     73,172
Allowance recorded related to acquired accounts
  receivable................................................    351,721
Accounts written-off........................................   (178,000)
                                                              ---------
Balance at January 31, 1997.................................  $ 246,893
                                                              =========

                             RENTX INDUSTRIES, INC.

RENTAL EQUIPMENT, NET

     Rental equipment purchased new by the Company is recorded at cost. Rental equipment obtained through acquisition of a subsidiary is recorded at estimated fair market value at the time of acquisition. Acquired rental equipment is depreciated on a straight-line basis averaging six years to an estimated salvage value of 22% of acquired cost. Purchased rental equipment is depreciated on a straight-line basis over four to ten years to an estimated salvage value of 0%-30% of original cost. Accumulated depreciation on rental equipment at January 31, 1997 was $411,878.

     Ordinary maintenance and repair costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of rental equipment sales in the statement of operations.

INTANGIBLE ASSETS

     Intangible assets are recorded at cost and are amortized using the straight-line method over their estimated useful lives of five years for covenants not to compete and 40 years for goodwill. The recoverability of goodwill attributable to the Company's acquisitions is analyzed periodically based on actual and projected levels of profitability and cash flows of the businesses acquired on an undiscounted basis.

PROPERTY AND EQUIPMENT

     Property and equipment purchased new by the Company is recorded at cost. Property and equipment obtained through acquisition of a subsidiary is recorded at estimated fair market value at the time of acquisition. Depreciation is computed on a straight-line basis over the following estimated useful lives:

Vehicles, machinery and equipment...........................  10 years
Furniture and fixtures......................................  10 years
Computer equipment..........................................   5 years

     Ordinary maintenance and repair costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

MERCHANDISE INVENTORIES

     Merchandise inventories consist principally of parts, commodity type supplies and small- to medium-sized equipment for sale. All merchandise inventories are valued at the lower of cost (first-in, first-out) or market.

INCOME TAXES

     The Company utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in the years in which the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be realizable, more likely than not in future periods.

                             RENTX INDUSTRIES, INC.

DEBT COSTS

     Deferred financing costs are amortized using the effective interest method over the life of the related debt.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company periodically reviews its valuation for long-lived assets used in operations when indicators of impairment are present. If the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount, the Company records impairment as required under generally accepted accounting principles.

ADVERTISING EXPENSE

     Advertising costs are expensed as incurred. Advertising expense was $144,850 for the period ended January 31, 1997.

CONCENTRATIONS OF CREDIT RISK

     The Company's primary financial instrument that is potentially subject to significant concentrations of credit risk is accounts receivable. The concentration of credit risk is limited due to the large number of customers the Company maintains and the Company's geographic dispersion.


EARNINGS PER COMMON SHARE


     Pursuant to Securities and Exchange Commission Staff Accounting Bulletins and Staff Policy, common equivalent shares issued during the 12-month period prior to initial public offering at prices below the public offering price are presumed to have been issued in contemplation of the public offering, even if antidilutive, and have been included in the calculation as if these common equivalent shares were outstanding for all periods presented (using the as-if converted method for preferred stock and the treasury stock method for stock options, and the estimated initial public offering price for the Company's Common Stock).

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of long-term debt is determined using current applicable interest rates as of January 31, 1997 and approximates the carrying value of such debt because the underlying instruments include provisions to adjust note balances and interest rates to approximate fair value.

UNAUDITED INTERIM FINANCIAL STATEMENTS


     The accompanying balance sheet at July 31, 1997 and the statements of operations, stockholders' deficiency and cash flows for the period from May 15, 1996 (Commencement of Operations) through July 31, 1996 and the six month period ended July 31, 1997 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full respective year.

                             RENTX INDUSTRIES, INC.

2. BUSINESS ACQUISITIONS

     A principal component of the Company's business strategy is to grow through acquisitions which augment its present operations as well as enter into new geographic markets. In keeping with this strategy, the Company has made several acquisitions of rental operations. These acquisitions have been accounted for as purchases and, accordingly, the acquired tangible and identifiable intangible assets and liabilities have been recorded at their estimated fair values at the dates of acquisition with any excess purchase price being reflected as goodwill in the accompanying financial statements. The operations of the acquired businesses are included in the statements of operations from the date of acquisition.

     The following table sets forth the net assets acquired, liabilities assumed and cash purchase price for these acquisitions:

Assets acquired.............................................  $10,887,032
Goodwill and covenants not to compete.......................   15,743,584
Less liabilities assumed....................................     (104,848)
                                                              -----------
Cash purchase price.........................................  $26,525,768
                                                              ===========
Number of acquisitions......................................            5

3. PROPERTY AND EQUIPMENT, NET

     Property and equipment, net consists of the following:

Vehicles, machinery and equipment...........................  $1,086,482
Furniture and fixtures......................................      70,041
Computer equipment..........................................      39,840
                                                              ----------
          Total.............................................   1,196,363
Less accumulated depreciation...............................     (50,146)
                                                              ----------
                                                              $1,146,217
                                                              ==========

4. INTANGIBLE ASSETS

     Intangible assets consist of the following:

Covenants not to compete....................................  $   530,790
Goodwill....................................................   15,212,794
                                                              -----------
          Total.............................................   15,743,584
Less accumulated amortization...............................     (243,218)
                                                              -----------
                                                              $15,500,366
                                                              ===========

     The Company has entered into noncompetition agreements with the former owners of certain acquired businesses. The agreements are generally for terms of five years and prohibit the former owners from competing with the Company in the business of renting equipment in certain counties located in the area of the acquired business.

                             RENTX INDUSTRIES, INC.

5. BANK DEBT AND LONG-TERM OBLIGATIONS

     Bank debt and long-term obligations consist of the following:

Notes payable to related parties:
  Note payable to former owners, interest payable monthly at
     5.37%, due in
     April 1998.............................................  $   379,722
  Note payable to related party for covenant not to compete,
     payable monthly, due January 31, 2002..................      225,210
                                                              -----------
                                                                  604,932
Bank debt and other long-term obligations:
  Revolving line of credit, interest payable monthly at
     LIBOR plus 2.5% (8.25% at January 31, 1997)............      429,000
  Term credit commitment, interest payable monthly at LIBOR
     plus 2.5% (8.25% at January 31, 1997)..................      406,500
  Term credit commitment, interest payable monthly at
     domestic rate plus 2% (8.0% at January 31, 1997).......   14,686,629
  American Equipment Leasing, Draws 1 and 2, interest
     payable monthly in arrears at 9.08%....................      524,746
  American Equipment Leasing, Draw 3, interest payable
     monthly in arrears
     at 9.67%...............................................      396,413
                                                              -----------
                                                               16,443,288
                                                              -----------
Total notes payable to related parties, bank debt and other
  long-term obligations.....................................  $17,048,220
                                                              ===========

     The Company's agreement with the bank provides for a revolving line of credit of $5,620,408 maturing no later than May 31, 1999 and term loans up to $39,342,857 that mature on May 31, 1999. In no event shall the total credit facility exceed $39,342,857. The revolving and term credit commitment agreements include restrictions as to limitations upon certain ratios of funded debt to contributed equity and minimum ratios of debt to pro forma cash flows. The credit facility also includes limitations upon lease terms, the number of new stores developed versus those acquired, and the amounts of other debt and lease financing the Company may obtain. Substantially all rental equipment, property and equipment, and notes and accounts receivable of the Company are pledged as collateral for the bank line of credit, senior notes, and notes related to purchases of certain businesses. The Company pays a commitment fee of 0.5% on the unused portion of the outstanding credit facility calculated quarterly based on the average daily balance.

     As of April 30, 1997, the Company was in violation of a debt covenant under the debt agreement with the bank. Compliance with the covenant is measured at the Company's year end and at the end of each fiscal quarter. The bank waived compliance with this covenant for the quarter ended April 30, 1997. In addition, the credit agreement was amended and the affected covenant was changed for each of the quarters July 31, 1997 through April 30, 1998. At the same time, the bank increased the total credit facility to $39,342,000. Accordingly, the maturity of the bank indebtedness is shown as being due in accordance with the terms of the credit agreement in the maturities of debt table.

     The Company's secured loan agreement with American Equipment Leasing Co. ("AEL") provides for a line of credit not to exceed $3,000,000. Monthly payments of principal and interest are made on the current outstanding balance. Termination of the line of credit occurs when the $3,000,000 limit is reached or at December 28, 1997, whichever occurs first. At the termination date, the line of credit becomes a term loan and principal and interest payments continue as before. The debt is secured by

                             RENTX INDUSTRIES, INC.

rental equipment. The loan agreement provides reporting and insurance requirements and disallows third party liens against secured equipment. As of May 7, 1997, the line of credit was fully drawn and converted to a term loan as described above.

     The Company incurred interest expense of $28,102 on borrowings from related parties for the period ended January 31, 1997.

     Maturities of debt are as follows at January 31, 1997:

1998........................................................  $   601,032
1999........................................................   15,787,829
2000........................................................      287,262
2001........................................................      297,508
2002........................................................       74,589
Thereafter..................................................           --
                                                              -----------
                                                              $17,048,220
                                                              ===========

6. REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

REDEEMABLE PREFERRED STOCK

     The redeemable preferred stock is subject to redemption at the option of the stockholder and can only occur in the event of default, as defined in the Certificate, and is cumulative at a rate of 5% per annum (7% per annum during the continuance of an Event of Default, as defined in the Certificate), computed on a daily basis. The redeemable preferred stock is convertible at any time into the number of fully paid and nonassessable shares of Class A common stock determined by the class specific conversion rate. Holders of Series A preferred stock shall be entitled to a number of votes equal to the respective number of shares of Class A common stock that would have been issuable if converted on the record date. Upon liquidation, the redeemable preferred stock carries a liquidation preference of $1,000 per share, before any payment shall be made or any assets distributed to the holders of common stock. After the payment or distribution to the holders of redeemable preferred stock of the full preferential amounts, the common stockholders are entitled to all remaining assets of the Company to be distributed.

PROPOSED PUBLIC OFFERING OF COMMON STOCK

     The Company's Board of Directors has authorized the Company to proceed with an initial public offering of the Company's common stock. If the offering is consummated, all of the currently outstanding preferred stock will automatically convert into 5,721,018 shares of common stock. The unaudited pro forma stockholders' equity at July 31, 1997 gives effect to the conversion of all outstanding convertible preferred stock into 5,721,018 shares of common stock upon the completion of the Company's initial public offering of shares.

COMMON STOCK

     In the event of a public offering, as defined in the Certificate, all shares of Class B common stock shall convert to Class A common stock on a one-for-one basis. Holders of Class B common stock have no voting rights. The unaudited pro forma stockholders' equity at July 31, 1997 also reflects the conversion of the Company's Series A, Series B and Series C preferred stock and Class A Common Stock, into a single class of Common Stock upon completion of an initial public offering pursuant to the Company's Amended and Restated Certificate of Incorporation dated June 25, 1997.

                             RENTX INDUSTRIES, INC.

STOCK OPTION PLAN


     In January, May and June 1997 the Company adopted the Nonqualified Stock Option Plan -- January 1997, the Nonqualified Stock Option Plan -- May 1997 and the Nonqualified Stock Option Plan -- June 1997 (the "Nonqualified Plans"). Under the Nonqualified Plans, a total of 53,099 shares of the Company's Class B Common Stock were available for option grants to key employees and consultants on such terms as the Board of Directors determined. Options to purchase 36,641 shares of Class B Common Stock available under the Nonqualified Plans were granted as of January 31, 1997. All of the options granted under the Nonqualified Plans become exercisable as to 20% of the shares covered thereby on each of the first five anniversaries of the date of grant.



     In September 1997, the Board adopted and the stockholders approved the Stock Option Plan for Employees (the "Employee Plan"). An aggregate of 277,000 shares are available for grant under the Employee Plan. No options have yet been granted under the Employee Plan, but upon the completion of the Company's proposed initial public offering, the Company intends to grant options to purchase a total of 193,400 shares with an exercise price equal to the offering price.



     In September 1997 the Board adopted and the stockholders approved the Stock Option Plan for Non-Employee Directors (the "Directors Plan"). As defined in the Directors Plan, a Non-Employee Director includes any director who is not an employee of the Company (and is not an employee, member, officer, director, manager or partner of certain organizations specified in the Directors Plan. A total of 25,000 shares of Common Stock are available for grant under the Directors Plan. Each Non-Employee Director automatically receives options to purchase 5,000 shares of Common Stock upon election to the Board of Directors, which are immediately exercisable as to 2,500 shares on the date of grant and become exercisable as to an additional 500 shares on each of the first five anniversaries of the date of grant. Thereafter, each Non-Employee Director automatically receives an annual grant of options to purchase 2,500 shares of Common Stock, which become exercisable as to 500 shares on each of the first five anniversaries of the date of grant. The exercise price of all options granted under the Directors Plan is equal to the fair market value of the Common Stock on the date of grant and all options have a ten-year term. Upon a merger, consolidation, sale of assets or stock or liquidation or dissolution of the Company, outstanding options under the Directors Plan will or may be accelerated or otherwise affected as described above for options granted under the Employee Plan.



     During the period ended January 31, 1997, the Company also granted options to purchase the Company's nonvoting Class B common stock pursuant to executive employment agreements. All stock options issued under the executive employment agreements expire ten years from the date such options were granted. Of these options, 57,693 vested upon grant and 97,516 will vest and become exercisable as to 50 percent of the shares on January 31, 1999 and as to 25 percent of the shares on each of January 31, 2000 and 2001. On May 19, 1997, the Company granted an officer options to purchase 40,000 shares at $7.00 per share pursuant to his executive employment agreement with these shares vesting 20% on each of the first five anniversaries of the date of grant.



     The Company has reserved shares of the Company's Common Stock equal to the number of shares authorized pursuant to each of the above stock option plans and executive compensation agreements.


     The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, Accounting for Stock-Based Compensation, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of a portion of the Company's employee stock options was less than the market price of

                             RENTX INDUSTRIES, INC.

the underlying stock on the date of grant (assumed to be $1.61 during the period ended January 31, 1997), compensation expense totaling $85,193 was recognized.



     Pro forma information regarding net income and earnings per share is required by Statement 123 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 5.5%; a dividend yield of 0%; and a weighted-average expected life of the option of 5 years.



     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.



     If Statement 123 had been adopted, for purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro-forma information for the period ended January 31, 1997 is as follows:



Pro forma net loss..........................................  $(379,600)
Pro forma loss per share....................................      (0.01)



     The effects of applying Statement No. 123 during the period ended January 31, 1997 are not likely to be representative of the effect on pro forma net income for future years because the vesting of options and additional option grants will cause additional incremental expense to be recognized in future periods.



     A summary of the Company's stock option activity and related information for the period ended January 31, 1997 follows:



                                                         EMPLOYEE STOCK OPTION PLAN
                                               -----------------------------------------------
                                                                              WEIGHTED AVERAGE
                                                NUMBER     WEIGHTED AVERAGE    FAIR VALUE OF
                                               OF SHARES    EXERCISE PRICE    OPTIONS GRANTED
                                               ---------   ----------------   ----------------
Options outstanding at March 7, 1996.........        --
Granted at $1.00 exercise price..............    36,641
Granted at $0.15 exercise price..............    38,462
Granted at $8.00 exercise price..............    97,516
Granted at $0.10 exercise price..............    19,231
                                                -------
Options outstanding at January 31, 1997......   191,850         $4.30              $ .62
                                                =======

                             RENTX INDUSTRIES, INC.

     A summary of outstanding options, by year they become exercisable, follows:

                                                             EMPLOYEE STOCK OPTION PLAN
                                                            -----------------------------
                                                                             WEIGHTED
                                                             NUMBER          AVERAGE
                                                            OF SHARES     EXERCISE PRICE
                                                            ---------    ----------------
1997......................................................    57,693          $0.13
1998......................................................     7,328           1.00
1999......................................................    56,087           7.09
2000......................................................    31,707           6.38
2001......................................................    31,707           6.38
2002......................................................     7,328           1.00
                                                             -------
Options outstanding at January 31, 1997...................   191,850           4.30
                                                             =======


     Exercise price range of the options outstanding is as follows:


                                   WEIGHTED-
                                    AVERAGE
 NUMBER     WEIGHTED-AVERAGE       REMAINING
OF SHARES    EXERCISE PRICE    CONTRACTUAL LIFE
---------   ----------------   -----------------
  19,231         $0.10             10 years
  38,462          0.15             10 years
  36,641          1.00             10 years
  97,516          8.00             10 years
 -------
 191,850

     Exercise price range of the options exercisable is as follows:

                                   WEIGHTED-
                                    AVERAGE
 NUMBER     WEIGHTED-AVERAGE       REMAINING
OF SHARES    EXERCISE PRICE    CONTRACTUAL LIFE
---------   ----------------   -----------------
57,693           $0.13             10 years


7. COMMITMENTS AND CONTINGENCIES


OPERATING LEASES

     Future minimum rental commitments as of January 31, 1997 under noncancelable operating leases are:

1998.............................................  $1,397,694
1999.............................................   1,314,180
2000.............................................     757,963
2001.............................................     183,944
2002.............................................     132,138
Thereafter.......................................          --
                                                   ----------
                                                   $3,785,919
                                                   ==========

     The Company leases certain facilities under operating leases which contain renewal options and provide for periodic cost of living adjustments. Rental expense was $652,072 for the period ended January 31, 1997. Substantially all of the Company's operating leases are with the prior owners of the businesses acquired by the Company. In many instances, these individuals are now employees of the Company. These leases require monthly payments aggregating approximately $116,000.

                             RENTX INDUSTRIES, INC.

LEGAL MATTERS

     The Company is party to legal proceedings and potential claims arising in the ordinary course of its business. In the opinion of management, the Company has adequate legal defense, reserves or insurance coverage with respect to these matters so that the ultimate resolution will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

ENVIRONMENTAL MATTERS

     The Company and its operations are subject to various laws and related regulations governing environmental matters. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as investigation of property damage. As part of the Company's acquisition due diligence, the Company performs extensive environmental analysis. The remediation has typically been the responsibility of the prior owner and is addressed prior to closing.

8. RELATED PARTY TRANSACTIONS


     In May 1996, the Company entered into a non-cancelable consulting agreement (the "Consulting Agreement") with BACE Industries, LLC ("BACE"), which owns 100% of the Company's Class A common stock and 2% of the Company's preferred stock. Under the Management Agreement, BACE provided consulting services concerning business planning, acquisitions, financing and other management matters to the Company. The Company reimbursed BACE for any out-of-pocket costs incurred by BACE in connection with such services. Additionally, the Company paid a fixed consulting fee based on the Company's sales and a variable fee based on the "Adjusted Income Exceeding the Minimum Hurdle" as defined by the Agreement, not to exceed the amount of the fixed consulting fee. For the period ended January 31, 1997, no variable fee was earned under the Consulting Agreement, but the Board of Directors approved a payment of $120,000 to BACE in lieu of the variable fee. Total consulting fee expense, included in selling, general and administrative expense, was $242,680 for the period ended January 31, 1997. As of January 31, 1997, the consulting fee payable was $121,340. Subsequent to year-end, the Consulting Agreement was amended to change the basis upon which the variable fee is calculated from an income-based calculation to a calculation based on the relationship between the trailing 12-month earnings of the businesses acquired during the year and an acquisition target established by the Board of Directors annually.


9. DEFINED CONTRIBUTION PLAN

     The Company has a defined contribution plan (the "Plan") covering all full-time employees over the age of eighteen who have completed ninety days of service. Employees may contribute up to 15% of their annual compensation, limited to the maximum contribution allowable under Internal Revenue Service guidelines. Employer contributions under the Plan are discretionary. There were no employer contributions made during the period March 7, 1996 (date of incorporation) through January 31, 1997.

10. INCOME TAXES

     Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company had no significant temporary differences at January 31, 1997.

                             RENTX INDUSTRIES, INC.

11. SUBSEQUENT EVENTS

     Subsequent to year end, the Company made additional business acquisitions. As with the acquisitions which took place prior to year end, the following were accounted for as purchase business combinations:

                                           NUMBER OF                            CASH
                                            STORES          DATE OF           PURCHASE
             NAME OF ENTITY                ACQUIRED       ACQUISITION          PRICE
             --------------                ---------      -----------      --------------
                                                                           (IN THOUSANDS)
Hays Rental and Sales....................      5       February 14, 1997       $4,605
CVR, Inc.................................      6       March 14, 1997           4,585
Scotty Rents, Inc........................      4       April 21, 1997           3,827
Newmanco, Inc............................      5       May 22, 1997             3,686
Titus Rental Service Companies, Inc......      7       June 26, 1997            5,186
AZ Rents It Fort Collins.................      1       July 17, 1997            2,091
A-1 Rent All of Tyler/Marshall...........      4       July 24, 1997            2,400
Mer-Cal Enterprises, Inc.................      1       July 31, 1997            1,030

     On July 15, 1997, the Company entered into a letter of intent to purchase the Common Stock of Redi Rentals, Inc.

     In an amendment to the Certificate of Incorporation dated June 24, 1997, additional shares of stock were authorized by the Board of Directors. In addition, a third series of preferred stock (Series C) was authorized. Series C preferred stock has the same respective voting powers and preferences as Series A and B preferred stock. The total authorized shares within each of the stock classes are as follows:

                        STOCK CLASS                           AUTHORIZED SHARES
                        -----------                           -----------------
Class A common stock........................................      5,964,326
Class B common stock........................................        248,308
Series A preferred stock....................................         17,195
Series B preferred stock....................................            200
Series C preferred stock....................................          3,000

     Additional draws on the Company's revolver and term loans were made subsequent to year end to partially fund the above acquisitions and for general operating expenses. Balances on the revolver and term loans at August 29, 1997 were $2,191,000 and $32,805,279, respectively.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Zodiac Rentals
Denver, Colorado

     We have audited the accompanying combined balance sheets of Zodiac Rentals as of May 14, 1996 and December 31, 1995, and the related combined statements of operations, stockholders' equity and cash flows for the period from January 1, 1996 to May 14, 1996, and the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the management of Zodiac Rentals. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Zodiac Rentals as of May 14, 1996 and December 31, 1995, and the combined results of its operations and cash flows for the period from January 1, 1996 to May 14, 1996 and the years ended December 31, 1995 and 1994, in accordance with generally accepted accounting principles.

                                            Pester & Company
                                            Certified Public Accountants P.C.

Denver, Colorado
May 9, 1997, except for Note 6, as to which the date was May 15, 1997.

                                 ZODIAC RENTALS
                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                              DECEMBER 31,     MAY 14,
                                                                  1995           1996
                                                              ------------    ----------
CURRENT ASSETS
  Cash and cash equivalents.................................   $  651,071     $  201,680
  Accounts receivable.......................................      717,072        573,177
  Advances to shareholders..................................        4,240          4,055
  Inventory.................................................      163,582        155,869
  Due from RentX............................................           --         15,188
  Payroll tax receivable....................................        3,006             --
                                                               ----------     ----------
          Total Current Assets..............................    1,538,971        949,969
                                                               ----------     ----------
PROPERTY AND EQUIPMENT
  Rental equipment and vehicles.............................    6,312,446      7,291,864
  Furniture and fixtures....................................      189,896        189,896
  Leasehold improvements....................................       44,775         47,650
                                                               ----------     ----------
                                                                6,547,117      7,529,410
  Less accumulated depreciation.............................    3,944,650      4,307,668
                                                               ----------     ----------
          Net Property and Equipment........................    2,602,467      3,221,742
                                                               ----------     ----------
OTHER ASSETS
  Deposits..................................................        1,332          1,332
  Intangibles, less accumulated amortization................       91,111         88,611
                                                               ----------     ----------
          Total Other Assets................................       92,443         89,943
                                                               ----------     ----------
          TOTAL ASSETS......................................   $4,233,881     $4,261,654
                                                               ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..........................................   $  162,693     $  116,612
  Accrued salaries, taxes and expenses......................      186,639        181,592
  Due to stockholders.......................................        5,030          1,859
  Note payable, bank, current portion.......................      598,709        300,000
  Long-term debt, current portion...........................      479,323        509,953
                                                               ----------     ----------
          Total Current Liabilities.........................    1,432,394      1,110,016
                                                               ----------     ----------
LONG TERM DEBT
  Note payable, bank, net of current portion................      699,028      1,852,464
  Long-term debt, net of current portion....................      586,018        365,720
                                                               ----------     ----------
TOTAL LIABILITIES...........................................    2,717,440      3,328,200
                                                               ----------     ----------
STOCKHOLDERS' EQUITY
  Common stock:
     Zodiac Rentals, 49,000 shares of no par value
      authorized, 1,724 shares issued and outstanding.......      600,276        600,276
     Zodiac Three, Inc., 50,000 shares of no par value
      authorized, 300 shares issued and outstanding.........        1,759          1,759
  Retained earnings.........................................      914,406        331,419
                                                               ----------     ----------
          Total Stockholders' Equity........................    1,516,441        933,454
                                                               ----------     ----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........   $4,233,881     $4,261,654
                                                               ==========     ==========

                See accompanying notes to financial statements.

                                 ZODIAC RENTALS

                       COMBINED STATEMENTS OF OPERATIONS

                                                               YEARS ENDED           PERIOD FROM
                                                              DECEMBER 31,         JANUARY 1, 1996
                                                         -----------------------         TO
                                                            1994         1995       MAY 14, 1996
                                                         ----------   ----------   ---------------
Revenues:
  Rental revenue.......................................  $4,501,745   $6,215,264     $2,123,006
  Merchandise sales....................................     865,233    1,066,210        461,462
  Other income.........................................     194,955      209,620         37,293
  Rental equipment sales...............................      88,373       99,460        192,571
                                                         ----------   ----------     ----------
          Total revenues...............................   5,650,306    7,590,554      2,814,332
Cost of revenues:
  Cost of rental equipment sales.......................      64,349       90,619        149,225
  Rental equipment expense.............................     450,141      508,889        213,512
  Rental equipment depreciation........................     546,356    1,068,832        462,603
  Cost of merchandise..................................     628,806      461,997        203,192
  Direct operating expense.............................   2,435,418    3,296,877      1,407,876
                                                         ----------   ----------     ----------
          Total cost of revenues.......................   4,125,070    5,427,214      2,436,408
Store contribution.....................................   1,525,236    2,163,340        377,924
Selling, general and administrative expense............   1,093,918    1,486,200        554,360
Depreciation and amortization, excluding rental
  equipment depreciation...............................      30,604       20,906         19,848
                                                         ----------   ----------     ----------
Operating income (loss)................................     400,714      656,234       (196,284)
Other expense, net
  Interest expense.....................................     112,742      215,975         92,964
                                                         ----------   ----------     ----------
Net income (loss)......................................  $  287,972   $  440,259     $ (289,248)
                                                         ==========   ==========     ==========

                See accompanying notes to financial statements.

                                 ZODIAC RENTALS

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                    ZODIAC RENTALS, INC.    ZODIAC THREE, INC.
                                        COMMON STOCK           COMMON STOCK                                   TOTAL
                                    ---------------------   -------------------        RETAINED           STOCKHOLDERS'
                                     SHARES      AMOUNT      SHARES     AMOUNT         EARNINGS               EQUITY
                                    --------   ----------   --------   --------   -------------------   ------------------
Balance at December 31, 1993......    1,724      $600,276      300       $1,759        $ 564,682            $1,166,717
Net income........................                                                       287,972               287,972
Stockholder distributions.........                                                      (123,082)             (123,082)
                                      -----      --------      ---       ------        ---------            ----------
Balance at December 31, 1994......    1,724       600,276      300       1,759           729,572             1,331,607
Net income........................                                                       440,259               440,259
Stockholder distributions.........                                                      (255,425)             (255,425)
                                      -----      --------      ---       ------        ---------            ----------
Balance at December 31, 1995......    1,724       600,276      300       1,759           914,406             1,516,441
Net income........................                                                      (289,248)             (289,248)
Stockholder distributions.........                                                      (293,739)             (293,739)
                                      -----      --------      ---       ------        ---------            ----------
Balance at May 14, 1996...........    1,724      $600,276      300       $1,759        $ 331,419            $  933,454
                                      =====      ========      ===       ======        =========            ==========

                See accompanying notes to financial statements.

                                 ZODIAC RENTALS

                       COMBINED STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED            PERIOD FROM
                                                             DECEMBER 31,          JANUARY 1, 1996
                                                       -------------------------         TO
                                                          1994          1995        MAY 14, 1996
                                                       -----------   -----------   ---------------
Increase (Decrease) in Cash and Cash Equivalents
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)..................................  $   287,972   $   440,259     $  (289,248)
  Adjustments to reconcile net income (loss)
     to net cash provided by operating activities
     Depreciation and amortization...................      576,960     1,089,738         482,451
     (Increase) decrease in assets
       Accounts receivable...........................      (82,232)     (178,481)        143,895
       Inventory.....................................      (20,344)      (68,450)          7,713
       Other current assets..........................      116,858         9,301           3,006
       Deposits......................................           --         4,266              --
       Net advances to (from) stockholders...........           --         8,907          (2,985)
       Advance to related party......................      (29,400)       38,050         (15,188)
     Increase (decrease) in liabilities
       Accounts payable..............................      156,973        17,459         (46,082)
       Accrued expenses..............................       35,925        54,303          (5,047)
                                                       -----------   -----------     -----------
          Total adjustments..........................      754,740       975,093         567,763
          Net cash provided by operating
            activities...............................    1,042,712     1,415,352         278,515
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of intangibles............................     (100,000)           --              --
  Purchases of equipment.............................   (1,536,088)   (1,545,049)     (1,099,225)
          Net cash used by investing activities......   (1,636,088)   (1,545,049)     (1,099,225)
                                                       -----------   -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from bank and long-term debt..............    1,684,991     1,322,626       1,050,000
  Distributions to stockholders......................     (123,082)     (255,425)       (293,739)
  Payments on note payable, bank.....................     (216,621)     (398,822)       (195,273)
  Payments on long-term debt.........................     (421,261)     (475,590)       (189,669)
                                                       -----------   -----------     -----------
          Net cash provided by financing
            activities...............................      924,027       192,789         371,319
                                                       -----------   -----------     -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS........................................      330,651        63,092        (449,391)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD/YEAR........................................      257,328       587,979         651,071
                                                       -----------   -----------     -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD/YEAR........  $   587,979   $   651,071     $   201,680
                                                       ===========   ===========     ===========

                See accompanying notes to financial statements.

                                 ZODIAC RENTALS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                  MAY 14, 1996

NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Zodiac Rentals (the Companies) is a Colorado corporation whose principal activities are short-term rentals of equipment and sales of related merchandise to commercial and retail customers located in the Denver, Colorado metropolitan area. Operations are conducted through the Companies' nine retail locations. A significant portion of revenues is derived from rentals and sales to businesses in the construction industry.

  Summary of Significant Accounting Policies

     a. Basis of Presentation. The combined financial statements consist of two affiliated corporations under shared management and common ownership, collectively referred to in these financial statements as the "Companies." The corporations are Zodiac Rentals, Inc. and Zodiac Three, Inc.

     Aurora Rentals, Inc. was incorporated on February 16, 1974. There are 49,000 shares of no par value common stock authorized with 1,724 shares issued and outstanding as of May 14, 1996. As of January 1, 1995, Aurora Rentals, Inc. changed its name to Zodiac Rentals, Inc.

     Zodiac Three, Inc. was incorporated on January 1, 1990 with an outside unrelated third party who owns one-third of the common stock. There are 50,000 shares of no par value common stock authorized with 300 shares issued and outstanding as of May 14, 1996. Zodiac Three, Inc. operates one store located in Parker, Colorado.

     b. Year End. The Companies maintain a year ending on December 31 for financial reporting and income tax purposes. As disclosed in Note 6, the Companies sold all their assets to RentX Industries, Inc., effective May 15, 1996. Accordingly, the accompanying 1996 financial statements are presented for the period from January 1, 1996 to May 14, 1996.

     c. Combination of Entities under Common Control. As of January 1, 1995, Zodiac Rentals, Inc. combined all the store locations except Zodiac Three, Inc. into Zodiac Rentals, Inc. in a business combination accounted for as a combination of entities under common control. The net assets of the entities were transferred to Zodiac Rentals, Inc. at their historical cost basis and none of the companies recognized a gain or loss, nor were any assets recognized at an appreciated fair value.

     d. Combining Policy. The accompanying combined financial statements include the accounts of Zodiac Rentals, Inc. and Zodiac Three, Inc. All material intercompany transactions and balances have been eliminated in the combination.

     e. Cash and Cash Equivalents. Cash and cash equivalents include cash on hand and cash in financial institutions with maturities of less than three months. Balances on deposit with high-quality local banks exceed the amounts insured by the Federal Deposit Insurance Corporation. Management does not believe such uninsured amounts expose the Company to any material credit risk.

     f. Accounts Receivable. Management believes that all accounts receivable as of May 14, 1996 were fully collectible; therefore, no allowance for doubtful accounts was recorded. The Companies rent equipment to its commercial customers, the majority of which are in the construction business in Colorado. The Companies perform ongoing credit evaluations of its customers and, generally, require no collateral.

     g. Inventories. Inventories consist primarily of parts, supplies and fuel and are stated at the lower of cost or market on the FIFO (first in, first out) basis.

                                 ZODIAC RENTALS

     h. Property and Equipment. Property and equipment are stated at cost and depreciated or amortized using the straight line method over their estimated useful lives ranging from 5 to 10 years.

     i. Advertising. Advertising costs are charged to expense as incurred. Such expenses totaled $74,879 and $119,852 for the years ended December 31, 1994 and 1995, respectively, and $36,601 for the period ended May 14, 1996.

     j. Revenue Recognition. Equipment rental revenue is recorded under the operating method. Equipment rentals in the statements of income include revenue earned on equipment rentals, fuel sales, and rental equipment delivery fees. Revenue from the sale of parts, supplies and equipment is recorded at the time of the delivery or pick-up by the customer.

     k. Income Taxes. Zodiac Rentals, Inc. and Zodiac Three, Inc., with the consent of their stockholders, have elected under the Internal Revenue Code to be S corporations. In lieu of corporation income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal and state income taxes has been included in these combined financial statements.

     l. Intangible Assets. The Companies amortize a non-compete agreement and goodwill acquired in the purchase of the Zodiac VII store. The intangible assets are being amortized over the life of 15 years. Amortization expense for the period ended May 14, 1996 was $2,500, $6,666 in 1995 and $2,222 in 1994.

     m. Use of Estimates. Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing the financial statements.

NOTE 2 -- NOTES PAYABLE, BANK

     The Companies have consolidated notes payable with Bank One, Denver, NA with the majority shareholders listed as co-makers. The notes have a balance outstanding at May 14, 1996 of $2,152,464. The notes bear interest at prime plus 1% at May 14, 1996 (current rate of 9.5%). The notes mature on August 1, 1997 and are collateralized by a first lien security interest in all accounts receivable, inventory, equipment, vehicles, and general intangibles. The minority shareholder has also provided a limited guarantee in the amount of $200,000. Payments are approximately $61,000 a month for principal and interest.

     As of May 14, 1996, maturities of the notes payable, bank are as follows:

 YEAR ENDED
DECEMBER 31,                                                            AMOUNT
------------                                                          ----------
   1997.............................................................  $  300,000
   1998.............................................................   1,852,464
                                                                      ----------
             Total..................................................  $2,152,464
                                                                      ==========

     Interest paid to the bank was $48,994 for the period ended May 14, 1996, $113,610 in 1995 and $45,906 in 1994. The note payable, bank was paid off on May 15, 1996.

                                 ZODIAC RENTALS

NOTE 3 -- LONG TERM DEBT

Long term debt consists of the following:
5.9% to 7% various notes payable to Case Power and Equipment
  Company, payable in monthly installments of $2,015
  principal and interest, collateralized by equipment, due
  at various times through September, 1997..................  $ 20,217
7% to 9.6% various notes payable to Bank One Leasing,
  payable in monthly installments of $7,716 principal and
  interest, collateralized by equipment, due at various
  times through February, 1997..............................    77,799
11.3% to 11.8% notes payable to American Equipment Leasing,
  payable in monthly installments of $16,680 principal and
  interest, collateralized by equipment, due at various
  times through May, 1998...................................   371,030
5.5% to 9.75% notes payable to Kubota Credit Corp, payable
  in monthly installments of $9,010 principal and interest,
  collateralized by equipment, due at various times through
  July, 1997................................................    77,973
12% note payable to Cathora Corporation, payable in monthly
  installments of $9,341 principal and interest,
  collateralized by the shareholders' real property, due
  September, 1999...........................................   328,654
                                                              --------
          Total long term debt..............................   875,673
          Less current portion..............................   509,953
                                                              --------
Long Term Debt, net of current portion......................  $365,720
                                                              ========

     Interest paid on long term debt, including notes that were paid off in 1996, was $43,970, $102,365 in 1995 and $66,837 in 1994.

     As of May 14, 1996, maturities of long term debt are as follows:

YEARS ENDED
DECEMBER 31,                                                           AMOUNT
------------                                                          --------
     1996...........................................................  $509,953
     1997...........................................................   266,666
     1998...........................................................    99,054
                                                                      --------
          Total.....................................................  $875,673
                                                                      ========

     All the long-term debt was paid off on May 15, 1996.

NOTE 4 -- RELATED PARTY TRANSACTIONS AND LEASES

     The Companies lease some of their operating facilities from a related party partnership (D & E Enterprises) owned by the shareholders of Zodiac Rentals, Inc.

                                 ZODIAC RENTALS

     On January 1, 1995, the Companies entered into leases with D & E Enterprises for these facilities which expire December 31, 1999. The leases call for minimum lease payments with adjustments for inflation in years 1996 through 1999. The future minimum lease payments are as follows:

                            YEAR                                AMOUNT
                            ----                              ----------
1996........................................................  $  234,870
1997........................................................     375,792
1998........................................................     375,792
1999........................................................     375,792
                                                              ----------
          Total future minimum lease payments...............  $1,362,246
                                                              ==========

     Rent expense paid to the related party was $127,242 for the period ended May 14, 1996, $310,774 in 1995 and $324,532 in 1994.

     On January 1, 1995, the Companies opened two additional stores, one located in Thornton, Colorado and one in Littleton, Colorado. The Companies entered into a new lease for each location with unrelated third parties. The Thornton lease is from January 1, 1995 to December 31, 1997 and calls for monthly lease payments of $6,712. The Littleton store lease was from January 1, 1995 to April 16, 1996 and called for monthly lease payments of $7,266. This lease is currently being renegotiated by the Company. This lease was extended on February 16, 1996 and expired on October 15, 1996. The future minimum lease payments for these two stores is as follows:

                            YEAR                               AMOUNT
                            ----                              --------
1996........................................................  $ 50,340
1997........................................................    80,544
                                                              --------
          Total future minimum lease payments...............  $130,884
                                                              ========

     Rent expense on these leases was $55,635 for the period ended May 14, 1996, and $167,736 in 1995.

NOTE 5 -- INCENTIVE PAY POLICY

     The Companies instituted a Team Incentive policy on January 1, 1995, based on the overall profit of the combined entities on a monthly basis. The incentive is calculated as 10% of the net profit plus depreciation. The incentive expense was $32,915 for the period ended May 14, 1996 and $154,777 for the year ended December 31, 1995.

NOTE 6 -- SUBSEQUENT EVENT

     On May 15, 1996, the Companies sold all their assets to RentX Industries, Inc., an unrelated third party. The terms of the agreement are that RentX Industries, Inc. paid the Companies $12,263,757 in exchange for all the inventory, accounts receivable, rental equipment and other assets of the Companies. At the same time, the Companies used the proceeds from the sale to pay off all their debt and liabilities. Of the sale price, $750,000 was put into escrow to pay any unforeseen liabilities. The escrow money is scheduled to be released to the shareholders on May 15, 1997.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
A to Z Rentals and Sales, Inc.

     We have audited the accompanying statements of income, stockholders' equity, and cash flows of A to Z Rentals and Sales, Inc., for the period from January 1, 1996 to May 28, 1996, and the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of A to Z Rentals and Sales, Inc., for the period from January 1, 1996 to May 28, 1996, and the years ended December 31, 1995 and 1994, in accordance with generally accepted accounting principles.

                                                  LEMASTER & DANIELS PLLC

Spokane, Washington
May 19, 1997

                         A TO Z RENTALS AND SALES, INC.

                              STATEMENTS OF INCOME

                                                                                       PERIOD FROM
                                                                                       JANUARY 1,
                                                                                          1996
                                                                                           TO
                                                                   YEARS ENDED           MAY 28,
                                                                  DECEMBER 31,            1996
                                                             -----------------------   -----------
                                                                1994         1995
                                                             ----------   ----------
REVENUES:
  Rental income and sales..................................  $4,411,111   $4,171,595    $1,351,437
                                                             ----------   ----------    ----------
COST OF REVENUES:
  Rental equipment costs and expense.......................     951,115      638,114       254,845
  Rental equipment depreciation............................     192,095      156,640        43,010
  Direct operating expense.................................   1,368,635    1,413,611       456,327
                                                             ----------   ----------    ----------
          Total cost of revenues...........................   2,511,845    2,208,365       754,182
                                                             ----------   ----------    ----------
STORE CONTRIBUTION.........................................   1,899,266    1,963,230       597,255
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE...............     720,736    1,119,614       273,034
DEPRECIATION, excluding rental equipment depreciation......      14,125       15,865         3,722
                                                             ----------   ----------    ----------
INCOME FROM OPERATIONS.....................................   1,164,405      827,751       320,499
                                                             ----------   ----------    ----------
OTHER INCOME:
  Gain on distribution of investments and property.........           -            -       548,145
  Interest and dividends...................................      56,400       78,447         4,094
                                                             ----------   ----------    ----------
                                                                 56,400       78,447       552,239
                                                             ----------   ----------    ----------
INCOME BEFORE INCOME TAX...................................   1,220,805      906,198       872,738
FEDERAL INCOME TAX.........................................          --           --        35,000
                                                             ----------   ----------    ----------
NET INCOME.................................................  $1,220,805   $  906,198    $  837,738
                                                             ==========   ==========    ==========

                See accompanying notes to financial statements.

                         A TO Z RENTALS AND SALES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                PERIOD FROM JANUARY 1, 1996 TO MAY 28, 1996 AND
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                                    UNREALIZED
                                                          COMMON      RETAINED        GAIN ON
                                                           STOCK      EARNINGS      INVESTMENTS
                                                          -------    -----------    -----------
BALANCES, DECEMBER 31, 1993.............................  $61,000    $ 1,967,864     $ 161,419
ADD (DEDUCT):
  Net income for 1994...................................      --       1,220,805            --
  Distributions.........................................      --        (585,298)           --
  Unrealized loss on investments........................      --              --       (24,427)
                                                          -------    -----------     ---------
BALANCES, DECEMBER 31, 1994.............................  61,000       2,603,371       136,992
ADD (DEDUCT):
  Net income for 1995...................................      --         906,198            --
  Distributions.........................................      --      (1,379,957)           --
  Unrealized gain on investments........................      --              --       164,569
                                                          -------    -----------     ---------
BALANCES, DECEMBER 31, 1995.............................  61,000       2,129,612       301,561
ADD (DEDUCT):
  Net income, period from January 1, 1996 to May 28,
     1996...............................................      --         837,738            --
  Distributions.........................................      --      (2,681,245)           --
  Net decrease in unrealized gains on investments.......      --              --      (301,561)
                                                          -------    -----------     ---------
BALANCES, MAY 28, 1996..................................  $61,000    $   286,105     $      --
                                                          =======    ===========     =========

                         A TO Z RENTALS AND SALES, INC.

                            STATEMENTS OF CASH FLOWS

                                                            YEARS ENDED
                                                           DECEMBER 31,             PERIOD FROM
                                                     -------------------------    JANUARY 1, 1996
                                                        1994          1995        TO MAY 28, 1996
                                                     ----------    -----------    ---------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.......................................  $1,220,805    $   906,198      $   837,738
                                                     ----------    -----------      -----------
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation..................................     206,224        172,506           46,732
     Gain on sale/distribution of assets...........      (3,916)        (3,092)        (548,145)
     (Increase) decrease in assets:
       Accounts receivable.........................     (55,918)        88,886           (6,119)
       Inventory...................................      (1,031)        (3,605)            (304)
       Prepaid expenses............................          --             --          (20,977)
     Increase (decrease) in liabilities:
       Accounts payable............................      (4,267)         8,968           14,456
       Accrued expenses............................    (248,639)       (11,854)          36,161
       Accrued federal income tax..................          --             --           35,000
                                                     ----------    -----------      -----------
          Total adjustments........................    (107,547)       251,809         (443,196)
                                                     ----------    -----------      -----------
          Net cash provided by operating
            activities.............................   1,113,258      1,158,007          394,542
                                                     ----------    -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of equipment...........................    (208,930)      (115,349)              --
  Proceeds from sales of equipment.................      17,001          3,092               --
  Purchases of investments.........................     (12,425)        (6,289)              --
  Proceeds from sales of investments...............          --        174,558               --
                                                     ----------    -----------      -----------
          Net cash provided by (used in) investing
            activities.............................    (204,354)        56,012               --
                                                     ----------    -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to stockholders....................    (585,298)    (1,379,957)      (1,694,439)
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS......................................     323,606       (165,938)      (1,299,897)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD/YEAR......................................   1,143,829      1,467,435        1,301,497
                                                     ----------    -----------      -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD/YEAR......  $1,467,435    $ 1,301,497      $     1,600
                                                     ==========    ===========      ===========

                         A TO Z RENTALS AND SALES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  ORGANIZATION:

     A to Z Rentals and Sales, Inc. (the "Company") is a Washington corporation whose principal activities are short-term rentals of equipment and sales of related merchandise to businesses and individuals located in the Spokane, Washington, area. Operations are conducted through the Company's four local retail stores. A significant portion of revenues is derived from rentals and sales to businesses in the construction industry.

  Summary of Significant Accounting Policies:

          a. Year end -- The Company maintains a year ending on December 31 for financial reporting and income tax purposes. As discussed in note 6, the Company was dissolved and merged into RentX Industries, Inc., effective May 29, 1996. Accordingly, the accompanying 1996 financial statements are presented for the period from January 1, 1996 through May 28, 1996.

          b. Cash and cash equivalents -- Cash and cash equivalents include cash on hand, cash in financial institutions, and short-term cash investments with original maturities of less than three months. Balances on deposit with high-quality local banks often exceed the amounts insured by the Federal Deposit Insurance Corporation. Management does not believe such uninsured amounts expose the Company to any material credit risk.

          c. Investment gains and losses -- Unrealized gains and losses on investments available-for-sale (which are stated at quoted fair value) are included as a separate component of stockholders' equity. Realized gains and losses are reported in the statements of income.

          d. Depreciation -- Depreciation (based on cost) is provided using straight-line and accelerated methods over the assets' estimated useful lives ranging from 5 to 15 years.

          e. Advertising -- Advertising costs are charged to expense as incurred. Such expenses totalled $9,642 in 1996, $47,350 in 1995, and $50,550 in 1994.

          f. Asset impairment -- Impairment losses on long-lived assets used in operations are recognized when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. No such impairment losses were incurred for the periods presented.

          g. Revenue recognition -- Equipment rental revenue is recorded under the operating method. Equipment rentals in the statements of income include revenue earned on equipment rentals, fuel sales, and rental equipment delivery fees. Revenue from the sale of parts, supplies, and equipment is recorded at the time of delivery or pick-up by the customer.

          h. Income tax -- Through May 15, 1996, the Company had elected to be treated as an S corporation so the Company's income was taxable to the stockholders individually. Accordingly, no provision for income tax was applicable through that date. On May 15, 1996, the S corporation election was voluntarily terminated, and the Company became a taxable entity thereafter. The accompanying 1996 financial statements include a provision for income tax for the period May 16 through 28, 1996, based on the estimated taxable income earned for that period. There were no material temporary differences at May 28, 1996, so deferred income tax has not been provided.

          i. Estimates -- The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from estimates.

                         A TO Z RENTALS AND SALES, INC.

NOTE 2 -- DISTRIBUTIONS:

     In 1996, the Company made various cash and noncash distributions to the stockholders. Noncash distributions consisted of the Company's marketable equity securities and certain property and equipment. Such distributions have been reported in the accompanying financial statements based on the estimated fair values of the assets distributed, with the resulting gains being reported in the 1996 statement of income. Following is a summary of the noncash assets distributed:

                                                  FINANCIAL
                                                  STATEMENT      GAIN
                                                    BASIS     RECOGNIZED
                                                  ---------   ----------
Investments, at fair value......................  $533,301     $294,326
Property and equipment, at depreciated cost.....   199,685      253,819
                                                  --------     --------
          Totals................................  $732,986     $548,145
                                                  ========     ========

NOTE 3 -- SUPPLEMENTARY CASH FLOWS DISCLOSURES:

  Cash payments of interest and income tax:

     The Company had no cash payments of interest or income tax for the periods presented.

  Noncash investing and financing activities:

     In 1996, the Company distributed investments and certain property and equipment to stockholders, as discussed in note 2.

NOTE 4 -- OPERATING LEASES:

     Through May 28, 1996, the Company leased certain of its operating facilities from stockholders and an unrelated party. Effective May 29, 1996 (see note 5), new operating leases were executed with the now former stockholders. The leases expire May 31, 1999, and the lessee has renewal options for up to four additional consecutive three-year periods. Following are the future minimum lease payments required under the leases in effect at May 29, 1996:

May 29, 1996 to December 31, 1996.........................  $123,000
Calendar 1997.............................................   210,000
Calendar 1998.............................................   210,000
Calendar 1999.............................................    88,000

     Rent expense consisted of the following minimum rentals:

                                                  YEARS ENDED         PERIOD FROM
                                                 DECEMBER 31,       JANUARY 1, 1996
                                              -------------------       THROUGH
                                                1994       1995      MAY 28, 1996
                                              --------   --------   ---------------
Related parties.............................  $140,500   $184,860       $46,200
Unrelated party.............................     9,900     11,400         4,750
                                              --------   --------       -------
          Totals............................  $150,400   $196,260       $50,950
                                              ========   ========       =======

NOTE 5 -- SUBSEQUENT EVENT:

     Effective May 29, 1996, all of the Company's issued and outstanding common stock was purchased by RentX Industries, Inc., a Delaware corporation. Also on May 29, 1996, A to Z Rentals and Sales, Inc., was merged into RentX (and continues to operate as a part of RentX), and its common stock was

                         A TO Z RENTALS AND SALES, INC.

cancelled. In connection with certain RentX financing, its assets were subsequently pledged as collateral on such loans.

NOTE 6 -- RESTATEMENT:

     The Company's financial statements for the years ended December 31, 1995 and 1994, were previously presented on the income tax basis of accounting, which is a method of accounting other than generally accepted accounting principles. The accompanying 1995 and 1994 financial statements have been restated to reflect the presentation, principally for investments, in accordance with generally accepted accounting principles. The restatement had no effect on previously reported net income or retained earnings for 1995 and 1994. Income tax did not apply to the restated items, as the Company was an S corporation during such periods. Total assets and stockholders' equity were increased by $301,561, $136,992, and $161,419 at December 31, 1995, 1994, and 1993,
respectively, to retroactively reflect the unrealized gains on investments at those dates.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors of Rental Country U.S.A., Inc.,
Rifle Rentals, Inc., G.R.M. Company, Inc., and
Rocky Mountain Rentals, Inc. (dba E-Z Way Rentals)

     We have audited the accompanying combined statements of income, stockholders' equity, and cash flows of Rental Country U.S.A., Inc., Rifle Rentals, Inc., G.R.M. Company, Inc., and Rocky Mountain Rentals, Inc. (dba E-Z Way Rentals) (the "Company") for the years ended December 31, 1994 and 1995 and the seven months ended July 31, 1996. These financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined results of operations and cash flows of the Company for the years ended December 31, 1994 and 1995 and the seven months ended July 31, 1996, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Denver, Colorado
July 2, 1997

               RENTAL COUNTRY U.S.A., INC., RIFLE RENTALS, INC.,
             G.R.M. COMPANY, INC., AND ROCKY MOUNTAIN RENTALS, INC.
                             (DBA E-Z WAY RENTALS)

                         COMBINED STATEMENTS OF INCOME

                                                                                         SEVEN
                                                                                         MONTHS
                                                             YEAR ENDED DECEMBER 31,     ENDED
                                                             -----------------------    JULY 31,
                                                                1994         1995         1996
                                                             ----------   ----------   ----------
Revenues:
  Rental revenue...........................................  $2,472,200   $2,538,903   $1,361,960
  Rental equipment sales...................................          --      133,112       60,163
  Merchandise sales........................................     110,137      120,534       84,345
                                                             ----------   ----------   ----------
          Total revenues...................................   2,582,337    2,792,549    1,506,468
Cost of revenues:
  Rental equipment expense.................................     434,445      495,255      209,847
  Cost of rental equipment sales...........................          --       53,238       40,718
  Rental equipment depreciation............................     260,055      361,022      229,023
  Direct operating expense.................................     425,810      457,459      256,284
                                                             ----------   ----------   ----------
          Total cost of revenues...........................   1,120,310    1,366,974      735,872
                                                             ----------   ----------   ----------
Store contribution.........................................   1,462,027    1,425,575      770,596
Selling, general and administrative expense................     917,509      840,849      547,070
Depreciation and amortization, excluding rental equipment
  depreciation.............................................      33,710       37,942       22,033
                                                             ----------   ----------   ----------
Operating income...........................................     510,808      546,784      201,493
Other income (expense).....................................       9,946       25,674       (7,751)
                                                             ----------   ----------   ----------
Income before income taxes.................................     520,754      572,458      193,742
Income tax expense.........................................      12,823       42,633       20,864
                                                             ----------   ----------   ----------
Net income.................................................  $  507,931   $  529,825   $  172,878
                                                             ==========   ==========   ==========

                            See accompanying notes.

               RENTAL COUNTRY U.S.A., INC., RIFLE RENTALS, INC.,
             G.R.M. COMPANY, INC., AND ROCKY MOUNTAIN RENTALS, INC.
                             (DBA E-Z WAY RENTALS)

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                       TOTAL
                                                          COMMON      RETAINED     STOCKHOLDERS'
                                                           STOCK      EARNINGS        EQUITY
                                                          -------    ----------    -------------
  Balance on December 31, 1993..........................  $97,586    $1,437,815     $1,535,401
    Distributions to stockholders.......................      --        (84,338)       (84,338)
    Net income..........................................      --        507,931        507,931
                                                          -------    ----------     ----------
  Balance on December 31, 1994..........................  97,586      1,861,408      1,958,994
    Distributions to stockholders.......................      --       (300,000)      (300,000)
    Net income..........................................      --        529,825        529,825
                                                          -------    ----------     ----------
  Balance on December 31, 1995..........................  97,586      2,091,233      2,188,819
    Distributions to stockholders.......................      --       (101,788)      (101,788)
    Net income..........................................      --        172,878        172,878
                                                          -------    ----------     ----------
  Balance on July 31, 1996..............................  $97,586    $2,162,323     $2,259,909
                                                          =======    ==========     ==========

                            See accompanying notes.

               RENTAL COUNTRY U.S.A., INC., RIFLE RENTALS, INC.,
             G.R.M. COMPANY, INC., AND ROCKY MOUNTAIN RENTALS, INC.
                             (DBA E-Z WAY RENTALS)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                        SEVEN
                                                                                       MONTHS
                                                          YEAR ENDED DECEMBER 31,       ENDED
                                                          ------------------------    JULY 31,
                                                             1994          1995         1996
                                                          ----------    ----------    ---------
OPERATING ACTIVITIES
Net income..............................................   $ 507,931     $ 529,825    $ 172,878
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and amortization.........................     293,765       398,964      251,056
  Changes in operating assets and liabilities:
     Accounts receivable, net...........................     (98,031)       18,726      (97,790)
     Prepaid expenses...................................       9,083          (315)      (7,206)
     Other assets.......................................         (25)           25      (22,232)
     Merchandise inventories............................          --        (8,218)       7,992
     Accounts payable and accrued expenses..............      73,348       (36,779)      (4,975)
     Deferred tax liability.............................         960        10,093        4,634
                                                           ---------     ---------    ---------
Net cash provided by operating activities...............     787,031       912,321      304,357
INVESTING ACTIVITIES
Purchases of rental equipment and operating equipment...    (287,210)     (316,370)     (15,123)
                                                           ---------     ---------    ---------
Net cash used in investing activities...................    (287,210)     (316,370)     (15,123)
FINANCING ACTIVITIES
Payments on debt........................................    (228,811)     (299,355)    (242,446)
Distributions to stockholders...........................     (84,338)     (300,000)    (101,788)
                                                           ---------     ---------    ---------
Net cash provided by financing activities...............    (313,149)     (599,355)    (344,234)
                                                           ---------     ---------    ---------
Net increase (decrease) in cash.........................     186,672        (3,404)     (55,000)
Cash and cash equivalents at beginning of period........     321,796       508,468      505,064
                                                           ---------     ---------    ---------
Cash and cash equivalents at end of period..............   $ 508,468     $ 505,064    $ 450,064
                                                           =========     =========    =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

     Cash paid during 1994, 1995 and 1996 for income taxes was $26,714, $0 and $31,669, respectively.

SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES:

     The Company entered into debt obligations to purchase rental equipment in the amounts of $299,500, $399,457 and $203,704 during 1994, 1995 and 1996, respectively.

                            See accompanying notes.

               RENTAL COUNTRY U.S.A., INC., RIFLE RENTALS, INC.,
             G.R.M. COMPANY, INC., AND ROCKY MOUNTAIN RENTALS, INC.
                             (DBA E-Z WAY RENTALS)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

BASIS OF PRESENTATION

     Rental Country U.S.A., Inc., Rifle Rentals, Inc., G.R.M. Company, Inc. and Rocky Mountain Rentals, Inc. (dba E-Z Way Rentals) (collectively the "Company") were formed between 1976 and 1980. The Company comprises four Colorado corporations (Rental Country U.S.A., Inc., Rifle Rentals, Inc., G.R.M. Company, Inc. and Rocky Mountain Rentals, Inc.), which have been combined due to common ownership. All significant intercompany accounts and transactions have been eliminated. The Company is primarily involved in the short-term rental of construction related equipment and vehicles, and to a lesser extent special event items, in the state of Colorado.

     The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying combined balance sheets are presented on an unclassified basis.

FINANCIAL STATEMENT PRESENTATION

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined statements of income and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Equipment rental revenue is recorded under the operating method. Equipment rentals in the combined statements of income include revenue earned on equipment rentals, fuel sales, and rental equipment delivery fees. Revenue from the sale of parts, supplies, and equipment is recorded at the time of delivery or pickup by the customer.

CREDIT POLICY

     A portion of the Company's business is on a credit basis. The Company extends credit to its commercial customers based on evaluations of their financial condition and generally no collateral is required. The Company has diversified its customer base by operating rental stores in five locations. The Company maintains reserves it believes adequate for potential credit losses.

INCOME TAXES

     The Company utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Standards No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the difference between the combined financial statement and tax bases of assets and liabilities using enacted tax rates in the years in which the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be realizable.

               RENTAL COUNTRY U.S.A., INC., RIFLE RENTALS, INC.,
             G.R.M. COMPANY, INC., AND ROCKY MOUNTAIN RENTALS, INC.
                             (DBA E-Z WAY RENTALS)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

CONCENTRATIONS OF CREDIT RISK

     The Company's primary financial instrument that is potentially subject to significant concentrations of credit risk is accounts receivable. The concentration of credit risk is limited due to the large number of customers the Company maintains.

2. RELATED PARTY TRANSACTIONS

     The Company leases all of its facilities on a month-to-month basis from a stockholder of the Company. The rental expense to related parties included in the statements of income was $140,916, $143,774 and $89,782 for the years ended December 31, 1994 and 1995 and the seven months ended July 31, 1996, respectively.

3. INCOME TAXES

     The Company consists of four corporations of which two are S corporations (Rental Country U.S.A., Inc. and Rocky Mountain Rentals, Inc.) and two of which are C corporations (Rifle Rentals, Inc. and G.R.M. Company, Inc.) for tax purposes. The S corporations are not liable for federal or state taxes on income. The earnings of the S corporations will be reported on the stockholders' federal and state income tax returns.

     Significant components of the provision for income taxes are as follows:

                                                         1994       1995       1996
                                                        -------    -------    -------
Current..............................................   $11,863    $32,540    $16,230
Deferred.............................................       960     10,093      4,634
                                                        -------    -------    -------
          Total provision............................   $12,823    $42,633    $20,864
                                                        =======    =======    =======

     The reconciliation of income tax attributable to operations computed at the statutory tax rates to income tax expense is:

                                                     1994         1995         1996
                                                   ---------    ---------    --------
Tax at U.S. statutory rates.....................   $ 177,056    $ 194,636    $ 65,872
Earnings of S corporations......................    (164,464)    (156,246)    (49,635)
State taxes.....................................          --        3,954       4,138
Other...........................................         231          289         489
                                                   ---------    ---------    --------
                                                   $  12,823    $  42,633    $ 20,864
                                                   =========    =========    ========


4. SUBSEQUENT EVENTS


     On August 2, 1996, the Company entered into an asset purchase agreement with RentX Industries, Inc. and sold the net assets for three of the four corporations to RentX Industries, Inc. On January 31, 1997, the Company sold the net assets of the remaining entity, Rifle Rentals, Inc., to RentX Industries, Inc.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Redwine Enterprises, Inc., fka U-Rent, Inc.

     We have audited the accompanying statements of income, stockholders' equity, and cash flows of Redwine Enterprises, Inc. for the period from January 1, 1996 through October 31, 1996. These financial statements are the responsibility of the Redwine Enterprises, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Redwine Enterprises, Inc. for the period from January 1, 1996 through October 31, 1996, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Denver, Colorado
July 18, 1997

                           REDWINE ENTERPRISES, INC.

                              STATEMENT OF INCOME
              PERIOD FROM JANUARY 1, 1996 THROUGH OCTOBER 31, 1996

Revenues:
  Rental revenue............................................   $1,794,049
  Gain on sales of rental equipment.........................        6,896
                                                               ----------
          Total revenues....................................    1,800,945
                                                               ----------
Cost of revenues:
  Rental equipment expense..................................      375,836
  Rental equipment depreciation.............................      281,823
  Cost of merchandise.......................................       66,442
                                                               ----------
          Total cost of revenues............................      724,101
                                                               ----------
Store contribution..........................................    1,076,844
Selling, general and administrative expense.................      763,374
Depreciation, excluding rental equipment....................        4,993
                                                               ----------
Operating income............................................      308,477
Loss on investments.........................................       12,992
Interest expense............................................      119,075
                                                               ----------
Income before income taxes..................................      176,410
Income tax expense (Note 2).................................       56,521
                                                               ----------
Net income..................................................   $  119,889
                                                               ==========

                            See accompanying notes.

                           REDWINE ENTERPRISES, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
              PERIOD FROM JANUARY 1, 1996 THROUGH OCTOBER 31, 1996

                                                                                         TOTAL
                                                  CAPITAL    PAID-IN     RETAINED    STOCKHOLDERS'
                                                   STOCK     CAPITAL     EARNINGS       EQUITY
                                                  -------    --------    --------    -------------
Balance at January 1, 1996......................   $500      $192,496    $248,526      $441,522
Net income......................................     --            --     119,889       119,889
                                                   ----      --------    --------      --------
Balance at October 31, 1996.....................   $500      $192,496    $368,415      $561,411
                                                   ====      ========    ========      ========

                            See accompanying notes.

                           REDWINE ENTERPRISES, INC.

                            STATEMENT OF CASH FLOWS
              PERIOD FROM JANUARY 1, 1996 THROUGH OCTOBER 31, 1996

OPERATING ACTIVITIES
Net income..................................................   $ 119,889
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................     286,816
  Gain on sale of fixed assets..............................      (6,896)
  Loss on investments.......................................      12,992
  Provision for doubtful accounts...........................       4,131
  Changes in operating assets and liabilities
     Accounts receivable....................................     (24,820)
     Inventories............................................      (9,884)
     Stockholder advance....................................       3,194
     Other assets...........................................      (3,893)
     Accounts payable and accrued expenses..................      79,567
     Income taxes payable...................................      56,526
                                                               ---------
Net cash provided by operating activities...................     517,622
                                                               ---------
INVESTING ACTIVITIES
Purchases of rental equipment...............................    (913,737)
Proceeds from sales of rental equipment.....................     116,185
                                                               ---------
Net cash used in investing activities.......................    (797,552)
                                                               ---------
FINANCING ACTIVITIES
Proceeds from notes payable.................................     688,032
Repayments of notes payable.................................    (399,260)
                                                               ---------
Net cash provided by financing activities...................     288,772
                                                               ---------
Net increase in cash........................................       8,842
Cash at beginning of period.................................     109,075
                                                               ---------
Cash at end of period.......................................   $ 117,917
                                                               =========
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid...............................................   $ 101,701
Income taxes paid...........................................   $  --

                            See accompanying notes.

                           REDWINE ENTERPRISES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

BASIS OF PRESENTATION

     Redwine Enterprises, Inc. (the "Company"), an Oklahoma corporation, was formed on July 8, 1994. The Company owns and operates rental equipment stores involved in the short-term rental of small tools, general purpose construction and special event equipment, and to a lesser extent, selling complementary merchandise, parts, and new and used equipment. At October 31, 1996, the Company operated four equipment rental stores located in and around Oklahoma City.

FINANCIAL STATEMENT PRESENTATION

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Rental revenue is recorded under the operating method. Rental revenue in the statement of operations includes revenue earned on equipment rentals, fuel sales, and rental equipment delivery fees. Revenue from the sale of rental equipment, merchandise and new equipment is recorded at the time of delivery or pickup by the customer.

CREDIT POLICY

     A significant portion of the Company's business is on a credit basis. The Company extends credit to its commercial customers based on evaluations of ability to pay and generally no collateral is required. These evaluations are conducted at the store level.

INCOME TAXES

     The Company utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Standards No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in the years in which the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be realizable in future periods.

ADVERTISING EXPENSE

     Advertising costs are expensed as incurred. Advertising expense was $35,548 for the period ended October 31, 1996.

CONCENTRATIONS OF CREDIT RISK

     The Company's primary financial instrument that is potentially subject to significant concentrations of credit risk is trade accounts receivable. The concentration of credit risk is limited due to the large number of customers the Company maintains.

                           REDWINE ENTERPRISES, INC.

2. INCOME TAXES

     Components of the provision for income taxes are as follows:

Current.....................................................  $50,336
Deferred....................................................    6,185
                                                              -------
                                                              $56,521
                                                              =======

     The reconciliation of income tax attributable to operations computed at the statutory tax rates to income tax expense is:

Tax at U.S. statutory rates.................................   $59,400
Other.......................................................    (2,879)
                                                               -------
                                                               $56,521
                                                               =======

3. COMMITMENTS AND CONTINGENCIES

     Future minimum rental commitments as of October 31, 1996 under noncancelable operating leases are:

1996......................................................  $ 15,400
1997......................................................    98,400
1998......................................................    98,400
1999......................................................    54,000
                                                            --------
                                                            $266,200
                                                            ========

     The Company leases certain facilities under operating leases which contain renewal options and provide for periodic cost of living adjustments. Rental expense was $57,750 for the period ended October 31, 1996.

     The Company rents storefront and lot space facilities from a stockholder under several rental agreements. The company paid rental fees of $29,750 for the period ended October 31, 1996.

ENVIRONMENTAL MATTERS

     The Company and its operations are subject to various laws and related regulations governing environmental matters. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as investigation of property damage.

4. SUBSEQUENT EVENT

     Subsequent to October 31, 1996, the Company signed an asset purchase agreement with RentX Industries, Inc. to sell all the Company's assets, excluding cash and cash equivalents and the note for the leasehold improvement, for $2,396,676. In accordance with the agreement, all four stores will operate as a part of RentX Industries, Inc. as of November 1, 1996.

     Subsequent to October 31, 1996 and the sale of Redwine Enterprises, Inc. to RentX Industries, Inc., all lease agreements for the lease of space were transferred to RentX Industries, Inc.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors of U-Do-It Rental Centers, Inc. and
The Partners of CAAR Partnership
Sandpoint, Idaho

     We have audited the accompanying combined statements of income, statements of changes in equity and statements of cash flows of U-Do-It Rental Centers, Inc. and affiliate for the years ended December 31, 1994, 1995 and 1996. These combined financial statements are the responsibility of the management of U-Do-It Rental Centers, Inc. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined income statements, statements of changes in equity and statements of cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined income statements, statements of changes in equity and statements of cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the income statements, the statements of changes in equity and statements of cash flows. We believe that our audits of the statements of income, statements of changes in equity and statements of cash flows provide a reasonable basis for our opinion.

     In our opinion, the combined statements of income, statements of changes in equity and statements of cash flows referred to above present fairly, in all material respects, the results of the operations and cash flows of U-Do-It Rental Centers, Inc. and affiliate for the years ended December 31, 1994, 1995 and 1996 in conformity with generally accepted accounting principles.

                                            WILLIAMS & PARSONS, PA
                                            Certified Public Accountants

Sandpoint, Idaho
June 26, 1997

                   U-DO-IT RENTAL CENTERS, INC. AND AFFILIATE

                           COMBINED INCOME STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                       YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                       DECEMBER 31    DECEMBER 31    DECEMBER 31
                                                          1994           1995           1996
                                                       -----------    -----------    -----------
REVENUES
  Rental revenue.....................................  $  850,962     $  934,229     $1,000,119
  Merchandise sales..................................      65,619         98,840        130,746
  Sales of rental equipment..........................     110,420         73,403         84,645
  Other revenue......................................       3,482          7,606         12,866
                                                       ----------     ----------     ----------
          Total revenues.............................   1,030,483      1,114,078      1,228,376
                                                       ----------     ----------     ----------
DIRECT COSTS OF REVENUE
  Rental equipment expense...........................     157,584        144,414        227,971
  Rental equipment depreciation......................     196,995        167,107        126,421
  Cost of merchandise sold...........................      44,929         78,235        101,969
  Net book value of rental equipment sold............      97,159         52,182         54,608
                                                       ----------     ----------     ----------
          Total direct cost of revenue...............     496,667        441,938        510,969
                                                       ----------     ----------     ----------
          Store contribution.........................     533,816        672,140        717,407
                                                       ----------     ----------     ----------
Selling, general and administrative expenses.........     445,064        487,476        709,196
Depreciation and amortization (excluding rental
  equipment).........................................      27,897         21,368         12,286
                                                       ----------     ----------     ----------
          Operating income (loss)....................      60,855        163,296         (4,075)
                                                       ----------     ----------     ----------
OTHER INCOME AND EXPENSE
  Gain on sale of assets to RentX (note 2)...........          --             --         55,242
  Interest expense, net of interest income...........     (78,851)       (81,386)       (81,653)
                                                       ----------     ----------     ----------
          Total other income (expense)...............     (78,851)       (81,386)       (26,411)
                                                       ----------     ----------     ----------
          Income (loss) before taxes.................     (17,996)        81,910        (30,486)
                                                       ----------     ----------     ----------
  Income tax expense (benefit).......................      (7,917)        13,247        (14,087)
                                                       ----------     ----------     ----------
          Net income (loss)..........................  $  (10,079)    $   68,663     $  (16,399)
                                                       ==========     ==========     ==========

       The accompanying notes are an integral part of this presentation.

                   U-DO-IT RENTAL CENTERS, INC. AND AFFILIATE

                    COMBINED STATEMENTS OF CHANGES IN EQUITY
                        DECEMBER 31, 1994, 1995 AND 1996

                                            PARTNERS'   COMMON   COMMON    RETAINED
                                             CAPITAL    SHARES    STOCK    EARNINGS    TOTAL
                                            ---------   ------   -------   --------   --------
January 1, 1994...........................  $ 19,908    5,000    $31,325   $     --   $ 51,233
Net income (loss) for the year ended
  December 31, 1994.......................    20,536                        (30,615)   (10,079)
Partners' contribution....................    10,000                                    10,000
                                            --------    ------   -------   --------   --------
  December 31, 1994.......................    50,444    5,000    31,325     (30,615)    51,154
                                            --------    ------   -------   --------   --------
Net income for the year ended December 31,
  1995....................................    24,229                         44,434     68,663
Distributions to partners.................   (30,000)                                  (30,000)
                                            --------    ------   -------   --------   --------
  December 31, 1995.......................    44,673    5,000    31,325      13,819     89,817
                                            --------    ------   -------   --------   --------
Net income (loss) for the year ended
  December 31, 1996.......................    19,690                        (36,089)   (16,399)
Distributions to partners.................   (15,001)                                  (15,001)
                                            --------    ------   -------   --------   --------
  December 31, 1996.......................  $ 49,362    5,000    $31,325   $(22,270)  $ 58,417
                                            ========    ======   =======   ========   ========

                   U-DO-IT RENTAL CENTERS, INC. AND AFFILIATE

                       COMBINED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                           YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                           DECEMBER 31   DECEMBER 31   DECEMBER 31
                                                              1994          1995          1996
                                                           -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)......................................   $ (10,079)    $  68,663     $ (16,399)
  Adjustments to reconcile net income to cash provided by
     operations:
     Depreciation and amortization.......................     224,892       188,475       138,707
     Amortization of loan fees included in interest......       1,367         1,370         6,255
     Gain on sale of rental and other fixed assets.......     (13,261)      (21,221)      (85,279)
  Changes in operating assets and liabilities:
     Decrease (increase) in accounts receivable..........     (16,051)      (34,782)      (71,182)
     Decrease (increase) in inventories..................       2,019        (1,420)        8,130
     Decrease (increase) in deferred taxes...............      (8,313)        7,877       (10,463)
     Decrease (increase) in other current assets.........                                  (1,687)
     Increase (decrease) in accounts payable and accrued
       liabilities.......................................     (24,194)       11,784        (9,435)
     Increase (decrease) in pension payable..............          --            --        56,989
     Increase (decrease) in income tax payable...........         416         4,954        (5,370)
                                                            ---------     ---------     ---------
       NET CASH PROVIDED BY OPERATING ACTIVITIES.........     156,796       225,700        10,266
                                                            ---------     ---------     ---------
CASH FLOWS USED BY INVESTING ACTIVITIES:
  Cash received on sale of assets........................      61,648        73,399       572,618
  Purchase of capital assets.............................    (107,863)      (87,611)      (76,367)
                                                            ---------     ---------     ---------
       NET CASH PROVIDED (USED) BY INVESTING
          ACTIVITIES.....................................     (46,215)      (14,212)      496,251
                                                            ---------     ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash contributed by partners of affiliate..............      10,000
  Cash distribution to partners of affiliate.............                   (30,000)      (15,000)
  Loans to related parties...............................     (43,551)       (6,192)
  Issuance of note to related party......................                                  85,000
  Repayment of related party loans.......................                                  54,143
  Issuance of long-term debt.............................      43,541         3,382           784
  Repayment of long-term debt............................    (113,736)     (160,555)     (671,156)
  Cash paid for financing fees and start-up costs........        (875)         (270)       (1,167)
                                                            ---------     ---------     ---------
       NET CASH USED BY FINANCING ACTIVITIES.............    (104,621)     (193,635)     (547,396)
                                                            ---------     ---------     ---------
NET INCREASE (DECREASE) IN CASH..........................       5,960        17,853       (40,879)
CASH, BEGINNING OF PERIOD................................      52,063        58,023        75,876
                                                            ---------     ---------     ---------
CASH, END OF PERIOD......................................   $  58,023     $  75,876     $  34,997
                                                            =========     =========     =========

       The accompanying notes are an integral part of this presentation.

                   U-DO-IT RENTAL CENTERS, INC. AND AFFILIATE

                SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

NONCASH ITEMS

1994

     The Company acquired rental equipment with a cost basis of $195,389, in part through the trade in of assets with a net book value of $48,756 and through the issuance of notes payable in the amount of $156,397.

     The Company acquired rental equipment with a cost basis of $20,800, under a capital lease obligation.

     The Company acquired rental equipment with a cost basis of $24,006, in part through the issuance of notes payable in the amount of $18,005.

1995

     The Company satisfied a bank note payable in the amount of $12,433, through the issuance of a note payable at a different bank.

     The Company acquired operating equipment with a cost basis of $20,000, through the issuance of a note payable.

1996

     The Company acquired rental equipment with a cost basis of $38,593, under a capital lease obligation.

     The Company acquired rental and operating equipment with a cost basis of $180,546, in part through the issuance of notes payable in the amount of $156,397.

     Notes receivable from related parties in the amount of $54,143, were satisfied through employee payroll bonuses at year end.

     The Company satisfied a bank note payable in the amount of $22,918, through the issuance of a note payable at a different bank.

     The Company acquired operating equipment with a cost basis of $53,480, through the issuance of a note payable.

                                                       YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                       DECEMBER 31    DECEMBER 31    DECEMBER 31
                                                          1994           1995           1996
                                                       -----------    -----------    -----------
OTHER DISCLOSURES
  Cash paid for interest.............................    $77,537        $81,178        $76,753
  Cash paid for income tax...........................    $    20        $   416        $ 1,725

       The accompanying notes are an integral part of this presentation.

                   U-DO-IT RENTAL CENTERS, INC. AND AFFILIATE

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     U-Do-It Rental Centers, Inc. (the Company) is engaged in the rental of machinery, equipment and household items. The Company has two facilities; one in the northern portion of Coeur d'Alene, Idaho and the other in Ponderay, Idaho (approximately one mile north of Sandpoint, Idaho).

     The Company was incorporated in the State of Idaho in January 1994. One shareholder owns 100% of the outstanding stock.

  Affiliated Entity

     The sole stockholder of the Company is also a 50% owner and managing partner of the CAAR Partnership (the Affiliate). The other partner in the Affiliate is the son-in-law of the stockholder. The Partnership was formed in July, 1993. The Company rents certain pieces of heavy equipment from CAAR and re-rents the equipment to third party customers. The Company provides all lease sales and support in return for 15% of the rent revenue. All maintenance and repair on the Affiliate's assets is paid by the Affiliate.

  Combined Affiliate

     The combined financial statements include the accounts of U-Do-It Rental Centers, Inc. and CAAR Partnership (the Affiliate). Material inter-company transactions and balances have been eliminated.

  Cash Equivalents

     For the purposes of the statements of cash flows the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

  Revenue Recognition

     Revenue is recognized as items are rented to the customer. On rentals of greater than one month the customer is billed and revenue recognized monthly.

  Inventory

     Merchandise inventory is stated at the lower of cost or market, on a first-in, first-out basis. Inventories consist principally of consumable items and safety equipment associated with the equipment to be rented. Examples include sandpaper, fuels, lubricants, paints, hard-hats and safety supplies.

  Equipment

     Depreciation expense is calculated using accelerated and straight-line methods based on the following estimated useful lives:

Machinery and equipment..................................  5-10 years
Trucks...................................................  5    years

     Expenditures for maintenance and repairs are charged to expense as incurred. Renewals and betterments that materially extend the life of the asset are capitalized. When property, plant and equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts, and the resulting gains or losses are reflected in operations.

                   U-DO-IT RENTAL CENTERS, INC. AND AFFILIATE

  Income Taxes

     The Company accounts for taxes in conformity with Financial Accounting Standards Board Statement Number 109.

     Income taxes are provided for the tax effect of transactions reported in the financial statements and consist of taxes currently payable plus deferred taxes related primarily to net operating losses carried forward for tax purposes and differences between the tax and financial accounting basis of certain assets and liabilities.

  Use of Estimates

     The preparation of financial statements in conformance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results can and probably will differ from those estimates.

     The most significant area of estimates in these financial statements involves the issues of depreciation methods and depreciable lives of the rental and operating equipment. The Company also made significant estimates when it allocated the purchase price to the individual assets (mainly rental equipment), following the acquisition of the business in 1993.

  Concentrations of Credit Risk

     Essentially all of the Company's sales (and hence accounts receivable) are to customers in the Sandpoint and Coeur d'Alene, Idaho areas. The Company requires no collateral from customers when granting credit terms. The Company has not experienced significant losses from uncollectible accounts.

NOTE 2 -- SUBSEQUENT EVENTS

     The Company sold substantially all of the assets (other than accounts receivable) of the two rental locations and the Affiliate near the end of 1996, to RentX Industries, Inc. The sale of the Coeur d'Alene location closed on December 19, 1996. Total sale proceeds of $490,500 were received. Proceeds from this sale were used in part to repay $489,313 of the Company's long-term debt.

     The sale of the Sandpoint location closed January 8, 1997. Total proceeds of $490,500 were received and a gain of approximately $283,000 will be recognized in 1997. Proceeds from this sale were used to repay $249,195 of the Company's long-term debt and capital lease obligations.

     The assets of the Affiliate were acquired by RentX on the January 8, 1997 closing.

     Subsequent to the sale the Company has been renamed and it has limited assets, liabilities and operations. The Affiliate has been liquidated.

     The sale of the assets of the Company was accompanied by the signing of employment contracts, containing noncompetition agreements with each of the shareholder's sons (who manage the two locations). A five year noncompetition agreement with the shareholder was also signed. Compensation for the noncompetition agreement will be five annual payments of $45,042.

NOTE 3 -- ECONOMIC DEPENDENCE

     The overwhelming majority (approximately 70%) of the Company's sales and accounts receivable are from customers engaged in the building and construction industries. Approximately 9% of the Company's revenue is derived from customers in the wood products industries.

                   U-DO-IT RENTAL CENTERS, INC. AND AFFILIATE

     No single customer makes up more than 10% of total sales. The Company's largest 5 customers make up approximately 15% of total sales. It is the nature of the Company's business that certain construction industry customers may do a large volume of business with the Company as a result of one contract, and therefore be a very large customer in one year. After that contract is complete, the customer may then revert to a minor customer in subsequent periods.

NOTE 4 -- LEASE COMMITMENTS

     The Company leased its locations under noncancelable operating leases. Lease expense was based on a formula involving base rents and an escalation factor that involved sales from each of the locations. Rent expense was $67,704, $64,735, and $59,060 for the years ended December 31, 1996, 1995 and 1994 respectively. The leases were acquired by RentX, when RentX acquired the business at the end of 1996. Accordingly, the Company has no lease commitments for the locations subsequent to 1996.

     The Company leased a truck under a noncancelable operating lease. Rent expense was $3,755 for each of the years ended December 31, 1995 and 1994 respectively. The truck was acquired by the Company at the conclusion of the lease term. Accordingly, the Company has no lease commitment for the truck subsequent to 1995.

     The Company leased certain equipment under noncancelable capital leases:

                                                            DECEMBER 31     DECEMBER 31
                                                                1995            1996
                                                            ------------    ------------
Cost of assets acquired under capital lease...............     $   --         $38,593
Capital lease commitment amounts, net of interest at rates
  from 3% to 18%..........................................     $5,286         $34,769

     The amortization related to assets acquired under capital lease is included with depreciation in the financial statements.

     The Company repaid its capital lease obligation at the time of the closing of the sale of the Sandpoint location in January, 1997 (note 2).

NOTE 5 -- INCOME TAXES

     For income tax reporting the Company has a net operating loss carry forward of $49,000, which will expire in 2011. The Company also has (for state reporting purposes only), investment tax credit carry forwards in the amount of $3,770 which will expire between 1999 and 2001. It is expected that the net operating loss will be utilized and the investment tax credit recaptured as a result of the sale to RentX (note 2).

     The income tax provision at December 31, 1995 and 1996 consisted of the following:

                                                            DECEMBER 31     DECEMBER 31
                                                                1995            1996
                                                            ------------    ------------
Deferred tax asset due to net operating loss carry
  forward.................................................    $    --         $10,681
Deferred tax asset due to increase in allowance...........        436             218
Deferred tax asset due to investment tax credit carry
  forwards................................................      7,155           3,770
Valuation allowance.......................................     (7,155)         (3,770)
                                                              -------         -------
  Deferred tax asset......................................    $   436         $10,899
                                                              =======         =======

                   U-DO-IT RENTAL CENTERS, INC. AND AFFILIATE

     The Affiliate (a partnership) is not a tax paying entity for the purpose of federal and state income taxes; accordingly no provision for income taxes is recorded in these combined statements related to the operations of the Affiliate. The income from the Affiliate will be aggregated with the other income and expense of the partners and will be reported on the partners' individual income tax returns.

NOTE 6 -- DEFINED CONTRIBUTION PENSION PLANS

     The Company adopted two defined contribution pension plans in 1996. The Money Purchase Plan covers all employees meeting certain eligibility requirements. The plan requires mandatory contributions of 3.5% of each covered employee's annual salary in 1996 and in succeeding years, until such time as the plan is revoked or modified. A contribution of $10,823 was accrued for the year ended December 31, 1996.

     The Profit Sharing Plan covers all employees meeting certain eligibility requirements. The plan allows for discretionary contributions of up to 15% of each covered employee's annual salary. A contribution of $46,166 was accrued for the year ended December 31, 1996. Both plans allow for full and immediate vesting.

NOTE 7 -- RELATED PARTY TRANSACTIONS

     The shareholder loaned $85,000 to the Company in late December of 1996; the loan was subsequently repaid on January 6, 1997.

     The sole stockholder and his two sons each owed amounts to the Company. The notes were satisfied during 1996 through the payment of bonuses to the shareholder and his sons.

NOTE 8 -- COMMITMENTS AND CONTINGENCIES

     As part of the sale of the business to RentX the Company is obliged to arrange and pay for certain improvements to the wastewater systems at the two locations and for certain remediation efforts related to underground fuel storage tanks. The Company's commitment is limited to a maximum cost of $16,000. As of the date of this report much of the work had already been performed and the Company expects the cost of the items to be somewhat less than $16,000.

     The agreement with RentX contains a variety of warranties and representations, regarding a wide variety of operational and financial matters. If at a later time these warranties and representations were found to be breached or misrepresented, RentX would have a cause to proceed against the Company and the stockholder for damages.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of Hays Rental and Sales of El Dorado, Inc., Hays Rental and Sales of Camden, Inc., Hays Rental and Sales of Magnolia, Inc., Hays Rental and Sales of Hot Springs, Inc., Hays Rental and Sales of Arkadelphia, Inc. and Hays Leasing Company, Inc.

     We have audited the accompanying combined balance sheets of Hays Rental and Sales of El Dorado, Inc., Hays Rental and Sales of Camden, Inc., Hays Rental and Sales of Magnolia, Inc., Hays Rental and Sales of Hot Springs, Inc., Hays Rental and Sales of Arkadelphia, Inc. and Hays Leasing Company, Inc. (dba Hays Rental and Sales) (the "Company") as of October 31, 1996 and 1995, and the related combined statements of income, stockholders' equity and cash flows for each of the three years in the period ended October 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Company at October 31, 1996 and 1995, and the combined results of its operations and its cash flows for each of the three years in the period ended October 31, 1996 in conformity with generally accepted accounting principles.

                                     ERNST & YOUNG LLP

Denver, Colorado
July 11, 1997

       HAYS RENTAL AND SALES OF EL DORADO, INC., HAYS RENTAL AND SALES OF CAMDEN, INC., HAYS RENTAL AND SALES OF MAGNOLIA, INC., HAYS RENTAL AND
   SALES OF HOT SPRINGS, INC., HAYS RENTAL AND SALES OF ARKADELPHIA, INC. AND
             HAYS LEASING COMPANY, INC. (DBA HAYS RENTAL AND SALES)

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                         OCTOBER 31    OCTOBER 31    JANUARY 31
                                                            1995          1996          1997
                                                         ----------    ----------    -----------
                                                                                     (UNAUDITED)
Cash...................................................  $  212,093    $  172,956     $  238,429
Accounts receivable, net of allowance for doubtful
  accounts of $8,808 in 1995, $29,710 in 1996 and
  $29,710 at January 31, 1997..........................     284,783       307,538        239,002
Receivable from shareholder............................     171,437       148,290        148,290
Merchandise inventories................................     145,033       165,230        136,863
Rental equipment, net of accumulated depreciation of
  $822,697 in 1995, $801,141 in 1996 and $846,875 at
  January 31, 1997.....................................   1,145,291     1,245,352      1,259,051
Property and equipment, net of accumulated depreciation
  of $382,630 in 1995, $274,423 in 1996 and $289,499 at
  January 31, 1997.....................................     255,370       242,820        227,276
Prepaid expenses and other assets......................      11,242        25,894         27,227
                                                         ----------    ----------     ----------
          Total assets.................................  $2,225,249    $2,308,080     $2,276,138
                                                         ==========    ==========     ==========

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable.......................................  $  145,297    $   86,801     $   62,632
Accrued expenses.......................................     165,685       111,778        121,524
Deferred tax liability.................................      35,648        56,256         56,256
Notes payable..........................................   1,139,456     1,260,081      1,271,991
Notes payable to related parties.......................      90,000        79,856             --
                                                         ----------    ----------     ----------
          Total liabilities............................   1,576,086     1,594,772      1,512,403
Commitments and contingencies
Stockholders' equity:
  Common stock, at stated value........................       5,670         5,670          5,670
  Paid-in capital......................................      90,731        90,731         90,731
  Retained earnings....................................     552,762       616,907        667,334
                                                         ----------    ----------     ----------
          Total stockholders' equity...................     649,163       713,308        763,735
                                                         ----------    ----------     ----------
          Total liabilities and stockholders' equity...  $2,225,249    $2,308,080     $2,276,138
                                                         ==========    ==========     ==========

                            See accompanying notes.

       HAYS RENTAL AND SALES OF EL DORADO, INC., HAYS RENTAL AND SALES OF CAMDEN, INC., HAYS RENTAL AND SALES OF MAGNOLIA, INC., HAYS RENTAL AND
   SALES OF HOT SPRINGS, INC., HAYS RENTAL AND SALES OF ARKADELPHIA, INC. AND
             HAYS LEASING COMPANY, INC. (DBA HAYS RENTAL AND SALES)

                         COMBINED STATEMENTS OF INCOME


                                                                               THREE MONTHS ENDED
                               YEAR ENDED     YEAR ENDED     YEAR ENDED            JANUARY 31
                               OCTOBER 31     OCTOBER 31     OCTOBER 31     -------------------------
                                  1994           1995           1996           1996           1997
                               -----------    -----------    -----------    -----------    ----------
                                                                                   (UNAUDITED)
Revenues:
  Rental revenue.............  $1,676,029     $1,936,860     $2,239,630     $  488,497     $  537,446
  Merchandise and equipment
     sales...................     714,619        738,543        854,253        207,878        210,120
  Other revenue..............     192,296        235,524        292,894         62,295         65,009
                               ----------     ----------     ----------     ----------     ----------
          Total revenues.....   2,582,944      2,910,927      3,386,777        758,670        812,575
Cost of revenues:
  Rental equipment expense...     191,736        190,275        233,821         52,757         63,192
  Cost of merchandise and
     equipment sold..........     526,726        518,559        650,690        151,259        157,590
  Rental equipment
     depreciation............     180,988        175,511        165,183         42,002         45,734
  Direct expenses............     739,084        901,320      1,023,365        245,914        255,979
                               ----------     ----------     ----------     ----------     ----------
          Total cost of
            revenues.........   1,638,534      1,785,665      2,073,059        491,932        522,495
Store contribution...........     944,410      1,125,262      1,313,718        266,738        290,080
Selling, general and
  administrative expense.....     692,902        797,928        895,277        175,830        130,454
Non-rental depreciation and
  amortization...............      87,189        163,677        190,758         45,502         43,251
                               ----------     ----------     ----------     ----------     ----------
Operating income.............     164,319        163,657        227,683         45,406        116,375
Other income.................       2,747         16,814          8,566             --             --
Interest expense.............     (84,599)       (85,719)      (113,272)       (22,298)       (21,229)
                               ----------     ----------     ----------     ----------     ----------
Income before taxes..........      82,467         94,752        122,977         23,108         95,146
Income tax expense...........      33,536         67,386         58,832         16,407         44,719
                               ----------     ----------     ----------     ----------     ----------
Net income...................  $   48,931     $   27,366     $   64,145     $    6,701     $   50,427
                               ==========     ==========     ==========     ==========     ==========


                            See accompanying notes.

       HAYS RENTAL AND SALES OF EL DORADO, INC., HAYS RENTAL AND SALES OF CAMDEN, INC., HAYS RENTAL AND SALES OF MAGNOLIA, INC., HAYS RENTAL AND
   SALES OF HOT SPRINGS, INC., HAYS RENTAL AND SALES OF ARKADELPHIA, INC. AND
             HAYS LEASING COMPANY, INC. (DBA HAYS RENTAL AND SALES)

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                              ADDITIONAL
                                                     COMMON    PAID-IN     RETAINED
                                                     STOCK     CAPITAL     EARNINGS    TOTAL
                                                     ------   ----------   --------   --------
Balance, October 31, 1993..........................  $5,670    $90,731     $476,465   $572,866
Net income.........................................     --          --       48,931     48,931
                                                     ------    -------     --------   --------
Balance, October 31, 1994..........................  5,670      90,731      525,396    621,797
Net income.........................................     --          --       27,366     27,366
                                                     ------    -------     --------   --------
Balance, October 31, 1995..........................  5,670      90,731      552,762    649,163
Net income.........................................     --          --       64,145     64,145
                                                     ------    -------     --------   --------
Balance, October 31, 1996..........................  5,670      90,731      616,907    713,308
Net income (unaudited).............................     --          --       50,427     50,427
                                                     ------    -------     --------   --------
Balance, January 31, 1997 (unaudited)..............  $5,670    $90,731     $667,334   $763,735
                                                     ======    =======     ========   ========

                            See accompanying notes.

       HAYS RENTAL AND SALES OF EL DORADO, INC., HAYS RENTAL AND SALES OF CAMDEN, INC., HAYS RENTAL AND SALES OF MAGNOLIA, INC., HAYS RENTAL AND
   SALES OF HOT SPRINGS, INC., HAYS RENTAL AND SALES OF ARKADELPHIA, INC. AND
             HAYS LEASING COMPANY, INC. (DBA HAYS RENTAL AND SALES)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                                    THREE MONTHS ENDED
                                 YEAR ENDED          YEAR ENDED          YEAR ENDED                     JANUARY 31
                                 OCTOBER 31          OCTOBER 31          OCTOBER 31       ---------------------------------------
                                    1994                1995                1996                 1996                 1997
                              -----------------   -----------------   -----------------   -------------------   -----------------
                                                                                                        (UNAUDITED)
OPERATING ACTIVITIES
Net income..................      $  48,931           $  27,366           $  64,145            $   6,701            $ 50,427
Adjustments to reconcile net
  income to net cash
  provided by operating
  activities:
  Depreciation and
     amortization...........        268,177             339,188             355,941               87,504              88,985
  Changes in operating
     assets and liabilities:
  Accounts receivable.......        (61,850)            (25,265)                392               33,400              68,536
  Merchandise inventories...        (12,429)              3,983             (20,197)              (1,111)             28,367
  Prepaid expenses and other
     assets.................         20,943               4,409             (14,652)                  --              (1,333)
  Accounts payable and other
     liabilities............         (5,468)            208,740             (91,795)            (125,588)            (14,423)
                                  ---------           ---------           ---------            ---------            --------
Net cash provided by
  operating
  activities................        258,304             558,421             293,834                  906             220,559
INVESTING ACTIVITIES
Purchases of rental
  equipment and operating
  equipment.................             --             (77,107)            (23,810)             (21,762)            (87,140)
                                  ---------           ---------           ---------            ---------            --------
Net cash used in investing
  activities................             --             (77,107)            (23,810)             (21,762)            (87,140)
FINANCING ACTIVITIES
Borrowings on note
  payable...................        140,952                  --             358,607                   --                  --
Repayments on notes
  payable...................       (361,731)           (437,522)           (667,768)             (28,413)            (67,946)
                                  ---------           ---------           ---------            ---------            --------
Net cash provided by (used
  in) financing
  activities................       (220,779)           (437,522)           (309,161)             (28,413)            (67,946)
Net increase (decrease) in
  cash......................         37,525              43,792             (39,137)             (49,269)             65,473
Cash at beginning of
  period....................        130,776             168,301             212,093              212,093             172,956
                                  ---------           ---------           ---------            ---------            --------
Cash at end of period.......      $ 168,301           $ 212,093           $ 172,956            $ 162,824            $238,429
                                  =========           =========           =========            =========            ========
Supplemental disclosures of
  cash flow information:
  Cash paid during the year
     for:
     Interest...............      $  84,599           $  85,719           $ 113,272            $  22,298            $ 21,229
     Income taxes...........         19,842              51,832              19,862                   --                  --

Supplemental schedule of noncash financing activities:

     The Company entered into debt obligations to purchase rental equipment in the amounts of $370,299, $360,241 and $419,642 during 1994, 1995 and 1996, respectively and $225,000 for the three months ended January 31, 1997.

                            See accompanying notes.

       HAYS RENTAL AND SALES OF EL DORADO, INC., HAYS RENTAL AND SALES OF CAMDEN, INC., HAYS RENTAL AND SALES OF MAGNOLIA, INC., HAYS RENTAL AND
   SALES OF HOT SPRINGS, INC., HAYS RENTAL AND SALES OF ARKADELPHIA, INC. AND
             HAYS LEASING COMPANY, INC. (DBA HAYS RENTAL AND SALES)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                OCTOBER 31, 1996
    (THE INFORMATION AS OF JANUARY 31, 1997 AND FOR THE THREE-MONTH PERIODS
                 ENDED JANUARY 31, 1996 AND 1997 ARE UNAUDITED)

1. ACCOUNTING POLICIES

BASIS OF PRESENTATION

     Hays Rental and Sales of El Dorado, Inc., Hays Rental and Sales of Camden, Inc., Hays Rental and Sales of Magnolia, Inc., Hays Rental and Sales of Hot Springs, Inc., Hays Rental and Sales of Arkadelphia, Inc. and Hays Leasing Company, Inc. (dba as Hays Rental and Sales) (the "Company") have been combined in these financial statements due to common ownership. The Company is primarily involved in the short-term rental of general purpose construction equipment, and to a lesser extent, selling complementary parts, merchandise, new and used equipment to commercial and residential construction, industrial and homeowner customers.

     The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying combined balance sheets are presented on an unclassified basis.

     The accompanying combined financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

FINANCIAL STATEMENT PRESENTATION

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

REVENUE RECOGNITION

     Equipment rental revenue is recorded under the operating method. Equipment rentals in the combined statements of operations include revenue earned on equipment rentals, fuel sales, and rental equipment delivery fees. Revenues from the sale of parts, supplies, and equipment are recorded at the time of delivery or pick up by the customer.

RENTAL EQUIPMENT

     Rental equipment is recorded at cost. Rental equipment is depreciated on a straight-line basis over the estimated useful lives of the assets. The estimated useful lives for rental equipment range from 5 to 10 years.

     Ordinary maintenance and repair costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are

       HAYS RENTAL AND SALES OF EL DORADO, INC., HAYS RENTAL AND SALES OF CAMDEN, INC., HAYS RENTAL AND SALES OF MAGNOLIA, INC., HAYS RENTAL AND
   SALES OF HOT SPRINGS, INC., HAYS RENTAL AND SALES OF ARKADELPHIA, INC. AND
             HAYS LEASING COMPANY, INC. (DBA HAYS RENTAL AND SALES)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

recognized in the period of disposal and reported as merchandise and rental equipment sales and cost of merchandise and rental equipment sold in the statements of income.

PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, estimating no salvage value.

     The estimated useful lives for property and equipment range from 3 to 5 years for vehicles, 5 to 7 years for furniture, fixtures and computer equipment, and 15 to 27 years for buildings.

     Ordinary maintenance and repairs costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the combined balance sheets for cash, accounts receivable, accounts payable and accrued liabilities and notes payable approximate the fair value because of the short-term maturity of these financial instruments.

INVENTORIES

     Inventory consists of merchandise for sale at the store locations. Parts and supplies inventories for repairing and maintaining rental equipment are expensed as incurred. All inventories are valued at the lower of cost (first-in, first-out) or market.

INCOME TAXES

     The Company utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Standards No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the difference between the combined financial statement and tax bases of assets and liabilities using enacted tax rates in the years in which the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be realizable.

CONCENTRATIONS OF CREDIT RISK

     The Company's primary financial instrument that is potentially subject to significant concentrations of credit risk is accounts receivable. The concentration of credit risk is limited due to the large number of customers the Company maintains.

ADVERTISING COSTS

     The Company advertises primarily through the media. Advertising costs are expensed as incurred. The Company incurred $62,448, $55,578 and $71,552 in advertising costs during the years ending October 31, 1994, 1995 and 1996, respectively.

       HAYS RENTAL AND SALES OF EL DORADO, INC., HAYS RENTAL AND SALES OF CAMDEN, INC., HAYS RENTAL AND SALES OF MAGNOLIA, INC., HAYS RENTAL AND
   SALES OF HOT SPRINGS, INC., HAYS RENTAL AND SALES OF ARKADELPHIA, INC. AND
             HAYS LEASING COMPANY, INC. (DBA HAYS RENTAL AND SALES)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

INTERIM FINANCIAL STATEMENTS

     The accompanying balance sheet at January 31, 1997 and the statements of operations, stockholder's equity and cash flows for the three-month periods ended January 31, 1996 and 1997 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full year.

2. NOTES PAYABLE

     Bank debt and long-term obligations consist of the following:

                                                              OCTOBER 31    OCTOBER 31
                                                                 1995          1996
                                                              ----------    ----------
Notes payable secured by rental equipment:
  Notes payable to First Financial with interest rates
     ranging from 7.5% to 9.75%, due in monthly payments
     through dates ranging from March 1997 to October
     2001...................................................  $  507,420    $  561,197
  8.5% notes payable to Horizon, due in monthly payments
     through August 2000....................................          --        85,906
  7.5% notes payable to Merchant and Planters, paid off
     during fiscal year 1996................................     113,991            --
  Notes payable to First Bank of Arkansas with interest
     rates ranging from 8.0% to 10.25%, due in monthly
     payments through dates ranging from May 1997 to July
     1999...................................................      46,531        59,168
  Notes payable to Clark Credit, interest at 10.25%, due in
     monthly payments through April 1998....................      11,567         6,487
  Notes payable to Arkansas Bank and Trust with interest
     rates ranging from 8.5% to 10.25%, due in monthly
     payments through dates ranging from July 1997 to June
     2000...................................................      13,444        34,459
  Notes payable to Ingersoll Rand with interest rates
     ranging from 8% to 10%, due in monthly payments through
     dates ranging from January 1997 to June 1999...........      60,820        70,088
  Notes payable to Kubota with interest rates ranging from
     6.0% to 8.0%, due in monthly payments through dates
     ranging from April 1997 to November 1999...............     141,410       154,931
  Notes payable to Case Credit with interest rates ranging
     from 4.9% to 8.9%, due in monthly payments through
     dates ranging from June 1999 to May 2000...............          --        78,697
  Notes payable to GMAC, interest at 8%, paid off during
     fiscal
     year 1996..............................................      11,903            --
  Notes payable to Contractors Finance, interest at 7.5%,
     due in monthly payments through August 1997............      22,251        10,675
  Notes payable to First Financial with interest at 8.25%
     due in monthly payments through June 2007..............     171,437       148,290

       HAYS RENTAL AND SALES OF EL DORADO, INC., HAYS RENTAL AND SALES OF CAMDEN, INC., HAYS RENTAL AND SALES OF MAGNOLIA, INC., HAYS RENTAL AND
   SALES OF HOT SPRINGS, INC., HAYS RENTAL AND SALES OF ARKADELPHIA, INC. AND
             HAYS LEASING COMPANY, INC. (DBA HAYS RENTAL AND SALES)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                              OCTOBER 31    OCTOBER 31
                                                                 1995          1996
                                                              ----------    ----------
  Notes payable to Chase Manhattan with interest rates
     ranging from 8.3% to 8.5%, due in monthly payments
     through dates ranging from October 1998 to June 2001...  $   38,682    $   50,183
                                                              ----------    ----------
                                                               1,139,456     1,260,081
  Notes payable to related parties:
  Note payable to Mary Clogston with interest at 9%, due in
     monthly payments through January 2002..................      50,000        39,856
  Note payable to Vivian Hays with interest at 9%, due in
     monthly payments through January 2003..................      40,000        40,000
                                                              ----------    ----------
                                                                  90,000        79,856
                                                              ----------    ----------
                                                              $1,229,456    $1,339,937
                                                              ==========    ==========

     The Company incurred interest expense of $84,599, $85,719 and $113,272 on borrowings for the years ended October 31, 1994, 1995 and 1996, respectively. Interest paid approximated interest expensed.

3. CAPITAL STOCK

     Common stock of the Company combines the six corporations Hays Rental and Sales of El Dorado, Inc., Hays Rental and Sales of Camden, Inc., Hays Rental and Sales of Magnolia, Inc., Hays Rental and Sales of Hot Springs, Inc., Hays Rental and Sales of Arkadelphia, Inc. and Hays Leasing Company, Inc. and has 37, 760, 310, 300, 300 and 300 shares issued and outstanding, respectively, and 100, 1,000, 100,000, 100,000, 100,000 and 300 shares authorized, respectively, at
October 31, 1996.

4. INCOME TAXES

     The Company consists of six corporations of which two are S corporations and four are C corporations for tax purposes. The S corporations are not liable for federal or state taxes on income. The earnings of the S corporations will be reported on the stockholders' federal and state income tax returns.

     Significant components of the net deferred tax liability are as follows:

                                                               1995       1996
                                                              -------    -------
Deferred tax liability:
Depreciation................................................  $20,738    $32,011
Other.......................................................   14,910     24,245
                                                              -------    -------
Total deferred tax liability................................   35,648     56,256
                                                              -------    -------
Net deferred tax liability..................................  $35,648    $56,256
                                                              =======    =======

       HAYS RENTAL AND SALES OF EL DORADO, INC., HAYS RENTAL AND SALES OF CAMDEN, INC., HAYS RENTAL AND SALES OF MAGNOLIA, INC., HAYS RENTAL AND
   SALES OF HOT SPRINGS, INC., HAYS RENTAL AND SALES OF ARKADELPHIA, INC. AND
             HAYS LEASING COMPANY, INC. (DBA HAYS RENTAL AND SALES)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Significant components of the provision for income taxes are as follows:

                                                         1994       1995       1996
                                                        -------    -------    -------
Current...............................................  $18,416    $46,858    $38,224
Deferred..............................................   15,120     20,528     20,608
                                                        -------    -------    -------
          Total provision.............................  $33,536    $67,386    $58,832
                                                        =======    =======    =======

     The reconciliation of income tax attributable to operations computed at the statutory tax rates to income tax expense is:

                                                         1994       1995       1996
                                                        -------    -------    -------
Tax at U.S. statutory rates...........................  $30,246    $60,957    $49,821
State taxes...........................................    3,112      5,653      8,102
Other.................................................      178        776        909
                                                        -------    -------    -------
                                                        $33,536    $67,386    $58,832
                                                        =======    =======    =======

5. COMMITMENTS AND CONTINGENCIES

BUILDING LEASE WITH RELATED PARTY

     The Company leases buildings from the Company's president for monthly rentals of $10,879 under operating leases expiring in 1998.

     Future minimum lease payments required under the building leases are as follows: 1997 -- $130,550; 1998 -- $130,550. Total rent expense was $106,200,
$121,200 and $130,550 for the years ended October 31, 1994, 1995 and 1996, respectively.

6. EMPLOYEE BENEFIT PLAN

     The Company sponsors a defined contribution 401(k) retirement plan (the "Plan") which is subject to the provisions of ERISA. Under the Plan, which was implemented in January 1994, employees qualify after one year of service. The Company matches on a discretionary basis as determined by the Board of Directors. Company contributions to the plan were $5,819, $19,231 and $4,237 for each of the years ended October 31, 1994, 1995 and 1996, respectively.

7. SUBSEQUENT EVENT

     On February 14, 1997 the Company entered into an asset purchase agreement with RentX Industries, Inc. and sold its net assets for $4.5 million.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
CVR, Inc. (formerly Central Virginia Rental Company)

     We have audited the accompanying balance sheets of CVR, Inc., formerly Central Virginia Rental Company (the "Company") as of December 31, 1995 and 1996, and the related statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the management of CVR, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Denver, Colorado
May 28, 1997

                                   CVR, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                    DECEMBER 31
                                                              ------------------------
                                                                 1995          1996
                                                              ----------    ----------
Cash........................................................  $    2,925    $       --
Accounts receivable, net of allowance for doubtful accounts
  of $92,820 and $125,679 at December 31, 1995 and 1996,
  respectively..............................................     320,737       356,254
Prepaid expenses............................................         350         5,834
Merchandise inventories.....................................      97,904       161,803
Rental equipment, net of accumulated depreciation of
  $3,219,817 and $3,975,118 at December 31, 1995 and 1996,
  respectively..............................................   1,501,051     2,351,634
Furniture, fixtures and computer equipment, net of
  accumulated depreciation of $216,334 and $246,631 at
  December 31, 1995 and 1996, respectively..................     134,644       166,765
Other assets................................................       2,325         4,371
                                                              ----------    ----------
          Total assets......................................  $2,059,936    $3,046,661
                                                              ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable............................................  $  271,619    $  160,047
Payroll and other accrued expenses..........................      32,957        73,545
Bank debt and other notes payable...........................     383,753       802,876
Capital lease obligations...................................     563,772       850,912
Deferred tax liability......................................     117,650       224,043
                                                              ----------    ----------
          Total liabilities.................................   1,369,751     2,111,423
Stockholders' equity:
  Common stock, $10 par value, 5,000 shares authorized,
     1,200 shares issued and outstanding....................      12,000        12,000
  Additional paid-in capital................................      30,289        30,289
  Retained earnings.........................................     647,896       892,949
                                                              ----------    ----------
          Total stockholders' equity........................     690,185       935,238
                                                              ----------    ----------
          Total liabilities and stockholders' equity........  $2,059,936    $3,046,661
                                                              ==========    ==========

                            See accompanying notes.

                                   CVR, INC.

                              STATEMENTS OF INCOME

                                                                 YEAR ENDED DECEMBER 31
                                                         --------------------------------------
                                                            1994          1995          1996
                                                         ----------    ----------    ----------
Revenues:
  Rental revenue.......................................  $3,199,756    $3,830,181    $4,722,087
  Merchandise and rental equipment sales...............     396,119       491,446       532,135
  Labor, commissions and other.........................     335,019       377,831       402,592
                                                         ----------    ----------    ----------
          Total revenues...............................   3,930,894     4,699,458     5,656,814
Cost of revenues:
  Rental equipment expense.............................     644,121       686,723       610,044
  Rental equipment depreciation........................     371,633       496,433       755,367
  Cost of merchandise and rental equipment sales.......     240,403       385,288       410,874
  Direct operating expense.............................   2,038,861     2,362,043     2,691,173
                                                         ----------    ----------    ----------
          Total cost of revenues.......................   3,295,018     3,930,487     4,467,458
                                                         ----------    ----------    ----------
Store contribution.....................................     635,876       768,971     1,189,356
Selling, general and administrative expense............     312,271       386,962       557,008
Depreciation and amortization, excluding rental
  equipment depreciation...............................      27,350        30,077        30,231
                                                         ----------    ----------    ----------
Operating income.......................................     296,255       351,932       602,117
Interest expense.......................................      68,306       136,218       171,975
                                                         ----------    ----------    ----------
Income before income taxes.............................     227,949       215,714       430,142
Income tax expense.....................................      46,027        63,272       185,089
                                                         ----------    ----------    ----------
Net income.............................................  $  181,922    $  152,442    $  245,053
                                                         ==========    ==========    ==========

                            See accompanying notes.

                                   CVR, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                          COMMON STOCK       ADDITIONAL                    TOTAL
                                        -----------------     PAID-IN      RETAINED    STOCKHOLDERS'
                                        SHARES    AMOUNT      CAPITAL      EARNINGS       EQUITY
                                        ------    -------    ----------    --------    -------------
Balance on December 31, 1993..........  1,200     $12,000     $30,289      $313,532      $355,821
Net income............................     --          --          --       181,922       181,922
                                        -----     -------     -------      --------      --------
Balance on December 31, 1994..........  1,200      12,000      30,289       495,454       537,743
Net income............................     --          --          --       152,442       152,442
                                        -----     -------     -------      --------      --------
Balance on December 31, 1995..........  1,200      12,000      30,289       647,896       690,185
Net income............................     --          --          --       245,053       245,053
                                        -----     -------     -------      --------      --------
Balance on December 31, 1996..........  1,200     $12,000     $30,289      $892,949      $935,238
                                        =====     =======     =======      ========      ========

                            See accompanying notes.

                                   CVR, INC.

                            STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31
                                                            ----------------------------------
                                                              1994        1995         1996
                                                            ---------   ---------   ----------
OPERATING ACTIVITIES
Net income................................................  $ 181,922   $ 152,442   $  245,053
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and amortization...........................    398,983     526,510      785,598
  Deferred taxes..........................................     38,860      39,352      106,393
  Changes in operating assets and liabilities:
     Accounts receivable..................................    (51,855)    (55,218)     (35,517)
     Prepaid expenses and other assets....................     12,779       3,376       (7,530)
     Merchandise inventories..............................    (93,876)     26,795      (63,899)
     Accounts payable.....................................     (8,665)    191,855     (111,572)
     Payroll and other accrued expenses...................      2,407      16,188       40,588
                                                            ---------   ---------   ----------
Net cash provided by operating activities.................    480,555     901,300      959,114
INVESTING ACTIVITIES
Net purchases of furniture, fixtures and computer
  equipment...............................................    (97,736)    (17,674)     (62,418)
Purchases of rental equipment.............................   (230,837)   (595,775)    (792,545)
                                                            ---------   ---------   ----------
Net cash used by investing activities.....................   (328,573)   (613,449)    (854,963)
FINANCING ACTIVITIES
Borrowings on debt........................................    436,800     480,714    1,025,670
Payments on debt..........................................   (382,443)   (419,789)    (606,547)
Payments on capital lease obligations.....................   (206,339)   (345,851)    (526,199)
                                                            ---------   ---------   ----------
Net cash used by financing activities.....................   (151,982)   (284,926)    (107,076)
                                                            ---------   ---------   ----------
Net increase (decrease) in cash...........................         --       2,925       (2,925)
Cash at beginning of year.................................         --          --        2,925
                                                            ---------   ---------   ----------
Cash at end of year.......................................  $      --   $   2,925   $       --
                                                            =========   =========   ==========

SUPPLEMENTAL CASH FLOW INFORMATION

     The Company incurred capital lease obligations of $718,621, $397,341 and $813,339 in 1994, 1995, and 1996, respectively, to acquire rental equipment.

     The Company paid income taxes of $4,739, $12,052 and $51,047 for the years ended December 31, 1994, 1995 and 1996, respectively.

                            See accompanying notes.

                                   CVR, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. ACCOUNTING POLICIES

BASIS OF PRESENTATION

     CVR, Inc., formerly known as Central Virginia Rental Company (the "Company"), is a Virginia corporation formed in February 1974. The Company is primarily involved in the short-term rental of equipment, vehicles and special event items in the state of Virginia. At December 31, 1996, the Company operated through seven store locations in the state of Virginia.

     The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheets are presented on an unclassified basis.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Equipment rental revenue is recorded under the operating method. Equipment rentals in the statements of income include revenue earned on equipment rentals, fuel sales, and rental equipment delivery fees. Revenues from the sale of parts, supplies, and equipment are recorded at the time of delivery or pickup by the customer.

ACCOUNTS RECEIVABLE

     A significant portion of the Company's business is on a credit basis. The Company extends credit to its commercial customers based on evaluations of their financial condition and generally no collateral is required. The Company operates almost exclusively in the state of Virginia. The Company maintains reserves it believes adequate for potential credit losses. The Company's provision for doubtful accounts receivable was $15,649, $15,803 and $25,631 for the years ended December 31, 1994, 1995 and 1996, respectively.

RENTAL EQUIPMENT, NET

     Rental equipment is recorded at cost. Rental equipment is depreciated on a straight-line basis over the estimated useful lives of the assets, which typically range from three to five years, with no salvage value.

     Ordinary maintenance and repair costs are charged to operations as incurred. Proceeds from disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from merchandise and rental equipment sales and cost of merchandise and rental equipment sales, respectively, in the statements of income.

FURNITURE, FIXTURES AND COMPUTER EQUIPMENT

     Furniture, fixtures and computer equipment are recorded at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. The estimated useful lives for furniture, fixtures and computer equipment range from seven to thirty-nine years.

                                   CVR, INC.

     Ordinary maintenance and repair costs are charged to operations as incurred.

MERCHANDISE INVENTORIES

     Merchandise inventories consist principally of parts, tools, supplies and small- to medium-sized equipment for sale. All merchandise inventories are valued at the lower of cost (first-in, first-out) or market.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company reviews its operations on an ongoing basis. When indicators of impairment are present, the Company analyzes the recoverability of those assets by measuring estimated future undiscounted cash flows against the carrying value of the assets.

ADVERTISING EXPENSE

     Advertising costs are expensed as incurred. Advertising expense was $27,532, $42,537 and $44,014 for the years ended December 31, 1994, 1995 and
1996, respectively.

2. BANK DEBT AND OTHER NOTES PAYABLE

     Notes payable and long-term obligations consist of the following:

                                                                  DECEMBER 31
                                                              --------------------
                                                                1995        1996
                                                              --------    --------
Note payable to bank, interest payable monthly at 8.25%, due
  on demand.................................................  $276,255    $     --
Note payable to bank, interest payable monthly at prime plus
  .5% (9% at December 31, 1996), due on demand..............        --      50,000
Note payable to financing company, principal and interest
  due monthly at an interest rate of prime plus 2% (10.5% at
  December 31, 1996), matures June 1997.....................    78,356      44,282
Note payable to individual, principal and interest due
  monthly at an interest rate of 9.5%, matures May 1996.....     9,479          --
Note payable to bank, interest payable monthly at 8.5%,
  monthly principal payments of $20,000, due on demand......        --     673,481
Note payable to individual, interest payable monthly at an
  interest rate of 9%, due on demand........................        --      30,000
Note payable to financing company, principal and interest
  due monthly at an interest rate of 8%, matures April
  1997......................................................    19,663       5,113
                                                              --------    --------
                                                              $383,753    $802,876
                                                              ========    ========

     Certain long-term assets and cash of the Company are pledged as collateral.

     Cash paid for interest was $68,306, $128,264 and $171,975 for the years ended December 31, 1994, 1995 and 1996, respectively.

     Maturities of debt are as follows at December 31, 1996:

1997......................................................  $788,115
1998......................................................    14,761
                                                            --------
                                                            $802,876
                                                            ========

                                   CVR, INC.

     Of the above amount, $634,776 was repaid in conjunction with the Company's asset sale to RentX Industries, Inc. (see Note 7). The remaining assets and related debt were retained by the Company.

3. CAPITAL LEASES

     Assets held under capital leases as of December 31 consist of:

                                                                 1995          1996
                                                              ----------    ----------
Rental equipment............................................  $1,115,962    $1,476,521
Less accumulated amortization...............................     343,743       362,590
                                                              ----------    ----------
                                                              $  772,219    $1,113,931
                                                              ==========    ==========

     Amortization of assets held under capital leases is included in depreciation expense.

     Future minimum payments under capital leases are as follows:

1997.....................................................  $  458,368
1998.....................................................     268,821
1999.....................................................     122,187
2000.....................................................      98,109
2001.....................................................      71,902
                                                           ----------
                                                            1,019,387
Amounts representing interest............................     168,475
                                                           ----------
                                                           $  850,912
                                                           ==========

4. EMPLOYEE RETIREMENT PLAN

     Effective January 1996, the Company began a 401(k) employee retirement plan (the "Plan"). To be eligible to participate in the Plan an employee must have reached the age of 21 and completed one year of service with the Company. This plan allows participating employees to contribute up to 20 percent of their base pay, subject to limits determined annually by the Internal Revenue Service. The Company will match 25% of the first 6% of an employee's contribution. The Company has recognized $17,291 of expense related to the Plan for the year ended December 31, 1996.

5. RELATED PARTY TRANSACTIONS

     The Company leases all seven of its facilities from entities owned by certain Company stockholders. The rental expense to related parties included in the statements of income was $184,200, $228,630 and $287,310 for the years ended December 31, 1994, 1995 and 1996, respectively (see Note 7).

6. INCOME TAXES

     Deferred tax assets and liabilities are computed based on temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in deferred tax assets or liabilities from period to period.

                                   CVR, INC.

     Deferred tax assets and liabilities are as follows:

                                                                  DECEMBER 31
                                                              --------------------
                                                                1995        1996
                                                              --------    --------
Deferred tax liabilities:
  Tax versus financial reporting differences................  $158,175    $284,827
Deferred tax assets:
  Allowance for doubtful accounts...........................    23,112      32,561
  Other.....................................................    17,413      28,223
                                                              --------    --------
                                                                40,525      60,784
                                                              --------    --------
Net deferred tax liability..................................  $117,650    $224,043
                                                              ========    ========

     Significant components of the provisions for income taxes are as follows:

                                                        1994       1995        1996
                                                       -------    -------    --------
Income tax expense:
  Federal............................................  $ 6,188    $20,497    $ 69,954
  State..............................................      979      3,423       8,742
  Deferred...........................................   38,860     39,352     106,393
                                                       -------    -------    --------
Total income tax expense.............................  $46,027    $63,272    $185,089
                                                       =======    =======    ========

     The reconciliation of income tax attributable to operations computed at the U.S. federal statutory tax rates to income tax expense is:

                                                        1994       1995        1996
                                                       -------    -------    --------
Tax at U.S. statutory rates..........................  $42,968    $61,391    $171,368
State taxes..........................................      979      3,423       8,742
Other................................................    2,080     (1,542)      4,979
                                                       -------    -------    --------
                                                       $46,027    $63,272    $185,089
                                                       =======    =======    ========

7. SUBSEQUENT EVENT

     On March 14, 1997, substantially all of the Company's net assets related to six of the Company's seven stores were acquired by RentX Industries, Inc. ("RentX") in an asset purchase agreement (the "Agreement"). Pursuant to the Agreement, the Company's operating leases relating to various land and facilities were terminated with no penalty to the Company. RentX then entered into new operating lease agreements effective March 14, 1997 with entities owned by certain of the Company's stockholders.

                         REPORT OF INDEPENDENT AUDITORS

The Stockholders
Newmanco, Inc. (dba A-1 Rental Centers)

     We have audited the accompanying balance sheets of Newmanco, Inc. (dba A-1 Rental Centers) (the "Company") as of September 30, 1995 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at September 30, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Denver, Colorado
June 6, 1997

                                 NEWMANCO, INC.
                            (DBA A-1 RENTAL CENTERS)

                                 BALANCE SHEETS

                                     ASSETS

                                                                SEPTEMBER 30
                                                           -----------------------    MARCH 31
                                                              1995         1996         1997
                                                           ----------   ----------   -----------
                                                                                     (UNAUDITED)
Cash.....................................................  $   16,972   $   23,125   $       --
Accounts receivable, net of allowance for doubtful
  accounts of $34,432 and $38,433 at September 30, 1995
  and 1996, respectively and $34,432 at March 31, 1997...     235,656      215,956      192,249
Merchandise inventories..................................     262,996      291,105      373,800
Rental equipment, net of accumulated depreciation of
  $1,547,485 and $1,780,438 at September 30, 1995 and
  1996, respectively and $1,960,382 at March 31, 1997....   1,205,445    1,522,477    1,436,840
Property, plant and equipment, net of accumulated
  depreciation of $340,000 and $375,489, at September 30,
  1995 and 1996, respectively and $349,691 at
  March 31, 1997.........................................     242,105      213,682      235,721
Due from stockholder.....................................      56,936       58,561       44,326
Other assets.............................................      49,510       55,771       81,367
                                                           ----------   ----------   ----------
          Total assets...................................  $2,069,620   $2,380,677   $2,364,303
                                                           ==========   ==========   ==========

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable.........................................  $  140,202   $  142,178   $  276,473
Other payables...........................................      71,813       93,567       54,788
Capital lease obligation.................................     260,530      297,290      222,658
Notes payable............................................   1,006,810    1,094,323    1,137,765
Deferred income taxes....................................     168,248      213,196      213,196
                                                           ----------   ----------   ----------
          Total liabilities..............................   1,647,603    1,840,554    1,904,880
Stockholders' equity:
  Common stock, $1 par value, 100 shares authorized,
     issued and outstanding..............................         100          100          100
  Additional paid-in capital.............................       3,746        3,746        3,746
  Retained earnings......................................     418,171      536,277      455,577
                                                           ----------   ----------   ----------
          Total stockholders' equity.....................     422,017      540,123      459,423
                                                           ----------   ----------   ----------
          Total liabilities and stockholders' equity.....  $2,069,620   $2,380,677   $2,364,303
                                                           ==========   ==========   ==========

                            See accompanying notes.

                                 NEWMANCO, INC.
                            (DBA A-1 RENTAL CENTERS)

                            STATEMENTS OF OPERATIONS

                                         YEAR ENDED SEPTEMBER 30          SIX MONTHS ENDED MARCH 31
                                   ------------------------------------   -------------------------
                                      1994         1995         1996         1996          1997
                                   ----------   ----------   ----------   -----------   -----------
                                                                                 (UNAUDITED)
Revenues:
  Rental revenue.................  $1,804,455   $2,343,852   $2,697,766    $1,203,743    $1,107,338
  Merchandise sales..............     482,185      560,006      602,687       261,107       283,632
  Other revenues.................      40,404       76,169       65,357        33,627        30,180
                                   ----------   ----------   ----------    ----------    ----------
          Total revenues.........   2,327,044    2,980,027    3,365,810     1,498,477     1,421,150
Cost of revenues:
  Rental equipment expense.......     706,620      784,615      913,265       373,131       401,599
  Cost of merchandise sales......     208,733      372,880      325,635       141,810       149,322
  Direct operating expense.......     851,285    1,015,873    1,245,334       552,775       630,487
                                   ----------   ----------   ----------    ----------    ----------
          Total cost of
            revenue..............   1,766,638    2,173,368    2,484,234     1,067,716     1,181,408
Store contribution...............     560,406      806,659      881,576       430,761       239,742
Selling, general and
  administrative expense.........     369,717      456,125      511,235       234,295       250,051
Depreciation and amortization,
  excluding rental equipment
  depreciation...................      26,982       36,456       42,251        18,558        23,087
                                   ----------   ----------   ----------    ----------    ----------
Operating income (loss)..........     163,707      314,078      328,090       177,908       (33,396)
Interest expense.................      72,201      114,335      138,534        64,236        47,304
                                   ----------   ----------   ----------    ----------    ----------
  Income (loss) before income
     taxes.......................      91,506      199,743      189,556       113,672       (80,700)
Income taxes.....................      26,727       72,866       71,450        41,490            --
                                   ----------   ----------   ----------    ----------    ----------
Net income (loss)................  $   64,779   $  126,877   $  118,106    $   72,182    $  (80,700)
                                   ==========   ==========   ==========    ==========    ==========

                            See accompanying notes.

                                 NEWMANCO, INC.
                            (DBA A-1 RENTAL CENTERS)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                               COMMON STOCK
                                              --------------   ADDITIONAL                  TOTAL
                                                        PAR     PAID-IN     RETAINED   STOCKHOLDERS'
                                              SHARES   VALUE    CAPITAL     EARNINGS      EQUITY
                                              ------   -----   ----------   --------   -------------
Balance on September 30, 1993...............   100     $100      $3,746     $226,515     $230,361
Net income..................................    --       --          --       64,779       64,779
                                               ---     ----      ------     --------     --------
Balance on September 30, 1994...............   100      100       3,746      291,294      295,140
Net income..................................    --       --          --      126,877      126,877
                                               ---     ----      ------     --------     --------
Balance on September 30, 1995...............   100      100       3,746      418,171      422,017
Net income..................................    --       --          --      118,106      118,106
                                               ---     ----      ------     --------     --------
Balance on September 30, 1996...............   100      100       3,746      536,277      540,123
Net loss (unaudited)........................    --       --          --      (80,700)     (80,700)
                                               ---     ----      ------     --------     --------
Balance on March 31, 1997 (unaudited).......   100     $100      $3,746     $455,577     $459,423
                                               ===     ====      ======     ========     ========

                            See accompanying notes.

                                 NEWMANCO, INC.
                            (DBA A-1 RENTAL CENTERS)

                            STATEMENTS OF CASH FLOWS

                                                                               SIX MONTHS ENDED
                                               YEAR ENDED SEPTEMBER 30             MARCH 31
                                           -------------------------------   ---------------------
                                             1994        1995       1996       1996        1997
                                           ---------   --------   --------   ---------   ---------
                                                                                  (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)........................  $  64,779   $126,877   $118,106   $  72,182   $ (80,700)
Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Depreciation...........................    154,470    218,010    282,104     110,976     154,146
  Changes in operating assets and
     liabilities:
     Accounts receivable.................    (12,777)  (115,450)    19,700        (209)     23,707
     Inventories.........................    (32,612)   (45,349)   (28,109)    (22,262)    (82,695)
     Other assets and due from
       stockholder.......................    (24,834)     8,892     (7,886)     (6,239)    (11,361)
     Accounts payable and other
       payables..........................     46,088     11,376     23,730      52,323      95,515
     Deferred income taxes...............     16,371     45,999     44,948      26,139          --
                                           ---------   --------   --------   ---------   ---------
Net cash provided by operating
  activities.............................    211,485    250,355    452,593     232,910      98,612
INVESTING ACTIVITIES
Purchases of property and equipment......   (359,526)  (295,876)  (406,458)   (308,686)    (68,548)
Proceeds from sales of property and
  equipment..............................         --     10,197                     --          --
                                           ---------   --------   --------   ---------   ---------
Net cash used in investing activities....   (359,526)  (285,679)  (406,458)   (308,686)    (68,548)
FINANCING ACTIVITIES
Proceeds from borrowings.................    193,890    376,040    444,012     225,492      80,580
Payment on borrowing.....................    (35,524)  (271,159)  (356,501)   (124,362)    (59,137)
Payment on capital lease obligation......         --    (68,887)  (127,493)    (42,326)    (74,632)
                                           ---------   --------   --------   ---------   ---------
Net cash provided by (used in) financing
  activities.............................    158,366     35,994    (39,982)     58,804     (53,189)
                                           ---------   --------   --------   ---------   ---------
Net increase (decrease) in cash..........     10,325        670      6,153     (16,972)    (23,125)
Cash at beginning of period..............      5,977     16,302     16,972      16,972      23,125
                                           ---------   --------   --------   ---------   ---------
Cash at end of period....................  $  16,302   $ 16,972   $ 23,125   $      --   $      --
                                           =========   ========   ========   =========   =========

SUPPLEMENTAL CASH FLOW INFORMATION

     The Company paid income taxes of $7,500, $5,262 and $24,000 for the years ended September 30, 1994, 1995 and 1996, respectively.

     Interest paid for 1994, 1995 and 1996 approximated interest expense.

                            See accompanying notes.

                                 NEWMANCO, INC.
                            (DBA A-1 RENTAL CENTERS)

                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996
   (THE INFORMATION AS OF MARCH 31, 1997 AND FOR THE SIX-MONTH PERIODS ENDED
                     MARCH 31, 1996 AND 1997 IS UNAUDITED)

1. ACCOUNTING POLICIES

BASIS OF PRESENTATION

     Newmanco, Inc. dba A-1 Rental Centers (the "Company"), is a corporation formed in New Mexico. The Company is primarily involved in the short-term rental of equipment, vehicles and special event items in the state of New Mexico. At September 30, 1996, the Company operated five store locations in the state of New Mexico.

     The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheets are presented on an unclassified basis.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Rental revenue is recorded under the operating method. Rental revenue in the statements of income includes revenue earned on equipment rentals, fuel sales, and rental equipment delivery fees. Revenues from the sale of merchandise and equipment are recorded at the time of delivery or pickup by the customer.

CREDIT POLICY

     A significant portion of the Company's business is on a credit basis. The Company extends credit to its commercial customers based on evaluations of their financial condition and generally no collateral is required. The Company operates almost exclusively in the state of New Mexico. The Company maintains reserves it believes adequate for potential credit losses.

RENTAL EQUIPMENT

     Rental equipment purchased by the Company is recorded at cost. Rental equipment is depreciated on a straight-line basis over the estimated useful lives of the assets, which typically is five to ten years.

     Ordinary maintenance and repair costs are charged to operations as incurred. Proceeds from disposal and the related net book value of the equipment are recognized in the period of disposal and reported as rental revenue and cost of rental equipment sales in the statements of income, respectively.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment purchased by the Company is recorded at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets.

                                 NEWMANCO, INC.
                            (DBA A-1 RENTAL CENTERS)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The estimated useful lives for furniture, fixtures and computer equipment range from 15-30 years for leasehold improvements and 5-10 years for office furniture and equipment.

     Ordinary maintenance and repair costs are charged to operations as incurred.

MERCHANDISE INVENTORIES

     Merchandise inventories consist principally of parts, commodity type supplies and small- to medium-sized equipment for sale. All merchandise inventories are valued at the lower of cost (first-in, first-out) or market.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company reviews its operations on an ongoing basis. When indicators of impairment are present, the Company analyzes the recoverability of those assets by measuring estimated future undiscounted cash flows against the carrying value of the assets.

ADVERTISING EXPENSE

     Advertising costs are expensed as incurred. Advertising expense was $31,317, $40,673 and $43,457 for the years ended September 30, 1994, 1995 and
1996, respectively.

INCOME TAXES

     The Company utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Standards No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in the years in which the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not of realization in future periods.

INTERIM FINANCIAL STATEMENTS

     The accompanying balance sheet at March 31, 1997 and the statements of operations, stockholder's deficiency and cash flows for the six-month periods ended March 31, 1996 and 1997 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full year.

2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                 NEWMANCO, INC.
                            (DBA A-1 RENTAL CENTERS)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                                                                  SEPTEMBER 30
                                                              --------------------
                                                                1995        1996
                                                              --------    --------
Vehicles, machinery and equipment...........................  $328,844    $153,185
Leasehold improvements......................................    95,747      95,747
Furniture, fixtures and computer equipment..................   157,514     340,239
                                                              --------    --------
Total.......................................................   582,105     589,171
Less: accumulated depreciation..............................   340,000     375,489
                                                              --------    --------
                                                              $242,105    $213,682
                                                              ========    ========

3. NOTES PAYABLE AND LONG-TERM OBLIGATIONS

     Notes payable and long-term obligations consist of the following:

                                                                    SEPTEMBER 30
                                                              ------------------------
                                                                 1995          1996
                                                              ----------    ----------
Notes payable to banks and financing companies, principal
  and interest repayment under various terms at interest
  rates ranging from 9%-11%, maturity dates ranging from
  April 1995 to February 2000...............................  $1,267,340    $1,391,613
Certain assets of the Company are pledged as collateral
On May 22, 1997 all of the outstanding debt of the Company
  was paid. (See Note 6)

4. COMMITMENTS AND CONTINGENCIES

     Assets held under capital leases as of September 30 consist of:

                                                                1995        1996
                                                              --------    --------
Rental equipment............................................  $323,387    $487,642
Less accumulated amortization...............................   (21,527)    (77,251)
                                                              --------    --------
                                                              $301,860    $410,391
                                                              ========    ========

     Amortization of assets held under capital leases is included in depreciation expense.

     Future minimum payments under capital leases and operating leases having an initial or remaining term of more than one year consisted of the following at September 30, 1996:

                                                              CAPITAL    OPERATING
                                                               LEASES     LEASES
                                                              --------   ---------
1997........................................................  $195,345   $147,600
1998........................................................   102,136    147,600
1999........................................................    24,350    146,600
                                                              --------   --------
Total minimum lease payments................................  $321,831   $441,800
                                                                         ========
Amounts representing interest...............................    24,541
                                                              --------
Present value of lease payments.............................  $297,290
                                                              ========

     All leases contain various renewal options and escalation clauses requiring the Company to pay for taxes, insurance, and maintenance expenses. Rent expense was $200,115 and $220,390 for the years ended September 30, 1995 and 1996, respectively.

                                 NEWMANCO, INC.
                            (DBA A-1 RENTAL CENTERS)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5. INCOME TAXES

     Deferred tax assets and liabilities are computed based on temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in deferred tax assets or liabilities from period to period.

     Deferred tax assets and liabilities are as follows:

                                                                    SEPTEMBER 30
                                                                --------------------
                                                                  1995        1996
                                                                --------    --------
Deferred tax liabilities:
  Excess of tax over book depreciation......................    $181,699    $225,247
Deferred tax assets:
  Allowance for doubtful accounts...........................      13,451      12,051
                                                                --------    --------
Net deferred tax liability..................................    $168,248    $213,196
                                                                ========    ========

     Significant components of the provisions for income taxes are as follows:

                                                         1994       1995       1996
                                                        -------    -------    -------
Income tax expense:
  Current...........................................    $10,356    $26,867    $26,502
  Deferred..........................................     16,371     45,999     44,948
                                                        -------    -------    -------
          Total income tax expense..................    $26,727    $72,866    $71,450
                                                        =======    =======    =======

     The reconciliation of income tax attributable to operations computed at the U.S. federal statutory tax rates to income tax expense is:

                                                         1994       1995       1996
                                                        -------    -------    -------
Tax at U.S. statutory rates.........................    $31,112    $67,913    $64,449
State taxes (net of federal benefit)................      2,943      6,424      6,096
Other...............................................     (7,328)    (1,471)       905
                                                        -------    -------    -------
                                                        $26,727    $72,866    $71,450
                                                        =======    =======    =======

6. SUBSEQUENT EVENT

     Effective May 22, 1997, all of the Company's outstanding common stock was purchased by RentX Industries, Inc.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Titus Rental Service Companies, Inc.

     We have audited the accompanying balance sheets of Titus Rental Service Companies, Inc. (dba Suburban Rent-It Company and Able Party Rental) (the "Company") as of March 31, 1996 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the management of Titus Rental Service Companies, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at March 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1997, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

July 30, 1997
Denver, Colorado

                      TITUS RENTAL SERVICE COMPANIES, INC.
              (DBA SUBURBAN RENT-IT COMPANY AND ABLE PARTY RENTAL)

                                 BALANCE SHEETS

                                     ASSETS

                                                                      MARCH 31
                                                              ------------------------
                                                                 1996          1997
                                                              ----------    ----------
Cash........................................................  $  199,368    $  109,215
Accounts receivable, net of allowance for doubtful accounts
  of $52,657 and $61,937 at March 31, 1996 and 1997,
  respectively..............................................     103,557        77,436
Prepaid expenses............................................      21,189        23,989
Merchandise inventories.....................................     173,794       131,544
Rental equipment, net of accumulated depreciation of
  $1,289,238 and $1,438,508, at March 1, 1996 and March 1,
  1997, respectively........................................   1,797,762     2,237,485
Furniture, fixtures and computer equipment, net of
  accumulated depreciation of $869,328 and $941,143, at
  March 1, 1996 and March 1, 1997, respectively.............     600,341       547,727
Related party receivable....................................      10,387       115,475
Other assets................................................       2,352            --
                                                              ----------    ----------
          Total assets......................................  $2,908,750    $3,242,871
                                                              ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable............................................  $  171,574    $  151,688
Payroll and other accrued expenses..........................     119,935       132,245
Bank debt and other notes payable...........................     145,655       240,000
Deferred tax liability......................................     180,274       220,122
                                                              ----------    ----------
          Total liabilities.................................     617,438       744,055
Stockholders' equity:
  Common stock, $1 par value, 50,000 shares authorized,
     1,000 shares issued and outstanding....................       1,000         1,000
  Additional paid-in capital................................     651,060       651,060
  Retained earnings.........................................   1,639,252     1,846,756
                                                              ----------    ----------
          Total stockholders' equity........................   2,291,312     2,498,816
                                                              ----------    ----------
          Total liabilities and stockholders' equity........  $2,908,750    $3,242,871
                                                              ==========    ==========

                            See accompanying notes.

                      TITUS RENTAL SERVICE COMPANIES, INC.
              (DBA SUBURBAN RENT-IT COMPANY AND ABLE PARTY RENTAL)

                            STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED MARCH 31
                                                           ------------------------------------
                                                              1995         1996         1997
                                                           ----------   ----------   ----------
Revenues:
  Rental revenue.........................................  $2,710,358   $2,763,957   $3,233,744
  Merchandise sales......................................     412,340      398,847      454,005
  Sales of rental equipment..............................     140,894      109,874      147,312
  Labor, damage waivers, and other.......................      40,623       38,907       50,190
                                                           ----------   ----------   ----------
          Total revenues.................................   3,304,215    3,311,585    3,885,251
Cost of revenues:
  Rental equipment depreciation..........................     272,796      258,713      264,357
  Cost of merchandise sales..............................     326,346      298,855      312,344
  Cost of rental equipment sales.........................     229,478       64,869      105,620
  Direct operating expense...............................   1,865,205    1,884,452    2,084,713
                                                           ----------   ----------   ----------
          Total cost of revenues.........................   2,693,825    2,506,889    2,767,034
                                                           ----------   ----------   ----------
Store contribution.......................................     610,390      804,696    1,118,217
Selling, general and administrative expense..............     499,546      592,947      700,291
Depreciation and amortization, excluding rental equipment
  depreciation...........................................     101,219       67,656       78,741
                                                           ----------   ----------   ----------
Operating income.........................................       9,625      144,093      339,185
Interest expense.........................................      26,577       11,993       12,142
                                                           ----------   ----------   ----------
Income (loss) before income taxes........................     (16,952)     132,100      327,043
Income tax expense (benefit).............................      (3,283)      40,455      119,539
                                                           ----------   ----------   ----------
Net income (loss)........................................  $  (13,669)  $   91,645   $  207,504
                                                           ==========   ==========   ==========

                            See accompanying notes.

                      TITUS RENTAL SERVICE COMPANIES, INC.
              (DBA SUBURBAN RENT-IT COMPANY AND ABLE PARTY RENTAL)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                             COMMON STOCK
                                            ---------------   ADDITIONAL                    TOTAL
                                                      PAR      PAID-IN      RETAINED    STOCKHOLDERS'
                                            SHARES   VALUE     CAPITAL      EARNINGS       EQUITY
                                            ------   ------   ----------   ----------   -------------
Balance on March 31, 1994.................   1,000   $1,000    $651,060    $1,561,276    $2,213,336
Net income (loss).........................      --       --          --       (13,669)      (13,669)
                                             -----   ------    --------    ----------    ----------
Balance on March 31, 1995.................   1,000    1,000     651,060     1,547,607     2,199,667
Net income................................      --       --          --        91,645        91,645
                                             -----   ------    --------    ----------    ----------
Balance on March 31, 1996.................   1,000    1,000     651,060     1,639,252     2,291,312
Net income................................      --       --          --       207,504       207,504
                                             -----   ------    --------    ----------    ----------
Balance on March 31, 1997.................   1,000   $1,000    $651,060    $1,846,756    $2,498,816
                                             =====   ======    ========    ==========    ==========

                            See accompanying notes.

                      TITUS RENTAL SERVICE COMPANIES, INC.
              (DBA SUBURBAN RENT-IT COMPANY AND ABLE PARTY RENTAL)

                            STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED MARCH 31
                                                          -----------------------------------
                                                            1995         1996         1997
                                                          ---------    ---------    ---------
OPERATING ACTIVITIES
Net income (loss).......................................  $ (13,669)   $  91,645    $ 207,504
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization.........................    374,015      326,369      343,098
  Loss (gain) on sale rental equipment..................     88,584      (45,005)     (41,692)
  Deferred taxes........................................    (18,385)      26,005       39,848
  Changes in operating assets and liabilities:
     Accounts receivable................................     33,570      (22,455)      26,121
     Prepaid expenses...................................         --           --       (2,800)
     Merchandise inventories............................    103,632        7,923       42,250
     Related party receivable and other assets..........     (4,131)       2,134     (102,736)
     Accounts payable...................................    163,007     (189,856)     (77,039)
     Payroll and other accrued expenses.................    (32,863)      80,689       12,310
                                                          ---------    ---------    ---------
Net cash provided by operating activities...............    693,760      277,449      446,864
INVESTING ACTIVITIES
Purchases of rental equipment...........................   (621,749)    (285,029)    (752,547)
Net purchases of furniture and fixtures and equipment...    (13,665)     (53,073)     (26,127)
Proceeds from sale of rental equipment..................    140,894      109,874      147,312
                                                          ---------    ---------    ---------
Net cash used by (used in) investing activities.........   (494,520)    (228,228)    (631,362)
FINANCING ACTIVITIES
Borrowings on debt......................................    197,041      109,395      300,000
Payments on debt........................................   (236,332)    (221,663)    (205,655)
                                                          ---------    ---------    ---------
Net cash provided by (used in) financing activities.....    (39,291)    (112,268)      94,345
                                                          ---------    ---------    ---------
Net increase (decrease) in cash.........................    159,949      (63,047)     (90,153)
Cash at beginning of year...............................    102,466      262,415      199,368
                                                          ---------    ---------    ---------
Cash at end of year.....................................  $ 262,415    $ 199,368    $ 109,215
                                                          =========    =========    =========

SUPPLEMENTAL CASH FLOW INFORMATION

     The Company's accounts payable include $66,935, $98,055, and $57,153 of fixed asset purchases as of March 31, 1995, 1996, and 1997, respectively. Interest paid and income taxes paid approximated interest expense and current income tax expense, respectively.

                            See accompanying notes.

                      TITUS RENTAL SERVICE COMPANIES, INC.
              (DBA SUBURBAN RENT-IT COMPANY AND ABLE PARTY RENTAL)

                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1997

1. ACCOUNTING POLICIES

BASIS OF PRESENTATION

     Titus Rental Service Companies, Inc., (dba Suburban Rent It and Able Party Rentals) is a Michigan corporation formed in June 1982. The Company is primarily involved in the short-term rental of equipment, vehicles and special event items and the sales and rental of party related items. At March 31, 1997, the Company operated seven store locations in the state of Michigan.

     The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheets are presented on an unclassified basis.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Equipment rental revenue is recorded under the operating method. Rental revenue in the statements of operations includes revenue earned on equipment rentals, fuel sales, and rental equipment delivery fees. Revenues from the sale of parts, supplies, and equipment are recorded at the time of delivery or pickup by the customer.

CREDIT POLICY

     A portion of the Company's business is on a credit basis. The Company extends credit to its commercial customers based on evaluations of their financial condition and generally no collateral is required. The Company operates almost exclusively in the state of Michigan. The Company maintains reserves it believes adequate for potential credit losses.

RENTAL EQUIPMENT

     Rental equipment is recorded at cost. Rental equipment is depreciated on a straight-line basis over the estimated useful lives of the assets, typically ten years with an approximate salvage value of ten percent.

     Ordinary maintenance and repair costs are charged to operations as incurred. Proceeds from disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of rental equipment sales in the statements of operations, respectively.

FURNITURE, FIXTURES AND COMPUTER EQUIPMENT

     Furniture, fixtures and computer equipment is recorded at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets.

                      TITUS RENTAL SERVICE COMPANIES, INC.
              (DBA SUBURBAN RENT-IT COMPANY AND ABLE PARTY RENTAL)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The estimated useful lives for furniture, fixtures and computer equipment range from five to ten years for office furniture and shop equipment to twenty five years for leasehold improvements.

     Ordinary maintenance and repair costs are charged to operations as incurred.

MERCHANDISE INVENTORIES

     Merchandise inventories consist principally of party supplies, parts, tools, supplies and small- to medium-sized equipment for sale. All merchandise inventories are valued at the lower of cost (first-in, first-out) or market.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company reviews its operations on an ongoing basis. When indicators of impairment are present, the Company analyzes the recoverability of those assets by measuring estimated future undiscounted cash flows against the carrying value of the assets.

ADVERTISING EXPENSE

     Advertising costs are expensed as incurred. Advertising expense was $3,820, $10,910 and $6,510 for the years ended March 31, 1995, 1996 and 1997, respectively.

2. NOTES PAYABLE AND LONG-TERM OBLIGATIONS

     Notes payable and long-term obligations consist of the following:

                                                                    MARCH 31
                                                              --------------------
                                                                1996        1997
                                                              --------    --------
Note payable to bank, principal and interest due quarterly
  at an interest rate of prime (8.5% at March 31, 1997),
  matures March 2001........................................  $     --    $240,000
Note payable to bank, paid during 1997......................   145,655          --
                                                              --------    --------
                                                              $145,655    $240,000
                                                              ========    ========

     Cash paid for interest was $26,577, $12,545 and $20,118 for the years ended March 31, 1995, 1996 and 1997, respectively.

     Maturities of debt are as follows at March 31, 1997:

                       FISCAL YEAR                           AMOUNT
                       -----------                          --------
  1998....................................................  $ 60,000
  1999....................................................    60,000
  2000....................................................    60,000
  2001....................................................    60,000
                                                            --------
                                                            $240,000
                                                            ========

3. RELATED PARTY TRANSACTIONS

     The Company leases all of its facilities from the Company's stockholders. The rental expense to related parties included in the statements of income was $205,800, $204,600 and $204,900 for the years ended March 31, 1995, 1996 and
1997, respectively.

                      TITUS RENTAL SERVICE COMPANIES, INC.
              (DBA SUBURBAN RENT-IT COMPANY AND ABLE PARTY RENTAL)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4. INCOME TAXES

     Deferred tax assets and liabilities are computed based on temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in deferred tax assets or liabilities from period to period.

     Deferred tax assets and liabilities are as follows:

                                                                     MARCH 31
                                                              ----------------------
                                                                1996         1997
                                                              ---------    ---------
Deferred tax liabilities:
  Depreciation..............................................  $(204,727)   $(248,497)
                                                              ---------    ---------
                                                               (204,727)    (248,497)
Deferred tax assets:
  Allowance for doubtful accounts...........................     10,531       14,122
  Other.....................................................     13,922       14,253
                                                              ---------    ---------
                                                                 24,453       28,375
                                                              ---------    ---------
Net deferred tax liability..................................  $(180,274)   $(220,122)
                                                              =========    =========

     Significant components of the provisions for income taxes are as follows:

                                                        1995       1996        1997
                                                      --------    -------    --------
Income tax expense:
  Current...........................................  $ 15,102    $14,450    $ 79,691
  Deferred..........................................   (18,385)    26,005      39,848
                                                      --------    -------    --------
Total income tax expense............................  $ (3,283)   $40,455    $119,539
                                                      ========    =======    ========

     The reconciliation of income tax attributable to operations computed at the U.S. federal statutory tax rates to income tax expense, (benefit) is:

                                                       1995        1996        1997
                                                      -------    --------    --------
Tax provision at U.S. statutory rates...............  $(5,764)   $ 44,914    $111,195
Effects of graduated income tax rates...............    3,220     (16,035)       (398)
State income taxes..................................    1,694       1,639       5,371
Other...............................................   (2,435)      9,938       3,371
                                                      -------    --------    --------
                                                      $(3,283)   $ 40,455    $119,539
                                                      =======    ========    ========

5. SUBSEQUENT EVENT

     Effective June 26, 1997, all of the Company's outstanding common stock was purchased by RentX Industries, Inc.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Mer-Cal Enterprises, Inc. dba Duncan Rent-Alls

     We have audited the accompanying balance sheets of Mer-Cal Enterprises, Inc. (dba Duncan Rent-Alls) (the "Company") as of December 31, 1995 and 1996, and the related statements of operations, stockholders' deficiency, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the management of Mer-Cal Enterprises, Inc. (dba Duncan Rent-Alls). Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mer-Cal Enterprises, Inc. (dba Duncan Rent-Alls) at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Denver, Colorado
July 11, 1997

                           MER-CAL ENTERPRISES, INC.
                             (DBA DUNCAN RENT-ALLS)

                                 BALANCE SHEETS

                                     ASSETS

                                                               DECEMBER 31
                                                          ----------------------      JUNE 30
                                                            1995         1996          1997
                                                          ---------    ---------    -----------
                                                                                    (UNAUDITED)
Cash....................................................  $  20,133    $  24,889     $  28,523
Accounts receivable, net of allowance for doubtful
  accounts of $19,958 and $27,234 at December 31, 1995
  and 1996, respectively and $31,305 at June 30, 1997...     59,150       55,105        69,925
Due from Duncan Rent-Alls of Ardmore....................      1,046        3,707         2,096
Merchandise inventories.................................     31,953       30,790        30,790
Rental equipment, net of accumulated depreciation of
  $134,542 and $264,899 at December 31, 1995 and 1996,
  respectively and $348,559 at June 30, 1997............    426,129      531,725       565,652
Property and equipment, net of accumulated depreciation
  of $34,404 and $61,764 at December 31, 1995 and 1996,
  respectively and $76,088 at June 30, 1997.............     74,969      106,633        92,309
                                                          ---------    ---------     ---------
          Total assets..................................  $ 613,380    $ 752,849     $ 789,295
                                                          =========    =========     =========

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Accounts payable........................................  $  27,065    $  22,942     $  45,889
Accrued liabilities.....................................     10,385       20,177        13,878
Due to stockholder......................................      7,700        7,700         7,700
Notes payable to stockholder............................     67,789       67,789        67,789
Notes payable, other....................................    593,460      677,317       668,393
                                                          ---------    ---------     ---------
          Total liabilities.............................    706,399      795,925       803,649
Stockholders' deficiency:
  Common stock, $1 par value; 10,000 shares authorized,
     1,000 shares issued and outstanding................      1,000        1,000         1,000
  Accumulated deficit...................................    (94,019)     (44,076)      (15,354)
                                                          ---------    ---------     ---------
Total stockholders' deficiency..........................    (93,019)     (43,076)      (14,354)
                                                          ---------    ---------     ---------
Total liabilities and stockholders' deficiency..........  $ 613,380    $ 752,849     $ 789,295
                                                          =========    =========     =========

                            See accompanying notes.

                           MER-CAL ENTERPRISES, INC.
                             (DBA DUNCAN RENT-ALLS)

                            STATEMENTS OF OPERATIONS

                                                                            SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31             JUNE 30
                                          ------------------------------   -------------------
                                            1994       1995       1996       1996       1997
                                          --------   --------   --------   --------   --------
                                                                               (UNAUDITED)
Revenues:
  Rental revenue........................  $469,035   $540,477   $659,759   $322,103   $332,302
  Merchandise and rental equipment
     sales..............................   130,871    172,532    223,736    111,619     83,521
  Labor and other.......................    31,743     17,654     37,766     13,615     11,606
                                          --------   --------   --------   --------   --------
          Total revenues................   631,649    730,663    921,261    447,337    427,429
Cost of revenues:
  Rental equipment expense..............   123,612    125,643    124,564     89,023     28,432
  Rental equipment depreciation.........    68,299     96,561    130,357     65,179     83,660
  Cost of merchandise and rental
     equipment sales....................   146,829    180,845    209,124     98,763     78,611
  Direct operating expense..............   116,973    147,891    183,987     86,220     92,430
                                          --------   --------   --------   --------   --------
          Total cost of revenues........   455,713    550,940    648,032    339,185    283,133
                                          --------   --------   --------   --------   --------
Store contribution......................   175,936    179,723    273,229    108,152    144,296
Selling, general and administrative
  expense...............................   122,020    154,583    140,773     66,798     71,024
Depreciation, excluding rental equipment
  depreciation..........................    14,444     20,518     27,360     13,680     14,324
                                          --------   --------   --------   --------   --------
Operating income........................    39,472      4,622    105,096     27,674     58,948
Interest expense, stockholders..........     6,664      6,613      6,582      3,291      3,291
Interest expense, other.................    26,292     30,874     45,471     24,178     26,935
                                          --------   --------   --------   --------   --------
Net income (loss).......................  $  6,516   $(32,865)  $ 53,043   $    205   $ 28,722
                                          ========   ========   ========   ========   ========

                            See accompanying notes.

                           MER-CAL ENTERPRISES, INC.
                             (DBA DUNCAN RENT-ALLS)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                    COMMON STOCK                         TOTAL
                                                  ----------------    ACCUMULATED    STOCKHOLDERS'
                                                  SHARES    AMOUNT      DEFICIT       DEFICIENCY
                                                  ------    ------    -----------    -------------
Balance on January 1, 1994......................  1,000     $1,000     $(59,005)       $(58,005)
Distributions to stockholders...................     --        --        (1,900)         (1,900)
Net income......................................     --        --         6,516           6,516
                                                  -----     ------     --------        --------
Balance on December 31, 1994....................  1,000     1,000       (54,389)        (53,389)
Distributions to stockholders...................     --        --        (6,765)         (6,765)
Net loss........................................     --        --       (32,865)        (32,865)
                                                  -----     ------     --------        --------
Balance on December 31, 1995....................  1,000     1,000       (94,019)        (93,019)
Distributions to stockholders...................     --        --        (3,100)         (3,100)
Net income......................................     --        --        53,043          53,043
                                                  -----     ------     --------        --------
Balance on December 31, 1996....................  1,000     1,000       (44,076)        (43,076)
Net income (unaudited)..........................     --        --        28,722          28,722
                                                  -----     ------     --------        --------
Balance at June 30, 1997 (unaudited)............  1,000     $1,000     $(15,354)       $(14,354)
                                                  =====     ======     ========        ========

                            See accompanying notes.

                           MER-CAL ENTERPRISES, INC.
                             (DBA DUNCAN RENT-ALLS)

                            STATEMENTS OF CASH FLOWS

                                          YEAR ENDED DECEMBER 31         SIX MONTHS ENDED JUNE 30
                                     ---------------------------------   -------------------------
                                       1994        1995        1996         1996          1997
                                     ---------   ---------   ---------   -----------   -----------
                                                                                (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)..................  $   6,516   $ (32,865)  $  53,043     $     205     $  28,722
Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
  Depreciation.....................     82,743     117,079     157,717        78,859        97,984
  Changes in operating assets and
     liabilities:
     Accounts receivable...........    (20,628)     (9,754)      4,045          (603)      (14,820)
     Due from Duncan Rent-Alls of
       Ardmore.....................     (1,005)        (41)     (2,661)          (98)        1,611
     Merchandise inventories.......     (4,969)    (15,131)      1,163         4,238            --
     Accounts payable and accrued
       liabilities.................    (10,444)     20,352       5,669        13,041        16,648
     Due from stockholder..........      1,500          --          --            --            --
                                     ---------   ---------   ---------     ---------     ---------
Net cash provided by operating
  activities.......................     53,713      79,640     218,976        95,642       130,145
INVESTING ACTIVITIES
Purchase of rental equipment.......    (46,004)   (313,968)   (235,953)      (84,668)     (117,587)
Purchase of property and
  equipment........................    (33,234)         --     (59,024)      (50,009)           --
                                     ---------   ---------   ---------     ---------     ---------
Net cash used in investing
  activities.......................    (79,238)   (313,968)   (294,977)     (134,677)     (117,587)
FINANCING ACTIVITIES
Proceeds from notes payable,
  other............................    335,634     553,436     492,041        63,583        50,035
Payments on notes payable, other...   (318,181)   (304,842)   (408,184)      (32,910)      (58,959)
Proceeds from notes payable to
  stockholder......................     11,857          --          --            --            --
Payments on notes payable to
  stockholder......................         --        (583)         --            --            --
Distributions to stockholders......     (1,900)     (6,765)     (3,100)       (3,100)           --
                                     ---------   ---------   ---------     ---------     ---------
Net cash provided by (used in)
  financing activities.............     27,410     241,246      80,757        27,573        (8,924)
                                     ---------   ---------   ---------     ---------     ---------
Net increase (decrease) in cash....      1,885       6,918       4,756       (11,462)        3,634
Cash at beginning of period........     11,330      13,215      20,133        20,133        24,889
                                     ---------   ---------   ---------     ---------     ---------
Cash at end of period..............  $  13,215   $  20,133   $  24,889     $   8,671     $  28,523
                                     =========   =========   =========     =========     =========

                            See accompanying notes.

                           MER-CAL ENTERPRISES, INC.
                             (DBA DUNCAN RENT-ALLS)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 IS UNAUDITED)

1. ACCOUNTING POLICIES

BASIS OF PRESENTATION

     Mer-Cal Enterprises, Inc. (dba Duncan Rent-Alls) (the "Company"), an Oklahoma corporation, was formed on December 15, 1992. The Company is primarily involved in the short-term rental of general purpose construction equipment, and to a lesser extent, selling complementary parts and related merchandise. At December 31, 1996, the Company operated one store located in Duncan, Oklahoma.

     The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheets are presented on an unclassified basis.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Equipment rental revenue is recorded under the operating method. Equipment rentals in the statements of operations include revenue earned on equipment rentals, fuel sales, and rental equipment delivery fees. Revenue from the sale of parts, supplies, and equipment is recorded at the time of delivery or pickup by the customer. Seasonality impacts the Company's revenues which tend to be highest during the second and third quarters of the year and may cause operating income to vary from quarter to quarter.

ACCOUNTS RECEIVABLE

     The majority of the Company's business is on a credit basis. The Company extends credit to its commercial customers based on evaluations of their financial condition and generally no collateral is required. The Company operates almost exclusively in the Duncan, Oklahoma, area. The Company maintains reserves it believes adequate for potential credit losses. The Company's provision for doubtful accounts receivable was $9,731, $16,194 and $10,382 for the years ended December 31, 1994, 1995 and 1996.

RENTAL EQUIPMENT

     Rental equipment is recorded at cost. Rental equipment is depreciated on a straight-line basis over the estimated useful lives of the assets, which are typically seven years, with no salvage value.

     Ordinary maintenance and repair costs are charged to operations as incurred. Proceeds from disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from merchandise and rental equipment sales and cost of merchandise and rental equipment sales in the statements of operations, respectively.

                           MER-CAL ENTERPRISES, INC.
                             (DBA DUNCAN RENT-ALLS)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

PROPERTY AND EQUIPMENT

     Property and equipment purchased by the Company is recorded at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. The estimated useful lives for property and equipment range from five to ten years with no salvage value.

     Ordinary maintenance and repair costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in the statements of operations.

MERCHANDISE INVENTORIES

     Merchandise inventories consist principally of parts, tools, supplies and small- to medium-sized equipment for sale. All merchandise inventories are valued at the lower of cost or market using the specific identification method.

INCOME TAXES

     The Company has elected to be taxed under the Subchapter S provisions of the Internal Revenue Code. Accordingly, the Company's income or loss is included in the stockholders' individual income tax returns.

ADVERTISING COSTS

     Advertising costs are expensed as incurred. The Company incurred $4,339, $4,639 and $4,878 for the years ended December 31, 1994, 1995 and 1996.

INTERIM FINANCIAL STATEMENTS

     The accompanying balance sheet at June 30, 1997 and the statements of operations, stockholders' deficiency and cash flows for the three-month periods ended June 30, 1996 and 1997 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full year.

2. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                                  DECEMBER 31
                                                              --------------------
                                                                1995        1996
                                                              --------    --------
Vehicles....................................................  $ 29,447    $ 84,159
Leasehold improvements......................................    25,256      27,584
Furniture, fixtures and office equipment....................    13,626      15,610
Land and building...........................................    41,044      41,044
                                                              --------    --------
          Total.............................................   109,373     168,397
Less accumulated depreciation...............................    34,404      61,764
                                                              --------    --------
                                                              $ 74,969    $106,633
                                                              ========    ========

                           MER-CAL ENTERPRISES, INC.
                             (DBA DUNCAN RENT-ALLS)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3. NOTES PAYABLE

     Notes payable consist of the following:

                                                                  DECEMBER 31
                                                              --------------------
                                                                1995        1996
                                                              --------    --------
Notes payable to stockholder:
  Note payable to 51% stockholder of the Company, interest
     due monthly at a rate of 9%, due on demand.............  $ 29,239    $ 29,239
  Note payable to 51% stockholder of the Company, interest
     due monthly at a rate of 8.54%, due on demand..........    38,550      38,550
                                                              --------    --------
                                                              $ 67,789    $ 67,789
                                                              ========    ========

Notes payable, other:
  Note payable to bank, principal and interest payable
     monthly at bank's base float rate plus 1.25% (10.5% at
     December 31, 1996), matures March 1997.................  $ 14,507    $  9,691
  Note payable to bank, principal and interest payable
     monthly at 8.5%, matures November 2001.................        --      14,843
  Note payable to bank, principal and interest due monthly
     at 9.45%, matures December 1997........................    21,297      17,247
  Note payable to financing company, principal and interest
     payable monthly at 7.9%, matures January 2000..........    44,988      32,153
  Note payable to financing company, principal and interest
     payable monthly at 6.5%, matures August 1998...........     5,338       3,376
  Note payable to bank, principal and interest payable
     monthly at bank's adjusted prime plus .5% (9.85% at
     December 31, 1996), matures March 2000.................    52,785      43,071
  Note payable to bank, principal and interest payable
     monthly at 9.5%, matures May 2001......................        --      35,174
  Note payable to bank, principal and interest payable
     monthly at 9.5%, matures November 1996.................   250,000          --
  Note payable to bank, principal and interest payable
     monthly at 9.5%, matures November 1997.................        --     300,000
  Note payable to financing company, principal and interest
     due monthly at 9.9%, matures October 1999..............    29,856      22,221
  Note payable to financing company, principal and interest
     due monthly at 9.9%, matures October 1999..............    31,605      23,643
  Note payable to financing company, principal and interest
     due monthly at 10.5%, matures April 2000...............        --       5,776
  Note payable to financing company, principal and interest
     due monthly at 10.5%, matures November 2000............        --       5,361
  Note payable to financing company, principal and interest
     due monthly at 12.25%, matures August 2001.............        --      46,255
  Note payable to financing company, principal and interest
     due monthly at 10.9%, matures August 2000..............    49,666      40,555
  Note payable to financing company, principal and interest
     due monthly at 10.9%, matures July 1999................        --      12,345

                           MER-CAL ENTERPRISES, INC.
                             (DBA DUNCAN RENT-ALLS)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                                                                  DECEMBER 31
                                                              --------------------
                                                                1995        1996
                                                              --------    --------
  Note payable to financing company, principal and interest
     due monthly at 10.25%, matures February 2002...........  $     --    $ 36,658
  Note payable to financing company, principal and interest
     due monthly at 10.9%, matures May 1996.................     1,968          --
  Note payable to financing company, principal and interest
     due monthly at 10.24%, matures December 1998...........    13,968       9,389
  Note payable to financing company, principal and interest
     due monthly at 10.76%, matures November 1995...........     3,270          --
  Note payable to financing company, principal and interest
     due monthly at 12.48%, matures July 1998...............     9,930      19,559
  Note payable to bank, principal and interest due monthly
     at 8.5%, matures April 1999............................    11,786          --
  Note payable to financing company, principal and interest
     due monthly at 10.5%, matures April 1998...............     2,851          --
  Note payable to financing company, principal and interest
     due monthly at 7.99%, matures December 1999............    23,877          --
  Note payable to financing company, principal and interest
     due monthly at 9.18%, matures March 1998...............    20,556          --
  Note payable to financing company, principal and interest
     due monthly at 13.21%, matures June 1996...............     5,212          --
                                                              --------    --------
                                                              $593,460    $677,317
                                                              ========    ========

     Substantially all of the Company's assets are pledged as collateral under these note payable agreements.

     Cash paid for interest approximates interest expense for the years ended December 31, 1994, 1995 and 1996.

     Maturities of debt, including debt due to stockholder, are as follows at December 31, 1996:


1997......................................................  $466,503
1998......................................................   111,179
1999......................................................    78,308
2000......................................................    40,075
2001......................................................    43,015
Thereafter................................................     6,026
                                                            --------
                                                            $745,106
                                                            ========

4. RELATED PARTY TRANSACTIONS

     The Company leases its primary facility from its stockholders on a month-to-month basis. The rental expense to related parties included in the statements of operations was $9,600, $12,000 and $18,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

     The Company also periodically receives and advances funds to its stockholders in addition to the notes payable described in Note 3 above. The Company has also sold and rented equipment to an

                           MER-CAL ENTERPRISES, INC.
                             (DBA DUNCAN RENT-ALLS)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

affiliated entity, Duncan Rent-Alls of Ardmore, which is owned by some of the stockholders of the Company.

5. SUBSEQUENT EVENTS

     On July 30, 1997, substantially all of the Company's net assets were acquired by RentX Industries, Inc. ("RentX") in an asset purchase agreement (the "Agreement").

     On May 14, 1997, the Company received proceeds pursuant to a note payable agreement with a bank of $50,035. The note payable matures on July 14, 1997 and accrues interest at a rate of 9.36%.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Redi Rentals, Inc.

     We have audited the accompanying balance sheets of Redi Rentals, Inc. (the "Company") as of May 31, 1996 and 1997, and the related statements of operations, stockholders' equity, and cash flows for the years ended May 31, 1995, 1996 and 1997. These financial statements are the responsibility of Redi Rentals, Inc. management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Redi Rentals, Inc. at May 31, 1996 and 1997, and the results of its operations and its cash flows for years ended May 31, 1995, 1996 and 1997, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Denver, Colorado
August 8, 1997

                               REDI RENTALS, INC.

                                 BALANCE SHEETS

                                     ASSETS


                                                                     MAY 31
                                                             -----------------------   AUGUST 31,
                                                                1996         1997         1997
                                                             ----------   ----------   -----------
                                                                                       (UNAUDITED)
Cash.......................................................  $  105,406   $  338,111   $  729,947
Accounts receivable, net of allowance for doubtful accounts
  of $11,570 and $14,324 at May 31, 1996 and 1997,
  respectively and $14,324 at August 31, 1997..............     334,202      394,894      375,643
Merchandise inventories....................................     188,152      148,562      131,140
Rental equipment, net of accumulated depreciation of
  $607,016 and $797,854 at May 31, 1996 and 1997,
  respectively and $885,083 at August 31, 1997.............   1,030,999      918,538      820,010
Property and equipment, net of accumulated depreciation of
  $142,629 and $190,791 at May 31, 1996 and 1997,
  respectively and $209,810 at August 31, 1997.............     332,976      259,479      260,518
Cash surrender value of life insurance.....................      80,128       90,929       90,929
Prepaid expenses...........................................      30,409       12,913       16,413
Other assets...............................................       6,762        9,262        9,262
                                                             ----------   ----------   ----------
          Total assets.....................................  $2,109,034   $2,172,688   $2,433,862
                                                             ==========   ==========   ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable...........................................  $   55,792   $   85,949   $   64,934
Payroll and other accrued expenses.........................     100,213      107,504      227,555
Notes payable..............................................     212,570      187,886      168,072
Notes payable to related parties...........................     129,577       92,508       88,904
Deferred tax liability.....................................     261,226      282,803      282,803
                                                             ----------   ----------   ----------
          Total liabilities................................     759,378      756,650      832,268

Commitments and contingencies

Stockholders' equity:
  Common Stock, 2,000 no par value shares authorized, 1,200
     shares issued and outstanding.........................      11,999       11,999       11,999
  Retained earnings........................................   1,337,657    1,404,039    1,589,595
                                                             ----------   ----------   ----------
          Total stockholders' equity.......................   1,349,656    1,416,038    1,601,594
                                                             ----------   ----------   ----------
          Total liabilities and stockholders' equity.......  $2,109,034   $2,172,688   $2,433,862
                                                             ==========   ==========   ==========


                            See accompanying notes.

                               REDI RENTALS, INC.

                            STATEMENTS OF OPERATIONS


                                                                                   THREE MONTHS
                                                YEAR ENDED MAY 31                ENDED AUGUST 31,
                                       ------------------------------------   -----------------------
                                          1995         1996         1997         1996         1997
                                       ----------   ----------   ----------   ----------   ----------
                                                                                    (UNAUDITED)
Revenues:
  Rental revenue.....................  $2,983,841   $3,315,876   $3,541,651   $1,086,050   $1,096,395
  Sale of merchandise and rental
     equipment.......................     508,627      451,991      532,430      124,598      152,458
  Other income.......................      10,729       16,237       15,978        1,629        3,149
                                       ----------   ----------   ----------   ----------   ----------
          Total revenues.............   3,503,197    3,784,104    4,090,059    1,212,277    1,252,002
Cost of revenues:
  Rental equipment expense...........     202,507      233,899      243,246       62,245       61,850
  Rental equipment depreciation......     269,815      283,158      348,021       69,252       87,229
  Cost of merchandise and rental
     equipment sales.................     363,728      331,462      417,937       91,330      119,680
  Direct operating expense...........   1,850,649    2,075,342    2,186,175      543,765      543,181
                                       ----------   ----------   ----------   ----------   ----------
          Total cost of revenues.....   2,686,699    2,923,861    3,195,379      766,592      811,940
                                       ----------   ----------   ----------   ----------   ----------
Store contribution...................     816,498      860,243      894,680      445,685      440,062
  Selling, general and administrative
     expense.........................     534,228      655,107      691,326      121,217      117,822
  Depreciation, excluding rental
     equipment depreciation..........      79,660       72,754       75,995       17,748       19,019
                                       ----------   ----------   ----------   ----------   ----------
Operating income.....................     202,610      132,382      127,359      306,720      303,221
Interest expense, related parties....          --        8,142       10,544        1,130        3,146
Interest expense, other..............      21,684       16,740       10,678        2,322        3,185
                                       ----------   ----------   ----------   ----------   ----------
Income before income tax.............     180,926      107,500      106,137      303,268      296,890
Provision for income taxes...........      80,916       38,280       39,755      113,726      111,334
                                       ----------   ----------   ----------   ----------   ----------
Net income...........................  $  100,010   $   69,220   $   66,382   $  189,542   $  185,556
                                       ==========   ==========   ==========   ==========   ==========


                            See accompanying notes.

                               REDI RENTALS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                                    COMMON STOCK                         TOTAL
                                                  -----------------     RETAINED     STOCKHOLDERS'
                                                  SHARES    AMOUNT      EARNINGS        EQUITY
                                                  ------    -------    ----------    -------------
Balance at May 31, 1994.........................  1,200     $11,999    $1,168,427     $1,180,426
Net Income......................................     --          --       100,010        100,010
                                                  -----     -------    ----------     ----------
Balance at May 31, 1995.........................  1,200      11,999     1,268,437      1,280,436
Net Income......................................     --          --        69,220         69,220
                                                  -----     -------    ----------     ----------
Balance at May 31, 1996.........................  1,200      11,999     1,337,657      1,349,656
Net Income......................................     --          --        66,382         66,382
                                                  -----     -------    ----------     ----------
Balance at May 31, 1997.........................  1,200      11,999     1,404,039      1,416,038
Net Income (unaudited)..........................     --          --       185,556        185,556
                                                  -----     -------    ----------     ----------
Balance at August 31, 1997 (unaudited)..........  1,200     $11,999    $1,589,595     $1,601,594
                                                  =====     =======    ==========     ==========


                            See accompanying notes.

                               REDI RENTALS, INC.

                            STATEMENTS OF CASH FLOWS


                                                                              THREE MONTHS
                                            YEAR ENDED MAY 31               ENDED AUGUST 31
                                   -----------------------------------    --------------------
                                     1995         1996         1997         1996        1997
                                   ---------    ---------    ---------    --------    --------
                                                                              (UNAUDITED)
OPERATING ACTIVITIES
Net income.......................  $ 100,010    $  69,220    $  66,382    $189,542    $185,556
Adjustments to reconcile net
  income to net cash provided by
  operating activities:
  Depreciation...................    349,475      355,912      424,016      87,000     106,248
  Loss on sale/disposal of rental
     equipment...................     60,631           --       15,071          --          --
  Deferred taxes.................     60,838       23,063       21,577          --          --
  Changes in operating assets and
     liabilities:
     Accounts receivable.........   (104,502)      18,926      (60,692)     16,051      19,251
     Prepaid expenses............     (2,720)     (25,189)      17,496      14,496      (3,500)
     Cash surrender value of life
       insurance.................     (8,759)     (11,532)     (10,801)         (2)         --
     Other assets................     (1,750)      (3,050)      (2,500)       (637)         --
     Merchandise inventories.....    (43,693)     (19,403)      39,590     (19,051)     17,422
     Accounts payable............    (95,771)      (2,820)      30,157     (33,292)    (21,015)
     Payroll and other accrued
       expenses..................     (6,124)      31,064        7,291      97,411     120,051
                                   ---------    ---------    ---------    --------    --------
Net cash provided by operating
  activities.....................    307,635      436,191      547,587     351,518     424,013

INVESTING ACTIVITIES
Purchases of rental equipment....   (326,342)    (524,515)    (250,631)    (31,538)     (7,720)
Purchases of property and
  equipment......................   (218,228)     (55,884)      (2,498)     (2,505)     (1,039)
                                   ---------    ---------    ---------    --------    --------
Net cash used in investing
  activities.....................   (544,570)    (580,399)    (253,129)    (34,043)     (8,759)

FINANCING ACTIVITIES
Borrowings on bank debt and notes
  payable........................    180,246      275,797      274,374          --          --
Payments on bank debt and notes
  payable........................    (87,332)    (224,991)    (336,127)    (28,722)    (23,418)
                                   ---------    ---------    ---------    --------    --------
Net cash provided by (used in)
  financing activities...........     92,914       50,806      (61,753)    (28,722)    (23,418)
                                   ---------    ---------    ---------    --------    --------
Net (decrease) increase in
  cash...........................   (144,021)     (93,402)     232,705     288,753     391,836
Cash at beginning of period......    342,829      198,808      105,406     105,406     338,111
                                   ---------    ---------    ---------    --------    --------
Cash at end of period............  $ 198,808    $ 105,406    $ 338,111    $394,159    $729,947
                                   =========    =========    =========    ========    ========
SUPPLEMENTAL CASH FLOW
  INFORMATION
Interest paid....................  $  21,684    $  24,882    $  21,222    $  3,452    $  6,331
Income taxes paid................     18,000       18,000       12,000          --          --


                            See accompanying notes.

                               REDI RENTALS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  MAY 31, 1997

1. ACCOUNTING POLICIES

BASIS OF PRESENTATION

     Redi Rentals, Inc. (the "Company"), a C corporation, was formed in 1974. The Company is primarily involved in the short-term rental of general purpose construction equipment, and to a lesser extent, the short-term rental of special event equipment and the sale of complementary parts, merchandise, and new and used equipment to commercial and residential construction, industrial and homeowner customers. The Company operates one equipment rental facility located in Tennessee.

     The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheets are presented on an unclassified basis.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Equipment rental revenue is recorded under the operating method. Rental income in the statements of operations includes revenue earned on equipment rentals. The sale of parts, supplies, and equipment are recorded at the time of delivery or pick-up by the customer.

CREDIT POLICY

     The Company extends credit to its commercial customers based on evaluations of their financial condition and generally no collateral is required. Invoices are generated when a piece of rental equipment is returned by the customer or in any event after 30 days. The Company maintains reserves it believes adequate for potential credit losses.

RENTAL EQUIPMENT

     Rental equipment purchased by the Company is recorded at cost. Rental equipment is depreciated on a straight-line basis over estimated lives of three to seven years to a salvage value of zero.

     Ordinary maintenance and repair costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of rental equipment sales in the statement of operations.

PROPERTY AND EQUIPMENT

     Property and equipment purchased by the Company is recorded at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of three to ten years to a salvage value of zero.

     The estimated useful lives for property and equipment range from 3 to 10 years for vehicles, delivery and yard equipment, fixtures and leasehold improvements.

                               REDI RENTALS, INC.

     Ordinary maintenance and repair costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

MERCHANDISE INVENTORIES


     The Company maintains an inventory of small, purchased equipment and costumes available for sale or rental to its customers. All inventories are valued at the lower of cost or market (first-in, first-out).


INCOME TAXES

     The Company utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Standards No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in the years in which the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not of realization in future periods.

ADOPTION OF NEW ACCOUNTING PRONOUNCEMENT

     In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("Statement No. 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement No. 121 for the year ended May 31, 1996. There were no impairment losses recorded as a result of the adoption of Statement No. 121.

CONCENTRATIONS OF CREDIT RISK

     The Company's primary financial instrument that is potentially subject to significant concentrations of credit risk is trade accounts receivable. The concentration of credit risk is subject to the economic conditions and construction activity in its geographic area of eastern Tennessee.


INTERIM FINANCIAL STATEMENTS



     The accompanying balance sheet at August 31, 1997 and the statements of operations, stockholders' equity and cash flows for the three-month periods ended August 31, 1996 and 1997 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. Due to seasonal variations in the Company's business, the results of operations for such interim periods are not necessarily indicative of results for the full year.

                               REDI RENTALS, INC.

2. NOTES PAYABLE

     Notes payable consist of the following at May 31:

                                                                1996        1997
                                                              --------    --------
Note payable, secured by specific rental equipment, interest
  payable at 8.25%, due May 1999............................  $ 40,067    $ 27,767
Note payable, secured by specific rental equipment, interest
  payable at 8.25%, due December 1999.......................        --      44,273
Note payable, secured by specific rental equipment, interest
  payable at 6.9%, due May 1998.............................    16,832       8,327
Note payable, secured by specific rental equipment, interest
  payable at 6.9%, due May 1997.............................     5,213          --
Note payable, secured by specific rental equipment, interest
  payable at 6.9%, due June 1998............................    18,233       9,807
Note payable, secured by specific rental equipment, interest
  payable at 6.9%, due September 1997.......................     6,810          --
Note payable, secured by specific rental equipment, interest
  payable at 6.9%, due September 1997.......................     6,886       1,656
Note payable, secured by specific rental equipment, interest
  payable at 7.9%, due April 1997...........................     6,532          --
Note payable, secured by specific rental equipment, interest
  payable at 7.9%, due April 1997...........................     6,532          --
Note payable, secured by specific rental equipment, interest
  payable at 7.9%, due April 1997...........................     5,834          --
Note payable, secured by specific rental equipment, interest
  payable at 7.9%, due November 1999........................    28,286      20,780
Note payable, secured by specific rental equipment, interest
  payable at 7.9%, due March 2000...........................    31,763      24,191
Note payable, secured by specific rental equipment, interest
  payable at 4.9%, due June 1999............................    21,200      14,475
Note payable, secured by specific rental equipment, interest
  payable at 5.9%, due April 2000...........................        --      17,126
Note payable, taken on an insurance policy, interest payable
  at 6.0%...................................................    18,382      19,484
                                                              --------    --------
                                                              $212,570    $187,886
                                                              ========    ========

     Maturities of notes payable are as follows at May 31, 1997:

1998....................................................    $ 96,457
1999....................................................      62,146
2000....................................................      29,283
                                                            --------
                                                            $187,886
                                                            ========

3. EMPLOYEE BENEFIT PLANS

     The Company sponsors a defined contribution 401(k) retirement plan (the
Plan) which is subject to the provisions of ERISA. The plan was implemented in June 1995. The Company recognized expense of $6,020 and $8,937 for the years ended May 31, 1996 and 1997 respectively.

                               REDI RENTALS, INC.

4. COMMITMENTS AND CONTINGENCIES

LEGAL MATTERS

     The Company is party to legal proceedings and potential claims arising in the ordinary course of its business. In the opinion of management, the Company has adequate legal defense, reserves or insurance coverage with respect to these matters so that the ultimate resolution will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

5. INCOME TAXES

     Deferred tax assets and liabilities are computed based on temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in deferred tax assets or liabilities from period to period.

     Deferred tax assets and liabilities are as follows:

                                                                      MAY 31
                                                              ----------------------
                                                                1996         1997
                                                              ---------    ---------
Deferred tax liabilities:
  Depreciation..............................................  $(127,545)   $(149,675)
  Accounts receivable.......................................   (138,309)    (163,687)
                                                              ---------    ---------
                                                               (265,854)    (313,362)
Deferred tax assets:
  Allowance for doubtful accounts...........................      4,628        5,730
  Accounts payable..........................................         --       24,829
                                                              ---------    ---------
                                                                  4,628       30,559
                                                              ---------    ---------
Net deferred tax liability..................................  $(261,226)   $(282,803)
                                                              =========    =========

     Significant components of the provisions for income taxes are as follows:

                                                              YEAR ENDED MAY 31
                                                        -----------------------------
                                                         1995       1996       1997
                                                        -------    -------    -------
Income tax expense:
  Current............................................   $20,078    $15,217    $18,178
  Deferred...........................................    60,838     23,063     21,577
                                                        -------    -------    -------
Total income tax expense.............................   $80,916    $38,280    $39,755
                                                        =======    =======    =======

     The reconciliation of income tax attributable to operations computed at the U.S. federal statutory tax rates to income tax expense, (benefit) is:

                                                             YEAR ENDED MAY 31
                                                      -------------------------------
                                                       1995        1996        1997
                                                      -------    --------    --------
Tax provision at U.S. statutory rates..............   $58,252    $ 33,551    $ 32,881
Effects of graduated income tax rates..............    (8,184)    (11,750)    (11,750)
State income taxes.................................    13,924       7,869       7,951
Other..............................................    16,924       8,610      10,673
                                                      -------    --------    --------
                                                      $80,916    $ 38,280    $ 39,755
                                                      =======    ========    ========

                               REDI RENTALS, INC.

6. RELATED PARTY TRANSACTIONS

DEBT OBLIGATIONS

     The majority stockholder of the Company loaned $148,348 to the Company in August 1995. The proceeds of the loan were used to relieve the balance owed on the Company's letter of credit with a bank. Debt obligations owed to related parties consist of the following at May 31:

                                                                1996       1997
                                                              --------    -------
Note payable, unsecured, interest payable at 7.75%,
  due on demand.............................................  $129,577    $92,508

     The Company incurred and paid interest on related party notes of $0, $8,142 and $10,544 for the years ended May 31, 1995, 1996 and 1997, respectively.

LEASE COMMITMENTS

     The Company leases its facility from the majority stockholder of the Company. The lease expires in 2013. The rental expense to related parties included in the statements of operations was $223,531, $229,036 and $235,795 for the years ended May 31, 1995, 1996 and 1997, respectively.

     Future yearly lease commitments are derived based on the greater of 7% of the prior year's gross sales in the lease year, $146,400 adjusted by the change in the consumer price index since June 1992, or prior years' basis rent. For fiscal year 1998, the Company has rental commitments totaling approximately $234,000. The rental commitments for fiscal years 1999 through 2013 cannot yet be determined.

7. ADVERTISING COSTS

     The Company expenses advertising costs as they are incurred. The advertising expense included in the statements of income was $68,433, $89,331 and $77,913 for the years ended May 31, 1995, 1996 and 1997, respectively.

8. SUBSEQUENT EVENT

     On July 15, 1997, the stockholders of the Company entered into a letter of intent to sell all of the Company's outstanding stock to RentX Industries, Inc.

INSIDE BACK COVER:


An architectural rendering of a prototype Rent X store and map of stores in United States.

                                   RentX Logo

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all costs and expenses, other than the underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Stock being registered hereby. All the amounts shown are estimates, except for the Commission Registration Fee and NASD Filing Fee.


Commission Registration Fee.................................  $   13,069
NASD Filing Fee.............................................       4,333
Nasdaq National Market Listing Fees.........................      24,500
Accounting Fees and Expenses................................   1,150,000
Legal Fees and Expenses (other than Blue Sky)...............     175,000
Blue Sky Fees and Expenses..................................       5,000
Printing and Engraving Expenses.............................     300,000
Transfer Agent Fees and Expenses............................       5,000
Directors and Officers Insurance Premium for Offering.......     100,000
Miscellaneous Expenses......................................      23,098
                                                              ----------
          Total.............................................  $1,800,000
                                                              ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law") gives Delaware corporations broad powers to indemnify their present and former directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, gives a director or officer who successfully defends an action the right to be so indemnified; and permits a corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or otherwise.

     As permitted by Section 145 of the Delaware Corporation Law, Article 8 of the Certificate of Incorporation and Article VI of the Bylaws of the Company provide for the indemnification by the Company of its directors, officers, employees and agents against liabilities and expenses incurred in connection with actions, suits or proceeds brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents.

     Article 7 of the Company's Certificate of Incorporation, which is incorporated by reference in this Registration Statement, provides that to the fullest extent permitted by the Delaware Corporation Law as the same exists or may hereafter be amended, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     The Company has entered into, or intends to enter into, agreements to indemnify its directors and executive officers in addition to the indemnification provided for in the Certificate of Incorporation and Bylaws. These agreements, among other things, will indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees), and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer of the Company to the fullest extent permitted by applicable law.

     Policies of insurance may be obtained and maintained by the Company under which its directors and officers will be insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

     Reference is also made to Section 8 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities, and Section 7 of the Registration Rights Agreement contained in Exhibit 10.5 hereto, indemnifying certain of the Registrant's stockholders, including controlling stockholders, and the officers and directors, against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following table and text specifies securities sold by the Registrant since inception which were not registered under the Securities Act of 1933, the date of each sale, the title and amount of securities sold, and the nature and aggregate amount of consideration received by the issuer in connection with each sale.


                                                             NUMBER OF
                     TITLE OF                   NUMBER OF    SHARES AS
       DATE         SECURITIES  CONSIDERATION    SHARES      CONVERTED                 PURCHASER
       ----         ----------  -------------   ---------    ---------                 ---------
March 7, 1996       Class A      $      500       1,000(1)       1,000   BACE Investments, LLC
                    Common
May 15, 1996        Series B     $  200,000         200      1,810,538   BACE Investments, LLC
                    Preferred
May 15, 1996        Series A     $2,510,000       2,510        502,000   Mesirow Capital Partners VI
                    Preferred
May 15, 1996        Series A     $2,510,000       2,510        502,000   The Edgewater Private Equity Fund II,
                    Preferred                                              L.P.
May 29, 1996        Series A     $1,277,000       1,277        255,400   Trustees of Grinnell College
                    Preferred
May 29, 1996        Series A     $  200,000         200         40,000   Larry W. Davidson and Maureen C.
                    Preferred                                              Davidson
May 29, 1996        Series A     $  300,000         300         60,000   George A. Evans and Marilyn J. Evans
                    Preferred
May 29, 1996        Series A     $   60,000          60         12,000   Gary J. Kulesza
                    Preferred
May 29, 1996        Series A     $   50,000          50         10,000   Charles D. Greenidge
                    Preferred
August 2, 1996      Series A     $  340,000         340         68,000   Trustees of Grinnell College
                    Preferred
August 2, 1996      Series A     $1,000,000       1,000        200,000   Inroads Capital Partners, L.P.
                    Preferred
November 1, 1996    Series A     $  675,000         675        135,000   Trustees of Grinnell College
                    Preferred

                                                             NUMBER OF
                     TITLE OF                   NUMBER OF    SHARES AS
       DATE         SECURITIES  CONSIDERATION    SHARES      CONVERTED                 PURCHASER
       ----         ----------  -------------   ---------    ---------                 ---------
November 1, 1996    Series A     $  465,000         465         93,000   Inroads Capital Partners, L.P.
                    Preferred
December 20, 1996   Series A     $  206,000         206         41,200   Inroads Capital Partners, L.P.
                    Preferred
January 6, 1997     Series A     $  271,000         271         54,200   Trustees of Grinnell College
                    Preferred
January 31, 1997    Series A     $   43,000          43          8,600   The Edgewater Private Equity Fund II,
                    Preferred                                              L.P.
January 31, 1997    Series A     $   43,000          43          8,600   Mesirow Capital Partners VI
                    Preferred
February 14, 1997   Series A     $  451,000         451         90,200   Mesirow Capital Partners VI
                    Preferred
February 14, 1997   Series A     $  451,000         451         90,200   The Edgewater Private Equity Fund II,
                    Preferred                                              L.P.
February 14, 1997   Series A     $  358,000         358         71,600   Trustees of Grinnell College
                    Preferred
February 14, 1997   Series A     $  332,000         332         66,400   Inroads Capital Partners, L.P.
                    Preferred
February 14, 1997   Series A     $  250,000         250         50,000   Arnold A. Bernstein
                    Preferred
March 14, 1997      Series A     $  200,000         200         40,000   Lawrence R. Redwine
                    Preferred
March 14, 1997      Series A     $  439,000         439         87,800   Trustees of Grinnell College
                    Preferred
March 14, 1997      Series A     $  355,000         355         71,000   The Edgewater Private Equity Fund II,
                    Preferred                                              L.P.
March 14, 1997      Series A     $  355,000         355         71,000   Mesirow Capital Partners VI
                    Preferred
March 14, 1997      Series A     $  315,000         315         63,000   Inroads Capital Partners, L.P.
                    Preferred
March 14, 1997      Series A     $  170,000         170         34,000   John H. Hays
                    Preferred
April 21, 1997      Series A     $  208,000         208         41,600   Inroads Capital Partners, L.P.
                    Preferred
April 21, 1997      Series A     $  301,000         301         60,200   Mesirow Capital Partners VI
                    Preferred
April 21, 1997      Series A     $  301,000         301         60,200   The Edgewater Private Equity Fund II,
                    Preferred                                              L.P
April 21, 1997      Series A     $  300,000         300         60,000   Trustees of Grinnell College
                    Preferred
May 19, 1997        Series A     $   40,000          40          8,000   Gary J. Kulesza
                    Preferred
May 19, 1997        Series A     $  200,000         200         40,000   Norman C. Kiser
                    Preferred
May 19, 1997        Series A     $  100,000         100         20,000   Richard H. Baldwin
                    Preferred
May 19, 1997        Series A     $  200,000         200         40,000   Jeffrey A. Eide
                    Preferred
May 19, 1997        Series A     $  125,000         125         25,000   Thomas D. Nugent
                    Preferred

                                                             NUMBER OF
                     TITLE OF                   NUMBER OF    SHARES AS
       DATE         SECURITIES  CONSIDERATION    SHARES      CONVERTED                 PURCHASER
       ----         ----------  -------------   ---------    ---------                 ---------
May 19, 1997        Series A     $  100,000         100         20,000   Charles E. Baker
                    Preferred
May 22, 1997        Series A     $  142,000         142         28,400   Mesirow Capital Partners
                    Preferred
May 22, 1997        Series A     $  142,000         142         28,400   The Edgewater Private Equity Fund II,
                    Preferred                                              L.P.
May 22, 1997        Series A     $  142,000         142         28,400   Trustees of Grinnell College
                    Preferred
May 22, 1997        Series A     $   99,000          99         19,800   Inroads Capital Partners, L.P.
                    Preferred
June 9, 1997        Series A     $  200,000         200         40,000   Hershel A. Manning
                    Preferred
June 26, 1997       Series A     $  263,000         263         52,600   Mesirow Capital Partners VI
                    Preferred
June 26, 1997       Series A     $  263,000         263         52,600   The Edgewater Private Equity Fund II,
                    Preferred                                              L.P.
June 26, 1997       Series A     $  263,000         263         52,600   Trustees of Grinnell College
                    Preferred
June 26, 1997       Series A     $  180,000         180         36,000   Inroads Capital Partners, L.P.
                    Preferred
June 26, 1997       Series C     $  813,000         813        127,771   Mesirow Capital Partners VI
                    Preferred
June 26, 1997       Series C     $  813,000         813        127,771   The Edgewater Private Equity Fund II,
                    Preferred                                              L.P.
June 26, 1997       Series C     $  813,000         813        127,771   Trustees of Grinnell College
                    Preferred
June 26, 1997       Series C     $  561,000         561         88,167   Inroads Capital Partners, L.P.
                    Preferred
                                                             ---------
                                                             5,722,018
                                                             =========


---------------

(1) Adjusted for subsequent stock splits.

     The following table specifies stock options with respect to Class B Common Stock granted by the Registrant to employees as part of the consideration for their agreement to become employees of the Registrant, the date of each grant, the number of shares of Class B Common Stock subject to each grant and the name of each optionee.

                                                                EXERCISE
                                                   NUMBER OF    PRICE PER
                      DATE                          SHARES        SHARE           OPTIONEE
                      ----                         ---------    ---------         --------
November 11, 1996................................   38,462        $0.15      Arnold A. Bernstein
November 11, 1996................................   64,984        $8.00      Arnold A. Bernstein
April 1, 1996....................................   19,231        $0.10      Gary J. Kulesza
April 1, 1996....................................   32,532        $8.00      Gary J. Kulesza
May 19, 1997.....................................   40,000        $7.00      Thomas D. Nugent
January 31, 1997.................................    4,808        $1.00      Charles E. Baker
April 14, 1997...................................    2,500        $1.00      Stephen T. Carlson
August 4, 1997...................................    1,450        $8.00      James Conley
September 2, 1997................................    1,500        $8.00      Darcy Erickson

     Each sale of securities described above was made in reliance on the exemptions from registration contained in Section 4(2) of the Securities Act of 1933 for transactions not involving any public offering, except that transactions involving the Stock Option Plans, were carried out in reliance upon Rule 701 of the Securities Act of 1933. The recipients in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof.

ITEM 16. EXHIBITS

     (a) Exhibits


        EXHIBITS                                 DESCRIPTION
        --------                                 -----------
          1.1            -- Form of Underwriting Agreement++
          3.1            -- Amended and Restated Certificate of Incorporation of the
                            Company+
          3.2            -- Amended and Restated Bylaws of the Company+
          5.1            -- Opinion of Sherman & Howard L.L.C. as to the validity of the securities being registered hereby++
         10.1            -- Credit Agreement dated as of May 15, 1996 among RentX
                            Industries, Inc., Harris Trust and Savings Bank and the
                            Lenders Party Thereto, as amended by a First Amendment
                            thereto dated October 28, 1996, a Second Amendment
                            thereto dated April 16, 1997 and a Third Amendment
                            thereto dated August 25, 1997+
         10.2            -- Consulting Agreement effective as of May 1, 1997, between
                            BACE Industries, LLC and RentX Industries, Inc., as
                            amended by First Amendment to Consulting Agreement dated
                            August 1, 1997+
         10.3            -- Investment Agreement dated as of May 15, 1996, among
                            RentX Industries, Inc., Mesirow Capital Partners VI, The
                            Edgewater Private Equity Fund II, L.P., and BACE
                            Investments, LLC, as amended by Amendment No. 1 effective
                            as of August 2, 1996, by Amendment No. 2 effective as of
                            December 19, 1996, Amendment No. 3, effective as of March
                            11, 1997, Amendment No. 4 effective as of May 19, 1997,
                            Amendment No. 5 effective as of June 26, 1997, and
                            Amendment No. 6 effective as of September 19, 1997+
         10.4            -- Stockholders Agreement dated as of May 15, 1996, among
                            RentX Industries, Inc., Mesirow Capital Partners VI, The
                            Edgewater Private Equity Fund II, L.P., BACE Investments,
                            LLC, Richard M. Tyler and Craig J. Zoellner, as amended
                            by Amendment No. 1 thereto dated as of May 15, 1996, by
                            Amendment No. 2 thereto effective as of June 9, 1997, by
                            Amendment No. 3 thereto effective as of June 26, 1997,
                            and by Amendment No. 4 thereto effective as of September
                            19, 1997+
         10.5            -- Registration Rights Agreement dated as of May 15, 1996, among RentX Industries, Inc., Mesirow Capital Partners
                            VI, The Edgewater Private Equity Fund II, L.P., and BACE
                            Investments, LLC, as amended by Amendment No. 1 thereto
                            dated June 26, 1997+
         10.6            -- Asset Purchase Agreement dated as of May 15, 1996 between
                            RentX Industries, Inc., and Zodiac Rentals, Inc., Zodiac
                            Rentals III, Inc., George A. Evans, Marilyn J. Evans,
                            Maureen C. Davidson and Larry W. Davidson+
         10.7            -- Stock Purchase Agreement dated as of May 29, 1996 between
                            RentX Industries, Inc., and Milton L. Neumann and Alice
                            E. Neumann, and Milt and Alice Neumann, Cheryl L.
                            Kettrick and Steven E. Neumann+
         10.8            -- Asset Purchase Agreement dated as of August 2, 1996
                            between RentX Industries, Inc., and Rifle Rentals, Inc.,
                            Rental Country U.S.A., Inc., G.R.M. Company, Inc., Rocky
                            Mountain Rentals, Inc., Glen R. Miller and Elizabeth
                            Miller+
         10.9            -- Asset Purchase Agreement dated as of November 1, 1996
                            between RentX Industries, Inc., and U-Rent, Inc.,
                            Lawrence R. Redwine and John P. Redwine+
         10.10           -- Asset Purchase Agreement dated as of December 17, 1996
                            between RentX Industries, Inc., and U-Do-It Rental
                            Centers, Inc., Charles E. Campbell, CAAR Partnership,
                            Scott W. Arnone and Lori K. Arnone+

        EXHIBITS                                 DESCRIPTION
        --------                                 -----------
         10.11           -- Asset Purchase Agreement dated as of January 31, 1997
                            between RentX Industries, Inc., and Rifle Rentals, Inc.,
                            Rental Country U.S.A., Inc., G.R.M. Company, Inc., Rocky
                            Mountain Rentals, Inc., Glen R. Miller and Elizabeth
                            Miller, as amended+
         10.12           -- Asset Purchase Agreement dated as of February 14, 1997
                            between RentX Industries, Inc., and Hays Rental & Sales
                            of El Dorado, Inc., Hays Rental & Sales of Hot Springs,
                            Inc., Magnolia, Inc., Camden, Inc., and Arkadelphia,
                            Inc., Hays Leasing, Inc. and John H. Hays+
         10.13           -- Asset Purchase Agreement dated as of March 14, 1997
                            between RentX Industries, Inc., and CVR, Inc., Norman C.
                            Kiser, Richard H. Baldwin, Daniel C. Showalter and Tracy
                            C. Smith+
         10.14           -- Purchase Agreement dated as of April 14, 1997 between
                            RentX Industries, Inc., and Irwin R. Scott, Carol J.
                            Scott and Jeffrey Eide+
         10.15           -- Purchase Agreement dated as of May 19, 1997 between RentX
                            Industries, Inc., and Hershel A. Manning and Carolyn W.
                            Manning+
         10.16           -- Purchase Agreement dated as of June 26, 1997 between
                            RentX Industries, Inc. and William Titus, Jeffrey W.
                            Titus and Christopher Titus+
         10.17           -- Purchase Agreement between RentX Industries, Inc. and A-Z
                            Rents It of Fort Collins, Inc., Ronald K. Wray and Janet
                            L. Wray+
         10.18           -- Purchase Agreement between RentX Industries, Inc., A-1
                            Rent All, Inc. Charitable Remainder Unitrust, A-1 Rent
                            All, Inc., A. Reed Franklin, Patricia Franklin, The
                            Franklin Children Trust No. One and The Cynthia Frazier
                            Trust No. One+
         10.19           -- Purchase Agreement between RentX Industries, Inc., A-1
                            Rent All of Marshall, Inc., Patricia Franklin, A. Reed
                            Franklin and Richard Jackson+
         10.20           -- Purchase Agreement between RentX Industries, Inc.,
                            Mer-Cal Enterprises, Inc., d/b/a Duncan Rents All, Inc.,
                            Dean Callas and W. R. Merrill+
         10.21           -- Nonqualified Stock Option Plan -- January, 1997+
         10.22           -- Nonqualified Stock Option Plan -- May, 1997+
         10.23           -- Nonqualified Stock Option Plan -- June, 1997+
         10.24           -- Stock Option Plan for Employees+
         10.25           -- Stock Option Plan for Non-Employee Directors+
         10.26           -- Restated Nonqualified Stock Option Agreement [Management]
                            effective as of November 11, 1996 between RentX
                            Industries, Inc., and Arnold A. Bernstein+
         10.27           -- Restated Nonqualified Stock Option Agreement
                            [Management-Vested] effective as of November 11, 1996
                            between RentX Industries, Inc., and Arnold A. Bernstein+
         10.28           -- Restated Nonqualified Stock Option Agreement [Management]
                            effective as of April 1, 1996 between RentX Industries,
                            Inc., and Gary J. Kulesza+
         10.29           -- Restated Nonqualified Stock Option Agreement
                            [Management-Vested] effective as of April 1, 1996 between
                            RentX Industries, Inc., and Gary J. Kulesza+
         10.30           -- Employment Agreement dated April 3, 1997 between RentX
                            Industries, Inc., and Stephen T. Carlson+
         10.31           -- Employment Agreement dated November 13, 1996 between
                            RentX Industries, Inc., and Arnold A Bernstein, as
                            amended February 17, 1997+
         10.32           -- Employment Agreement dated April 1, 1996 between RentX
                            Industries, Inc., and Gary J. Kulesza, as amended
                            February 25, 1997+
         10.33           -- Lease Agreement between RentX Industries, Inc. and George
                            Evans and Larry Davidson, dated May 15, 1997, for the
                            property at 9215 Federal, Westminster, Colorado+
         10.34           -- Lease Agreement between RentX Industries, Inc. and George
                            Evans and Larry Davidson, dated May 15, 1997, for the
                            property at 1230 N. Park, Castle Rock, Colorado+

        EXHIBITS                                 DESCRIPTION
        --------                                 -----------
         10.35           -- Lease Agreement between RentX Industries, Inc. and George
                            Evans and Larry Davidson, dated May 15, 1997, for the
                            property at 15350 E. Evans, Denver, Colorado+
         10.36           -- Lease Agreement between RentX Industries, Inc. and George
                            Evans and Larry Davidson, dated May 15, 1997, for the
                            property at 5860 E. Evans, Denver, Colorado+
         10.37           -- Lease Agreement between RentX Industries, Inc. and George
                            Evans and Larry Davidson, dated May 15, 1997, for the
                            property at 2131 S. Jasmine, Denver, Colorado+
         10.38           -- Lease Agreement between RentX Industries, Inc. and George
                            Evans and Larry Davidson, dated May 15, 1997, for the
                            property at 2250 S. Fraser, Aurora, Colorado+
         10.39           -- Lease Agreement between RentX Industries, Inc. and George
                            Evans and Larry Davidson, dated May 15, 1997, for the
                            property at 600 Fraser Street, Aurora, Colorado+
         10.40           -- Lease Agreement between RentX Industries, Inc. and George
                            Evans and Larry Davidson, dated May 15, 1997, for the
                            property at 10685 S. Parker Road, Aurora, Colorado+
         10.41           -- Lease Agreement between RentX Industries, Inc. and George
                            Evans and Larry Davidson, dated May 15, 1997, for the
                            property at 5862 E. Evans, Denver, Colorado+
         10.42           -- Lease -- Plaza 6000 Partners, a California limited
                            partnership (as landlord) and RentX Industries, Inc., a
                            Delaware corporation (as tenant), as amended by First,
                            Second and Third Amendments+
         10.43           -- Form of Indemnification Agreement to be entered into
                            between RentX Industries, Inc. and its Executive Officers
                            and Directors+
         10.44           -- Nonqualified Stock Option Agreement [Management]
                            effective as of May 19, 1997, between RentX Industries,
                            Inc. and Thomas D. Nugent++
         10.45           -- Employment Agreement dated April 7, 1997 between RentX
                            Industries, Inc. and Thomas D. Nugent++
         11.1            -- Statement re: computation of per share earnings+
         21.1            -- Subsidiaries+
         23.1            -- Consent of Ernst & Young LLP++
         23.2            -- Consent of Pester & Company Certified Public Accountants,
                            P.C.++
         23.3            -- Consent of LeMaster & Daniels PLLC++
         23.4            -- Consent of Williams & Parsons, PA++
         23.5            -- Consent of Sherman & Howard L.L.C. (included in Exhibit
                            5.1)++
         23.6            -- Consent of American Rental Association++
         23.7            -- Consent of Manfredi & Associates++
         24.1            -- Powers of Attorney (included in Signature Page)+
         27.1            -- Financial Data Schedule+


---------------


+ Previously filed.



++ Filed herewith.


     (b) Financial Statement Schedules

     Other schedules are not included because the required information is not present or is included in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 14 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective; and

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on November 3, 1997.


                                            RENTX INDUSTRIES, INC.

                                            By:   /s/ ARNOLD A. BERNSTEIN

                                              ----------------------------------
                                                     Arnold A. Bernstein
                                                President and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
               /s/ ARNOLD A. BERNSTEIN                 President, Chief Executive    November 3, 1997
-----------------------------------------------------    Officer, and Director
                 Arnold A. Bernstein

                /s/ THOMAS D. NUGENT                   Chief Financial Officer       November 3, 1997
-----------------------------------------------------
                  Thomas D. Nugent
                 Stephen T. Carlson                    Vice President-Controller
                                                         (Principal Accounting
                                                         Officer)
                  Richard M. Tyler                     Director
                  Craig J. Zoellner                    Director
                  Thomas E. Galuhn                     Director
                   James A. Gordon                     Director
               William P. Sutter, Jr.                  Director
                 Margaret G. Fisher                    Director

             By: /s/ ARNOLD A. BERNSTEIN                                             November 3, 1997
  -------------------------------------------------
                Arnold A. Bernstein,
                  Attorney-in-fact

                                 EXHIBIT INDEX


        EXHIBITS                                 DESCRIPTION
        --------                                 -----------
          1.1            -- Form of Underwriting Agreement++
          3.1            -- Amended and Restated Certificate of Incorporation of the
                            Company+
          3.2            -- Amended and Restated Bylaws of the Company+
          5.1            -- Opinion of Sherman & Howard L.L.C. as to the validity of the securities being registered hereby++
         10.1            -- Credit Agreement dated as of May 15, 1996 among RentX
                            Industries, Inc., Harris Trust and Savings Bank and the
                            Lenders Party Thereto, as amended by a First Amendment
                            thereto dated October 28, 1996, a Second Amendment
                            thereto dated April 16, 1997 and a Third Amendment
                            thereto dated August 25, 1997+
         10.2            -- Consulting Agreement effective as of May 1, 1997, between
                            BACE Industries, LLC and RentX Industries, Inc., as
                            amended by First Amendment to Consulting Agreement dated
                            August 1, 1997+
         10.3            -- Investment Agreement dated as of May 15, 1996, among
                            RentX Industries, Inc., Mesirow Capital Partners VI, The
                            Edgewater Private Equity Fund II, L.P., and BACE
                            Investments, LLC, as amended by Amendment No. 1 effective
                            as of August 2, 1996, by Amendment No. 2 effective as of
                            December 19, 1996, Amendment No. 3, effective as of March
                            11, 1997, Amendment No. 4 effective as of May 19, 1997,
                            Amendment No. 5 effective as of June 26, 1997, and
                            Amendment No. 6 effective as of September 19, 1997+
         10.4            -- Stockholders Agreement dated as of May 15, 1996, among
                            RentX Industries, Inc., Mesirow Capital Partners VI, The
                            Edgewater Private Equity Fund II, L.P., BACE Investments,
                            LLC, Richard M. Tyler and Craig J. Zoellner, as amended
                            by Amendment No. 1 thereto dated as of May 15, 1996, by
                            Amendment No. 2 thereto effective as of June 9, 1997, by
                            Amendment No. 3 thereto effective as of June 26, 1997,
                            and by Amendment No. 4 thereto effective as of September
                            19, 1997+
         10.5            -- Registration Rights Agreement dated as of May 15, 1996, among RentX Industries, Inc., Mesirow Capital Partners
                            VI, The Edgewater Private Equity Fund II, L.P., and BACE
                            Investments, LLC, as amended by Amendment No. 1 thereto
                            dated June 26, 1997+
         10.6            -- Asset Purchase Agreement dated as of May 15, 1996 between
                            RentX Industries, Inc., and Zodiac Rentals, Inc., Zodiac
                            Rentals III, Inc., George A. Evans, Marilyn J. Evans,
                            Maureen C. Davidson and Larry W. Davidson+
         10.7            -- Stock Purchase Agreement dated as of May 29, 1996 between
                            RentX Industries, Inc., and Milton L. Neumann and Alice
                            E. Neumann, and Milt and Alice Neumann, Cheryl L.
                            Kettrick and Steven E. Neumann+
         10.8            -- Asset Purchase Agreement dated as of August 2, 1996
                            between RentX Industries, Inc., and Rifle Rentals, Inc.,
                            Rental Country U.S.A., Inc., G.R.M. Company, Inc., Rocky
                            Mountain Rentals, Inc., Glen R. Miller and Elizabeth
                            Miller+
         10.9            -- Asset Purchase Agreement dated as of November 1, 1996
                            between RentX Industries, Inc., and U-Rent, Inc.,
                            Lawrence R. Redwine and John P. Redwine+
         10.10           -- Asset Purchase Agreement dated as of December 17, 1996
                            between RentX Industries, Inc., and U-Do-It Rental
                            Centers, Inc., Charles E. Campbell, CAAR Partnership,
                            Scott W. Arnone and Lori K. Arnone+
         10.11           -- Asset Purchase Agreement dated as of January 31, 1997
                            between RentX Industries, Inc., and Rifle Rentals, Inc.,
                            Rental Country U.S.A., Inc., G.R.M. Company, Inc., Rocky
                            Mountain Rentals, Inc., Glen R. Miller and Elizabeth
                            Miller, as amended+
         10.12           -- Asset Purchase Agreement dated as of February 14, 1997
                            between RentX Industries, Inc., and Hays Rental & Sales
                            of El Dorado, Inc., Hays Rental & Sales of Hot Springs,
                            Inc., Magnolia, Inc., Camden, Inc., and Arkadelphia,
                            Inc., Hays Leasing, Inc. and John H. Hays+

                                 EXHIBIT INDEX

        EXHIBITS                                 DESCRIPTION
        --------                                 -----------
         10.13           -- Asset Purchase Agreement dated as of March 14, 1997
                            between RentX Industries, Inc., and CVR, Inc., Norman C.
                            Kiser, Richard H. Baldwin, Daniel C. Showalter and Tracy
                            C. Smith+
         10.14           -- Purchase Agreement dated as of April 14, 1997 between
                            RentX Industries, Inc., and Irwin R. Scott, Carol J.
                            Scott and Jeffrey Eide+
         10.15           -- Purchase Agreement dated as of May 19, 1997 between RentX
                            Industries, Inc., and Hershel A. Manning and Carolyn W.
                            Manning+
         10.16           -- Purchase Agreement dated as of June 26, 1997 between
                            RentX Industries, Inc. and William Titus, Jeffrey W.
                            Titus and Christopher Titus+
         10.17           -- Purchase Agreement between RentX Industries, Inc. and A-Z
                            Rents It of Fort Collins, Inc., Ronald K. Wray and Janet
                            L. Wray+
         10.18           -- Purchase Agreement between RentX Industries, Inc., A-1
                            Rent All, Inc. Charitable Remainder Unitrust, A-1 Rent
                            All, Inc., A. Reed Franklin, Patricia Franklin, The
                            Franklin Children Trust No. One and The Cynthia Frazier
                            Trust No. One+
         10.19           -- Purchase Agreement between RentX Industries, Inc., A-1
                            Rent All of Marshall, Inc., Patricia Franklin, A. Reed
                            Franklin and Richard Jackson+
         10.20           -- Purchase Agreement between RentX Industries, Inc.,
                            Mer-Cal Enterprises, Inc., d/b/a Duncan Rents All, Inc.,
                            Dean Callas and W. R. Merrill+
         10.21           -- Nonqualified Stock Option Plan -- January, 1997+
         10.22           -- Nonqualified Stock Option Plan -- May, 1997+
         10.23           -- Nonqualified Stock Option Plan -- June, 1997+
         10.24           -- Stock Option Plan for Employees+
         10.25           -- Stock Option Plan for Non-Employee Directors+
         10.26           -- Restated Nonqualified Stock Option Agreement [Management]
                            effective as of November 11, 1996 between RentX
                            Industries, Inc., and Arnold A. Bernstein+
         10.27           -- Restated Nonqualified Stock Option Agreement
                            [Management-Vested] effective as of November 11, 1996
                            between RentX Industries, Inc., and Arnold A. Bernstein+
         10.28           -- Restated Nonqualified Stock Option Agreement [Management]
                            effective as of April 1, 1996 between RentX Industries,
                            Inc., and Gary J. Kulesza+
         10.29           -- Restated Nonqualified Stock Option Agreement
                            [Management-Vested] effective as of April 1, 1996 between
                            RentX Industries, Inc., and Gary J. Kulesza+
         10.30           -- Employment Agreement dated April 3, 1997 between RentX
                            Industries, Inc., and Stephen T. Carlson+
         10.31           -- Employment Agreement dated November 13, 1996 between
                            RentX Industries, Inc., and Arnold A Bernstein, as
                            amended February 17, 1997+
         10.32           -- Employment Agreement dated April 1, 1996 between RentX
                            Industries, Inc., and Gary J. Kulesza, as amended
                            February 25, 1997+
         10.33           -- Lease Agreement between RentX Industries, Inc. and George
                            Evans and Larry Davidson, dated May 15, 1997, for the
                            property at 9215 Federal, Westminster, Colorado+
         10.34           -- Lease Agreement between RentX Industries, Inc. and George
                            Evans and Larry Davidson, dated May 15, 1997, for the
                            property at 1230 N. Park, Castle Rock, Colorado+
         10.35           -- Lease Agreement between RentX Industries, Inc. and George
                            Evans and Larry Davidson, dated May 15, 1997, for the
                            property at 15350 E. Evans, Denver, Colorado+
         10.36           -- Lease Agreement between RentX Industries, Inc. and George
                            Evans and Larry Davidson, dated May 15, 1997, for the
                            property at 5860 E. Evans, Denver, Colorado+

                                 EXHIBIT INDEX

        EXHIBITS                                 DESCRIPTION
        --------                                 -----------
         10.37           -- Lease Agreement between RentX Industries, Inc. and George
                            Evans and Larry Davidson, dated May 15, 1997, for the
                            property at 2131 S. Jasmine, Denver, Colorado+
         10.38           -- Lease Agreement between RentX Industries, Inc. and George
                            Evans and Larry Davidson, dated May 15, 1997, for the
                            property at 2250 S. Fraser, Aurora, Colorado+
         10.39           -- Lease Agreement between RentX Industries, Inc. and George
                            Evans and Larry Davidson, dated May 15, 1997, for the
                            property at 600 Fraser Street, Aurora, Colorado+
         10.40           -- Lease Agreement between RentX Industries, Inc. and George
                            Evans and Larry Davidson, dated May 15, 1997, for the
                            property at 10685 S. Parker Road, Aurora, Colorado+
         10.41           -- Lease Agreement between RentX Industries, Inc. and George
                            Evans and Larry Davidson, dated May 15, 1997, for the
                            property at 5862 E. Evans, Denver, Colorado+
         10.42           -- Lease -- Plaza 6000 Partners, a California limited
                            partnership (as landlord) and RentX Industries, Inc., a
                            Delaware corporation (as tenant), as amended by First,
                            Second and Third Amendments+
         10.43           -- Form of Indemnification Agreement to be entered into
                            between RentX Industries, Inc. and its Executive Officers
                            and Directors+
         10.44           -- Nonqualified Stock Option Agreement [Management]
                            effective as of May 19, 1997, between RentX Industries,
                            Inc. and Thomas D. Nugent++
         10.45           -- Employment Agreement dated April 7, 1997 between RentX
                            Industries, Inc. and Thomas D. Nugent++
         11.1            -- Statement re: computation of per share earnings+
         21.1            -- Subsidiaries+
         23.1            -- Consent of Ernst & Young LLP++
         23.2            -- Consent of Pester & Company Certified Public Accountants,
                            P.C.++
         23.3            -- Consent of LeMaster & Daniels PLLC++
         23.4            -- Consent of Williams & Parsons, PA++
         23.5            -- Consent of Sherman & Howard L.L.C. (included in Exhibit
                            5.1)++
         23.6            -- Consent of American Rental Association++
         23.7            -- Consent of Manfredi & Associates++
         24.1            -- Powers of Attorney (included in Signature Page)+
         27.1            -- Financial Data Schedule+


---------------


+ Previously filed.



++ Filed herewith.